As filed with the Securities and Exchange Commission on April 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Bountiful Company

(Exact name of registrant as specified in its charter)

Delaware	2000	82-2312659
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2100 Smithtown Ave.

Ronkonkoma, NY 11779

(631) 200-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stratis Philippis, Esq.

General Counsel and Chief Compliance Officer

2100 Smithtown Ave.

Ronkonkoma, NY 11779

(631) 200-7377

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

With copies to:

Joseph H. Kaufman, Esq. Sunny Cheong, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	$100,000,000	$10,910

(1)	Includes shares of common stock that the underwriters have the option to purchase. See “Underwriting (Conflicts of Interest).”
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to completion, dated April 12, 2021

Preliminary Prospectus

                 Shares

The Bountiful Company

Common Stock

This is the initial public offering of common stock of The Bountiful Company. We are offering                  shares of our common stock. The selling stockholders identified in this prospectus are offering                  shares of our common stock. We will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for our common stock. We expect that the initial public offering price of our common stock will be between $                 and $                 per share. We have applied to list our common stock on The New York Stock Exchange, or NYSE, under the symbol “BTFL.”

After the completion of this offering, Clover Parent Holdings L.P., our direct parent owned by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P. and investment funds of The Carlyle Group Inc. and its affiliates, will beneficially own approximately         % of the voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. See “Management—Controlled Company Exemption” and “Principal and Selling Stockholders.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 27 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$

(1)	See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

We and the selling stockholders have granted the underwriters a 30-day option from the date of this prospectus to purchase up to                  additional shares of our common stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any. We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to any exercise of the underwriters’ option to purchase additional shares.

The underwriters expect to deliver the shares on or about                 , 2021.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	KKR	Evercore ISI	Jefferies

Bookrunners

Credit Suisse	BofA Securities	RBC Capital Markets	BMO Capital Markets	Mizuho Securities

Co-Manager

Natixis

The date of this prospectus is                 , 2021.

Nature meet Science. Science meet Nature.

THE BOUNTIFUL COMPANY

Nature meet Science. Science meet Nature. THE BOUNTIFUL COMPANY

THE BOUNTIFUL COMPANY

AT THE INTERSECTION OF NATURE & SCIENCE

PURE PROTEIN
BAR
SOLGAR
Sleep3
D3
C
Explore the Rainbow of Antioxidant Supplements
Puritan's Pride
Osteo Bi-Flex
JOINT HEALTH
TRIPLE STRENGTH

THE BOUNTIFUL COMPANY

AT THE INTERSECTION OF NATURE & SCIENCE THE BOUNTIFUL COMPANY

GIVING YOU MORE, SO YOU CAN LIVE MORE

IMMUNE
24 HOUR
THE ONLY
24HR
VITAMIN C
SILKY
HAIR
NATURE'S BOUNTY
HAIR,SKIN
& NAILS
GUMMIES
C
500 mg
D3
NEW
Sleep3

NATURE'S BOUNTY

GIVING YOU MORE, SO YOU CAN LIVE MORE NATURE’S BOUNTY

THE GOLD STANDARD IN VITAMINS

SOLGAR
SOLGAR

SOLGAR

THE GOLD STANDARD IN VITAMINS SOLGAR

NOURISH WHAT'S INSIDE

LET THE SUN SHINE
highest quality
Explore the Rainbow of Antioxidant Supplements
Puritan's Pride

PURITAN'S PRIDE

NOURISH WHAT’S INSIDE PURITAN’S PRIDE

HIGH PROTEIN
LOW SUGAR
GREAT TASTE

18g
PROTEIN
PURE PROTEIN
Puffs
PURE PROTEIN
PURE PROTEIN

PURE PROTEIN

HIGH PROTEIN LOW SUGAR GREAT TASTE PURE PROTEIN

MADE TO MOVE

7
A DRUG-FREE WAY TO IMPROVE JOINT COMFORT IN 7 DAYS
U.S.News
Osteo Bi-Flex
Ease
NOURISH
STRENGTHEN

OSTEO BI-FLEX

MADE TO MOVE OSTEO BI-FLEX

Through and including the 25th day after the date of this prospectus, all dealers that effect transactions in these shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares of our common stock.

For investors outside the United States: we and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. Neither we, the selling stockholders nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

i

INDUSTRY AND MARKET DATA

Within this prospectus, we reference information and statistics regarding the nutrition industry. We have obtained this information and statistics from various independent third-party sources, including independent trade associations, industry publications, government publications, reports by market research firms and other independent sources, such as the Council for Responsible Nutrition, Euromonitor International Limited, IRI, the Nutrition Business Journal, Profitero and SPINS, LLC. The data presented in this prospectus regarding our market position and market share within the U.S. and global nutrition industry are based on data from the Nutrition Business Journal and Euromonitor, respectively. Euromonitor and the Nutrition Business Journal estimate their data for the full calendar year 2020 presented in this prospectus based on partial year data as of September 7, 2020 and June 9, 2020, respectively. The Euromonitor data for companies in the nutrition category (which we identify as a combination of the Vitamins and Dietary Supplements and Sports Nutrition categories as defined by Euromonitor) exclude multi-level marketing companies that sell products or services through person-to-person sales. The consumption data for the Company’s Strategic and Niche Brands and the nutrition industry presented in this prospectus are calculated by adding (i) the data from IRI, which uses observable point-of-sales data to measure consumer purchases at certain brick-and-mortar retailers in the United States, (ii) the data from SPINS, which uses observable point-of-sales data to measure consumer purchases at brick-and-mortar retailers in the United States, different from retailers tracked by IRI, and (iii) the data from Profitero, which uses web analytics to estimate consumer purchases on Amazon. The consumption data for the Company’s Strategic Brands exclude Puritan’s Pride and the consumption data for the Company’s Strategic and Niche Brands and for the nutrition industry exclude Puritan’s Pride and Private Brands for comparability, as IRI and SPINS do not track such brands. The consumption data presented in this prospectus also exclude consumer purchases at the leading club store, which are not tracked by any of the sources. Some data and other information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal company research, surveys, information from our customers and suppliers, trade and business organizations and other contacts in the markets in which we operate and independent sources. Data regarding the industry in which we compete and our market position and market share within the industry are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within the industry. While we believe such information is reliable, we have not independently verified any third-party information. While we believe our internal company research, surveys and estimates are reliable, such research, surveys and estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Forward-Looking Statements.” As a result, you should be aware that market, ranking, and other similar industry data included in this prospectus, and estimates and beliefs based on that data may not be reliable. Neither we, the selling stockholders nor the underwriters can guarantee the accuracy or completeness of any such information contained in this prospectus.

TRADEMARKS, TRADENAMES, SERVICE MARKS AND COPYRIGHTS

We own or have rights to use various trademarks, service marks, tradenames and copyrights, which are protected under applicable intellectual property law, including, for example: Nature’s Bounty®, Solgar®, Pure Protein®, Osteo Bi-Flex®, Puritan’s Pride®, Sundown®, Body Fortress®, MET-Rx® Ester-C®, American Health®, Balance®, SISU®, Dr. Organic® and Home Health®. Unless otherwise indicated, the trademarks, service marks, tradenames and copyrights appearing in this prospectus are proprietary to us, our affiliates and/or our licensors. This prospectus also contains trademarks, tradenames, service marks and copyrights of other companies, which are, to our knowledge, the property of their respective owners. Solely for convenience, certain trademarks, tradenames, service marks and copyrights referred to in this prospectus may appear without the ©, ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, service marks and copyrights. We do not intend our use or display of other parties’ trademarks, tradenames, service marks or copyrights to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

BASIS OF PRESENTATION

Certain Definitions

The following terms are used in this prospectus unless otherwise noted or indicated by the context:

•	“ABL Facility” means our senior secured asset-based revolving credit facility, as described under “Description of Certain Indebtedness;”

•

“active nutrition products” means protein-based and other “better-for-you snacking” products with functional benefits, including, but not limited to, bars, powders, snacks and ready-to-drink beverages;

•	“Carlyle Investors” means, collectively, investment funds of The Carlyle Group Inc. and its affiliates;

•	“Company,” “we,” “us” and “our” refer to The Bountiful Company and its consolidated subsidiaries;

•	“CPG” means consumer packaged goods;

•	“Credit Facilities” means, collectively, the First Lien Term Loan Facility, the Second Lien Term Loan Facility and the ABL Facility;

•	“FDM” means Food, Drug and Mass;

•	“First Lien Term Loan Facility” means our senior secured first lien term loan facility, as described under “Description of Certain Indebtedness;”

•	“KKR Investor” means KKR Clover Aggregator L.P., an investment entity owned by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P.;

•

“Merger” means the merger of Alphabet Holding Company, Inc. into Clover Merger Sub Inc., with Alphabet Holding Company, Inc. surviving the Merger as a wholly-owned subsidiary of The Bountiful Company, which Merger was consummated in September 2017. Immediately prior to the closing of the Merger, Carlyle Investors contributed a portion of their shares of common stock of Alphabet Holding Company, Inc. to Parent in exchange for equity interests of Parent. As a result of the Merger, KKR Investor owns a majority of equity interests of Parent and Carlyle Investors own a minority of equity interests of Parent;

•	“nutrition products” means VMHS products and active nutrition products;

•	“OTC” means over-the-counter medicine;

•	“Parent” means Clover Parent Holdings L.P., our direct parent owned by KKR Investor and Carlyle Investors;

•	“R&D” means research and development;

•	our “Strategic Brands” comprise Nature’s Bounty, Solgar, Pure Protein, Osteo Bi-Flex and Puritan’s Pride;

•	“Second Lien Term Loan Facility” means our senior secured second lien term loan facility, as described under “Description of Certain Indebtedness”; and

•	“VMHS products” means vitamins, minerals, herbal and other specialty supplements.

Presentation of Financial Information

The Bountiful Company conducts its operations through its subsidiaries, including its indirect subsidiary, The Nature’s Bounty Co.

Our fiscal year ends September 30 of each year. References to any “year,” “quarter,” “half” or “month” mean “fiscal year,” “fiscal quarter,” “fiscal half year” and “fiscal month,” respectively, unless the context requires otherwise. References to “2018,” “2019” and “2020” relate to our fiscal years ended September 30, 2018, September 30, 2019 and September 30, 2020, unless the context otherwise requires.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA” and “Adjusted Net Income.”

Adjusted EBITDA and Adjusted Net Income have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management also believes these measures are useful to investors in highlighting trends in our operating performance. We also use Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of peer companies using similar measures.

Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Adjusted EBITDA and Adjusted Net Income are not GAAP measures of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash available for management’s discretionary use as they do not consider certain cash requirements such as tax payments, debt service requirements, total capital expenditures and certain other cash costs that may recur in the future. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of, our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. For a discussion of the use of these measures and a reconciliation of the most directly comparable GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Non-GAAP Financial Measures to GAAP Measures.”

LETTER FROM OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Prospective Stockholders,

The Bountiful Company was founded in 1971 with a consistent reputation for delivering high quality nutritional supplements. In September of 2017, I had the honor of being named President and CEO.

My career has been spent at Big Pharma in various marketing and general management roles leading the growth agenda for consumer products across categories including OTC, nutrition, personal care, and confectionery. I was, therefore, most familiar with the nutrition category—a large, fast-growing, and highly fragmented business sector that has benefitted from global trends related to healthy living, self-care, an aging population, and healthy snacking. Within this context, The Bountiful Company presented as one of the few scaled platforms in consumer health and wellness and with much potential. I had a strong sense that a management team with extensive experience in CPG and branded consumer healthcare could quickly establish and accelerate strategic initiatives, build an R&D organization, enhance sales, marketing and innovation efforts, and invest in the business with efficiency and productivity.

Over the past three years, we have steadily built our capabilities in consumer insights, R&D, marketing, eCommerce, supply chain, and other areas. We have accomplished this by developing colleagues from within and hiring top talent where needed. We have built an organization that makes tough strategic choices, aggressively invests against those choices and has been able to deliver consistent growth. We have greatly accelerated our innovation efforts, striving for sustainable differentiation across both health benefits and channels, while committed to a business model that is positioned for sustained growth. Our mission is clear:

“The Bountiful Company lives at the intersection of nature and science. It’s a place where essential ingredients meet, mix, and mingle with ingenuity, inspiration and expertise to create an impressive portfolio of benefits and brands designed to add real value, health and wellness to people’s lives.”

Thanks to our more than 4,000 global colleagues, today’s Bountiful Company is a consumer health & wellness machine.

We were also deliberate about creating a new culture—one of open communication, adaptive to rapid change, and one that embraces diversity and inclusion. Born in New York, I grew up with modest means and have had nothing handed to me along the way. I’ve had the benefit of learning and developing in some of the most competitive and industry-leading cultures of the healthcare and pharmaceutical industry. Warner-Lambert’s success with humility, Pfizer’s precision and strategic discipline, and Johnson & Johnson’s big brand platform are all part of my DNA. I’ve always fought and scrapped to achieve my personal and professional goals, and to no surprise, that is our approach at The Bountiful Company. I am proud that our culture reflects that best blend of street fighter and commercial sophistication. We take nothing for granted, and “act like owners”, accountable for our actions, behavior, and results. We lead with integrity and authenticity and have great passion for what we do. We were determined to thrive, rather than survive, through the COVID challenge.

Today, millions of consumers already “own” a piece of The Bountiful Company—figuratively speaking. Whether it’s to strengthen their hair, skin, and nails, grab a quick energy boost, ward off attacks on their immune system, or just fill dietary gaps, our brands play an important role in daily lives, around the world, each and every day. Our consumers invest with trust and confidence in what this company has to offer.

We are both humbled and proud of the success The Bountiful Company has enjoyed to date and are confident that you will see all we have to offer. We have a staunch commitment to making a difference in the world through our health and wellness offerings and by giving back to the communities that we serve through our corporate foundation.

v

While I may not be the founder, I care deeply about this incredible company. I hope this letter serves to supplement the registration statement to provide some insight into the “who” we are versus the “what” we are. If our story and values resonate with you, we’d be honored to count you among our stockholders.

On behalf of the thousands of colleagues at The Bountiful Company, I thank you for wanting to learn more about our company and how we can partner together.

Paul L. Sturman

President and Chief Executive Officer

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties.

Our Company

The Bountiful Company is a pure play branded leader in the highly attractive and growing global nutrition category. With Net Sales over $2.0 billion in fiscal 2020, our scaled platform is the largest in North America and one of the three largest globally. As reflected in our mission statement, we live at the intersection of nature and science, where essential ingredients meet, mix and mingle with ingenuity, inspiration and expertise to create an impressive portfolio of benefits and brands designed to add real value, health and wellness to people’s lives.

Our portfolio is anchored by our Strategic Brands, which consist of our largest, fastest-growing and higher-margin category leaders. These brands include Nature’s Bounty, Solgar, Osteo Bi-Flex, Pure Protein and Puritan’s Pride. Within our market leading brand portfolio, we offer a broad range of vitamins, minerals, herbal and other specialty supplements, and active nutrition products providing consumers with solutions relating to a number of key benefit areas including, but not limited to, beauty, digestion, energy, heart health, immunity, joint health, sleep, better-for-you snacking and more.

We also offer a complementary portfolio of smaller Niche/Private Brands, which play an important role in targeting niche consumer segments and supporting the placement of our branded products at some of our largest and most strategic retail partners. Our diverse portfolio of brands has deep brand equity and credibility and enables us to serve a wide range of consumer demographics across various need states in multiple geographies and along the entire value spectrum.

Providing efficacious and science-backed nutrition products to consumers has been a critical element of our success. Our products are built on an over 50 year history of quality and rigorous scientific research with a proven R&D and commercialization process. Our R&D team, consisting of over 115 professionals, primarily in the areas of product development, nutritional science, regulatory, and project management, work in tandem with our insights and marketing teams who continually monitor and evaluate emerging trends and consumer needs to ensure we maintain a robust pipeline of science-led innovation.

Our R&D capabilities are supported by a vertically-integrated supply chain that provides us with substantial flexibility and scale. Our world-class manufacturing expertise is supported by state-of-the-art facilities that are equipped to develop innovative products, using the latest trending ingredients, allowing us to get our new innovations to market quickly, efficiently and in a cost-effective manner.

We leverage our large commercial marketing and sales organizations to drive consumer engagement with our brands and partner with retailers to support our go-to-market strategies. Our diverse customer base includes the leading mass merchants, club stores, eCommerce retailers, drug stores, grocery stores, discount chains, dollar stores, and military outlets, with which we have long standing relationships. Additionally, we have a broad network of international distribution partners that enhance our global reach. Our customer mix is highly diversified and oriented towards the fastest growing channels in the nutrition market. We leverage our robust brand portfolio and industry-leading digital marketing capabilities to grow our sales in the important eCommerce channel. Net Sales for our eCommerce business, which includes sales of Puritan’s Pride, as well as sales to retailers selling exclusively on eCommerce sites such as Amazon, grew at a compound annual growth rate, or a CAGR, of 28.2% from fiscal 2018 to fiscal 2020, and in fiscal 2020, our global eCommerce sales represented approximately 20% of our consolidated Net Sales.

While North America is our largest geographic market, accounting for 86.7% of fiscal 2020 Net Sales, we have a growing international business led by Solgar, which is distributed in more than 50 countries and serves as the anchor for our global presence. As we focus on growing our International business, our priority markets are China, Western Europe, South Korea and the United Kingdom where we seek to continue to grow our brands and increase distribution through key channels, including eCommerce.

We have organically grown our Net Sales from $1,900 million in fiscal 2018 to $2,069 million in fiscal 2020, representing a CAGR of 4.3%. Over the same period, Operating Income grew from $22 million to $197 million and Net income (loss) including controlling interests declined from $158 million to $70 million. From fiscal 2018 to fiscal 2020, Adjusted EBITDA grew from $227 million to $302 million, representing a CAGR of 15.4%, and Adjusted Net Income increased from $33 million to $99 million, representing a CAGR of 71.8%. See “—Summary Historical Consolidated Financial and Other Data” for reconciliations of Adjusted EBITDA and Adjusted Net Income to Net Income. As of December 31, 2020, we had approximately $1.97 billion of indebtedness outstanding. Our attractive financial profile includes a diversified revenue mix with robust margins and modest capital expenditures, enabling us to generate significant free cash flow. These attributes provide us with the financial flexibility to continue reinvesting in our Strategic Brands.

Our History

The Bountiful Company has a long and rich history in the nutrition sector. Originally founded as Nature’s Bounty, Inc. in 1971 as a subsidiary of Arco Pharmaceuticals, the company developed a reputation for delivering high quality nutritional supplements to consumers around the world. From 1995 to 2017, mainly under the name, NBTY, Inc., the company operated across multiple segments that ultimately spanned branded products, contract manufacturing, private brand, and retail.

In September 2017, the KKR Investor, in partnership with our President and Chief Executive Officer, Paul Sturman, acquired and carved out the Company’s branded product portfolio and eventually rebranded it The Bountiful Company with a singular focus on building a pure play branded consumer nutrition platform. The Bountiful Company has made significant investments to develop industry-leading capabilities around innovation, brand building, eCommerce, digital, and supply chain. In the fourth quarter of fiscal 2020, we paid a $205.0 million cash dividend and cash dividend equivalent to our stockholders and optionholders.

Our Industry

Nutrition is one of the largest, most resilient, and fastest-growing categories in health and wellness and broader consumer staples. We identify the broad nutrition category as a combination of the Vitamins and Dietary Supplements and Sports Nutrition categories as defined by Euromonitor. Based on Euromonitor, global retail sales in the nutrition category were in excess of $137 billion in 2020, have been growing at a CAGR of 6% since 2006 and are expected to grow at a CAGR of approximately 5% through 2024. Since 2015, the nutrition category has also outpaced other consumer staples categories, such as packaged foods, beauty, OTC, and personal care.

Source: Euromonitor (Nutrition category defined as Vitamins and Dietary Supplements + Sports Nutrition)

Source: Euromonitor

[1] Nutrition category defined as Vitamins and Dietary Supplements + Sports Nutrition per Euromonitor

[2] Consists of color cosmetics and skin care subcategories per Euromonitor

[3] Excludes color cosmetics and skin care subcategories per Euromonitor

Since 2006, the nutrition sector has achieved consistent positive growth in each year driven in large part by health and wellness megatrends in the global consumer sector and an aging population, who, on average, spend more on vitamins and supplements than younger adults. Consumers have high confidence in both the safety and efficacy of nutrition products. In a recent survey released by the Council for Responsible Nutrition, 94% of supplement users expressed confidence in the safety and quality in supplements, while 91% agreed that supplements were effective. Based on these trends, we believe the importance of the nutrition category will continue to increase as consumers take a more hands-on approach to their health and continue to build trust in the efficacy of nutrition products.

In addition, the nutrition category has been resilient through recessionary periods and is one of the few consumer sectors that experienced growth through the global economic downturns, both in the Great Recession (2008 to 2009) and through the COVID-19 pandemic. This is because consumption of nutrition products tends to stay elevated during recessionary periods as consumers focus on maintaining their health. Additionally, new consumers who enter the category during these times are often converted to long-term users, who then help to establish a higher base from which the category continues to grow.

Source: Euromonitor (Nutrition category defined as Vitamins and Dietary Supplements + Sports Nutrition). APAC includes Asia Pacific and Australasia, Americas includes North America and Latin America, and EMEA includes Western Europe, Eastern Europe, and Middle East and Africa.

A majority of our products are sold in North America, which is a large and attractive geographic market with $48 billion in retail sales in 2020, representing approximately 35% of the global market, according to Euromonitor. Since 2006, the North American market has grown at a CAGR of 6% and is expected to continue a similar trend in the coming years. U.S. consumers also have among the highest per capita spend on nutrition products globally.

Asia and Western Europe also represent large geographic markets with attractive growth rates and similar consumer dynamics as North America. In particular, China, with a nutrition industry market size of $25 billion in 2020 and historical retail sales CAGR of 7% between 2016 and 2020, presents an exciting opportunity for growth. Additionally, Western Europe possesses similar market dynamics to North America, with large populations that are much attuned to the importance of health and wellness. We operate in these markets today and believe they represent a compelling opportunity for substantial future growth.

Source: Nutrition Business Journal; MLM defined as Multi-level Marketing.

In the United States, nutrition products are broadly distributed across many channels. Our products are widely available across key channels, including FDM, Club, and Natural/Independent stores, and eCommerce retailers. As a company, we have the leading market share in the important FDM and Club channels and believe our wide presence across key channels is unmatched in the industry.

The fastest growing channel in the United States is eCommerce, which includes online marketplaces such as Amazon and other direct-to-consumer websites. According to the Nutrition Business Journal, the eCommerce channel of the nutrition industry is expected to grow from the beginning of 2020 to 2023 at an average annual growth rate of 25.3%. In fiscal 2020, we achieved 50.7% year-over-year growth in our overall North America eCommerce sales, which includes sales of Puritan’s Pride as well as sales to retailers selling exclusively on eCommerce sites. With robust capabilities in place across these digital and eCommerce channels, The Bountiful Company is poised to continue taking share and outpacing the market. Over the last three fiscal years, our Amazon business has increased by five times, and in fiscal 2020 we outpaced Amazon’s nutrition category growth by approximately two times, according to Profitero.

The global nutrition industry is highly fragmented and is subject to ongoing consolidation. According to Euromonitor, the top 10 nutrition companies globally represent 19% of the market while the remaining 81% consists of a number of smaller individual competitors. These dynamics are similar in the United States, with the top 10 nutrition companies representing 26% of the market and a number of smaller competitors accounting for the remaining 74%. With Net Sales over $2.0 billion, The Bountiful Company is the largest pure play nutrition company in North America and one of the three largest globally.

The COVID-19 pandemic has accelerated the existing health and wellness trends that have been present across the world. According to IRI, the average U.S. household penetration of VMHS products, as measured by consumption on a quarterly basis, increased by 5% during the pandemic, from 53% (March to December 2019) to 58% (March to December 2020). Furthermore, the number of VMHS consumers in the 18-34 age demographic also increased year-over-year by 18% in 2020, reflecting the broadened demographic reach of nutrition products. In a recent internal attitude and usage study, we also saw a 27% year-over-year increase in consumer attitudes who believe VMHS products are an important part of an overall healthy lifestyle. Each of these factors are indicative of the acceleration in nutrition trial and adoption during the COVID-19 pandemic and consumers’ increased commitment to healthy lifestyle habits.

While consumers have increasingly turned to supplements for immune support and maintaining overall health, self-care has broadened to holistic wellness. According to IRI data, 2020 sales growth of non-immunity VMHS categories addressing need states, such as beauty, stress and mood and sleep exceeded 2019 growth rates. This contributed to overall VMHS growth of 21% in 2020, compared to 5% in 2019. According to the Council for Responsible Nutrition, of those U.S. consumers that altered their supplement regimens due to the pandemic, 91% reported increasing their supplement intake. In the same survey, 98% of supplement users indicated that they plan to at least maintain supplement usage moving forward.

Source: IRI

1. Calendar year period based on IRI + MULO

As the environment created by the COVID-19 pandemic continues to draw new users into the category, and elevate the consumer’s focus on health and wellness, we believe the long-term impact will be sustained levels of strong demand for nutrition products, even after the pandemic subsides. The Nutrition Business Journal estimates post-COVID supplement category growth at a rate in the mid-single digits on top of the category growth resulting from the pandemic. Additionally, we believe that consumers in the nutrition category increasingly turn to the trusted brands, such as ours, seeking recognized labels known for quality and innovation. This is evidenced by the decline in private brand market share in recent years.

Our Segments

We manage our business through our operating segments that are based primarily on geographic location: North America and International.

North America

Our North America segment includes our operations in the United States and Canada and primarily includes sales of our branded and private brand nutrition products. The North America segment accounted for $1,794 million of Net Sales and $355 million of segment income in fiscal 2020.

International

Our International segment includes our commercial operations in over 50 countries where our brands have an established presence and primarily includes the sales of our branded nutrition products. The International segment accounted for $275 million of Net Sales and $92 million of segment income in fiscal 2020.

Our Leading Brand and Product Portfolio

We organize our brand portfolio into Strategic Brands and Niche/Private Brands.

Strategic Brands

Strategic Brands consist of our largest, fastest-growing and higher-margin category leaders, and are the focus of our new product development, brand building and digital efforts. We seek to grow the Net Sales and profitability of our Strategic Brands portfolio by bringing to market leading, innovative nutrition products that are science-led and solve clear consumer needs while rapidly expanding across high-growth channels and high-growth international markets.

Our five Strategic Brands include Nature’s Bounty, Solgar, Pure Protein, Osteo Bi-Flex, and Puritan’s Pride, which together represented 66% of our Net Sales and 81% of our gross profit in fiscal 2020. These brands grew at a CAGR of 5.5% between fiscal 2011 and fiscal 2020, 8.4% between fiscal 2018 and fiscal 2020 and have grown 14.9% from fiscal 2019 to fiscal 2020.

Nature’s Bounty is our leading nutrition brand that has been trusted by health-conscious consumers for nearly 50 years. Nature’s Bounty is a widely recognized brand and is the second largest VMHS brand in North America, based on IRI data. Nature’s Bounty’s brand positioning centers around the delivery of innovative nutrition supplements for today, rooted in a proven track record of health and wellness, so that you can live not just a healthy life but one filled with energy, joy, and passion. We believe there is significant opportunity to expand into new end-benefits and lifestyle-oriented products across a broad range of categories and demographics.

Solgar is a leading premium natural VMHS brand distributed globally to consumers in more than 50 countries. For over 70 years, Solgar has aimed to be the “Gold Standard in Vitamins” by creating premium nutrition supplements using only the finest ingredients. Solgar’s brand positioning centers around its mission of going above and beyond to meet discerning consumers’ high standards for health and wellness by providing premium, high quality vitamins. This brand positioning is reinforced through Solgar’s iconic glass bottle with gold cap. Solgar’s global brand equity and strength has been built over time through independent, premium channels with decades of high-touch advocacy that has driven strong growth and momentum with premium price positioning and differentiated packaging, resulting in best-in-class consumer advocacy. We believe there is a significant opportunity to grow awareness and distribution of Solgar by expanding further into eCommerce and the Natural/Independent channels in the United States and by increasing brand investment, product assortment and distribution in key international markets.

Pure Protein is a leading active nutrition brand in North America. Pure Protein seeks to help consumers maintain a healthier lifestyle through an offering of great tasting bars, powders, snacks and ready-to-drink beverages with high protein and low sugar. Pure Protein’s active lifestyle consumers believe fitness is core to living their fullest lives—and protein matters. The versatility of the Pure Protein brand makes it relevant for a wide range of purposeful consumption and snacking occasions from fueling intense workouts to providing high protein energy throughout the day.

Osteo Bi-Flex is the largest joint-care supplement brand in North America and has been the leading pharmacist recommended joint health brand in the United States for the past 14 years, according to U.S. News and World Report. With a focus on providing high-quality nutrition supplements that fulfill a variety of needs, Osteo Bi-Flex is committed to providing products to support joint comfort, mobility and flexibility for active lifestyle consumers. Osteo Bi-Flex is a specialist brand with leading awareness in its segment.

Puritan’s Pride is a leading VMHS online brand and eCommerce platform that offers consumers one of the deepest and most comprehensive range of high quality nutrition supplements across all existing and emerging benefit areas. The brand’s high standards for quality, combined with value pricing, has attracted and engaged highly loyal and long-tenured customers, with our most valuable customers spending over $500 per year. Puritan’s Pride reaches consumers globally across multiple channels, including through its own website and catalog, online marketplaces such as Amazon, military and certain retailers.

We track our performance, in part, by benchmarking the consumption of our products against the broader category using third-party sources, such as IRI, SPINS and Profitero. See “Industry and Market Data.” We view this consumption data as a leading indicator of growth that enables us to use comparable data across channels and competitors to assess our progress. As described in the below graph, over the last five calendar quarters, we have seen steady growth in the consumption of our products, propelled by the strong performance of our Strategic Brands. We have outperformed the broader category by a wide margin in 2020. We believe the performance of our business is a continuation and acceleration of the growth trends we achieved prior to 2020, and our outperformance against the market is a reflection of the successful strategies put in place by management and the team’s execution of these strategies.

Source: IRI, Profitero (first-party + third-party selling relationships), SPINS.

1 See “Industry and Market Data” for how consumption is determined. Such industry data are compiled by third parties and are not independently verified by the Company. They are not meant to be a substitute for, or indicator of, the Company’s financial measures or financial performance.

2 Reflects calendar year periods. Growth is calculated as the percentage change over consumption for the same quarter in the prior calendar year.

3 Puritan’s Pride not included in tracked channels.

4 Excludes Puritan’s Pride and Private Brands.

5 Nutrition market represents VMHS + Sports Nutrition

Niche/Private Brands

Our Niche/Private Brands include smaller owned brands targeting niche consumer segments, as well as private brand products that we develop and manufacture for a limited group of strategic retail partners. Our Niche Brands have deep brand equity and credibility within their respective consumer segments and play an important role with many of our retail partners. These Niche Brands include Ester-C, Body Fortress, Met-Rx, Sundown, Dr. Organic, and a number of other smaller brands. Private Brands, which are broadly distributed at certain key retailers, help to further strengthen our relationships with key retail partners, elevate the on-shelf positioning of our branded products and provide operating leverage with low capital requirements. We have spent the last few years streamlining the Niche/Private Brand portfolio, primarily focusing on driving profitability and stability, often at the expense of revenue growth. Going forward, we seek to deliver stable contribution margins and cash flow from our Niche/Private Brands with limited reinvestment. Niche/Private Brands represented 34% of our Net Sales and 19% of our gross profit in fiscal 2020.

Our Strengths

We believe our business is differentiated by the following strengths, which have allowed us to develop a competitive advantage and remain critical to our continued success.

Leading, global pure play nutrition platform

We are the largest pure play nutrition company in North America. Approximately 95% of our Net Sales are attributable to nutrition products while our competitors in the United States are either smaller in size or have only a portion of their Net Sales attributable to nutrition. In addition to our leading position in the United States, we have a well-established international footprint with a growing presence across more than 50 countries and are one of the three largest pure play nutrition companies globally.

Our scale, leadership, and exclusive focus in the nutrition category, underpinned by our trusted and recognized brands, give us significant relevance within the nutrition industry, enabling us to maintain long-term, strategic partnerships with blue-chip retailers. Our extensive distribution footprint, large sales organization and deep retailer relationships across multiple channels and geographies enables us to launch new products and innovations at a greater scale than our competitors and across multiple brands and categories. In addition, we are able to utilize our scale by leveraging our eCommerce, digital and brand building investments across our portfolio. Our breadth, combined with our sophisticated supply chain capabilities, enables us to remain highly nimble and responsive to shifting market dynamics while maintaining our strong competitive position.

The size of our platform also allows us to benefit from economies of scale in raw material procurement, manufacturing, logistics, advertising and marketing, which, combined with our extensive quality, regulatory and scientific expertise allows us to make high quality and trusted products while maintaining low-cost production. In part by leveraging our scale, we have been able to realize Adjusted EBITDA margin improvement of approximately 270 basis points and Adjusted Net Income margin improvement of approximately 300 basis points between fiscal 2018 and 2020.

Market leadership across categories

We offer a wide range of products with leadership across the largest, most attractive, and fastest growing subcategories in nutrition. Our diverse brand portfolio and capabilities allow us to capitalize on key category trends and reach a growing demographic of nutrition consumers across the value spectrum and in various need states, without having too much exposure or dependence on one particular brand, end-benefit, or channel.

For example, we are a leader in the growing beauty supplement category having pioneered it with our Hair, Skin, and Nails line of products and remain the market share leader in the category today. We also hold top positions in the large and growing categories of immunity, herbal supplements, sleep and active nutrition, among others. The below chart details our leadership across many of these large and important nutrition subcategories:

Source: IRI

1 FYE’20 U.S. IRI – MULO category sizes and rankings; excludes Private Brands

2 Represents the total addressable market according to U.S. MULO size

Best-in-class CPG capabilities power innovation at scale

We have invested heavily in developing our R&D and consumer insights capabilities and have created an innovation engine that we believe gives us a competitive advantage in bringing new ideas to market quickly and effectively. Our approach is end-to-end, combining the science of nutrition, consumer insights, scaled supply chain capabilities, and integrated sales and marketing to ensure commercial success. We have a proven history of building and expanding the market by bringing new products or technologies to the category, thereby driving category growth.

Our dedicated in-house R&D team, which includes professionals in product development, nutritional science, regulatory and project management, has helped The Bountiful Company stay at the leading edge of nutrition innovation. Our R&D process is supported by our insights and analytics specialists who identify consumer trends early, allowing us to develop new products quickly, and adapt to consumer preferences. By leveraging our innovations across the broader business, we are able to maximize impact and value creation across the portfolio. Analytics are deeply embedded within our organization, helping to guide and refine our R&D activities. We collect valuable shopper insights and data across the various retail and eCommerce channels we serve to fuel a consumer-centric approach to launching innovation and growing our brands. We leverage these insights to drive value via product innovation, marketing optimization, improved demand planning, and in-store merchandising optimization.

Our internal manufacturing capabilities give us the flexibility to scale innovations quickly while our quality organization ensures that we maintain the highest level of quality and consistency in our products. We also maintain relationships with a broad network of contract manufacturers to enhance our internal manufacturing with specialized capabilities and assets that we do not possess in-house. As new innovations are ready for commercialization, our in-house brand management and marketing teams develop and launch comprehensive brand campaigns, including digital activations. And importantly, our more than 100 person sales force helps to ensure our products are well distributed across all channels and retail outlets.

Diversified omni-channel strategy with superior digital activation and conversion

Our products have leading distribution across all major retail channels in North America, including FDM, Club, eCommerce, Convenience, Natural/Independent. We have a particularly strong presence in the attractive and growing FDM channel with the leading market share according to IRI, and have been an over 70 year mainstay in the Natural/Independent channel. As a scaled pure play nutrition company, we are able to offer a broad assortment across categories with important brands, proven quality, and regulatory and innovation leadership that is highly valued by retailers.

We believe our retail customers consider us a thought-leader in the category and often turn to us for our insights and category management capabilities, made possible by the unique insights we gain by leveraging our scale, omni-channel presence, global distribution, analytics, and digital capabilities. In addition, our omni-channel footprint and leadership position allow us to drive innovation at scale. We have the unique ability to launch new products quickly, simultaneously and broadly across geographies, channels, and retailers, as well as across multiple brands. Many of our largest customers partner with us to co-create new products or innovations which help receive full merchandising support across the entirety of our brand portfolio.

Notes: Drug includes Independent Pharmacy and Other includes Convenience, Military, distributors and non-chain retail outlets and Puritan’s Pride outside of eCommerce. International includes eCommerce outside of North America.

In eCommerce, we have made significant investments in recent years, scaling our marketing investments, enhancing digital content, launching a rapidly expanding customer loyalty program for Puritan’s Pride, and orienting our manufacturing operations towards the channel. We have a leading share position on rapidly-growing eCommerce sites, such as Amazon where we are the second largest nutrition company and the largest growing nutrition company by sales dollars, according to Profitero. Rapidly growing positions at other large eCommerce platforms also position us to continue growing market share over time. These leadership positions are in addition to operating our own direct-to-consumer platform, which primarily sells Puritan’s Pride and our other branded products. The capabilities we have developed and investments we have made to orient our operations towards eCommerce and direct-to-consumer channels has driven strong growth with North America Net Sales in the channel increasing at a 28.4% CAGR from fiscal 2018 to 2020. With Net Sales in North America eCommerce and direct-to-consumer channels of approximately $350 million, we are one of the largest eCommerce businesses in the U.S. nutrition market.

Highly experienced management team with proven track record

We have a talented management team with broad-based, deep industry experience and a proven track record. Paul Sturman, our President and Chief Executive Officer, has over 35 years of experience in the consumer health and nutrition space, including as President of Pfizer Consumer Health and President of Johnson & Johnson Consumer Healthcare North America. Since Paul’s arrival in 2017, we have rebuilt our global leadership team by recruiting executives with extensive experience in consumer health, nutrition, and across core CPG capabilities, bringing together Fortune 100 backgrounds and agile entrepreneurial mindsets from companies such as Bayer, Colgate-Palmolive, Johnson & Johnson, Target, Pfizer, Procter & Gamble, and Unilever. Six out of the seven members of our senior global leadership team joined following the carve-out in September 2017, creating new leaders across key functions. Our global leadership team has an average of over 20 years’ experience in the CPG space with expertise in brand building and innovation.

In addition, we have further invested in our team by adding domain expertise in key functional areas. For example, we have added leadership with previous experience at Amazon to our eCommerce and digital functions and we have added leadership with many years of in-market experience in consumer health and related companies to key international markets, such as China.

Attractive financial profile

We have an attractive financial profile with sustainable topline growth, continual margin expansion and consistency through economic cycles. Consolidated Net Sales grew from $1,900 million in fiscal 2018 to $2,069 million in fiscal 2020, representing a CAGR of 4.3%. Strategic Brands grew from $1,170 million to $1,374 million over the same period, representing a CAGR of 8.4%. Gross margin increased from 32.2% in fiscal 2018 to 38.3% in fiscal 2020. Excluding the impact of acquisition related inventory fair value adjustments, gross margin improved by 200 basis points over the same period, driven by our strategy to accelerate investment in, and the growth of, our high margin Strategic Brands, along with productivity and efficiency initiatives primarily related to our supply chain.

Adjusted EBITDA has grown from $227 million in fiscal 2018 to $302 million in fiscal 2020, representing a CAGR of 15.4%. Adjusted EBITDA margins have expanded by approximately 270 basis points from 11.9% in fiscal 2018 to 14.6% in fiscal 2020, with potential for further upside as we continue to drive a favorable portfolio mix and employ further efficiencies. Since the carve-out in September 2017, we have generated approximately $95 million in savings from productivity and efficiency improvements. We achieve consistently high cash flow generation, which allows us the financial flexibility to reinvest in our business.

Our Growth Strategies

We believe our investments in our Strategic Brands, our organizational capabilities and our team position us to continue delivering industry-leading growth.

Brand building activities to increase awareness and penetration

Consumers trust and value our brands, as evidenced by the category-leading market positions of our Strategic Brands portfolio. In the last three years, we have invested approximately $400 million in building our brands, including introducing new products, enhancing our marketing strategy and engaging with consumers where they search and where they shop. Our investments in brand building have produced clear results across each of our Strategic Brands. For instance, we grew Nature’s Bounty brand awareness from 55% in the first quarter of fiscal 2018 to 62% in the fourth quarter of fiscal 2020, which corresponded to a Net Sales increase for this brand of 28% from fiscal 2018 to fiscal 2020.

Based on our successes to date, we believe that there is significant potential to further unlock the value of our Strategic Brands, by leveraging our expertise in content development and digital activation, to engage new consumers and expand our presence with existing consumers. We will continue to invest in brand building initiatives, such as engaging customers with innovation and marketing, and capitalizing on our scaled distribution to drive share gains and new customer growth across our entire Strategic Brands portfolio.

Launch innovations across existing and new need states

Driving innovation is a key component in expanding market share, attracting new customers and generating growth in the overall nutrition category. In fiscal 2018, we implemented a focused strategy to further strengthen our R&D organization and leverage our reach across categories and channels to construct a new product development process driven by scientific research and consumer insights. Our global innovation strategy focuses on the holistic consumer experience by introducing new science-driven formulations and claims, as well as differentiated sensory consumer experiences through new aesthetics and on trend product forms, such as gummies. Our product pipeline consists of both novel, first-to-market innovations, as well as differentiated product renovations that further establish our company as an innovation leader. Recent examples of our successful product launches include Nature’s Bounty Sleep3, a novel tri-layer extended release melatonin product, Immune 24 Hour +, the only Vitamin C with 24 hour immune support, and Pure Protein’s ready-to-drink products that capitalize on the broader consumption shift towards everyday nutrition.

The commercial success of our innovation strategy is reflected in our financial performance: in fiscal 2020, we delivered more than $100 million of gross sales from new product innovations introduced over the last three fiscal years, and reduced our average time to launch by six months. We believe there is a significant opportunity to expand our portfolio in the fastest-growing areas of the nutrition category, including subcategories such as beauty, immunity, sleep and stress, as well as through product form and packaging innovations.

Expand our presence and penetration in the largest and fastest-growing channels

We are well-positioned to further build on our momentum in eCommerce, continue increasing our on-shelf presence and velocity with our existing channel partners and expand distribution in underpenetrated channels.

We are rapidly expanding our presence across the eCommerce landscape. We have invested heavily in eCommerce, including approximately $120 million in our North America eCommerce channels over the last three fiscal years. We have implemented customized price pack architecture with nearly four times more products listed on leading eCommerce marketplace platforms today, compared to fiscal 2018. On our Puritan’s Pride platform, we launched a loyalty program in February 2020, which has led to a 30% increase in year-over-year new-to-file customer growth and more than 700,000 enrolled loyalty customers since the inception of the program. We have already seen significant growth in each of our eCommerce channels, including an approximate five times increase of our Amazon business over the last three fiscal years, outpacing Amazon’s nutrition category growth by approximately two times in fiscal 2020, and becoming the second largest nutrition company on the platform, according to Profitero. We believe that we are still in the early stages of reaching our eCommerce growth potential.

As eCommerce continues to be the fastest-growing channel in nutrition, we have a significant opportunity to leverage our scale as the largest U.S. pure play nutrition platform to increase our customer reach by optimizing digital marketing investments, expanding our portfolio on Amazon and scaling our online presence with retail partners to their eCommerce sites.

We have longstanding strategic relationships with retailers across the FDM, Club and Natural/Independent channels. We continue to deepen these relationships in order to expand our product assortment and share-of-shelf. Our strategy to further penetrate the FDM and Club channels is to expand our branded portfolio and via exclusive offerings. Our innovative offerings are the driving force in expanding our on-shelf presence at premium price points. As consumers continue to seek trusted brands for their nutrition needs, we believe there is continued opportunity to expand our share, distribution and velocity with our largest retail partners.

We believe we have significant whitespace across many important channels, including, Natural, Independent, Convenience, Dollar Stores, among others. Each of these channels represent opportunities for The Bountiful Company, and we will continue to take a measured and strategic approach to our profitable expansion into new channels.

Grow in the largest international nutrition markets

The global nutrition market represents a total market opportunity of $137 billion. Today, The Bountiful Company sells products in over 50 countries around the world, with significant opportunity to grow. Our brands resonate with consumers globally due to our strong heritage and reputation for high quality, science-based and innovative products. For instance, Solgar has been an established international brand with over 30 years of commercial success outside of the United States, particularly in Western Europe and Asia.

We are focused on high growth priority nutrition markets—China ($25 billion market), Western Europe ($15 billion market), South Korea ($5 billion market) and the United Kingdom ($3 billion market), according to

Euromonitor. In fiscal 2019, we re-launched our Nature’s Bounty business with an eCommerce-first strategy in China and established an on-the-ground leadership team. As a result, our Net Sales in the country increased threefold in fiscal 2020 as compared to fiscal 2019. We are seeing similar momentum in other international markets and, on an aggregate basis, increased international Net Sales of our Strategic Brands by 11.8% in fiscal 2020, as compared to fiscal 2019.

By leveraging our consumer insights, established distribution infrastructure, regulatory expertise and owned supply chain, we develop market-specific formulations with the potential to become local champions. We will continue to leverage this global innovation strategy to expand our international scale in focus geographies outside North America.

Drive profitability through operational excellence

The growth of our Strategic Brands, the continued success of our premium product innovations, and expansion across fast growing channels and markets have all organically contributed to the acceleration of our growth and margin profile. Even though we have made meaningful progress to improve the profitability of our business in recent years, we believe significant upside remains. Our management team is focused on growth and the continuous improvement in the profitability of our business. We also intend to increase our margins by pursuing additional productivity and efficiency opportunities across our procurement, manufacturing, supply chain and SG&A functions. For example, since fiscal 2018, we have generated approximately $95 million in savings from our supply chain productivity and efficiency initiatives, redirecting a significant portion of those savings in support of Strategic Brands growth and margin accretive new product innovation. We see continued opportunities for efficiencies across the business that will drive margins and allow us to reinvest in strategies that drive value for our stockholders.

Leverage our platform for value-accretive M&A

The nutrition category is highly fragmented and presents ample opportunity for consolidation. As a scaled platform with a vertically-integrated business model and extensive multi-channel global reach, we are well-positioned for a broad range of value-accretive acquisitions. We continuously evaluate targets with complementary capabilities, end benefit areas, and form types to enhance our portfolio. By leveraging our scaled and owned supply chain infrastructure, our best-in-class innovation and brand building engines and by consolidating shared operational functions, we believe we would be able to drive significant commercial and cost synergies. Our global leadership team, which has been involved in over 20 acquisitions and integrations in the consumer products industry during their careers, will continue to review potential value-accretive acquisition opportunities that will further fuel The Bountiful Company’s growth.

Recent Developments

Preliminary, Unaudited Estimates of Consolidated Financial Results as of and for the Six Months Ended March 31, 2021

The unaudited estimated consolidated financial results as of and for the six months ended March 31, 2021 set forth below are preliminary, based upon our estimates and currently available information and are subject to revision based upon, among other things, our financial closing procedures and the completion of our interim condensed consolidated financial statements and other operational procedures. These preliminary results should not be viewed as a substitute for interim condensed consolidated financial statements prepared in accordance with GAAP. Our actual results may be materially different from our estimates, which should not be regarded as a representation by us, our management, the selling stockholders or the underwriters as to our actual results as of and for the six months ended March 31, 2021. You should not place undue reliance on these estimates. See “Forward-Looking Statements” and “Risk Factors.”

All of the data presented below has been prepared by and is the responsibility of management. Our independent accountants, Deloitte & Touche LLP, have not audited, reviewed, compiled or performed any procedures, and do not express an opinion or any other form of assurance with respect to any of such data.

For the six months ended March 31, 2021, we estimate that our Net Sales will range from $                million to $                million, compared to $984.5 million for the six months ended March 31, 2020, and our Gross Profit will range from $                million to $                million, compared to $364.5 million for the six months ended March 31, 2020. We estimate that our Net Income including Non-Controlling Interests will be between $                million and $                million for the six months ended March 31, 2021, compared to $29.2 million for the six months ended March 31, 2020, and our Adjusted EBITDA will range from $                million to $                million, compared to $130.9 million for the six months ended March 31, 2020.

Our results in the six months ended March 31, 2021 compared to the same period in 2020 were driven by                 .

Please see below for a reconciliation of Net Income including Non-Controlling Interests to Adjusted EBITDA for the six months ended March 31, 2021 (at the low end and high end of the estimated Net Income range set forth above) and the six months ended March 31, 2020. In addition, please see “—Summary Historical Consolidated Financial and Other Data” for how we define Adjusted EBITDA, the reasons why we include this measure and certain limitations to its use.

	Six Months Ended
($ in thousands)	March 31, 2021		March 31, 2020
	Low	High	Actual
Net income including non-controlling interests	$	$	$29.2
Income tax provision (benefit)			(0.9)
Interest expense			67.0
Depreciation and amortization			40.9

			136.2
Adjustments
Supply chain optimization(a)			2.3
Severance, legal and closure costs(b)			3.6

Cash adjustments			5.9
(Gain) loss on asset disposals(c)			(14.5)
Stock-based compensation expense(d)			1.1
Other non-cash charges(e)			1.9
Non-cash adjustments			(11.5)

COVID-19 pandemic response(f)			0.3

Adjusted EBITDA	$	$	$130.9

(a)

In fiscal 2018, we assessed our existing supply chain footprint and in fiscal 2019, we began implementing a supply chain rationalization initiative that included the consolidation and closure of certain facilities. Incremental costs were incurred during this rationalization initiative, including severance and training expense and professional fees for all phases of the initiative. Also included are certain costs relating to our Canadian business for inventory write-offs associated with the discontinuation of certain over-the-counter products, as well as one-time costs related to labeling legislation changes.

(b)

Consists of certain severance costs associated with leadership changes and enterprise-wide organizational changes and legal settlements and associated legal fees incurred to support claims outside of our normal course of business, as well as costs related to dissolution of a joint venture partnership which existed prior to the Merger.

(c)

Represents the net (gain)/loss on the disposal of assets. For the six months ended March 31, 2020, this comprises a gain of $14.5 million related to proceeds received from the closure and sale of two facilities. See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(d)

Stock-based compensation expense related to the 2018 Equity Plan. See Note 12, Stock-Based Compensation and Employee Benefit Plans, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(e)	Consists of non-cash expenses, primarily related to unrealized foreign exchange transaction (gains) and losses.
(f)

Represents costs incurred as a result of the COVID-19 pandemic, including temporary bonuses, additional sick time, costs of additional cleaning supplies and third-party cleaning services for our facilities, and personal protection equipment and temperature checks for our employees.

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our common stock. If any of these risks actually occurs, our business, results of operations and financial condition may be materially adversely affected. In such case, the trading price of our common stock may decline and you may lose part or all of your investment. Below is a summary of some of the principal risks we face:

•	unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business;

•

we must expend resources to maintain consumer awareness of our brands, build brand loyalty and generate interest in our products. Our marketing strategies and channels will evolve and our programs may or may not be successful;

•	we are dependent on wholesale partners for a significant portion of our sales;

•	our business is subject to risks associated with our international distribution partners;

•	we are dependent on certain third-party suppliers and contract manufacturers;

•

we rely on our manufacturing operations to produce the majority of the nutrition products that we sell, and disruptions in our manufacturing system or losses of manufacturing certifications and licenses could affect our results of operations adversely;

•	if we encounter problems with distribution, our or our customers’ ability to deliver our products to market could be adversely affected;

•	our profitability and cash flows may be negatively affected if we are not successful in managing our inventory;

•	we operate in a highly competitive industry, and our failure to compete effectively could affect our market share, financial condition and growth prospects adversely;

•

complying with new and existing government regulation, both in the United States and abroad, could increase our costs significantly, reduce our growth prospects and adversely affect our financial results;

•	we may be exposed to legal proceedings initiated by regulators in the United States or abroad that could increase our costs and adversely affect our reputation and our results of operations;

•	our international business operations expose us to certain risks;

•	pending and future litigation and claims may impair our reputation or lead us to incur significant costs;

•	if our products do not have the effects intended or cause undesirable side effects, our business may suffer;

•

we may initiate product recalls or withdrawals or may be subject to regulatory enforcement actions and/or incur material product liability claims, which could increase our costs and adversely affect our reputation and our results of operations;

•

our international operations require us to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions in which we do business, and violations of these laws and regulations could materially adversely affect our reputation, business, financial condition and results of operations;

•

our business is required to comply with economic sanctions in the United States and other jurisdictions, and violations of these laws and regulations could materially adversely affect our reputation, business, financial condition and results of operations;

•	our failure to successfully manage our eCommerce business could adversely impact our business and profitability;

•	we may not be successful in our efforts to make acquisitions and divestitures in the future;

•

our failure to appropriately respond to changing consumer preferences and demand for new products and services or our inability to gain market acceptance for new products could harm our customer relationships and product sales significantly;

•	we are dependent on our executive officers and other key personnel, and we may not be able to pursue our current business strategy effectively if we lose them;

•

our business is significantly dependent on our ability to meet our labor needs, and we may be subject to work stoppages at our facilities or at the facilities of our contract manufacturers, which could negatively impact the profitability of our business;

•	our profits may be affected negatively by currency exchange rate fluctuations;

•	we are subject to data security and privacy risks and obligations that could negatively impact our results of operations or reputation;

•

we are required to comply with payment card network operating rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition;

•

any failure, inadequacy, interruption or breach of our information technology systems, whether owned or controlled by us or outsourced or managed by third parties, could harm our ability to effectively operate our business and could have a material adverse effect on our business, results of operations and financial condition;

•	our inability or failure to maintain, protect, enforce and defend our intellectual property rights could adversely affect our business;

•	our results of operations fluctuate on a quarterly basis;

•

goodwill and intangible assets, net represent a significant portion of our total assets, and any impairment of these assets could materially adversely affect our results of operations and financial condition;

•

pandemics, epidemics or disease outbreaks, such as the coronavirus, or COVID-19, pandemic, may disrupt our business, including, among other things, consumption and trade patterns, our supply chain and production processes, each of which could materially affect our operations, liquidity, financial condition and results of operations;

•	insurance coverage, even where available, may not be sufficient to cover losses we may incur;

•

negative information, including inaccurate information, about us on social media may harm our reputation and brands, which could have a material and adverse effect on our business, financial condition and results of operations;

•	Parent controls us and its interests may conflict with yours in the future;

•	our substantial indebtedness; and

•	our being a “controlled company” within the meaning of the NYSE rules and, as a result, qualifying for exemptions from certain corporate governance requirements.

KKR

KKR & Co. Inc., which together with its subsidiaries, we refer to as KKR & Co., is a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic partners that manage hedge funds. KKR & Co. aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with its portfolio companies. KKR & Co. invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business.

Carlyle

The Carlyle Group is a global investment firm with deep industry expertise that deploys private capital across four business segments: Corporate Private Equity, Real Assets, Global Credit and Investment Solutions. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which they live and invest. Carlyle employs more than 1,800 people in 29 offices across six continents.

Our Corporate Information

Through our predecessors, we commenced operations in 1971 and have grown organically and through acquisitions. We were incorporated in Delaware on July 12, 2017, as Clover Acquisition Holdings Inc., in connection with the Merger. We changed our name to “The Bountiful Company” on January 14, 2021. Our principal offices are located at 2100 Smithtown Ave., Ronkonkoma, NY 11779. Our telephone number is (631) 200-2000. We maintain a website at www.bountifulcompany.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Common stock offered by us	shares.

Common stock offered by the selling stockholders	shares.

Option to purchase additional shares of common stock	We and the selling stockholders have granted the underwriters a 30-day option from the date of this prospectus to purchase up to additional shares of our common stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any. We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to any exercise of the underwriters’ option to purchase additional shares.

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise in full their over-allotment option).

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ (or approximately $ million, if the underwriters exercise in full their over-allotment option), assuming an initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to us from this offering to repay $ million outstanding aggregate amount of our second lien term loans, with any remainder to be used for general corporate purposes. For a sensitivity analysis as to the offering price and other information, see “Use of Proceeds.”

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders named in this prospectus. The selling stockholders will receive all of the net proceeds and bear the underwriting discount attributable to their sale of our common stock.

Conflicts of Interest

Affiliates of KKR & Co. beneficially own in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR & Co., is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding common stock, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121, or Rule 5121, of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering is being made in compliance with the requirements of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus.      has agreed to act as a

qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof.                  will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify                  against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest).”

Controlled company	After the completion of this offering, Parent will beneficially own approximately % (or approximately %, if the underwriters exercise in full their over-allotment option) of the voting power of our common stock. We currently intend to avail ourselves of the controlled company exemption under the corporate governance standards of the NYSE.

Dividend policy	We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, legal, tax, regulatory and contractual restrictions, including restrictions in the agreements governing our indebtedness, and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before investing in shares of our common stock.

Material U.S. federal income and estate tax consequences to non-U.S. holders	For a discussion of certain U.S. federal income and estate tax consequences that may be relevant to non-U.S. stockholders, see “Material U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders.”

NYSE Trading symbol	“BTFL.”

Unless we indicate otherwise or the context otherwise requires, this prospectus reflects and assumes:

•	no exercise of the underwriters’ option to purchase additional shares of our common stock;

•	an initial public offering price of $ per share of common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus;

•	the -for-one stock split of our common stock, which will occur prior to the consummation of this offering; and

•	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the consummation of this offering.

Unless we indicate otherwise or the context otherwise requires, the number of shares of common stock to be outstanding after this offering excludes:

•

                 shares of common stock issuable upon exercise of outstanding options as of December 31, 2020, (i)                  of which are vested, with a weighted-average exercise price of $                 per share, and (ii) (A)                  of which are time-based options that are not vested, with a weighted-average exercise price of $                 per share, and (B)                  of which are performance-based options that are not vested, with a weighted-average exercise price of $                 per share, in each case, issued under the Clover Acquisition Holdings Inc. 2018 Stock Incentive Plan, or the 2018 Equity Plan. The performance-based options have not previously vested. See “Executive Compensation—Equity Compensation Plans—2018 Equity Plan;” and

•

                 shares of common stock reserved for future issuance under The Bountiful Company 2021 Omnibus Incentive Plan, or the 2021 Equity Plan, which we intend to adopt in connection with this offering. See “Executive Compensation—Equity Compensation Plans—2021 Equity Plan.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below are our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data as of September 30, 2020 and September 30, 2019 and for the fiscal years ended September 30, 2020, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of September 30, 2018 have been derived from our consolidated financial statements not included in this prospectus. The summary historical financial data as of December 31, 2020 and for the three months ended December 31, 2020 and December 31, 2019 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of December 31, 2019 have been derived from our unaudited condensed consolidated financial statements not included in this prospectus. The results of operations for any period are not necessarily indicative of our future financial condition or results of operations. Share and per share data in the table below has been retroactively adjusted to give effect to the         -for-one stock split, which will occur prior to the consummation of this offering.

You should read the following summary financial and other data below together with the information under “Selected Historical Consolidated Financial Data,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes, each included elsewhere in this prospectus.

	Fiscal Year Ended			Three Months Ended
(In thousands, except per share data)	September 30, 2020	September 30, 2019	September 30, 2018	December 31, 2020	December 31, 2019
Statement of Income (Loss) Data:
Net sales	$2,069,075	$1,881,645	$1,900,367	$629,356	$492,835
Cost of Sales	1,276,417	1,199,400	1,288,625	366,748	313,659

Gross Profit	792,658	682,245	611,742	262,608	179,176
Selling, General, and Administrative Expenses	595,288	560,876	589,339	162,533	140,978
Impairment Charges	—	133,688	—	—	—

Operating income (loss)	197,370	(12,319)	22,403	100,075	38,198

Interest expense	(127,291)	(139,208)	(129,925)	(29,607)	(33,852)
Gain (loss) on asset disposals	11,979	(1,531)	(4,491)	—	3,316
Miscellaneous, net	(433)	907	1,934	1,422	318

Income (loss) from operations before income taxes	81,625	(152,151)	(110,079)	71,890	7,980
Income tax provision (benefit)	11,695	(38,204)	(268,178)	17,574	1,098

Net income (loss) including non-controlling interests	$69,930	$(113,947)	$158,099	$54,316	$6,882

Net income (loss) attributable to non-controlling interest	—	—	2,499	—	—

Net income (loss) attributable to The Bountiful Company	$69,930	$(113,947)	$155,600	$54,316	$6,882

Per Share Information:
Weighted average shares used in computing income per share
Basic	4,844	4,843	4,837	4,846	4,843

Diluted	4,893	4,843	4,837	4,909	4,879

Income (loss) per share
Earnings per common share, basic	$14.44	$(23.53)	$32.17	$11.21	$1.42

Earnings per common share, diluted	$14.29	$(23.53)	$32.17	$11.06	$1.41

	Fiscal Year Ended			Three Months Ended
(In thousands)	September 30, 2020	September 30, 2019	September 30, 2018	December 31, 2020	December 31, 2019
Balance Sheet Data (end of period):
Cash and cash equivalents	$45,682	$76,942	$46,769	$44,449	$63,066
Working capital(1)	508,721	582,285	552,884	579,457	600,381
Total assets(1)	3,845,412	3,804,060	4,036,518	3,916,191	3,853,663
Total debt, net of unamortized debt issuance costs	1,929,053	1,936,219	1,864,205	1,927,495	1,934,612
Total stockholders’ equity	1,050,524	1,178,209	1,320,184	1,120,197	1,198,180

Cash Flow Data:
Net cash provided by (used in) operating activities	$195,384	$86,703	$(563,828)	$16,594	$(11,309)
Net cash (used in) provided by investing activities	(7,923)	(31,412)	(37,685)	(15,485)	36
Net cash used in financing activities	(220,424)	(29,118)	(113,242)	(3,841)	(3,838)
Capital expenditures	(37,474)	(31,392)	(35,271)	(15,683)	(8,151)

Other Financial Data (unaudited):
Adjusted EBITDA(2)	$302,333	$250,391	$227,079	$125,636	$62,557
Adjusted Net Income(2)	98,655	41,130	33,471	64,768	14,145

(1)

Effective October 1, 2019, we adopted Accounting Standards Update, or ASU, No. 2016-02, Leases (Topic 842), and a series of related ASUs that followed, or collectively, the New Lease Standard, which requires a lessee to recognize a liability to make lease payments and a right-of-use asset representing a right to use the underlying asset for the lease term on the balance sheet. The Company adopted the New Lease Standard by applying the modified retrospective transition approach under which current periods beginning on or after October 1, 2019 are presented under the New Lease Standard, while prior period amounts continue to be reported and disclosed in accordance with our historical accounting treatment under ASC 840, Leases (ASC 840). Adoption of the New Lease Standard resulted in the recognition of operating lease right-of-use assets and operating lease liabilities of approximately $41.5 million and $41.9 million (consisting of $8.1 million in current portion of lease liabilities and $33.8 million in lease liabilities, net of current portion included in Accrued expenses and other current liabilities on our balance sheet), respectively, as of October 1, 2019. See Note 2, Summary of Significant Accounting Policies, and Note 14, Leases, to our audited consolidated financial statements included elsewhere in this prospectus for further details regarding the adoption of this standard.

(2)

We define Adjusted EBITDA as Net income (loss) including non-controlling interests before income tax provision (benefit), interest expense, and depreciation and amortization, further adjusted to exclude supply chain optimization costs, Merger related costs, certain severance, legal and closure costs, impairment charges, inventory fair value adjustment, (gain) loss on asset disposals, stock-based compensation expense, non-cash charges and COVID-19 pandemic related costs. We define Adjusted Net Income as Net income (loss) including non-controlling interests, plus supply chain optimization costs, Merger related costs, certain severance, legal and closure costs, impairment charges, inventory fair value adjustment, (gain) loss on asset disposals, stock-based compensation expense, non-cash charges, acquisition related intangible amortization, acquisition related accelerated depreciation expense and COVID-19 pandemic related costs, less the tax effect of these adjustments, as well as adjustments to income taxes for one-time related items. We describe these adjustments reconciling net income (loss) including non-controlling interests to Adjusted EBITDA and Adjusted Net Income in the applicable tables below.

Adjusted EBITDA and Adjusted Net Income have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management also believes these measures are useful to investors in highlighting trends in our operating performance. We also use Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of peer companies using similar measures.

Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Adjusted EBITDA and Adjusted Net Income are not GAAP measures of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash available for management’s discretionary use as they do not consider certain cash requirements such as tax payments, debt service requirements, total capital expenditures and certain other cash costs that may recur in the future. In evaluating Adjusted EBITDA and Adjusted Net Income, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentations of Adjusted EBITDA and Adjusted Net Income should not be construed to imply that our future results will be unaffected by any such adjustments. Management relies on our GAAP results in addition to using Adjusted EBITDA and Adjusted Net Income in a supplemental manner.

Our Adjusted EBITDA and Adjusted Net Income measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA and Adjusted Net Income do not reflect costs or cash outlays for capital expenditures or contractual commitments;

•	Adjusted EBITDA and Adjusted Net Income do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•	Adjusted EBITDA and Adjusted Net Income do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness.

The following tables provide a reconciliation of net income (loss) including non-controlling interests to Adjusted EBITDA and Adjusted Net Income for the periods presented:

	Fiscal Year Ended			Three Months Ended
	September 30, 2020	September 30, 2019	September 30, 2018	December 31, 2020	December 31, 2019
(in thousands)
Net income (loss) including non-controlling interests	$69,930	$(113,947)	$158,099	$54,316	$6,882
Income tax provision (benefit)	11,695	(38,204)	(268,178)	17,574	1,098
Interest expense	127,291	139,208	129,925	29,607	33,852
Depreciation and amortization	83,291	99,056	95,677	19,445	20,361

	292,207	86,113	115,523	120,942	62,193
Adjustments
Supply chain optimization(a)	3,018	13,233	5,383	—	1,896
Merger related costs(b)	—	347	2,042	—	—
Severance, legal and closure costs(c)	6,302	13,232	20,315	3,307	1,167

Cash adjustments	9,320	26,812	27,740	3,307	3,063
Impairment charges(d)	—	133,688	—	—	—
Inventory fair value adjustment(e)	—	—	78,614	—	—
(Gain) loss on asset disposals(f)	(11,979)	1,531	4,491	—	(3,316)
Stock-based compensation expense(g)	1,766	2,247	2,005	500	617
Other non-cash charges(h)	380	—	(1,294)	(1,068)	—

Non-cash adjustments	(9,833)	137,466	83,816	(568)	(2,699)
COVID-19 pandemic response(k)	10,639	—	—	1,955	—

Adjusted EBITDA	$302,333	$250,391	$227,079	$125,636	$62,557

	Fiscal Year Ended			Three Months Ended
	September 30, 2020	September 30, 2019	September 30, 2018	December 31, 2020	December 31, 2019
(in thousands)
Net income (loss) including non-controlling interests	$69,930	$(113,947)	$158,099	$54,316	$6,882
Adjustments
Supply chain optimization(a)	3,018	13,233	5,383	—	1,896
Merger related costs(b)	—	347	2,042	—	—
Severance, legal and closure costs(c)	6,302	13,232	20,315	3,307	1,167

Cash adjustments	9,320	26,812	27,740	3,307	3,063
Impairment charges(d)	—	133,688	—	—	—
Inventory fair value adjustment(e)	—	—	78,614	—	—
(Gain) loss on asset disposals(f)	(11,979)	1,531	4,491	—	(3,316)
Stock-based compensation expense(g)	1,766	2,247	2,005	500	617
Other non-cash charges(h)	380	—	(1,294)	(1,068)	—
Acquisition related intangible amortization(i)	33,545	33,553	33,718	8,421	8,388
Acquisition related accelerated depreciation expense(j)	2,234	13,793	12,815	424	558

Non-cash adjustments	25,946	184,812	130,349	8,277	6,247
COVID-19 pandemic response(k)	10,639	—	—	1,955	—
Tax related adjustments(l)	(17,180)	(56,547)	(282,717)	(3,087)	(2,047)

Adjusted Net Income	$98,655	$41,130	$33,471	$64,768	$14,145

(a)

In fiscal 2018, we assessed our existing supply chain footprint and in fiscal 2019, we began implementing a supply chain rationalization initiative that included the consolidation and closure of certain facilities. Incremental costs were incurred during this rationalization initiative, including severance and training expense and professional fees for all phases of the initiative. Also included are certain costs relating to our Canadian business for inventory write-offs associated with the discontinuation of certain over-the-counter products, as well as one-time costs related to labeling legislation changes.

(b)	Represents professional and consulting fees, directly related to the Merger, including accounting, tax and valuation services.
(c)

Consists of certain severance costs associated with leadership changes and enterprise-wide organizational changes and legal settlements and associated legal fees incurred to support claims outside of our normal course of business, as well as costs related to dissolution of a joint venture partnership which existed prior to the Merger.

(d)

In fiscal 2019, we recorded impairment charges for an indefinite-lived trademark and goodwill to write the assets down to fair value. See Note 6, Goodwill and Other Intangible Assets, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(e)	Includes amortization of incremental fair value step-up of inventory resulting from our inventories being recorded at fair value at the time of the Merger.
(f)

Represents the net (gain)/loss on the disposal of assets. In fiscal 2020, this primarily comprises a gain of $14.5 million related to proceeds received from the closure and sale of two facilities. See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(g)

Stock-based compensation expense related to the 2018 Equity Plan. See Note 12, Stock-Based Compensation and Employee Benefit Plans, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(h)	Consists of non-cash expenses, primarily related to unrealized foreign exchange transaction (gains) and losses.
(i)

Includes amortization related to intangible assets such as customer relationships and trademarks resulting from the Merger. See Note 6, Goodwill and Other Intangible Assets, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(j)	Includes depreciation relating to incremental fair value step-up for manufacturing-related fixed assets resulting from the fair value assessment at the time of the Merger.
(k)

Represents costs incurred as a result of the COVID-19 pandemic, including temporary bonuses, additional sick time, costs of additional cleaning supplies and third-party cleaning services for our facilities, and personal protection equipment and temperature checks for our employees.

(l)

Includes the tax effect of the aforementioned adjustments, calculated using the statutory tax rates in the respective jurisdictions, as well as impact of certain non-recurring tax related items including a $7.4 million benefit related to the Coronavirus Aid, Relief, and Economic Security, or CARES Act, in fiscal 2020, a $23.5 million benefit related to a decrease in a reserve for uncertain tax positions attributable to a favorable IRS ruling in fiscal 2019, and a $239.7 million benefit related to the enactment of Federal Tax Reform in fiscal 2018. See Note 11, Income Taxes, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition may be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business.

We believe the nutrition market is highly dependent upon consumer perception regarding the safety and quality of nutrition products generally, as well as of products distributed specifically by us. Consumer perception of our products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention, warnings, advisories or health alerts and other publicity regarding the consumption of nutrition products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, warnings, advisories, health alerts or other research findings or publicity will be favorable to the nutrition market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention, warnings, advisories, health alerts or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for our products and our business, results of operations, financial condition and cash flows. Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention, warnings, advisories, health alerts or other publicity, whether or not accurate or with merit, could have a material adverse effect on us, the demand for our products, and our business, results of operations, financial condition and cash flows. Further, adverse publicity reports, warnings, advisories, health alerts or other media attention regarding the safety and quality of nutrition products in general, or our products specifically, or associating the consumption of nutrition products with illness or other adverse health conditions, questioning the benefit of our product or similar product, or claiming that such products do not have the intended effect, could have such a material adverse effect. Such adverse publicity reports, warnings, advisories, health alerts or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

We must expend resources to maintain consumer awareness of our brands, build brand loyalty and generate interest in our products. Our marketing strategies and channels will evolve and our programs may or may not be successful.

To remain competitive and expand and keep shelf placement for our products, we may need to increase our marketing and advertising spending to maintain and increase consumer awareness, protect and grow our existing market share or promote new products, which could affect our operating results. Substantial advertising and promotional expenditures may be required to maintain or improve our brands’ market position or to introduce new products to the market, and participants in our industry are increasingly engaging in consumer outreach through social media and web-based channels, which may not prove successful. An increase in our marketing and advertising efforts may not maintain our current reputation, or lead to increased brand awareness. In addition, we consistently evaluate our product lines to determine whether to discontinue certain products. Discontinuing product lines may increase our profitability but could reduce our sales and hurt our brands, and a reduction in sales of certain products could cause a reduction in sales of other products. The discontinuation of product lines may have an adverse effect on our business, financial condition and results of operations.

We are dependent on wholesale partners for a significant portion of our sales.

We derive significant revenue from our network of domestic and international wholesale partners, consisting of major mass merchandisers, club stores, drug store chains, supermarkets, online retailers, independent pharmacies, health food stores, the military and other retailers, among others. A decision by any of our major wholesale partners, whether motivated by marketing strategy, competitive conditions, financial difficulties or otherwise, to decrease significantly the amount of merchandise purchased from us, or to change their manner of doing business with us, could substantially reduce our revenue and have a material adverse effect on our profitability. In addition, store closings by our wholesale partners shrink the number of doors carrying our products, while the remaining stores may purchase a smaller amount of our products and/or may reduce the retail floor space designated for our products. If any disputes with our wholesale partners arose, if we were to lose any of our key wholesale partners or if any of our key wholesale partners consolidate and/or gain greater market power, our business, results of operations and financial condition may be materially adversely affected. In addition, we may be similarly adversely impacted if any of our key wholesale partners experience any operational difficulties or generate less traffic.

Two of our customers each accounted for more than 10% of our Net Sales during 2020, one accounting for 17% and the other accounting for 15%. We do not have a long-term contract with these and other major customers, and the loss of either customer or any other major customer could have a material adverse effect on our results of operations. In addition, our results of operations would be impacted negatively to the extent these customers are unable to make payments to us, or do not make timely payments on outstanding accounts receivables, or if there is a significant reduction in our sales to these customers.

We enter into vendor agreements with our wholesale partners whereby we negotiate and agree on, among other things, packaging, delivery and cancellation terms. However, there is typically no minimum guaranty or commitment to purchase from our wholesale partners. As a result, we rely on our wholesale partners’ continuing demand for our products and our position in the market for all purchase orders. In addition, certain of our wholesale partners, particularly those located in the United States, have become highly promotional. Such promotional activity could negatively impact our business. If our wholesale partners change their pricing and margin expectations, change their business strategies as a result of industry consolidation or otherwise, maintain and seek to grow their own private-label competitive offerings, reduce the number of brands they carry or amount of shelf space they allocate to our products, or allocate greater shelf space to, or increase their advertising or promotional efforts for, our competitors’ products, our sales could decrease and our business, results of operations and financial condition may be materially adversely affected.

Certain of our wholesale partners may from time to time experience financial difficulties, including bankruptcy or insolvency. If our wholesale partners suffer significant financial difficulty, they may reduce their orders from us or stop purchasing from us and/or be unable to pay the amounts due to us timely or at all, which could have a material adverse effect on our ability to collect on receivables and our results of operations. It is possible that wholesale partners may contest their contractual obligations to us under bankruptcy laws or otherwise. Further, we may have to negotiate significant discounts and/or extended financing terms with these wholesale partners in such a situation. If we are unable to collect upon our accounts receivable as they come due in an efficient and timely manner, our business, results of operations and financial condition may be materially adversely affected. In addition, product sales are dependent in part on high-quality merchandising and an appealing retail environment to attract consumers, which requires continuing investments by retailers. Retailers that experience financial difficulties may fail to make such investments or delay them, resulting in lower sales and orders for our products. Consolidations among our wholesale partners would concentrate our credit risk with a relatively small number of retailers, and, if any of these retailers were to experience a shortage of liquidity or consumer behavior shifts away from traditional retail, it would increase the risk that their outstanding payables to us may not be paid. In addition, increasing market share concentration among one or a few retailers in a particular region increases the risk that if any one of them substantially reduces their purchases of our products, we may be unable to find a sufficient number of other retail outlets for our products to sustain the same level of sales and revenue.

Our business is subject to risks associated with our international distribution partners.

We rely on our international distributors in over 50 countries to understand local market conditions, to diligently sell our products and to comply with local laws and regulations, including laws and regulations related to the registration, advertising, distribution and sale of our products, as well as ones related to anti-bribery, anti-corruption and trade compliance. In some cases, we could be held liable or responsible for the conduct of our international distributors, and their failure to comply with applicable laws and regulations, including laws and regulations related to anti-bribery, anti-corruption and trade compliance, could harm our business or our reputation. Additionally, the operation of local laws and our agreements with distributors can make it difficult for us to change quickly from a distributor who we feel is underperforming. If we do terminate an independent distributor, we may lose our customers who have been dealing with that distributor and may have to re-register certain of our products with local authorities. We typically do not have local staff in many of the areas covered by independent distributors, which may make it difficult for us to monitor our distributors’ performance. Actions by independent distributors that are beyond our control could result in flat or declining sales in that geography, harm to our reputation or our products, regulatory or enforcement actions or legal liability. Certain of our international distributors may from time to time experience financial difficulties, including bankruptcy or insolvency. If our distributors suffer significant financial difficulty, they may be unable to pay the amounts due to us timely or at all, which could have a material adverse effect on our ability to collect on receivables and our results of operations. It is possible that distributors may contest their contractual obligations to us under bankruptcy laws or otherwise. We face risk from international distributors that file for bankruptcy protection in foreign jurisdictions, as the application of foreign bankruptcy laws may be more difficult to predict. In addition, our international expansion depends on our ability to identify and maintain regional distributor relationships in new and existing geographies, and our failure to so identify and maintain such relationships may adversely affect our growth and financial performance.

We are dependent on certain third-party suppliers and contract manufacturers.

We purchase ingredients, packaging and other materials from third-party suppliers and, in certain cases, we engage contract manufacturers to produce and/or package our products. The principal raw materials required in our operations are vitamins, coenzymes, minerals, herbs, gelatin, whey, other supplement ingredients and packaging components. We purchase raw materials from manufacturers and distributors globally. As is customary in our industry, we generally do not have long-term contracts with our suppliers. Instead, we often enter into short term contracts for raw materials at fixed prices to provide us with time to address price increases and mitigate impact on our margins and in other cases we may buy at spot prices. We may not be able to negotiate such contracts on acceptable terms, if at all. For our business to be successful, our suppliers and contract manufacturers must provide us with quality products in substantial quantities, in compliance with regulatory requirements, at acceptable costs and on a timely basis. Our ability to obtain a sufficient selection or volume of merchandise on a timely basis at competitive prices could suffer as a result of any deterioration or change in our supplier or contract manufacturer relationships, quality, manufacturing or other regulatory issues, or events that adversely affect our suppliers or contract manufacturers.

There can be no assurance we will be able to detect, prevent or fix all defects that may affect raw materials from our suppliers or products or components of products manufactured by our contract manufacturers. Failure to detect, prevent or fix defects, or the occurrence of real or perceived quality or safety problems or material defects in such raw materials, components of products or finished products could result in a variety of consequences, including a greater number of product returns than expected from consumers and our wholesale partners and distributors, litigation, complaints, regulatory investigations and enforcement actions, product recalls and withdrawals and credit, warranty or other claims, among others, which could expose us to liability and harm our results of operations and financial condition. Such problems could negatively impact consumer confidence in our products and hurt our brand image, which is critical to maintaining and expanding our business.

Material increases in the price of, or availability constraints on or interruptions in the supply of, raw materials and/or disruption in the operations of our suppliers or contract manufacturers for any reason, such as changes in economic and political conditions, tariffs, trade disputes, regulatory requirements, import restrictions, loss of certifications, power interruptions, transportation delays, shipment issues, quality, manufacturing or other regulatory issues, natural or man-made disasters, inclement weather conditions, war, acts of terrorism, outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics (including the COVID-19 pandemic and its potential impact on our financial results) and other unforeseen or catastrophic events, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Also, currency fluctuations, including the decline in the value of the U.S. dollar, could result in higher costs for raw materials purchased abroad. Our suppliers or contract manufacturers may be forced to reduce or cease their production, undertake corrective and preventive actions, shut down their operations or file for bankruptcy due to financial instability, difficulties or problems associated with their business. Our suppliers may consolidate, increasing their market power. Our business is dependent upon the ability of our suppliers and contract manufacturers to locate, train, employ and retain adequate personnel. Our suppliers and contract manufacturers have experienced, and may continue to experience in the future, unexpected increases in work wages, whether government-mandated or otherwise. Our suppliers and contract manufacturers may increase their pricing if their raw materials became more expensive, and may pass the increase in sourcing costs to us through price increases, thereby impacting our margins. Material changes in the pricing practices of our suppliers and contract manufacturers could negatively impact our profitability. Additionally, our business could be adversely affected if any of these third parties fail to comply with governmental regulations applicable to the safety, quality or manufacturing of our products. If we experience significant increases in demand for our products, we and our suppliers and contract manufacturers may not be able to obtain in a timely manner the raw materials, equipment or packaging materials required to manufacture our products and allocate sufficient capacity to us in order to meet our requirements, fill our orders in a timely manner or meet our safety and quality standards.

If any of our suppliers or contract manufacturers fail to make timely shipments, do not meet our safety and quality standards or otherwise fail to deliver us product in accordance with our plans, there could be a material adverse effect on our results of operations. One contract manufacturer manufactures a vast majority of our protein bars and powders, and accounted for approximately 23% of our inventory purchases for 2020. If such contract manufacturer or our other significant suppliers or contract manufacturers were to fail to meet our supply, safety or quality requirements, sever their relationship with us or significantly alter the terms of our relationship, including due to changes in applicable trade policies, we may not be able to obtain replacement materials or products in a timely manner or on favorable terms or at all. Even if we are able to expand existing or find new manufacturing or sources of materials, we may encounter delays in production and added costs as a result of the time it takes to train suppliers in our methods, products, quality control standards and labor, health and safety standards. The occurrence of one or more of these events could impact our ability to get products to our consumers, wholesale partners and/or distributors, result in disruptions to our operations, increase our costs and decrease our profitability.

In addition, our suppliers and contract manufacturers may not have the capacity to supply us with sufficient merchandise to keep pace with our growth plans, especially if we need significantly greater amounts of inventory. In such cases, our ability to pursue our growth strategy will depend in part upon our ability to develop new supplier and contract manufacturer relationships.

In addition, regulatory requirements could pose barriers to the manufacture of our products. Our products are required to be manufactured in compliance with current Good Manufacturing Practices, or cGMP, regulations. As a result, the facilities used by any of our current or future manufacturers must be compliant with cGMPs. If our manufacturers cannot successfully manufacture material, components, and products that conform to our specifications and the strict regulatory requirements of the U.S. Food and Drug Administration, or FDA, and any applicable foreign regulatory authority, our products may be deemed noncompliant, and we could face recalls or enforcement actions. If we need to find alternative manufacturing facilities, we could be subject to disruptions in supply, which could negatively impact our sales.

In addition, our manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state, local and foreign agencies for compliance with cGMPs and similar regulatory requirements. Failure by any of our manufacturers to comply with applicable cGMP regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of certifications, licenses or registrations, operating restrictions, interruptions in supply, recalls, withdrawals, issuance of warnings, advisories or safety alerts, and criminal prosecutions, any of which could have a material adverse impact on our business, financial condition, results of operations, and prospects. Finally, we also could experience manufacturing delays if our contractors give greater priority to the manufacture and supply of other products over our products or otherwise do not satisfactorily perform according to the terms of their agreements with us.

We rely on our manufacturing operations to produce the majority of the nutrition products that we sell, and disruptions in our manufacturing system or losses of manufacturing certifications and licenses could affect our results of operations adversely.

We currently operate manufacturing facilities in the United States and Canada. All of our domestic and foreign operations manufacturing products for sale in the United States are subject to cGMPs, promulgated by the FDA and other applicable regulatory standards, including in the areas of environmental protection and worker health and safety. We are subject to similar regulations and standards in Canada. Any significant disruption in our operations at any of these facilities, including any disruption due to equipment failures, increase in fuel costs, any regulatory requirement, quality, manufacturing or other regulatory issues, natural or man-made disasters, inclement weather conditions, accidents, system failures, power outages, political instability, physical or cyber break-ins, server failure, work stoppages, slowdowns or strikes by employees, acts of terrorism, the outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics (including the COVID-19 pandemic and its potential impact on our financial results) and other unforeseen or catastrophic events, could affect our ability to meet our production volume requirements and respond quickly to changes in consumer demand and could have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, our manufacturing capacity may not be able to keep pace with our growth plans, especially if we need significantly greater amounts of inventory. Our business could be adversely affected if we fail to comply with governmental regulations applicable to the manufacturing of our products. For example, in 2015, Health Canada identified certain deficiencies in the laboratory operations of our Canadian subsidiary, Vita Health Products, Inc., or Vita Health, resulting in a disruption in our ability to continue testing over-the-counter products under our manufacturing license for that facility until the deficiencies were remediated, which remediation was completed in June 2019, and license was reestablished on January 9, 2020. Additionally, we may be exposed to risks relating to the transfer of work between facilities or risks associated with opening new facilities or closing existing facilities that may cause a disruption in our operations. Although we have implemented Good Manufacturing Practices, or GMPs in our facilities, there can be no assurance that a regulator would agree that our manufacturing operations are cGMP compliant, or that products manufactured in our plants around the world, will not be contaminated or otherwise fail to meet our safety and quality standards. Any such finding of noncompliance, contamination or other safety or quality failures could result in costly recalls, litigation, regulatory or enforcement actions or damage to our reputation, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we encounter problems with distribution, our or our customers’ ability to deliver our products to market could be adversely affected.

We operate 17 facilities primarily dedicated to warehousing and distribution in six countries: the United States, the United Kingdom, Canada, Spain, South Africa and New Zealand. Our products are distributed primarily from our own warehouses to our wholesale partners, distributors and consumers, and we depend in large part on the orderly operation of this receiving and distribution process, which depends, in turn, on adherence to shipping schedules and effective management of our warehouses/distribution centers. Any increase in transportation costs (including increases in fuel costs), increased shipping costs, issues with overseas shipments, supplier-side delays, reductions in the transportation capacity of carriers, labor strikes or shortages in the transportation industry, disruptions to the national and international transportation infrastructure and unexpected delivery interruptions or delays may increase the cost of, and adversely impact, our distribution process.

In addition, if we change the transportation companies we use, we could face logistical difficulties that could adversely affect deliveries and we could incur costs and expend resources in connection with such change. We also may not be able to obtain terms as favorable as those received from the third-party transportation providers we currently use, which could increase our costs. We also may not adequately anticipate changing demands on our distribution system, including the effect of any expansion we may need to implement in our warehouses/distribution centers.

In addition, events beyond our control, such as disruptions in operations due to natural or man-made disasters, inclement weather conditions, accidents, system failures, power outages, political instability, physical or cyber break-ins, server failure, work stoppages, slowdowns or strikes by employees, acts of terrorism, the outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics (including the outbreak of the COVID-19 pandemic and its potential impact on our financial results) and other unforeseen or catastrophic events, could damage our warehouses/distribution centers or render them inoperable, making it difficult or impossible for us to process customer orders for an extended period of time. Such events may also result in delays in our receipt of inventory and the delivery of merchandise between our consumers and/or our partners and our warehouses/distribution centers. We could also incur significantly higher costs and longer lead times associated with distributing inventory during the time it takes for us to reopen or replace our warehouses/distribution centers.

The inability to fulfill, or any delays in processing, customer orders through our distribution network or any quality issues could result in the loss of consumers, wholesale partners or distributors or issuances of refunds or credits, and may also adversely affect our reputation. The success of our wholesale partners or our distributors depends on their timely receipt of products for sale and any repeated, intermittent or long-term disruption in, or failures of, the operations of our warehouses/distribution centers could result in lower sales and profitability, a loss of loyalty to our brands and excess inventory. The insurance we maintain for business interruption may not cover all risk, or be sufficient to cover all of our potential losses, and may not continue to be available to us on acceptable terms, if at all, and any insurance proceeds may not be paid to us in a timely manner. Additionally, we will need to continue to update and expand our warehouses/distribution centers and related systems to support our business growth, which may require significant amounts of capital.

Our profitability and cash flows may be negatively affected if we are not successful in managing our inventory.

Efficient inventory management is a key component of our success and profitability. To be successful, we must maintain sufficient inventory levels to meet our customers’ demands without allowing those levels to increase to such an extent that the costs to warehouses/distribution centers to hold the products unduly impacts our financial results. Our products and raw materials have a limited shelf life, as it is normal for certain nutrition products and other ingredients to degrade over time, and our inventory may reach its expiration date and not be sold. We may decide to discontinue a product, and/or any new products we introduce may not gain market acceptance, which may result in returns by customers and excess inventory. In such cases, we may have to record potential write-downs, which may be significant. In addition, if we do not accurately predict customer trends or spending levels or if we inappropriately price products, we may have to take unanticipated markdowns and discounts to dispose of obsolete, aged or excess inventory or record potential write-downs relating to the value of obsolete, aged or excess inventory. Conversely, if we underestimate future demand for a particular product or do not respond quickly enough to replenish our best-performing products, we may have a shortfall in inventory of such products, likely leading to unfulfilled orders, reduced revenue and customer dissatisfaction.

Maintaining adequate inventory requires significant attention and monitoring of market trends, local markets, developments with suppliers and contract manufacturers and our distribution network, and it is not certain that we will be effective in our inventory management. It is possible we may not be able to obtain raw materials in the first instance. In addition, our inventory could be damaged or destroyed, particularly in the event of any casualty or disruption to our warehouses/distribution centers. As we expand our operations, it may be more difficult to effectively manage our inventory. In any cases where consumers might not have access to our products, our reputation and brands could be harmed, and consumers may be less likely to recommend our products in the future. If we are not successful in managing our inventory balances, it could have a material adverse effect on our business, results of operations and financial condition.

We operate in a highly competitive industry, and our failure to compete effectively could affect our market share, financial condition and growth prospects adversely.

The nutrition industry is a large and growing industry and is highly fragmented in terms of both geographical market coverage and product categories. The market for nutrition products is highly competitive in all our channels of distribution. We compete with companies that may have broader product lines or larger sales volumes, or both, than certain of our brands, and our products compete with nationally advertised brand name products and private brand products. Several of the national brand companies may have resources greater than ours and their products may be heavily promoted. Numerous companies compete with us in the development, manufacture and marketing of nutrition products worldwide. With respect to eCommerce and mail order sales, we compete with a large number of internet companies, some of which manufacture their own products and some of which sell products manufactured by others. The market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. We also may face competition from low-cost entrants to the industry, including from international markets. Increased competition from companies that distribute through the wholesale channel, especially the private brand market, could have a material adverse effect on our business, results of operations, financial condition and cash flows as these competitors may have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than ours.

We may not be able to compete effectively in some or all our markets, and our attempt to do so may require us to reduce our prices, which may result in lower margins. Further, the ability of consumers to compare prices on a real-time basis through the use of smartphones and digital technology puts additional pressure on us to maintain competitive pricing. Failure to compete effectively could have a material adverse effect on our market share, business, results of operations, financial condition, cash flows and growth prospects. See “Business—Competition.”

An adverse change in size or growth rate of the nutrition market could have a material adverse effect on us. Underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control, including media attention and scientific research, which may be positive or negative.

Complying with new and existing government regulation, both in the United States and abroad, could increase our costs significantly, reduce our growth prospects and adversely affect our financial results.

The processing, formulation, safety, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by several U.S. federal agencies, including the FDA, the U.S. Federal Trade Commission, or FTC, the Consumer Product Safety Commission, or CPSC, the U.S. Department of Agriculture, or the USDA, the U.S. Department of Labor’s Occupational Safety & Health Administration, or OSHA, and the U.S. Environmental Protection Agency, or EPA, as well as various state, local and international regulators and agencies of the localities in which our products are sold, including Health Canada, the U.K. Food Standards Agency, or FSA, and similar regulators in the European Union, or the EU, and China. See “Business—Governmental Regulations.”

There is currently no uniform regulation applicable to nutrition products worldwide. Our products are subject to numerous domestic and foreign laws and extensive regulations governing the type of claims we can make regarding our products, the type of ingredients and products that we may market and whether our products require pre-market approval and/or registration. Many of these laws and regulations involve a high level of subjectivity, are inherently fact-based and subject to interpretation, and vary significantly from market to market. For example, in the United States, we market dietary supplements and foods. The FDA regulates the processing, formulation, safety, manufacturing, packaging, labeling, advertising, distribution and sale of dietary supplements and foods.

Government regulation substantially increases the cost and risk of researching, developing, manufacturing, and selling products. Our failure to comply with these regulations could result in, by way of example, significant fines, criminal and civil liability, product seizures, recalls, withdrawals, or other enforcement action. Ingredient identification requirements, which require us to confirm the levels, identity, stability, and potency of ingredients listed on our product labels within a narrow range, as well as requirements around the level or presence of contaminants, are particularly complex and burdensome. Government regulations may prevent or delay the introduction, or require the reformulation or relabeling, of our products in countries where we plan to commence or expand operations. Government regulators could require us to remove a particular product from the market, delay or prevent the import of raw materials for the manufacture of our products, add warnings to product labeling or otherwise disrupt the marketing of our products. Any such government actions would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, which could be material. Any such government actions also could lead to liability, substantial costs and reduced growth prospects. Any of these actions would have a materially adverse effect on our business, financial condition, results of operations and prospects. Moreover, there can be no assurance that new laws or regulations imposing more stringent regulatory requirements on the nutrition industry will not be enacted or issued or that certain agencies will not enforce the existing laws or regulations more strictly. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, our business, prospects and ability to achieve or sustain profitability would be adversely affected.

In addition, if we are not able to maintain regulatory compliance we could incur costs as a result of violations of or liabilities under environmental laws and regulations, or to maintain compliance with such environmental laws, regulations or permit requirements. Under some of these laws, liability for contaminated property may be imposed on current or former owners or operators of the property or on parties that generated or arranged for waste sent to the property for disposal. Liability under these laws may be joint and several and may be imposed without regard to fault or the legality of the activity giving rise to the contamination.

Additional or more stringent regulations and enforcement of nutrition products and other products have been considered from time to time in the United States and globally. We have observed a general increase in regulatory activity across many markets globally where we operate, and the regulatory landscape is becoming more complex with increasingly strict requirements. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Our results of operations and financial condition could be materially adversely affected if a regulatory authority makes a determination that we are not in compliance with any such requirements. These developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. These developments also could increase our costs significantly. New laws, regulations or governmental policy and their related interpretations, or changes in any of the foregoing, may also alter the environment in which we do business and, therefore, may impact our results of operations or increase our costs or liabilities.

We may be exposed to legal proceedings initiated by regulators in the United States or abroad that could increase our costs and adversely affect our reputation and our results of operations.

In all jurisdictions in which we operate, non-compliance with relevant legislation can result in regulators bringing administrative, civil or, in some cases, criminal proceedings. In the United States, the FTC and other federal and state regulators (i.e. attorney generals) have brought or considered bringing actions against us in the past, and may do so in the future. We currently are subject to FTC consent decrees and a USPS consent order, prohibiting certain advertising claims for certain of our products. We also are subject to consent judgments under California’s Safe Drinking Water and Toxic Enforcement Act of 1986, or Proposition 65. A determination that we have violated these obligations could result in substantial monetary penalties, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. Governmental regulations in China are particularly demanding and the Chinese regulatory authorities exercise broad discretion in interpreting and applying regulations. The model we created for operating in China may not continue to be deemed compliant by national or local Chinese regulatory authorities if applicable regulations, or their interpretations, evolve in a manner that is adverse to us and our business model in China. One of our legacy Chinese subsidiaries has been in bankruptcy proceedings since 2017, the outcome of which is difficult to predict. In the United Kingdom and EU, it is common for regulators to take action against retailers and manufacturers for non-compliance with legislation governing foodstuffs and medicines. In the past, Health Canada has identified certain deficiencies in the manufacturing operations of our Canadian subsidiary, Vita Health. Any failure to comply with recommendations or requirements arising from inspections by Health Canada or other regulatory requirements could also have an impact on our ability to continue operating under our various manufacturing licenses for such facilities. Our failure to comply with applicable legislation could occur from time to time, and prosecution for any such violations could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our international business operations expose us to certain risks.

For fiscal 2020 and the three months ended December 31, 2020, international sales represented approximately 15% and 15%, respectively, of our Net Sales. These international operations expose us to certain risks, including:

•	local product preferences and product requirements;

•	local economic conditions and different consumer demand dynamics;

•	competition from local incumbents that understand the local market and may operate more effectively;

•	inflation;

•	changes in or interpretations of foreign regulations that may limit our ability to sell certain products or repatriate profits or capital to the United States;

•	exposure to currency fluctuations;

•	trade protection measures, sanctions, quotas, embargoes, duties, tariffs and surcharges;

•	changes and limits in export and import controls;

•	difficulty in collecting international accounts receivable;

•	difficulty in remitting foreign earnings;

•	difficulty in staffing, developing and managing foreign operations;

•	potentially longer payment cycles;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	renegotiation or modification of various agreements;

•	national and regional labor strikes;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	quarantines for products or ingredients, or restricted mobility of key personnel due to disease outbreaks;

•	government regulations and laws;

•	geographic time zone, language and cultural differences between personnel in different areas of the world;

•	political instability;

•	difficulties in obtaining and protecting intellectual property rights, including trademark availability and registration issues;

•	changes in taxation; and

•	wars and other hostilities.

We are also exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. If the U.S. dollar strengthens in relation to the currencies of other countries where we sell our products, our U.S. dollar reported revenue and income will decrease. In addition, we incur significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. Changes in the relative values of currencies occur regularly and, in some instances, could have an adverse effect on our results of operations and financial condition.

We may experience difficulty entering new international markets due to regulatory barriers, the necessity of adapting to new regulatory systems, and problems related to entering new markets with different cultural bases and political systems and different consumer preferences for our products. These difficulties may prevent, or significantly increase the cost of, our international expansion.

In addition, certain of these risks may be heightened as a result of changing political climates. General trade tensions between the United States and other countries have been escalating since 2018, with multiple rounds of U.S. tariffs imposed on Chinese goods in particular. Furthermore, other countries may institute retaliatory trade measures in response to existing or future tariffs imposed by the United States. Such trade tensions and tariffs could have a negative impact on our business.

Further, the United Kingdom’s withdrawal from the European Union, or Brexit, has created political and economic uncertainty, particularly in the United Kingdom and the European Union, and this uncertainty may last for years. Our and our distributors’ and wholesale partners’ business could be affected during this period of uncertainty, and perhaps longer, by the impact of Brexit. In addition, our and our distributors’ and wholesale partners’ business could be negatively affected by new trade agreements between the United Kingdom and other countries, including the United States and by the possible imposition of trade or other regulatory barriers in the United Kingdom.

As we continue to expand our international operations, these and other risks associated with international operations are likely to increase. These risks, if they occur, could have a material adverse effect on our business and results of operations.

Pending and future litigation and claims may impair our reputation or lead us to incur significant costs.

We are, or may become, party to a number of lawsuits and claims arising in the ordinary course of business, which may include false or deceptive advertising practices, employment matters, intellectual property infringement, Proposition 65, environmental matters, contract disputes, or other matters of our business. There has been a recent increase in class action litigation filed against nutrition product companies alleging deceptive advertising and labeling related to the intended health benefits associated with such products. In addition, we may be required to indemnify our wholesale partners and distributors of our Private Brands products if such partners and distributors were to become party to such claims. Lawsuits and claims could be expensive and time consuming to defend and could divert management’s attention and resources, and negative publicity resulting from allegations made in lawsuits or claims asserted against us, our wholesale partners, distributors, suppliers and contract manufacturers, whether or not valid, may adversely affect our reputation. We may be required to pay damage awards or settlements, become subject to injunctions or other equitable remedies, be required to modify our business processes, practices, strategies, products or product labels or be required to stop selling certain of our products. In addition, intellectual property infringement litigation or claims could cause us to cease making, licensing, selling, distributing, marketing or using products that incorporate the challenged intellectual property, require us to redesign or rebrand our products or packaging, if feasible, or require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which may not be available on commercially reasonable terms, or at all, and may be granted on a non-exclusive basis such that our competitors and other third parties have access to the same intellectual property. Any or all of these consequences could have a material adverse effect on our financial condition, results of operations and cash flows. The outcome of litigation is often difficult to predict, and the outcome of pending or future litigation may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Although we have various insurance programs in place that cover certain types of litigation and claims, the potential liabilities associated with lawsuits and claims could be excluded from coverage or, if covered, could exceed the coverage provided by such programs. In addition, insurance carriers may seek to rescind or deny coverage with respect to pending or future claims or lawsuits. If we do not have sufficient coverage under our policies, or if coverage is denied, we may be required to make material payments to settle litigation or satisfy any judgment. Any of these consequences could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our products do not have the effects intended or cause undesirable side effects, our business may suffer.

Although many of the ingredients in our current nutrition products are vitamins, minerals, and other substances for which there is a long history of human consumption, they also contain innovative ingredients or combinations of ingredients. The products could have certain undesirable side effects if not taken as directed or if taken by a consumer that has certain medical conditions. In addition, such products may not have the effect intended if they are not taken in accordance with certain instructions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects in an unforeseen way or in an unforeseen cohort. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. The raw materials used to make certain of our products may be vulnerable to spoilage and contamination by naturally occurring molds and pathogens. If any of our products or products we develop or commercialize in the future are shown to be harmful or generate negative publicity from perceived harmful effects, our business, financial condition, results of operations, and prospects would be harmed significantly.

We may initiate product recalls or withdrawals or may be subject to regulatory enforcement actions and/or incur material product liability claims, which could increase our costs and adversely affect our reputation and our results of operations.

As a manufacturer, marketer and retailer of products designed for human consumption, we may initiate product recalls or withdrawals, or may be subject to seizures, product liability or other litigation claims and adverse public relations if our products are contaminated, adulterated, mislabeled, misbranded or fail to achieve expected stability and/or shelf life, alleged to cause injury or illness, or if we are alleged to have violated governmental regulations in the manufacture, labeling, promotion, sale or distribution of any products, whether caused by us or someone in our manufacturing or supply chain. Our products primarily consist of vitamins, minerals, herbal and other specialty supplements, and active nutrition products that are classified as foods or dietary supplements and, in most cases, are not necessarily subject to pre-market regulatory review or approval in the United States. One of our Canadian subsidiaries also manufactures and sells non-prescription medications such as headache and cold remedies and one of our U.K. subsidiaries manufactures and sells cosmetic products. Some of the products we sell are produced by third-party manufacturers. A product recall, withdrawal or seizure could result in destruction of product inventory and inventory write-off, negative publicity, temporary facility closings for us or our contract manufacturers, supply chain interruption, fines, substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, a product recall, withdrawal or seizure may require significant management attention. Product recalls may materially and adversely affect consumer confidence in our brands, hurt the value of our brands and lead to decreased demand for our products and decline in price charged for our products. Product recalls, withdrawals or seizures also may lead to increased scrutiny by federal, state or international regulatory agencies of our operations and increased litigation and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We have been in the past, and may be in the future, subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. Any such product liability claims may also include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, or a breach of warranties. Claims could also be asserted under state consumer protection laws. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our existing products. As a marketer of products manufactured by third parties, we also may be liable for various product liability claims for products we do not manufacture. Even successful defense would require significant financial and management resources. In addition, our inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the development and commercial production and sale of our products, which could adversely affect our business, financial condition, results of operations, and prospects.

Our international operations require us to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions in which we do business, and violations of these laws and regulations could materially adversely affect our reputation, business, financial condition and results of operations.

Doing business in multiple countries, directly or through distributors, requires us to comply with the laws and regulations of the U.S. government and various international jurisdictions, and the failure to successfully comply with these rules and regulations may expose us to liabilities, investigations or negative reputation. These laws and regulations apply to companies, individual directors, officers, employees and agents (including, in some cases, distributors), and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our international operations are subject to U.S. and foreign anti-corruption and anti-bribery laws and regulations, such as the Foreign Corrupt Practices Act, or the FCPA, and the U.K. Bribery Act, or the UKBA. The anti-bribery laws generally prohibit covered entities and their intermediaries from engaging in bribery or making other prohibited payments, offers or promises to government officials and, under the UKBA and other laws, commercial counterparties, for the purpose of obtaining or retaining business or other advantages. In addition, the FCPA and other anti-bribery and anti-corruption laws impose recordkeeping and internal controls requirements on publicly traded corporations and their foreign affiliates. As part of our business, we may deal with state-owned business enterprises, the employees and representatives of which may be considered government officials for purposes of the FCPA and UKBA. In addition, some of the international locations in which we operate have less developed legal systems and/or have elevated levels of corruption. Despite our training and compliance programs designed to detect and prevent violations of the FCPA and other anti-corruption laws, our internal control policies and procedures may not always protect us from violations of anti-corruption laws committed by our employees or by third parties, including, but not limited to, our wholesale partners and distributors. Therefore, there can be no assurance that our employees or third parties have not and will not take actions that violate our policies or applicable laws, for which we may be ultimately held responsible. Any violations of anti-bribery and anti-corruption laws or allegations of such violations could result in disruptive and costly investigations, criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures, and could materially adversely affect our reputation, business, financial condition and results of operations.

Our business is required to comply with economic sanctions in the United States and other jurisdictions, and violations of these laws and regulations could materially adversely affect our reputation, business, financial condition and results of operations.

Economic sanctions in the United States and other jurisdictions from time to time prohibit us from transacting with or in certain countries, as well as with certain individuals and companies. In the United States, the U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC, administers and enforces laws, regulations and Executive Orders establishing certain U.S. economic and trade sanctions. Such sanctions prohibit, among other things, transactions with, and the provision of services to, certain foreign countries, regions, territories, governments, entities and individuals. These entities and individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs. The lists of OFAC prohibited countries, regions, territories, governments, persons and entities, including the List of Specially Designated Nationals and Blocked Persons, as such list may be amended from time to time, can be found on the OFAC website at www.treas.gov/ofac. In addition, certain programs administered by OFAC prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the lists maintained by OFAC. Despite our training and compliance programs designed to detect and prevent violations of economic sanctions, our internal control policies and procedures may not always protect us from violations committed by our employees or by third parties, including, but not limited to, our wholesale partners and distributors. Therefore, there can be no assurance that our employees or third parties have not and will not take actions that violate our policies or applicable laws, for which we may be ultimately held responsible. Any violations of economic sanctions or allegations of such violations could result in disruptive and costly investigations, criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures, and could materially adversely affect our reputation, business, financial condition and results of operations.

Our failure to successfully manage our eCommerce business could adversely impact our business and profitability.

As an eCommerce retailer, we encounter risks and difficulties frequently experienced by Internet-based businesses. The success of our eCommerce business, as well as our ability to provide a positive shopping experience that will generate orders and drive subsequent visits, depends on our ability to create an appealing digital platform with efficient and uninterrupted order-taking and distribution operations. Risks associated with our eCommerce businesses include:

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uncertainties associated with our sites, including changes in required technology interfaces, website/application downtime and other technical failures, costs and technical issues as we upgrade our software, inadequate system capacity, computer viruses, human error, security breaches, cyber-attacks and legal claims related to our eCommerce operations;

•	disruptions in Internet and telephone service or power outages;

•	reliance on third parties for computer hardware and software, as well as delivery of merchandise to our consumers and wholesale partners;

•	rapid technology changes;

•	credit or debit card fraud and other payment processing related issues;

•	legal compliance issues related to the online sale of merchandise;

•	liability for online content;

•	fulfillment, inventory control and shipping issues for eCommerce transactions;

•	cybersecurity and privacy concerns and regulations; and

•	natural disasters or adverse weather conditions.

The number of people who access the Internet through devices other than personal computers, including mobile phones, smartphones, notebooks, tablets, video game consoles and television set-top devices, has increased dramatically in the past few years. The smaller screen size, functionality and memory associated with some alternative devices may make the use of our sites and purchasing our products more difficult. The versions of our sites developed for these devices may not be appealing to consumers. As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for alternative devices and platforms and we may need to devote significant resources to the creation, support and maintenance of such applications. If we are unable to attract consumers to our sites through these devices or are slow to develop a version of our sites that is more compatible with alternative devices, we may fail to capture a significant share of consumers in the markets in which we operate, which could adversely affect our business. It is time consuming and costly to keep pace with rapidly changing and continuously evolving technology and our efforts may not increase sales or attract consumers.

Our competitors, some of whom have greater resources than we do, may also be able to benefit from changes in eCommerce technologies, which could harm our competitive position. If we are unable to allow real-time and accurate visibility to product availability when consumers are ready to purchase, quickly and efficiently fulfill their orders using the distribution and payment methods they demand, provide a convenient and consistent experience for customers or effectively manage our eCommerce sales, our ability to compete and our results of operations could be adversely affected.

Further, governmental regulation of eCommerce continues to evolve in such areas as marketing and advertising, taxation, data protection and privacy, pricing, content, copyrights, distribution, mobile communications, electronic contracts and other communications, consumer protection, the provision of online payment services, the design and operation of websites and the characteristics and quality of products and services. Unfavorable changes to regulations in these areas could have a material adverse impact on our eCommerce activities.

We may not be successful in our efforts to make acquisitions and divestitures in the future.

We have in the past pursued and may in the future pursue strategic acquisitions. We may be unable to identify suitable targets, opportunistic or otherwise, for acquisition in the future. If we identify a suitable acquisition candidate, our ability to successfully implement the acquisition will depend on a variety of factors, including our ability to obtain financing on acceptable terms and to comply with the restrictions contained in our debt agreements. Historical instability in the financial markets indicates that obtaining future financing to fund acquisitions may present significant challenges. If we need to obtain our lenders’ consent to an acquisition, they may condition their consent on our compliance with additional restrictive covenants that may limit our operating flexibility. Acquisitions involve risks, including:

•	significant expenditures of cash;

•	the risk that acquired businesses may not perform in accordance with expectations;

•	risks associated with integrating the operations, financial reporting, disparate technologies and personnel of acquired companies;

•	managing geographically dispersed operations;

•	diversion of management’s attention from other business concerns;

•	the inherent risks in entering markets or lines of business in which we have either limited or no direct experience;

•	the potential loss of key employees, customers and strategic partners of acquired companies;

•	the risk that our due diligence process does not identify significant issues, liabilities or other challenges;

•	incurrence of liabilities and claims arising out of acquired businesses;

•	inability to obtain financing; and

•	incurrence of indebtedness or issuance of additional stock.

We may not integrate any businesses or technologies we acquire in the future successfully and may not achieve anticipated operating efficiencies and effective coordination of sales and marketing as well as revenue and cost benefits. Acquisitions may be expensive, time consuming and may strain our resources. Acquisitions may impact our results of operations negatively as a result of, among other things, the incurrence of debt.

Furthermore, we may make strategic divestitures from time to time. These divestitures may result in continued financial involvement in the divested businesses following those transactions, including guarantees, indemnity obligations or other financial arrangements. Under such arrangements, nonperformance by those divested businesses could result in financial obligations imposed upon us and could affect our future financial results.

Our failure to appropriately respond to changing consumer preferences and demand for new products and services or our inability to gain market acceptance for new products could harm our customer relationships and product sales significantly.

The nutrition industry is characterized by rapid and frequent changes in demand for products and new product introductions. Our failure to respond in a timely or commercially appropriate manner, or to accurately predict these trends could negatively impact consumer opinion of us as a source for the latest products, which, in turn, could harm our customer relationships and cause decreases in our net sales. The success of our new product offerings depends upon a number of factors, including our ability to:

•	accurately anticipate consumer needs;

•	innovate and develop new products;

•	successfully commercialize new products in a timely manner;

•	price our products competitively;

•	manufacture and deliver our products in sufficient volumes and in a timely manner; and

•	differentiate our product offerings from those of our competitors.

Emerging science and theories regarding health are constantly evolving, and products or methods of eating once considered healthy may over time become disfavored by consumers or no longer be perceived as healthy. Approaches regarding healthy lifestyles also are the subject of numerous studies and publications, often with differing views and opinions, some of which may be adverse to us. The development of new products requires significant investment in R&D, testing, formulation and potential manufacturing process changes and enhancements. The product innovation process can be long, costly and its outcome can be uncertain. We may not be successful in developing, introducing on a timely basis or marketing any new or enhanced products, and specifically, the initial sales volumes for new or enhanced products may not reach anticipated levels. We may be required to engage in extensive marketing efforts to promote such products, in which case, the costs of developing and promoting such products may exceed our expectations and such products may not perform as expected. Further, certain ingredients used in our products may become negatively perceived by consumers, resulting in decreased demand for our products or reformulation of existing products to remove such ingredients, which may negatively affect taste or other qualities. Prolonged negative perceptions concerning the health implications of certain nutrition products could influence consumer preferences and acceptance of some of our products and marketing programs.

In addition, we are subject to the risk of a potential shift in consumer demand towards more private brand products in the future, which could have an adverse effect on our profitability. If any new products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, this would harm our results of operations. If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are dependent on our executive officers and other key personnel, and we may not be able to pursue our current business strategy effectively if we lose them.

Our business requires disciplined execution at all levels of our organization. This execution requires an experienced and talented management team. Any loss or interruptions of the services of our executive officers and key employees could significantly reduce our ability to effectively manage our operations and implement our key initiatives. If we were to lose the benefit of the experience, efforts and abilities of key executive personnel, it could have a material adverse effect on our business, results of operations and financial condition. Our success depends on our ability to recruit, retain and motivate our executive officers and key employees. Competition for skilled and experienced management and qualified employees is intense and we may not be successful in finding, attracting and retaining new qualified talent required to grow and operate our business profitably.

Our business is significantly dependent on our ability to meet our labor needs, and we may be subject to work stoppages at our facilities or at the facilities of our contract manufacturers, which could negatively impact the profitability of our business.

The success of our business depends significantly on our ability to hire and retain quality employees, including at our manufacturing and distribution facilities, many of whom are skilled. As of September 30, 2020, we had approximately 4,150 employees. We may be unable to meet our labor needs and control our costs due to external factors such as the availability of a sufficient number of qualified persons in the work force of the markets in which we operate, unemployment levels, demand for certain labor expertise, prevailing wage rates, wage inflation, changing demographics, health and other insurance costs, adoption of new or revised employment and labor laws and regulations, and the impacts of man-made or natural disasters, such as tornadoes, hurricanes, and the COVID-19 pandemic. Recently, various legislative movements have sought to increase the federal minimum wage in the United States, as well as the minimum wage in a number of individual states. As federal or state minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly employees as well. Further, should we fail to increase our wages competitively in response to increasing wage rates, the quality of our workforce could decline. Any increase in the cost of our labor could have an adverse effect on our operating costs, financial condition and results of operations. If we are unable to hire and retain skilled employees, our business could be materially adversely affected.

If our employees or the employees of our contract manufacturers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could interfere with our ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. Any interruption in the delivery of our products could reduce demand for our products and could have a material adverse effect on us.

Our profits may be affected negatively by currency exchange rate fluctuations.

Our assets, earnings and cash flows are influenced by currency fluctuations due to the geographic diversity of our sales and the countries in which we operate. These fluctuations may have a significant impact on our financial results. For fiscal 2020, 15% of our sales were denominated in a currency other than the U.S. dollar, and as of December 31, 2020, 10% of our assets and 4% of our total liabilities were denominated in a currency other than the U.S. dollar. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

We are subject to data security and privacy risks and obligations that could negatively impact our results of operations or reputation.

We collect, process, transmit, disclose, use and store personal, sensitive and confidential information and data, including our proprietary business information and information of our consumers (including users of our sites), wholesale partners, distributors, employees, suppliers, contract manufacturers and business partners. The secure collection, processing, maintenance and transmission of this information is critical to our operations. Consumers and our wholesale partners, distributors, employees, suppliers, contract manufacturers and business partners have a high expectation that we will adequately protect their information, including personal information, from cyber-attacks or other security breaches, and may have claims against us if we are unable to do so. We may also have exposure to regulatory investigation and other compliance risks in the event of a cyber-attack or other security breach. Our wholesale partners, distributors and other business partners may have contractual rights of indemnification against us in the event that their customer or proprietary business information is accessed, disclosed, lost, misused or compromised as a result of a breach of our information systems. In such an event, these business partners may also seek to terminate our contracts with them.

Our systems and those of our wholesale partners, distributors, suppliers, contract manufacturers, third-party service providers and business partners may be vulnerable to data or security breaches, cyber-attacks, acts of vandalism, computer viruses, misplaced or lost data, human errors or other similar events. While we have safeguards in place to defend our systems against intrusions and attacks and to protect our data, we cannot be certain that these measures are sufficient to counter all current and emerging technology threats. If unauthorized parties gain access to our networks or data, or those of our wholesale partners, distributors, employees, suppliers, contract manufacturers, third-party service providers or business partners, they may be able to access, steal, publish, delete, use in an unauthorized manner or modify confidential and sensitive information, including credit card information and personally identifiable information. In addition, employees may intentionally or inadvertently cause data or security breaches that result in destruction, loss, alteration, unauthorized disclosure of or access to such information. Although we believe the procedures and processes we have implemented to handle an attack are adequate, the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect. Threats to our systems and associated third-party systems can originate from human error, fraud or malice on the part of employees or third parties or simply from accidental technological failure. Computer viruses and other malware can be distributed and could infiltrate our systems or those of associated third parties. Because the techniques used to circumvent security systems can be highly sophisticated, change frequently, are often not detected until launched against a target and may originate from less regulated and remote areas around the world, we, and our third-party service providers, may be unable to effectively detect or proactively address all possible techniques or implement adequate preventive measures for all situations. Any such cyber-attack or threat, including those that result in data or security breaches, could result in costly investigations, litigation, government enforcement actions, civil or criminal penalties, fines, operational changes or other response measures, loss of consumer confidence in our security measures, loss of business partners, and negative publicity that could adversely affect our brand, reputation, business, results of operations and financial condition. In addition, denial of service or other attacks could be launched against us for a variety of purposes, including to interfere with our services or create a diversion for other malicious activities. Our defensive measures may not prevent unplanned downtime, unauthorized access or unauthorized use of confidential or sensitive data. While we maintain cyber errors and omissions insurance coverage that covers certain aspects of cyber risks, these losses may not be adequately covered by insurance or other contractual rights available to us.

In addition, we must comply with numerous increasingly complex and rigorous laws and regulations regarding privacy and the collection, storage, use, processing, transfer, transmission, disclosure and protection of personal and other data, which require us, among other things, to maintain reasonable and appropriate data security measures and to provide timely notice to individuals and/or regulators in the event that such personal information is compromised. The regulatory environment surrounding information security and privacy is demanding, with the frequent imposition of new and changing requirements across our business. Various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, information security and consumer protection. For example, California enacted the California Consumer Privacy Act, or the CCPA, which went into effect on January 1, 2020, and limits how we may collect, use, and process personal data of California residents. The CCPA also provides for regulatory penalties for violations, as well as a private cause of action for data breaches that is expected to increase data breach litigation in California. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020, or CPRA. The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. The effects of the CCPA and CPRA are potentially significant and may require us to modify our data processing practices and policies and to incur substantial compliance-related costs and expenses.

In addition, the European Union’s, or EU’s, regulation governing data practices and privacy called the General Data Protection Regulation, or the GDPR, became effective on May 25, 2018 and has resulted in, and will continue to result in, significantly greater compliance burdens and costs for companies with customers and operations in the EU. The GDPR and its implementing legislation imposes several stringent requirements for controllers and processors of personal data and could make it more difficult and/or more costly for us to use and share personal data. The GDPR also imposes potentially significant penalties for non-compliance, which may result in monetary penalties of up to €20.0 million or 4% of a company’s worldwide annual revenue of the previous fiscal year, whichever is higher. The GDPR and other similar regulations require companies to give specific types of notice and in some cases seek consent from consumers and other data subjects before collecting or using their data for certain purposes, including some marketing activities. For example, Directive 2002/58/EC (as amended by Directive 2009/136/EC), collectively, e-Privacy Directive, governs, among other things, the use of cookies and the sending of electronic direct marketing within the EU and, as such, will apply to our marketing activities within the EU. Further, Brexit has created uncertainty with regard to the regulation of data protection in the United Kingdom In particular, while the Data Protection Act of 2018, which implements and complements the GDPR achieved Royal Assent on May 23, 2018 and is now effective in the United Kingdom alongside a U.K. only adaptation of the GDPR which took effect on January 1, 2021 (as further discussed below), it is still unclear whether transfer of data from the European Economic Area, or the EEA, to the United Kingdom will remain lawful under the GDPR without additional safeguards. As of the beginning of 2021 (when the transitional period following Brexit expired), we are required to comply with the GDPR as well as the U.K. equivalent. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear, for example, how data transfers between EU member states and the United Kingdom will be treated and the role of the U.K.’s Information Commissioner’s Office with respect to the EU following the end of the transitional period. These changes may lead to additional costs and increase our overall risk exposure.

Additionally, we are subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to transfer of personal data outside the EEA, which are rapidly evolving and likely to remain uncertain for the foreseeable future. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States and other jurisdictions; for example, on July 16, 2020, the European Court of Justice, or CJEU, invalidated the EU-U.S. Privacy Shield framework, or Privacy Shield, which provided companies with a mechanism to comply with data protection requirements when transferring personal data from the EU to the United States. The same decision also cast doubt on the ability to use one of the primary alternatives to the EU-U.S. Privacy Shield framework, namely, the European Commission’s Standard Contractual Clauses, to lawfully transfer personal data from Europe to the United States and most other countries. At present, there are few if any viable alternatives to the Privacy Shield Frameworks and the Standard Contractual Clauses for the foregoing purposes.

Outside of the EU, many countries and territories have laws, regulations or other requirements relating to privacy, data protection, information security and consumer protection, and additional countries and territories are adopting such legislation or other obligations with increasing frequency. One example is China’s cybersecurity law, which took effect in June 2017. Many of these laws may require consent from consumers for the use of data for various purposes, including marketing, which may reduce our ability to market our products. There is no harmonized approach to these laws and regulations globally. Further, these laws are subject to differing interpretations, and may be inconsistent from jurisdiction to jurisdiction. Consequently, we would increase our risk of non-compliance with applicable foreign data protection laws by expanding internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant.

The GDPR, e-Privacy Directive, CCPA, CPRA and other federal, state, local and international data privacy laws and their interpretations continue to develop and may be inconsistent with one another. Non-compliance with these laws and regulations could result in regulatory penalties and/or significant monetary liability. Although we make reasonable efforts to comply with all applicable laws and regulations, there can be no assurance that we will not be subject to regulatory action, including fines, or private causes of action in the event of non-compliance. We or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our third-party service providers’ business, financial condition and results of operations. Further, insurance coverage and other contractual rights may not be sufficient to cover losses we may incur in the event of non-compliance. See “—Insurance coverage, even where available, may not be sufficient to cover losses we may incur.”

We are required to comply with payment card network operating rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition.

Because we accept debit and credit cards for payment, we are subject to the Payment Card Industry Data Security Standard, or the PCI Standard, issued by the Payment Card Industry Security Standards Council, with respect to payment card information. The PCI Standard contains compliance guidelines with regard to our security surrounding the physical and electronic storage, processing and transmission of cardholder data. Compliance with the PCI Standard and implementing related procedures, technology and information security measures requires significant resources and ongoing attention. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology, such as those necessary to achieve compliance with the PCI Standard or with maintenance or adequate support of existing systems could also disrupt or reduce the efficiency of our operations. Any material interruptions or failures in our payment-related systems could have a material adverse effect on our business, results of operations and financial condition. If there are amendments to the PCI Standard, the cost of re-compliance could also be substantial and we may suffer loss of critical data and interruptions or delays in our operations as a result.

In addition to the PCI Standard, our payment processors require us to comply with other payment card network operating rules, which are set and interpreted by the payment card networks. These rules and standards govern a variety of areas, including how consumers and clients may use their cards, the security features of cards, security standards for processing, data security and allocation of liability for certain acts or omissions, including liability in the event of a data breach. The payment card networks may change these rules and standards from time to time as they may determine in their sole discretion and with or without advance notice to their participants. These changes may be made for any number of reasons. If the payment card networks adopt new operating rules or interpret or reinterpret existing rules in ways that that we or our payment processors find difficult or even impossible to comply with, or costly to implement, it could have a significant impact on our business and financial results. Further, changes in the payment card network rules regarding chargebacks may affect our ability to dispute chargebacks and the amount of losses we incur from chargebacks. If we fail to make required changes or otherwise fail to comply with the rules and regulations adopted by the payment card networks, including the PCI Standard, we would be in breach of our contractual obligations to payment processors and merchant banks, may be required to reimburse our payment processors for fines and assessments imposed by payment card networks in respect of fraud or chargebacks or be disqualified from processing transactions if satisfactory controls are not maintained. If we are unable to comply with the security standards established by banks and the payment card industry, we may be subject to fines, penalties, damages, civil liability, suspension of registration, restrictions and expulsion from card acceptance programs, which could adversely affect our retail operations. Further, there is no guarantee that, even if we comply with the rules and regulations adopted by the payment card networks, we will be able to maintain our payment card acceptance privileges. We also cannot guarantee that our compliance with network rules, including the PCI Standard, will prevent illegal or improper use of our payments platform or the theft, loss, or misuse of the credit card data of customers or participants, or a security breach.

Any failure, inadequacy, interruption or breach of our information technology systems, whether owned or controlled by us or outsourced or managed by third parties, could harm our ability to effectively operate our business and could have a material adverse effect on our business, results of operations and financial condition

We rely heavily on information technology systems, including those maintained by us and those maintained and provided by third parties (for example, “software-as-a-service” and cloud solutions), for many functions across our operations, including order entry and customer billing, maintaining customer records, accurately tracking purchases and incentive payments, managing accounting, finance and manufacturing operations, generating reports, providing customer service and technical support and operating our eCommerce platform. Our ability to effectively manage our business and coordinate the sourcing, distribution and sale of our products depends significantly on the reliability and capacity of these systems. Our reliance on information technology networks and systems has increased as a result of remote working for certain office employees as a result of the COVID-19 pandemic. We devote significant resources to network security to protect the integrity and operation of our systems. However, our systems, and those of our third-party service providers, are subject to damages, failures, malfunctions, outages or other interruptions which could be caused by a number of factors such as power outages or damages, telecommunications problems, data corruption, software errors, human error, computer viruses, defects and other errors, physical or electronic break-ins, theft, design defects, network failures, security breaches, cyber-attacks, acts of war or terrorist attacks, fire, flood and natural disasters. A system, failure, outage or other interruption may also cause the loss of important data. Our or our third-party providers’ existing safety systems, data backup, access protection, user management, information technology emergency planning and other security measures may not be sufficient to prevent data loss or long-term network outages.

In addition, we may have to upgrade our existing information technology systems from time to time in order for such systems to withstand the increasing needs of our expanding business. We rely on certain hardware, telecommunications and software vendors to maintain and periodically upgrade many of these systems so that we can continue to support our business. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of our operations. Further, upgrading and expanding our information technology infrastructure could require significant investment of additional resources and capital, which may not always be available or available on favorable terms. We also depend on our information technology staff. If we cannot meet our staffing needs in this area, we may not be able to fulfill our technology initiatives while continuing to provide maintenance on existing systems. Any material disruption, outage or slowdown of our systems or those of our third-party providers, including those caused by our or their failure to successfully upgrade our or their systems, and our or their inability to convert to alternate systems in an efficient and timely manner could have a material adverse effect on our business, results of operations and financial condition.

Our inability or failure to maintain, protect, enforce and defend our intellectual property rights could adversely affect our business.

Our success depends in part on our ability to maintain, protect, enforce and defend our intellectual property and other proprietary rights. We rely upon a combination of patent, copyright, trademark and trade secret laws, as well as certain contractual provisions, to protect our intellectual property rights. However, these laws, procedures and agreements provide only limited protection and may not be adequate to protect any of our intellectual property rights from being challenged, invalidated, circumvented, infringed, diluted or misappropriated. Further, efforts to monitor the infringement, misappropriation or other violation of our intellectual property rights by third parties are difficult, expensive, and time-consuming, and there can be no assurance that we will be able to prevent infringing products from being manufactured without our knowledge and consent.

We rely on our trademarks, trade name and brand names to distinguish our products and services from the products and services of our competitors, and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will mature to registration or that we will otherwise obtain adequate trademark protection. Also, third parties have opposed, and may oppose in the future, our trademark applications, or otherwise challenge our use of our trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand products or services, which could result in loss of brand recognition, and could require us to devote extensive resources to develop, advertise and market new brands. Further, there can be no assurance that in those foreign jurisdictions in which we conduct business the trademark protection and enforcement practices available to us will be as extensive as the protection and enforcement practices available to us in the United States. In addition, we license in certain trademarks from third parties to use on certain of our products, and such licenses may be terminated, may not be renewed, or may not be renewed on terms favorable to us.

We have applied for, and may continue to apply for, patents relating to our products and technology. When we do apply for patents, we cannot guarantee our applications will be successful and result in the issuance of any patents or that the scope of the patents that do issue will provide adequate protection from competition. The patenting process is expensive and time-consuming, and we may not be able to file and/or prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, we may not pursue or obtain patent protection in all relevant markets. Furthermore, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, it is possible that patents issued to us may be challenged successfully and narrowed in scope or found to be invalid or unenforceable in the future. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. In addition, our current patents will expire or they may otherwise cease to provide meaningful competitive advantage, and we may be unable to adequately develop new technologies and obtain future patent protection to preserve our competitive advantage or avoid adverse effects on our business. Moreover, even with respect to some of our products or certain ingredients in our products that may be covered by patents, there are numerous similar yet non-infringing supplement products or ingredients in the marketplace, and this negatively affects sales we might otherwise make.

In addition to seeking patents for some of our proprietary technologies, processes and products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to protect most of our products. However, trade secret protection is risky and uncertain, and the disclosure or independent development of our proprietary technology could have a material adverse impact on our business and results of operations. Any party with whom we have executed non-disclosure or non-use agreements may breach those agreements and disclose our proprietary technology, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and a favorable outcome is not guaranteed. In addition, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would not have legal recourse to prevent such third party, or those to whom they communicate such technology or information, from using that technology or information to compete with us.

From time to time, legal action by us may be necessary to protect, enforce and defend our intellectual property and other proprietary rights. We may also be subject to claims by third parties alleging that we infringe, misappropriate or otherwise violate their intellectual property or other proprietary rights. Furthermore, we cannot guarantee that the operation of our business does not and will not infringe or violate the rights of third parties. Any litigation or proceedings to defend ourselves against claims of infringement of third-party intellectual rights, enforce our intellectual property or determine the validity and scope of the proprietary rights of others, regardless of the merit of any such claim, could be costly, divert attention of management and may not ultimately be resolved in our favor. Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using certain intellectual property or offering certain products, or may be liable for damages, which in turn could materially adversely affect our business, financial condition or results of operations. See “—Pending and future litigation and claims may impair our reputation or lead us to incur significant costs.”

If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce, protect or defend our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

Our results of operations fluctuate on a quarterly basis.

We experience quarterly fluctuations in our financial performance, as a result of a variety of factors, including the timing of our promotional activities, the timing of product introductions and merchandise mix. We periodically offer a variety of sales and promotional incentives to our customers and consumers, such as price discounts, consumer coupons, volume rebates, cooperative marketing programs, slotting fees and in-store displays. Our net sales and profitability are impacted by the introduction and discontinuance of such sales and promotion incentives. New product introductions and shelf resets at our customers may also cause our results of operations to fluctuate. In addition, we have experienced and expect to continue to experience fluctuations in our quarterly results of operations due to the seasonal nature of our business. As a result, historical period-to-period comparisons of our results of operations are not necessarily indicative of future period-to-period results, impacting comparability of our quarterly results year-over-year.

Goodwill and intangible assets, net represent a significant portion of our total assets, and any impairment of these assets could materially adversely affect our results of operations and financial condition.

Goodwill and intangible assets, net accounted for 67% and 66% of our total assets as of September 30, 2020 and December 31, 2020, respectively. We monitor the recoverability of our indefinite-lived intangible assets, which are our trademarks and tradenames, and evaluate goodwill and indefinite-lived intangible assets annually to determine if impairment has occurred. We also review the carrying value of our goodwill and intangible assets, both indefinite- and definite-lived, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be fully recoverable. Such indicators are based on market conditions and the operational performance of our business. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the intangible assets or goodwill and the fair value of the intangible assets and the implied fair value of the goodwill, respectively, in the period the determination is made. The testing of goodwill and intangible assets for impairment requires us to make estimates that are subject to significant assumptions about our future sales, profitability, cash flow, fair value of assets and liabilities and weighted average cost of capital, as well as other assumptions. Changes in these estimates, or changes in actual performance compared with these estimates, may affect the fair value of intangible assets or goodwill, which may result in an impairment charge.

In May 2019, we determined that a triggering event had occurred in the Puritan’s Pride reporting unit resulting in an impairment of the goodwill and indefinitely-lived trademark. We may recognize impairment charges in the future based on such assumptions. We cannot accurately predict the amount or timing of any impairment of assets. If we determine that a significant impairment has occurred, we will be required to write off the impaired portion of intangible assets and goodwill. If a significant amount of our goodwill and intangible assets were deemed to be impaired, our business, results of operations and financial condition could be materially adversely affected.

Pandemics, epidemics or disease outbreaks, such as the COVID-19 pandemic, may disrupt our business, including, among other things, consumption and trade patterns, our supply chain and production processes, each of which could materially affect our operations, liquidity, financial condition and results of operations.

The actual or perceived effects of a disease outbreak, epidemic, pandemic or similar widespread public health concern, such as the COVID-19 pandemic, could negatively affect our operations, liquidity, financial condition and results of operations. The COVID-19 pandemic remains dynamic and subject to rapid and possibly material change, including but not limited to changes that may materially affect the operations of our customers and supply chain partners, which ultimately could cause material negative effects on our business and results of operations.

Pandemics, epidemics or disease outbreaks may affect demand for our products because quarantines or other government restrictions on movement may cause erratic consumer purchase behavior. Governmental or societal impositions of restrictions on public gatherings, especially if prolonged, may have adverse effects on in-person traffic to retail stores of our wholesale partners and, in turn, our business. Even the perceived risk of infection or health risk may adversely affect traffic to our store-based retail customers and, in turn, our business, liquidity, financial condition and results of operations, particularly if any self-imposed or government-imposed restrictions are in place for significant time.

The spread of pandemics, epidemics or disease outbreaks such as the COVID-19 pandemic may also disrupt our third-party business partners’ ability to meet their obligations to us, which may negatively affect our operations. These third parties include those who supply our ingredients, packaging, and other necessary operating materials, contract manufacturers, distributors, and logistics and transportation services providers. Ports and other channels of entry may be closed or operate at only a portion of capacity, as workers may be prohibited or otherwise unable to report to work and means of transporting products within regions or countries may be limited for the same reason. Because of the COVID-19 outbreak, transport restrictions related to quarantines or travel bans have been put in place and global supply may become constrained, each of which may cause price increases or shortages of certain ingredients and raw materials used in our products and/or we may experience disruptions to our operations. Further, our contract manufacturers’ ability to manufacture our products may be impaired by any material disruption to their employee staffing, procurement, manufacturing, or warehousing capabilities because of the COVID-19 pandemic or similar outbreaks.

Our results of operations depend on, among other things, our ability to maintain and increase sales volume with our existing customers, to attract new consumers and to provide products that appeal to consumers at prices they are willing and able to pay. Our ability to implement our innovation, advertising, display and promotion activities designed to maintain and increase our sales volumes on a timely basis may be negatively affected because of modifications to retailer shelf reset timing or retailer pullback on in-store display and promotional activities during the COVID-19 outbreak or similar situations. Retailers may also alter their normal inventory receiving and product restocking practices during pandemics, epidemics or disease outbreaks such as the COVID-19 pandemic, which may negatively affect our business.

Workforce limitations and travel restrictions resulting from pandemics, epidemics or disease outbreaks such as the COVID-19 pandemic and related government actions may affect many aspects of our business. If a significant percentage of our workforce cannot work, including because of illness, travel or government restrictions in connection with pandemics or disease outbreaks, our operations may be negatively affected. We have incurred and continue to incur substantial costs relating to the implementation of safety measures, such as signage, personal protective equipment and sanitizing protocols, and certain payments or incentives to or other costs relating to employees. In addition, pandemics or disease outbreaks could cause a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect customers and consumers’ demand for our products.

Adverse and uncertain economic conditions, such as decreases in per capita income and level of disposable income, increased unemployment or a decline in consumer confidence because of the COVID-19 outbreak or similar situations, could have an adverse effect on distributor, retailer and consumer demand for our products. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns. Prolonged unfavorable economic conditions, including because of COVID-19 or similar outbreaks, and any resulting recession or slowed economic growth, may have an adverse effect on our sales and profitability.

Insurance coverage, even where available, may not be sufficient to cover losses we may incur.

Our business exposes us to the risk of liabilities arising from our operations. For example, we may be liable for claims brought by users of our products or by employees, customers or other third parties for personal injury or property damage occurring in the course of our operations. We seek to minimize these risks through various insurance contracts from third-party insurance carriers. However, our insurance coverage is subject to large individual claim deductibles, individual claim and aggregate policy limits, and other terms and conditions. We retain an insurance risk for the deductible portion of each claim and for any gaps in insurance coverage. We do not view insurance, by itself, as a material mitigant to these business risks.

We cannot assure you that our insurance will be sufficient to cover our losses. Any losses that insurance does not substantially cover could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Additionally, the insurance industry has become more selective in offering some types of insurance, such as product liability and property insurance, and we may not be able to continue to obtain comparable insurance coverage on favorable terms, or at all, in the future.

Negative information, including inaccurate information, about us on social media may harm our reputation and brands, which could have a material and adverse effect on our business, financial condition and results of operations.

There has been a marked increase in the use of social media platforms and similar channels that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its effect. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is potentially limitless. Information about our business and/or products may be posted on such platforms at any time. Negative views regarding our products have been posted on various social media platforms, may continue to be posted in the future, and are out of our control. Regardless of their accuracy or authenticity, such information and views may be adverse to our interests and may harm our reputation and brands. The harm may be immediate without affording an opportunity for redress or correction. Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may materially and adversely affect our business, financial condition and results of operations.

Parent controls us and its interests may conflict with yours in the future.

Immediately following this offering, Parent will beneficially own approximately     % of the voting power of our common stock (or approximately     % if the underwriters exercise in full their over-allotment option). KKR

Investor and Carlyle Investors own all of the equity interests of Parent and the general partner of Parent and as such, through Parent, will be able to control the election and removal of our directors and thereby determine our corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of our certificate of incorporation or bylaws and other significant corporate transactions for so long as KKR Investor and its affiliates and/or Carlyle Investors and their respective affiliates retain significant ownership of Parent and/or us. KKR Investor, Carlyle Investors and their respective affiliates may also direct us to make significant changes to our business operations and strategy, including with respect to, among other things, new product offerings, employee headcount levels and initiatives to reduce costs and expenses. This concentration of our ownership may delay or deter possible changes in control of the Company, which may reduce the value of an investment in our common stock. So long as KKR Investor and its affiliates and/or Carlyle Investors and their respective affiliates continue to own, directly or indirectly, a significant amount of our voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions and, subject to the maintenance of certain ownership requirements, each of KKR Investor and Carlyle Investors will be able to appoint individuals to our board of directors under the stockholders agreement that we expect to enter into in connection with this offering. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

In the ordinary course of their business activities, KKR Investor, Carlyle Investors and their respective affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our amended and restated certificate of incorporation will provide that any of KKR Investor, Carlyle Investors, any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will not have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. KKR Investor, Carlyle Investors and their respective affiliates also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, KKR Investor, Carlyle Investors and their respective affiliates may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

In addition, KKR Investor, Carlyle Investors and their respective affiliates through Parent will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of the Company or a change in the composition of our board of directors and could preclude any acquisition of the Company. This concentration of voting control could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of the Company and ultimately might affect the market price of our common stock.

Risks Related to Our Indebtedness

Our high level of indebtedness requires that we dedicate a substantial portion of our cash flows to debt service payments and reduces the funds that would otherwise be available for other general corporate purposes and other business opportunities, which could adversely affect our operating performance, growth, profitability and financial condition, which in turn could make it more difficult for us to generate cash flow sufficient to satisfy all of our obligations under our indebtedness.

As of December 31, 2020, we had approximately $1.5 billion outstanding under the First Lien Term Loan Facility and approximately $0.4 billion outstanding under the Second Lien Term Loan Facility. As of December 31, 2020, we had $110.0 million of borrowings and $7.2 million of letters of credit outstanding under the ABL Facility, with an available borrowing capacity under the ABL Facility of approximately $232.8 million (which is subject to customary borrowing conditions, including a borrowing base).

Our overall level of indebtedness requires that we dedicate a substantial portion of our cash flows to debt service payments. The First Lien Term Loan Facility requires quarterly principal and periodic cash interest payments through September 2024 and the Second Lien Term Loan Facility requires periodic cash interest payments through September 2025. The ABL Facility requires periodic cash interest payments on outstanding amounts through September 26, 2022.

Our substantial indebtedness reduces the funds that would otherwise be available for operations, future business opportunities and payments of our debt obligations and limits our ability to:

•	obtain additional financing, if necessary, for working capital and operations, or such financing may not be available on favorable terms;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into joint ventures;

•	react to changes or withstand a future downturn in our business, the industry or the economy in general;

•	meet budget targets and forecasts of future results;

•	engage in business activities, including future opportunities that may be in our interest; and

•	react to competitive pressures or compete with competitors with less debt.

These limitations could adversely affect our operating performance, growth, profitability and financial condition, which would make it more difficult for us to generate cash flow sufficient to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments on our debt obligations also depends on our financial condition, results of operations and capital resources, which are subject to, among other things: the business, financial, economic, industry, competitive, regulatory and other factors discussed in these risk factors, and on other factors, some of which are beyond our control, including: the level of capital expenditures we make, including those for acquisitions, if any; our debt service requirements; fluctuations in our working capital needs; our ability to borrow funds and access capital markets; and restrictions on debt service payments and our ability to make working capital borrowings for debt service payments contained in our debt instruments.

If we are unable to generate sufficient cash flow to permit us to make scheduled service payments on our debt, then we will be in default and holders of that debt and potentially certain of our other debt could declare all outstanding principal and interest to be due and payable. If our existing indebtedness were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, upon the occurrence and continuance of an event of a default, the lenders under the ABL Facility could terminate their further commitments to loan money and our secured lenders under the Credit Facilities could foreclose against the assets securing their borrowings, and we could be forced into bankruptcy or liquidation.

Despite our high level of indebtedness, we may still be able to incur substantially more debt, which could further increase the risks to our financial condition described above.

Despite our high level of indebtedness, we may be able to incur significant additional indebtedness in the future, including off-balance sheet financings, trade credit, contractual obligations and general and commercial liabilities. Although the credit agreements governing the Credit Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness, and additionally we have further borrowing capacity under the ABL Facility. As of December 31, 2020, we had $110.0 million of borrowings outstanding under the ABL Facility, and an available borrowing capacity under the ABL Facility of approximately $232.8 million (which is subject to customary borrowing conditions, including a borrowing base).

We may be able to increase the commitments under the ABL Facility by up to $150 million, subject to certain conditions. We may also be able to increase the capacity under the First Lien Term Loan Facility and the Second Lien Term Loan Facility by up to $225 million collectively, plus an additional amount, subject to certain conditions, which borrowings would be secured indebtedness. The addition of new debt to our current debt levels could further exacerbate the related risks to our financial condition that we now face.

If we are unable to generate sufficient cash to service all of our indebtedness, we may be forced to take other actions to fund the satisfaction of our obligations under our indebtedness, which may not be successful.

If our cash flow is insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, raise additional debt or equity capital or restructure or refinance our indebtedness. However, we may not be able to implement any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Even if new financing were available, it may be on terms that are less attractive to us than our then existing indebtedness or it may not be on terms that are acceptable to us. In addition, the credit agreements governing the Credit Facilities restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Thus, we may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

If we cannot generate sufficient cash flow to permit us to make scheduled payments on our debt, then we will be in default and holders of that debt could declare all outstanding principal and interest to be due and payable. If our existing indebtedness were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, in the event of a default, the lenders under the ABL Facility could terminate their further commitments to loan money and our secured lenders under the Credit Facilities could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

The terms of our outstanding indebtedness may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The credit agreements governing the Credit Facilities contain restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans, investments and other restricted payments;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

Additionally, at certain times, the ABL Facility requires maintenance of a certain minimum fixed charge coverage ratio. See “Description of Certain Indebtedness—Covenants.” Our ability to comply with the covenants and restrictions contained in our credit agreements may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants and restrictions may be impaired.

A breach of the covenants under one of these agreements could result in an event of default under the applicable indebtedness, which, if not cured or waived, could have a material adverse effect on our business, results of operations and financial condition. Such a default, if not cured or waived, may allow the creditors to accelerate the related debt principal and/or related interest payments and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. If our existing indebtedness were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, an event of default under the credit agreements governing the Credit Facilities would permit the lenders under our ABL Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the Credit Facilities, those lenders could proceed against the collateral granted to them to secure that indebtedness, and we could be forced into bankruptcy or liquidation.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed will remain the same, and our net income and operating cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.

London Interbank Offered Rate, or LIBOR, and other interest rates that are indices deemed to be “benchmarks” are the subject of recent and ongoing national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective, while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or to disappear entirely, or have other consequences that cannot be predicted. Any such consequence could have a material adverse effect on our existing facilities, our interest rate swap agreement or our future debt linked to such a “benchmark” and our ability to service debt that bears interest at floating rates of interest.

If the financial institutions that are lenders under the ABL Facility fail to extend credit under the facility or reduce the borrowing base, our liquidity and results of operations may be adversely affected.

One of our sources of liquidity is the ABL Facility. Each financial institution that is a lender under the ABL Facility is responsible on a several but not joint basis for providing a portion of the loans to be made under the facility. If any participant or group of participants with a significant portion of the commitments under the ABL Facility fails to satisfy its or their respective obligations to extend credit under the facility and we are unable to find a replacement for such participant or participants on a timely basis (if at all), our liquidity may be adversely affected.

In addition, the lenders under the ABL Facility may reduce the borrowing base under the facility in certain circumstances, which could adversely impact our liquidity and results of operations.

Our high level of indebtedness may hinder our ability to negotiate favorable terms with our suppliers, which could negatively impact our operating performance and, thus, could make it more difficult for us to generate cash flow sufficient to satisfy all of our obligations under our indebtedness.

Our high level of indebtedness may adversely affect our credit profile or rating, which may adversely affect our ability to negotiate favorable trade terms from our current or future suppliers, including pricing, payment, delivery, inventory, transportation, defective and marketing allowances and other terms, and may increase our need to support merchandise purchases with letters of credit. We may also be unable to negotiate favorable trade terms for our current or future service and non-merchandise vendors, including vendors that assist us in critical aspects of the business such as transportation and logistics, customs, warehousing and storage, insurance and risk management, procurement, marketing and advertising, online operations and information technology. This could negatively impact the profitability of our business and our ability to effectively compete against competitors. Thus, our high level of indebtedness could adversely affect the profitability of our business, which could make it more difficult for us to generate cash flow sufficient to satisfy our obligations under our indebtedness.

General Risk Factors

We will be a “controlled company” within the meaning of the rules of the NYSE and the rules of the SEC and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of other companies that are subject to such requirements.

After completion of this offering and the application of net proceeds therefrom, Parent will beneficially own approximately     % of the voting power of common stock (or approximately     % if the underwriters exercise in full their over-allotment option). As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that:

•	a majority of our board of directors consist of “independent directors” as defined under the rules of the NYSE;

•	our director nominees be selected, or recommended for our board of directors’ selection, by a nominating/governance committee comprised solely of independent directors; and

•	the compensation of our executive officers be determined, or recommended to our board of directors for determination, by a compensation committee comprised solely of independent directors.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors, our compensation committee and nominating and governance committee may not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

As a public company, we will incur significant legal, regulatory, finance, accounting, investor relations, insurance, and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and related rules implemented by the SEC, and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements, diverting the attention of management away from revenue-producing activities. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.

As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected.

We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

There has been no prior public market for our common stock and there may not develop or continue an active, liquid trading market for shares of our common stock, which may cause shares of our common stock to trade at a discount from the initial offering price and make it difficult to sell the shares of common stock you purchase.

Prior to this offering, there has not been a public trading market for shares of our common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling your shares of our common stock at an attractive price or at all. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Instead, the initial public offering price per share of common stock will be determined by agreement among us, the selling stockholders and the representative(s) of the underwriters, and may not be indicative of the price at which shares of our common stock will trade in the public market after this offering. The market price of our common stock may decline below the initial offering price and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock.

Our stock price may change significantly following this offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “—Risks Related to Our Business” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	changes in economic conditions for companies in our industry;

•	changes in market valuations of, or earnings and other announcements by, companies in our industry;

•	declines in the market prices of stocks generally, particularly those of nutrition companies;

•	additions or departures of key management personnel;

•	strategic actions by us or our competitors;

•

announcements by us, our competitors our suppliers of significant contracts, price reductions, new products or technologies, acquisitions, dispositions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•	changes in preference of our customers and our market share;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole;

•	changes in business or regulatory conditions;

•	future sales of our common stock or other securities;

•	investor perceptions of or the investment opportunity associated with our common stock relative to other investment alternatives;

•	changes in the way we are perceived in the marketplace, including due to negative publicity or campaigns on social media to boycott certain of our products, our business or our industry;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our common stock;

•	changes in accounting principles; and

•

other events or factors, including those resulting from informational technology system failures and disruptions, epidemics, pandemics, natural disasters, war, acts of terrorism, civil unrest or responses to these events.

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation against various issuers. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation, which may adversely affect the market price of our common stock.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price per share of common stock will be substantially higher than our as adjusted net tangible book (deficit) per share immediately after this offering. As a result, you will pay a price per share of common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. Upon the issuance and sale of                  shares of our common stock by us at an assumed initial public offering price of $         per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, you will incur immediate and substantial dilution in an amount of $         per share of common stock. If the underwriters exercise their over-allotment option, you will experience additional dilution. See “Dilution.”

You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.

After this offering we will have approximately              shares of common stock authorized but unissued (or              shares if the underwriters exercise in full their over-allotment option). Our amended and restated certificate of incorporation to become effective immediately prior to the consummation of this offering will authorize us to issue these shares of common stock, options and other equity awards relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. We have reserved shares for issuance under our 2018 Equity Plan and our 2021 Equity Plan. See “Executive Compensation—Equity Compensation Plans.” Any common stock that we issue, including under our 2018 Equity Plan, our 2021 Equity Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase common stock in this offering. In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to holders of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities or securities convertible into equity securities, existing stockholders will experience dilution and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, you bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreements and other indebtedness we may incur, and such other factors as our board of directors may deem relevant. See “Dividend Policy.” As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than your purchase price.

The Bountiful Company is a holding company and depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any.

Our operations are conducted through our wholly owned subsidiaries and our ability to generate cash to meet our debt service obligations or to make future dividend payments, if any, is highly dependent on the earnings of, and the receipt of funds from, our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, the agreements governing our indebtedness may restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, including sales by our existing stockholders, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering we will have a total of              shares of our common stock outstanding (or              shares if the underwriters exercise in full their over-allotment option). Of the outstanding shares, the              shares sold in this offering (or              shares if the underwriters exercise in full their over-allotment option) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, or Rule 144, including our directors, executive officers and other affiliates (including our existing stockholders), may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

The remaining outstanding              shares of common stock held by our existing stockholders after this offering, representing approximately     % of the total outstanding shares of our common stock following this

offering (or approximately     % if the underwriters exercise in full their over-allotment option), will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”

We, our directors and executive officers, and substantially all of our stockholders, including the selling stockholders, will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 180 days following the date of this prospectus. Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion and at any time without notice, release all or any portion of the shares or securities subject to any such lock-up agreements. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in a public market pursuant to Rule 144, subject to our compliance with the public information requirement and, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that certain of our existing stockholders will be considered an affiliate upon the expiration of the lock-up period based on their expected share ownership, as well as their board nomination rights (if applicable). Certain other of our stockholders may also be considered affiliates at that time.

In addition, pursuant to a registration rights agreement, KKR Investor and Carlyle Investors will each have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” By exercising their registration rights and selling a large number of shares, KKR Investor and Carlyle Investors could cause the prevailing market price of our common stock to decline. Certain of our existing stockholders have “piggyback” registration rights with respect to future registered offerings of our common stock. Following completion of this offering, the shares covered by registration rights would represent approximately     % of our total common stock outstanding (or approximately     % if the underwriters exercise in full their over-allotment option). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our existing 2018 Equity Plan and the 2021 Equity Plan to be adopted in connection with this offering. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover              shares of our common stock.

As restrictions on resale end, or if the existing stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, or if our operating results do not meet their expectations, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Our management may spend the proceeds of this offering received by us in ways with which you may disagree or that may not be profitable.

Although we anticipate using the net proceeds from the offering received by us as described under “Use of Proceeds,” we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated by this offering. You may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Our management may use the proceeds for corporate purposes that may not increase our profitability or otherwise result in the creation of stockholder value. In addition, pending our use of the proceeds, we may invest the proceeds primarily in instruments that do not produce significant income or that may lose value.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions will provide for, among other things:

•	a classified board of directors, as a result of which our board of directors will be divided into three classes, with each class serving for staggered three-year terms;

•	the ability of our board of directors to issue one or more series of preferred stock;

•	advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•

the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors if KKR Investor, Carlyle Investors and their respective affiliates cease to beneficially own, in the aggregate, at least 40% of shares of common stock entitled to vote generally in the election of directors; and

•

that certain provisions may be amended only by the affirmative vote of at least 66 2/3% of shares of common stock entitled to vote generally in the election of directors if KKR Investor, Carlyle Investors and their respective affiliates cease to beneficially own, in the aggregate, at least 40% of shares of common stock entitled to vote generally in the election of directors.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”

Our board of directors will be authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation will authorize our board of directors, without the approval of our stockholders, to issue              shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders and the federal district courts will be the exclusive forum for Securities Act claims, which could limit our stockholders’ ability to bring a suit in a different judicial forum than they may otherwise choose for disputes with us or our directors, officers, team members or stockholders.

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to the Company or our stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the Exchange Act, which already provides that such claims must be bought exclusively in the federal courts. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other team members or stockholders. Alternatively, if a court were to find the choice of forum provision contained in our amended restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial conditions.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases to identify forward-looking statements in this prospectus.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are not guarantees of future performance. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include but are not limited to those described under “Risk Factors” and the following:

•	unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business;

•

we must expend resources to maintain consumer awareness of our brands, build brand loyalty and generate interest in our products. Our marketing strategies and channels will evolve and our programs may or may not be successful;

•	we are dependent on wholesale partners for a significant portion of our sales;

•	our business is subject to risks associated with our international distribution partners;

•	we are dependent on certain third-party suppliers and contract manufacturers;

•

we rely on our manufacturing operations to produce the majority of the nutrition products that we sell, and disruptions in our manufacturing system or losses of manufacturing certifications and licenses could affect our results of operations adversely;

•	if we encounter problems with distribution, our or our customers’ ability to deliver our products to market could be adversely affected;

•	our profitability and cash flows may be negatively affected if we are not successful in managing our inventory;

•	we operate in a highly competitive industry, and our failure to compete effectively could affect our market share, financial condition and growth prospects adversely;

•

complying with new and existing government regulation, both in the United States and abroad, could increase our costs significantly, reduce our growth prospects and adversely affect our financial results;

•	we may be exposed to legal proceedings initiated by regulators in the United States or abroad that could increase our costs and adversely affect our reputation and our results of operations;

•	our international business operations expose us to certain risks;

•	pending and future litigation and claims may impair our reputation or lead us to incur significant costs;

•	if our products do not have the effects intended or cause undesirable side effects, our business may suffer;

•

we may initiate product recalls or withdrawals or may be subject to regulatory enforcement actions and/or incur material product liability claims, which could increase our costs and adversely affect our reputation and our results of operations;

•

our international operations require us to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions in which we do business, and violations of these laws and regulations could materially adversely affect our reputation, business, financial condition and results of operations;

•

our business is required to comply with economic sanctions in the United States and other jurisdictions, and violations of these laws and regulations could materially adversely affect our reputation, business, financial condition and results of operations;

•	our failure to successfully manage our eCommerce business could adversely impact our business and profitability;

•	we may not be successful in our efforts to make acquisitions and divestitures in the future;

•

our failure to appropriately respond to changing consumer preferences and demand for new products and services or our inability to gain market acceptance for new products could harm our customer relationships and product sales significantly;

•	we are dependent on our executive officers and other key personnel, and we may not be able to pursue our current business strategy effectively if we lose them;

•

our business is significantly dependent on our ability to meet our labor needs, and we may be subject to work stoppages at our facilities or at the facilities of our contract manufacturers, which could negatively impact the profitability of our business;

•	our profits may be affected negatively by currency exchange rate fluctuations;

•	we are subject to data security and privacy risks and obligations that could negatively impact our results of operations or reputation;

•

we are required to comply with payment card network operating rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition;

•

any failure, inadequacy, interruption or breach of our information technology systems, whether owned or controlled by us or outsourced or managed by third parties, could harm our ability to effectively operate our business and could have a material adverse effect on our business, results of operations and financial condition;

•	our inability or failure to maintain, protect, enforce and defend our intellectual property rights could adversely affect our business our results of operations fluctuate on a quarterly basis;

•

goodwill and intangible assets, net represent a significant portion of our total assets, and any impairment of these assets could materially adversely affect our results of operations and financial condition;

•

pandemics, epidemics or disease outbreaks, such as the COVID-19 pandemic, may disrupt our business, including, among other things, consumption and trade patterns, our supply chain and production processes, each of which could materially affect our operations, liquidity, financial condition and results of operations;

•	insurance coverage, even where available, may not be sufficient to cover losses we may incur; and

•

negative information, including inaccurate information, about us on social media may harm our reputation and brands, which could have a material and adverse effect on our business, financial condition and results of operations.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $                 million (or approximately $                 million, if the underwriters exercise in full their over-allotment option) from the sale of shares of our common stock in this offering, assuming an initial public offering price of $                 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares from the expected number of shares of common stock to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, would increase (decrease) our net proceeds from this offering by $                 million. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $                 million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to us from this offering to repay $                 million outstanding aggregate amount of our second lien term loans, with any remainder to be used for general corporate purposes.

As of December 31, 2020, there was $400.0 million aggregate principal amount of our second lien term loans outstanding, maturing on September 26, 2025. As of December 31, 2020, our second lien term loans had an effective interest rate of 7.90%. For a further description of our second lien term loans, see “Description of Certain Indebtedness.”

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering, including from any exercise by the underwriters of their over-allotment option from the selling stockholders. The selling stockholders will receive all of the net proceeds and bear the underwriting discount, if any, attributable to their sale of our common stock. We have agreed to pay certain offering expenses for the selling stockholders incurred in connection with the sale. The selling stockholders will receive approximately $                 of net proceeds from this offering, after deducting the underwriting discounts and commissions.

DIVIDEND POLICY

We currently expect to retain all future earnings for use in the operation and expansion of our business and have no current plans to pay dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreements and other indebtedness we may incur, and such other factors as our board of directors may deem relevant. If we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. The Bountiful Company is a holding company and its operations are conducted through its wholly-owned subsidiaries, including The Nature’s Bounty Co. and its subsidiaries. In the event that we do pay a dividend, we intend to cause our operating subsidiaries to make distributions to us in an amount sufficient to cover such dividend. Our subsidiaries are currently subject to certain restrictions and covenants under the credit agreements governing the Credit Facilities, including limits on amounts of leverage, interest charges and capital expenditures. These restrictions and covenants may restrict the ability of those entities to make distributions to The Bountiful Company. See “Description of Certain Indebtedness.” Any additional financing arrangement we enter into in the future may include restrictive covenants that limit our subsidiaries’ ability to pay dividends to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

In the fourth quarter of fiscal 2020, we paid a $205.0 million extraordinary cash dividend and cash dividend equivalent, or the Distribution, to our stockholders of record as of August 19, 2020 and holders of options that vested on or prior to September 30, 2020, of which $202.1 million was paid to Parent and the remaining $2.9 million was paid to other stockholders and optionholders, including certain of our officers and directors. We funded the Distribution with cash on hand. In addition, holders of unvested options received a strike price reduction of $45.20 per option.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020:

•	on an actual basis; and

•

on an as adjusted basis after giving effect to the sale of                       shares of our common stock offered by us in this offering at an assumed initial public offering price of $                 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds to us therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with the information contained in “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” as well as our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes, each included elsewhere in this prospectus.

	As of December 31, 2020
(In thousands, except par value)	Actual	As Adjusted(1)
	(unaudited)	(unaudited)
Cash and cash equivalents	$44,449	$

Debt:
First Lien Term Loan Facility	1,451,250
Second Lien Term Loan Facility	400,000
ABL Facility(2)	110,000
Other	3,759

Total debt	$1,965,009	$

Stockholders’ equity:
Common stock, $0.01 par value per share, 6,000 shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted	48
Additional paid-in capital	1,070,360
Retained earnings (accumulated deficit)	56,181
Less: Treasury Stock (4,058 shares at cost)	(1,359)
Accumulated and other comprehensive income (loss)	(5,033)

Total stockholders’ equity	1,120,197

Total capitalization	$3,085,206	$

(1)

To the extent we change the number of shares of common stock sold by us in this offering from the shares we expect to sell or we change the initial public offering price from the assumed initial public offering price of $                 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, or any combination of these events occurs, the net proceeds to us from this offering and each of additional paid-in capital, total stockholders’ equity and total capitalization may increase or decrease. A $1.00 increase (decrease) in the assumed initial public offering price of $                 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds that we receive in this offering and each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $                , assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase

(decrease) of 1,000,000 shares in the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering and each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ after deducting the underwriting discount and commissions and estimated offering expenses payable by us.
(2)	As of December 31, 2020, there were $7.2 million letters of credit outstanding under the ABL Facility.

DILUTION

If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book (deficit) per share of our common stock after giving effect to this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the net tangible book value per share attributable to our existing stockholders.

Our net tangible book (deficit) as of December 31, 2020 was approximately $             million, or $         per share of our common stock. We calculate net tangible book (deficit) per share by taking the amount of our total tangible assets (including our right-of-use assets related to our leases), reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.

After giving effect to (i) the sale by us of              shares of common stock in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and (ii) the use of proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book (deficit) as of December 31, 2020 would have been $            , or $         per share of our common stock. This amount represents an immediate decrease in net tangible book (deficit) of $         per share of common stock to our existing stockholders and an immediate and substantial dilution in net tangible book value of $         per share of common stock to new investors purchasing shares in this offering.

The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock:

Assumed initial public offering price per share of common stock	$
Net tangible book (deficit) per share of common stock as of December 31, 2020
Increase in net tangible book value per share of common stock attributable to investors in this offering
As adjusted net tangible book (deficit) per share of common stock after giving effect to this offering

Dilution per share of common stock to investors in this offering	$

Dilution is determined by subtracting as adjusted net tangible book (deficit) per share of common stock after the offering from the initial public offering price per share of common stock.

Each $1.00 increase or decrease in the assumed initial public offering price per share of common stock would increase or decrease, as applicable, the as adjusted net tangible book value by $         per share and the dilution to new investors in the offering by $         per share, assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. The as adjusted information discussed above is for illustrative purposes only. Our net tangible book (deficit) following the completion of the offering is subject to adjustment based on the actual offering price of our common stock and other terms of this offering determined at pricing.

The following table summarizes, on the same as adjusted basis as of December 31, 2020, the total number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share of common stock paid by our existing stockholders and by new investors purchasing shares of common stock in this offering.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
(in thousands)
Existing stockholders			%	$		%	$
New investors in this offering			%	$		%	$

Total			%	$		%	$

If the underwriters were to exercise in full their option to purchase                  additional shares of our common stock from us, the percentage of shares of our common stock held by existing stockholders as of December 31, 2020 would be     % and the percentage of shares of our common stock held by new investors in this offering would be     %.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below are our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical financial data as of September 30, 2020 and September 30, 2019 and for the fiscal years ended September 30, 2020, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical financial data as of September 30, 2018 have been derived from our consolidated financial statements not included in this prospectus. The selected historical financial data as of December 31, 2020 and for the three months ended December 31, 2020 and December 31, 2019 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The selected historical financial data as of December 31, 2019 have been derived from our unaudited condensed consolidated financial statements not included in this prospectus. The results of operations for any period are not necessarily indicative of our future financial condition or results of operations. Share and per share data in the table below has been retroactively adjusted to give effect to the             -for-one stock split, which will occur prior to the consummation of this offering.

In the fourth quarter of fiscal 2020, we paid a $205.0 million Distribution to our stockholders and optionholders with cash on hand. Pro forma net income per share data for the fiscal year ended September 30, 2020 and the three months ended December 31, 2020 presented below give effect to the Distribution and assumes that              and                  additional shares of common stock were outstanding during the fiscal year ended September 30, 2020 and the three months ended December 31, 2020, respectively, and were used to fund the amount of the Distribution in excess of our net income for such period.

You should read the following selected financial data below together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes, each included elsewhere in this prospectus.

	Fiscal Year Ended				Three Months Ended
(In thousands)	September 30, 2020		September 30, 2019	September 30, 2018	December 31, 2020		December 31, 2019
Statement of Income (Loss) Data:
Net sales		$2,069,075	$1,881,645	$1,900,367		$629,356	$492,835
Cost of Sales		1,276,417	1,199,400	1,288,625		366,748	313,659

Gross Profit		792,658	682,245	611,742		262,608	179,176
Selling, General, and Administrative Expenses		595,288	560,876	589,339		162,533	140,978
Impairment Charges		—	133,688	—		—	—

Operating income (loss)		197,370	(12,319)	22,403		100,075	38,198

Interest expense		(127,291)	(139,208)	(129,925)		(29,607)	(33,852)
Gain (loss) on asset disposals		11,979	(1,531)	(4,491)		—	3,316
Miscellaneous, net		(433)	907	1,934		1,422	318

Income (loss) from operations before income taxes		81,625	(152,151)	(110,079)		71,890	7,980
Income tax provision (benefit)		11,695	(38,204)	(268,178)		17,574	1,098

Net income (loss) including non-controlling interests		$69,930	$(113,947)	$158,099		$54,316	$6,882

Net income (loss) attributable to non-controlling interest		—	—	2,499		—	—

Net income (loss) attributable to The Bountiful Company		$69,930	$(113,947)	$155,600		$54,316	$6,882

Per Share Information:
Weighted average shares used in computing income per share
Basic		4,844	4,843	4,837		4,846	4,843

Diluted		4,893	4,843	4,837		4,909	4,879

Income (loss) per share
Earnings per common share, basic		$14.44	$(23.53)	$32.17		$11.21	$1.42

Earnings per common share, diluted		$14.29	$(23.53)	$32.17		$11.06	$1.41

Unaudited Pro Forma Financial Information:
Pro forma weighted average shares used in computing pro forma income per share(1)
Basic

Diluted

Pro forma income (loss) per share(1)
Pro forma earnings per common share, basic	$				$

Pro forma earnings per common share, diluted	$				$

	Fiscal Year Ended			Three Months Ended
(In thousands)	September 30, 2020	September 30, 2019	September 30, 2018	December 31, 2020	December 31, 2019
Balance Sheet Data (end of period):
Cash and cash equivalents	$45,682	$76,942	$46,769	$44,449	$63,066
Working capital(2)	508,721	582,285	552,884	579,457	600,381
Total assets(2)	3,845,412	3,804,060	4,036,518	3,916,191	3,853,663
Total debt, net of unamortized debt issuance costs	1,929,053	1,936,219	1,864,205	1,927,495	1,934,612
Total stockholders’ equity	1,050,524	1,178,209	1,320,184	1,120,197	1,198,180
Cash Flow Data:
Net cash provided by (used in) operating activities	$195,384	$86,703	$(563,828)	$16,594	$(11,309)
Net cash (used in) provided by investing activities	(7,923)	(31,412)	(37,685)	(15,485)	36
Net cash used in financing activities	(220,424)	(29,118)	(113,242)	(3,841)	(3,838)
Capital expenditures	(37,474)	(31,392)	(35,271)	(15,683)	(8,151)

(1)

Unaudited basic and diluted pro forma net income per share data for the fiscal year ended September 30, 2020 and for the three months ended December 31, 2020 assume that $         million and $         million, respectively, (representing the amount by which the $205.0 million gross amount of the Distribution exceeds historical net income during the fiscal year ended September 30, 2020 or the previous twelve months ended December 31, 2020, as applicable) of the proceeds of the proposed offering were used to fund the Distribution paid in the fourth quarter of fiscal 2020. The number of shares of common stock that we would have been required to issue to fund the Distribution was calculated by dividing the $         million and $         million, respectively, by an assumed initial public offering price of $         per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. The number of shares used for purposes of pro forma per share data represents the total number of shares that would have been outstanding for the fiscal year ended September 30, 2020 or for the three months ended December 31, 2020, as applicable, after giving effect to such number of shares of common stock, the proceeds of which is assumed to be used to fund the Distribution, but not the other shares to be issued and sold in the offering. As such, the number of shares being added to the denominator for purposes of pro forma per share data will not exceed the total number of shares to be issued in the offering.

The table below sets forth the computation of our unaudited basic and diluted pro forma net income per share for the fiscal year ended September 30, 2020 and the three months ended December 31, 2020:

	Fiscal Year Ended September 30, 2020		Three Months Ended December 31, 2020
(In thousands, except per share data)	Basic	Diluted	Basic	Diluted
Net income allocated to common stock	$	$	$	$
Weighted average shares outstanding for earnings per common share
Adjustment to weighted average shares of common stock outstanding related to the Distribution

Pro forma weighted average shares outstanding for earnings per common share
Pro forma earnings per common share	$	$	$	$

(2)

Effective October 1, 2019, we adopted the New Lease Standard, which requires a lessee to recognize a liability to make lease payments and a right-of-use asset representing a right to use the underlying asset for the lease term on the balance sheet. The Company adopted the New Lease Standard by applying the modified retrospective transition approach under which current periods beginning on or after October 1, 2019 are presented under the New Lease Standard, while prior period amounts continue to be reported and disclosed in accordance with our historical accounting treatment under ASC 840, Leases (ASC 840). Adoption of the New Lease Standard resulted in the recognition of operating lease right-of-use assets and operating lease liabilities of approximately $41.5 million and $41.9 million (consisting of $8.1 million in current portion of lease liabilities and $33.8 million in lease liabilities, net of current portion included in Accrued expenses and other current liabilities on our balance sheet), respectively, as of October 1, 2019. See Note 2, Summary of Significant Accounting Policies, and Note 14, Leases, to our audited consolidated financial statements included elsewhere in this prospectus for further details regarding the adoption of this standard.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion analyzes our financial condition and results of operations and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that characterize our business. Known material factors that could affect our financial performance and actual results, and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this discussion or otherwise made by our management, are described in “Risk Factors.” Factors that could cause or contribute to such difference are not limited to those identified in “Risk Factors.” All statements in this discussion and analysis concerning our current and planned operations are modified by reference to our discussion of recent developments related to the COVID-19 pandemic, and our ability to carry out our current and planned operations are dependent on further developments associated with the COVID-19 pandemic.

Overview

The Bountiful Company is a pure play branded leader in the highly attractive and growing global nutrition category. With Net Sales over $2.0 billion in fiscal 2020, our scaled platform is the largest in North America and one of the three largest globally. As reflected in our mission statement, we live at the intersection of nature and science, where essential ingredients meet, mix and mingle with ingenuity, inspiration and expertise to create an impressive portfolio of benefits and brands designed to add real value, health and wellness to people’s lives.

Our portfolio is anchored by our Strategic Brands, which consist of our largest, fastest-growing and higher-margin category leaders. These brands include Nature’s Bounty, Solgar, Osteo Bi-Flex, Pure Protein, and Puritan’s Pride. Within our market leading brand portfolio, we offer a broad range of vitamins, minerals, herbal and other specialty supplements, and active nutrition products providing consumers with solutions relating to a number of key benefit areas including, but not limited to, beauty, digestion, energy, heart health, immunity, joint health, sleep, better-for-you snacking and more. We also offer a complementary portfolio of Niche/Private Brands, which include smaller owned brands targeting niche consumer segments, as well as private brand products that we develop and manufacture for a limited group of strategic retail partners.

The Bountiful Company has a long and rich history in the nutrition sector. Originally founded as Nature’s Bounty, Inc. in 1971 as a subsidiary of Arco Pharmaceuticals, the company developed a reputation for delivering high quality nutritional supplements to consumers around the world. From 1995 to 2017, mainly under the name, NBTY, Inc., the company operated across multiple segments that ultimately spanned branded products, contract manufacturing, private brand, and retail.

In September 2017, KKR, in partnership with our President and Chief Executive Officer, Paul Sturman, acquired and carved out the Company’s branded product portfolio and eventually rebranded it The Bountiful Company with a singular focus on building a pure play branded consumer nutrition platform. The Bountiful Company has made significant investments to develop industry-leading capabilities around innovation, brand building, eCommerce, digital, and supply chain.

Trends and Other Factors Affecting Our Business

Various trends and other factors may affect our business and operating results, including:

Economic environment & industry trends

Our performance and results may be impacted by changes in the broader macroeconomic environment and consumer spending trends, particularly in the United States where we generate a majority of our Net Sales. We closely monitor several macroeconomic factors that may affect our operations, including, but not limited to, consumer confidence, consumer demand, interest and inflation rates, unemployment rates, tax policy, and public health matters.

Despite fluctuations in the macroeconomic environment, the global nutrition category has been characterized by its resilience through economic cycles and multiple decades of consistent growth. This has been driven in large part by global health and wellness megatrends as consumers take a more hands-on approach to their health and continue to build trust in the efficacy of nutrition products. The nutrition category is one of the few consumer sectors that experienced growth through the Great Recession (2008 to 2009) and the COVID-19 pandemic. This is because consumption of nutrition products tends to stay elevated during recessionary periods as consumers focus on maintaining their health.

Consumer demand

The global nutrition industry is subject to shifting consumer preferences and our success is therefore dependent on, among other factors, how we respond to evolving consumer trends, the level of consumer demand, product and ingredient availability, and the competitive environment.

Our broad product portfolio is designed to meet the diverse and evolving needs of consumers who we believe continue to take a more proactive approach in managing their health and have become better informed of the potential benefits of nutrition products across a wide range of benefit areas. We believe there are several consumer trends supporting the continued growth of the global nutrition category, including growing interest in health and wellness products broadly, a shift toward self-directed care, greater focus on finding trusted brands to deliver everyday nutrition benefits, an aging population, who on average spends more on vitamins and supplements than younger adults, and the widening availability of nutrition products across a broader array of distribution channels.

Our brands

Our leading portfolio of brands has deep brand equity and credibility and enables us to serve a wide range of consumer demographics across various need states in multiple geographies and along the entire value spectrum. Consumers trust and value our brands, as evidenced by the category-leading market positions of many of our brands. Based on our successes to date, we believe that expanding the presence of our brands and increasing awareness through effective marketing continue to offer significant runway for future growth. We will continue to invest in brand building activities, deepen engagement with consumers through our marketing efforts and leverage our scaled distribution to drive share gains and new consumer growth across our portfolio.

Product innovation

We believe that innovation is a key component to our success and we have developed a differentiated and repeatable innovation process supported by a flexible supply chain. We have built a leading innovation platform, leveraging our scientific and data-driven insights, which feeds our vertically-integrated business model enabling speed to market at significant scale. Our strategy is to maintain a robust three-year innovation pipeline which is managed through a detailed stage-gate process.

Our business is subject to changing consumer trends and preferences, which may depend, in part, on continued consumer interest in our new products, brand extensions and formulations. The success of new product offerings, enhancements, or reformulations depends upon a number of factors, including our ability to: (i) accurately anticipate customer needs; (ii) develop new products / brand extensions to meet these needs; (iii) successfully commercialize new products, brand extensions and formulations in a timely manner; (iv) price products competitively; (v) manufacture and deliver products in sufficient volumes and in a timely manner; (vi) differentiate product offerings from competitors; and (vii) maintain our track record of successfully developing and commercializing products with unique claims, end benefits, and form types.

Distribution channels

Our products have leading distribution across the largest, most important and fastest-growing channels including FDM, Club, Natural/Independent, eCommerce, and direct-to-consumer. We believe we are unique in our ability to quickly and simultaneously launch new products broadly across geographies, channels, and retailers, as well as across multiple brands. In eCommerce, we have made significant investments in recent years, scaling our marketing investments, enhancing digital content, and orienting our distribution operations towards eCommerce, as well as leveraging our scaled direct-to-consumer capabilities.

Sourcing and production

We have significant manufacturing expertise and believe we are market-leaders in key nutrition product forms, in part, due to our vertically-integrated supply chain, which provides substantial flexibility and scale. We operate with flexible line changeover capabilities, cross-site training, and specialized in-house packing, all of which enable high responsiveness to demand, superior customer service and a highly competitive cost structure. While we produce the majority of our products in-house, we maintain a diversified network of strategic co-manufacturers to provide additional scale, flexibility, and specialized capabilities.

Raw materials used in our business consist of ingredients and packaging materials sourced globally. Given the breadth of our portfolio, we have a diverse raw materials base, sourcing over 1,000 raw material ingredients in 2020. We actively manage the costs of our raw materials and packaging materials, and operate a quality and testing program to ensure all materials adhere to strict quality standards.

Competition

The global nutrition industry is highly fragmented and is subject to ongoing consolidation. According to Euromonitor, the top 10 nutrition companies globally represent 19% of the market while the remaining 81% consists of a number of smaller individual competitors. These dynamics are similar in the United States, with the top 10 nutrition companies representing 26% of the market and a number of smaller competitors accounting for the remaining 74%. The Bountiful Company is the largest pure play nutrition company in North America and one of the three largest globally.

In many of our categories, we compete with both branded products and private brand products. Given the strengths of our platform including our scale, brand equity, innovation expertise, and supply chain capabilities, we believe we are well-positioned to capture share. As consumers in the nutrition category increasingly turn to the most trusted brands known for quality and innovation, such as ours, the market share of private brand has declined in recent years.

Impact of COVID-19 pandemic on our business

The outbreak of the COVID-19 pandemic has resulted in the acceleration of long-standing secular health and wellness trends in the global nutrition category. While the industry initially experienced increased demand for immunity products at the onset of the pandemic, we have subsequently seen a sustained increase across broader health and wellness nutrition categories, such as beauty, sleep and stress, all of which were fast-growing sub-categories prior to the COVID-19 pandemic. Other trends such as the growing popularity of nutrition products amongst a younger demographic and the growth of FDM, eCommerce and direct-to-consumer channels were also existing trends that were accelerated by the pandemic. Similarly, the performance of our business through the COVID-19 pandemic is a continuation and acceleration of the growth trends we achieved prior to 2020. Due to the strategies put in place by management and the team’s successful execution of these strategies, we were well-positioned to respond effectively to these accelerating trends. In response to the COVID-19 pandemic, we implemented additional CDC recommended protective measures to help keep our team safe and healthy. These included enhanced cleaning, distribution of personal protective equipment, maintaining social distancing, implementing temperature screening and increased work-from-home options for administrative functions. These measures had some impact on our operations and have resulted in some unforeseen costs.

As the environment created by the COVID-19 pandemic continues to draw new users into the category and elevate the consumer’s focus on health and wellness, we believe the long-term impact will be sustained levels of strong demand for nutrition products, even after the pandemic subsides. The Nutrition Business Journal estimates post-COVID supplement category growth at a rate in the mid-single digits on top of the category growth resulting from the pandemic. In a survey conducted by The Council for Responsible Nutrition, 98% of supplement users indicated that they plan to at least maintain supplement usage moving forward. Additionally, we believe that consumers in the nutrition category increasingly turn to the most trusted brands, such as ours, seeking recognized labels known for quality and innovation. This is evidenced by the decline in private brand market share in recent years.

How We Assess the Performance of Our Business

Our management considers a number of financial metrics to evaluate our business, measure our performance, identify trends affecting our business, determine the allocation of resources, make decisions regarding corporate strategies and evaluate projections. These metrics include non-GAAP metrics in addition to our GAAP results and include, but may not be limited to, the metrics below:

Net Sales

Our Net Sales are derived from the sale of our nutrition products to third parties (including retailers, distributors, wholesalers and end consumers) net of certain costs, which consist of cash discounts, returns and other allowances as well as trade spending. Our gross sales can fluctuate as a function of changes in volume, price, and product mix. In addition, our Net Sales can be impacted by shifts in the timing of shipments to certain retailers, which may impact comparability of our quarterly results on a year over year basis. Our Strategic Brands represent our largest, fastest growing and higher margin category leaders, and are the focus of our new product development, brand building and digitalization efforts. Our Niche/Private Brands include smaller owned brands targeting niche consumer segments, as well as private brand products that we develop and manufacture for a limited group of strategic retail partners. We have spent the last few years streamlining our Niche/Private Brand portfolio with a focus primarily on driving profitability and stability, often at the expense of revenue growth. Going forward, we seek to deliver stable margins and cash flow from our Niche/Private Brands with limited reinvestment.

Gross Profit

Gross profit is our Net Sales less cost of sales. Our cost of sales includes product-related costs (raw materials, packaging), labor, contract manufacturing costs, other operating costs such as rent, repair and maintenance, and depreciation related to the production process. These costs are generally variable in nature relative to our Net Sales volume and depend on a number of factors, such as our promotional activities, commodity costs, and product mix between our Strategic Brands and Niche/Private Brands. Our Strategic Brands generally represent the highest gross margin category leaders in our portfolio and contribute to a majority of our gross profit. Across our manufacturing operations, we continually seek ways to enhance gross margins through productivity initiatives that result in reduced expenses or enhanced throughput.

Selling, General and Administrative

Our Selling, General and Administrative expenses are predominantly comprised of wages, benefits, travel, marketing and advertising, R&D, accounting fees, legal fees, freight and distribution, depreciation and amortization, and other expenses related to the corporate infrastructure required to support our business. In recent years, our Selling, General and Administrative expenses have decreased as a percentage of Net Sales as a result of successfully leveraging our existing scale and past investments. While we have chosen to increase expenses in certain areas critical to our growth, such as advertising and R&D, these have been more than offset by productivity and efficiency measures in other areas. While we will continue to invest in critical areas of our business, we will also continue to leverage our scale, maintain a disciplined approach to expenses and continue to execute on productivity and efficiency opportunities to further expand our operating margins.

Segment Income

We use Segment Income to evaluate performance of our two reportable segments: North America and International. Segment Income excludes unallocated general corporate administrative expenses, depreciation and amortization, impairment charges, acquisition-related costs and other gains or losses that are not part of our measurement of segment performance.

Adjusted EBITDA and Adjusted Net Income

Management uses Adjusted EBITDA and Adjusted Net Income to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of peer companies using similar measures. See “—Reconciliation of Non-GAAP Financial Measures to GAAP Measures” below for a reconciliation of these amounts to the comparable GAAP measure.

Results of Operations—Consolidated Results

Q1 Fiscal 2021 Compared to Q1 Fiscal 2020

The following table compares our results of operations, including as a percentage of Net Sales, on a consolidated basis, for the three months ended December 31, 2020 (first quarter of fiscal 2021) and 2019 (first quarter of fiscal 2020):

	Three months Ended December 31,				Change in
(in millions, except percentages)	2020		2019		Dollars	Percentage
Net Sales	$629.4	100.0%	$492.8	100.0%	$136.5	27.7%
Strategic Brands	429.2	68.2%	328.9	66.7%	100.4	30.5%
Niche/Private Brands	200.1	31.8%	164.0	33.3%	36.1	22.0%
Cost of Sales	366.7	58.3%	313.7	63.6%	53.1	16.9%
Gross Profit	262.6	41.7%	179.2	36.4%	83.4	46.6%
Selling, General, and Administrative Expenses	162.5	25.8%	141.0	28.6%	21.6	15.3%
Operating Income	100.1	15.9%	38.2	7.8%	61.9	162.0%
Interest Expense	29.6	4.7%	33.9	6.9%	(4.2)	(12.5)%
Gain on asset disposals and Miscellaneous, net	(1.4)	(0.2)%	(3.6)	(0.7)%	2.2	(60.9)%
Income from operations before income taxes	71.9	11.4%	8.0	1.6%	63.9	800.9%
Income tax provision	17.6	2.8%	1.1	0.2%	16.5	1500.5%
Net income	$54.3	8.6%	$6.9	1.4%	$47.4	689.2%
Adjusted EBITDA	$125.6	20.0%	$62.6	12.7%	$63.1	100.8%
Adjusted Net Income	$64.8	10.3%	$14.1	2.9%	$50.6	358.9%

Net Sales

Net sales increased $136.5 million, or 27.7%, during the first quarter of fiscal 2021, as compared to the first quarter of fiscal 2020, primarily due to growth in the Club channel of $41.7 million, international markets of $27.5 million, and the U.S. eCommerce channel of $24.1 million. Strength in Club and eCommerce was driven by the Company’s continued investments in core capabilities and across the Strategic Brand portfolio. Strength in international markets was driven by growth in Strategic Brands, especially in Eastern Europe and Western Europe. Sales of Strategic Brands, which represent more than two thirds of consolidated Net Sales, were up $100.4 million, or 30.5%. Growth in Strategic Brands was broad-based with particular strength across the beauty, immunity, sleep, and better-for-you snacking end benefit areas. Sales of Niche/Private Brands were up $36.1 million or 22.0%, driven by strength in private label immunity related products.

Gross Profit

Gross Profit increased $83.4 million, or 46.6%, during the first quarter of fiscal 2021 as compared to the first quarter of fiscal 2020, principally driven by volume growth contributing $49.6 million, and other factors such as a favorable product mix shift towards higher margin Strategic Brands. Our Gross Profit as a percentage of Net Sales was 41.7% in the first quarter of fiscal 2021, as compared to 36.4% in the first quarter of fiscal 2020, an increase of 5.3%, driven by the aforementioned items.

Selling, General, and Administrative Expenses

Selling, General, and Administrative Expenses increased $21.6 million, or 15.3%, to $162.5 million during the first quarter of fiscal 2021, as compared to $141.0 million in the first quarter of fiscal 2020. Selling, General, and Administrative expenses as a percentage of Net Sales were 25.8% in the first quarter of fiscal 2021 compared to 28.6% in the first quarter of fiscal 2020. The increase in Selling, General, and Administrative expenses was driven primarily by a $12.1 million or 34.7% increase in advertising expense to support growth in our Strategic Brands. Additional drivers of growth in Selling, General, and Administrative Expenses included increases in variable compensation of $4.8 million and outbound freight costs of $3.2 million.

Interest Expense

Interest expense of $29.6 million during the first quarter in fiscal 2021 decreased $4.2 million, or

(12.5)%, as compared to the first quarter of fiscal 2020. This decrease is primarily due to the reduction in the average LIBOR to 0.34% in the first quarter of fiscal 2021 from 1.96% in the first quarter in fiscal 2020.

Income Tax Provision

Our effective income tax rate was 24.4% for the first quarter of fiscal 2021, compared to a 13.8% benefit for the first quarter of fiscal 2020. The effective tax rate for the first quarter of fiscal 2020 was impacted by the finalization of an audit for the State of New Jersey and the release of the related income tax reserve.

Net income

Net income increased $47.4 million during the first quarter of fiscal 2021 as compared to the first quarter of fiscal 2020, driven by the aforementioned Net Sales growth and Gross Profit improvement, partly offset by a $21.6 million increase in Selling, General, and Administrative expenses, including advertising expense and a $16.5 million increase in the income tax provision.

Adjusted EBITDA

Adjusted EBITDA was $125.6 million and increased $63.1 million, or 100.8%, during the first quarter of fiscal 2021, as compared to the first quarter of fiscal 2020. Adjusted EBITDA as a percentage of Net Sales was 20.0% in the first quarter of fiscal 2021 compared to 12.7% in the first quarter of fiscal 2020, an increase of 7.3%, driven by the aforementioned Gross Profit improvement, partly offset by continued investments in our Strategic Brands, especially in advertising expense and increases in variable compensation and outbound freight costs. See Reconciliation of Non-GAAP Financial Measures to GAAP Measures following the discussion of our results of operations for definitions and a reconciliation of our Net income to Adjusted EBITDA.

Adjusted Net Income

Adjusted Net Income was $64.8 million and increased $50.6 million, or 358.9%, during the first quarter of fiscal 2021, as compared to the first quarter of fiscal 2020. See Reconciliation of Non-GAAP Financial Measures to GAAP Measures following the discussion of our results of operations for definitions and a reconciliation of our Net Income to Adjusted Net Income.

Fiscal 2020 Compared to Fiscal 2019

The following table compares our results of operations, including as a percentage of Net Sales, on a consolidated basis, for the fiscal years ended September 30, 2020 and 2019:

	Fiscal Year Ended September 30,				Change in
(in millions, except percentages)	2020		2019		Dollars	Percentage
Net Sales	$2,069.1	100.0%	$1,881.6	100.0%	$187.4	10.0%
Strategic Brands	1,374.2	66.4%	1,196.1	63.6%	178.1	14.9%
Niche/Private Brands	694.9	33.6%	685.5	36.4%	9.4	1.4%
Cost of Sales	1,276.4	61.7%	1,199.4	63.7%	77.0	6.4%
Gross Profit	792.7	38.3%	682.2	36.3%	110.4	16.2%
Selling, General, and Administrative Expenses	595.3	28.8%	560.9	29.8%	34.4	6.1%
Impairment Charges	—	0.0%	133.7	7.1%	(133.7)	(100.0)%
Operating Income (loss)	197.4	9.5%	(12.3)	(0.7)%	209.7	*
Interest Expense	127.3	6.2%	139.2	7.4%	(11.9)	(8.6)%
(Gain) loss on asset disposals and Miscellaneous, net	(11.5)	(0.6)%	0.6	0.0%	(12.2)	*
Income (loss) from operations before income taxes	81.6	3.9%	(152.2)	(8.1)%	233.8	153.6%
Income tax provision (benefit)	11.7	0.6%	(38.2)	(2.0)%	49.9	130.6%
Net income (loss) including non-controlling interests	$69.9	3.4%	$(113.9)	(6.1)%	$183.9	161.4%
Adjusted EBITDA	$302.3	14.6%	$250.4	13.3%	$51.9	20.7%
Adjusted Net Income	$98.7	4.8%	$41.1	2.2%	$57.6	140.1%

*	Percentage is not meaningful

Net Sales

Net sales increased $187.4 million, or 10.0%, during fiscal 2020, as compared to fiscal 2019, primarily due to strong performance in the U.S. eCommerce channel, in which our Net Sales grew $118.5 million, over 50% compared to fiscal 2019, and in international markets of $16.0 million. Strength in eCommerce was driven primarily by the Company’s continued investments in digital capabilities and across the Strategic Brands portfolio. Strength in international markets was driven by growth in Strategic Brands, especially in China, Western Europe, and Turkey. Sales of Strategic Brands, which represent nearly two thirds of consolidated Net Sales, were up $178.1 million, or 14.9%, representing 95.0% of consolidated Net Sales growth. Growth in Strategic Brands was broad-based with particular strength across the beauty, immunity, sleep, and better-for-you snacking end benefit areas. Sales of Niche/Private Brands were up $9.4 million or 1.4%.

Gross Profit

Gross Profit increased $110.4 million, or 16.2%, during fiscal 2020 as compared to fiscal 2019, mainly driven by volume growth of $68.1 million, and a favorable product mix shift towards higher margin Strategic Brands. Our Gross Profit as a percentage of Net Sales was 38.3% in fiscal 2020 compared to 36.3% in fiscal 2019, an increase of 2.0%.

Selling, General, and Administrative Expenses

Selling, General, and Administrative Expenses increased $34.4 million, or 6.1%, to $595.3 million during fiscal 2020, as compared to $560.9 million in fiscal 2019. Selling, General, and Administrative expenses as a percentage of Net Sales were 28.8% in fiscal 2020 compared to 29.8% in fiscal 2019. The increase in Selling, General, and Administrative expenses was driven primarily by a $19.6 million or 16.1% increase in advertising expense to support growth in our Strategic Brands. Additional drivers of growth in Selling, General, and Administrative expense included increases in variable compensation of $15.5 million, partly offset by reductions in depreciation expense of $7.2 million and in outbound freight costs of $3.2 million.

Interest Expense

Interest expense of $127.3 million during fiscal 2020 decreased $11.9 million, or (8.6)%, as compared to fiscal 2019. This decrease is primarily due to the reduction in the average LIBOR to 0.97% in fiscal 2020 from 2.37% in fiscal 2019.

Provision (benefit) for Income Taxes

Our effective income tax rate was 14.3% for fiscal 2020, compared to a (25.1)% benefit for fiscal 2019. The effective tax rate for fiscal 2020 was favorably impacted by a $7.4 million benefit related to the enactment of the CARES Act, which enabled the company to carry back a net operating loss at a rate of 35%. The effective tax rate for fiscal 2019 was in a benefit position driven by a loss from operations before income taxes and a $23.5 million benefit related to the reversal of a previously recorded income tax reserve related to a favorable IRS ruling.

Net income (loss) including non-controlling interests

Net income (loss) including non-controlling interests increased $183.9 million during fiscal 2020 as compared to fiscal 2019, driven by the aforementioned Net Sales growth and Gross Profit improvement, the decrease of depreciation expense of $15.7 million in fiscal 2020 from fiscal 2019 primarily related to the Merger in 2017, the decrease of Interest Expense by $11.9 million and the $133.7 million impairment charges in fiscal 2019. This was partly offset by a $49.9 million increase in the provision for Income Taxes, and a $34.4 million increase in Selling, General, and Administrative expenses.

Adjusted EBITDA

Adjusted EBITDA was $302.3 million and increased $51.9 million, or 20.7%, during fiscal 2020, as compared to fiscal 2019. Adjusted EBITDA as a percentage of Net Sales was 14.6% in fiscal 2020 compared to 13.3% in fiscal 2019, an increase of 1.3%, driven by the aforementioned improvement in Gross Profit as a percentage of Net Sales, and a reduction in outbound freight costs. This was partly offset by continued investments in our Strategic Brands, especially in advertising expense. See “—Reconciliation of Non- GAAP Financial Measures to GAAP Measures” following the discussion of our results of operations for definitions and a reconciliation of our Net income (loss) including non-controlling interests to Adjusted EBITDA.

Adjusted Net Income

Adjusted Net Income was $98.7 million and increased $57.6 million, or 140.1%, during fiscal 2020, as compared to fiscal 2019. See “—Reconciliation of Non- GAAP Financial Measures to GAAP Measures” following the discussion of our results of operations for definitions and a reconciliation of our Net income (loss) including non-controlling interests to Adjusted Net Income.

Fiscal 2019 Compared to Fiscal 2018

The following table compares our results of operations, including as a percentage of Net Sales, on a consolidated basis, for the fiscal years ended September 30, 2019 and 2018:

	Fiscal Year Ended September 30,				Change in
(in millions, except percentages)	2019		2018		Dollars	Percentage
Net Sales	$1,881.6	100.0%	$1,900.4	100.0%	$(18.7)	(1.0)%
Strategic Brands	1,196.1	63.6%	1,169.7	61.6%	26.4	2.3%
Niche/Private Brands	685.5	36.4%	730.6	38.4%	(45.1)	(6.2)%
Cost of Sales	1,199.4	63.7%	1,288.6	67.8%	(89.2)	(6.9)%
Gross Profit	682.2	36.3%	611.7	32.2%	70.5	11.5%
Selling, General, and Administrative Expenses	560.9	29.8%	589.3	31.0%	(28.5)	(4.8)%
Impairment Charges	133.7	7.1%	—	0.0%	133.7	*
Operating Income (loss)	(12.3)	(0.7)%	22.4	1.2%	(34.7)	(155.0)%
Interest Expense	139.2	7.4%	129.9	6.8%	9.3	7.1%
(Gain) loss on asset disposals and Miscellaneous, net	0.6	0.0%	2.6	0.1%	(1.9)	(75.6)%
Income (loss) from operations before income taxes	(152.2)	(8.1)%	(110.1)	(5.8)%	(42.1)	(38.2)%
Income tax provision (benefit)	(38.2)	(2.0)%	(268.2)	(14.1)%	230.0	85.8%
Net income (loss) including non-controlling interests	$(113.9)	(6.1)%	$158.1	8.3%	$(272.0)	(172.1)%
Adjusted EBITDA	$250.4	13.3%	$227.1	11.9%	$23.3	10.3%
Adjusted Net Income	$41.1	2.2%	$33.5	1.8%	$7.7	22.9%

*	Percentage is not meaningful

Net Sales

Net sales decreased $18.7 million, or (1.0)%, during fiscal 2019, as compared to fiscal 2018, primarily due to a decline in volume in our Niche/Private Brands, partly offset by growth in Strategic Brands. Sales of Strategic Brands were up $26.4 million, or 2.3%, primarily due to growth in the beauty, immunity, sleep, and better-for-you snacking end benefit areas. Sales of Niche/Private Brands were down $45.1 million, or (6.2)%, driven primarily by a reduction of $15.4 million in distribution footprint for one niche brand in a food channel account in North America, a decline in personal care products of $18.6 million and by the deliberate decision to streamline our private label portfolio, resulting in a decrease of $10.8 million, in order to drive improvements in profitability.

Gross Profit

Gross Profit increased $70.5 million, or 11.5%, during fiscal 2019, as compared to fiscal 2018. Our Gross Profit as a percentage of Net Sales was 36.3% in fiscal 2019 compared to 32.2% in fiscal 2018, an increase of 4.1%. This margin increase is due to $78.6 million of acquisition related inventory fair value adjustments recorded in fiscal 2018, which was related to the Merger in 2017. Excluding the impact of this adjustment, our Gross Profit as a percentage of Net Sales in fiscal 2019 was unchanged as compared to fiscal 2018.

Selling, General, and Administrative Expenses

Selling, General, and Administrative expenses decreased $28.5 million, or (4.8)%, to $560.9 million during fiscal 2019, as compared to $589.3 million in fiscal 2018. Selling, General, and Administrative expenses as a percentage of Net Sales were 29.8% in fiscal 2019, 1.2% favorable as compared to fiscal 2018, due to a reduction in outbound freight costs of $10.8 million, streamlining of salesforce costs of $7.5 million, optimization of advertising expenses resulting in a decrease of $3.7 million, and reductions in accrual benefits pertaining to medical, insurance, and variable compensation expenses of $2.2 million.

Impairment Charges

In fiscal 2019, the Company recorded impairment charges for an indefinite-lived trademark and goodwill of $62.0 million and $71.7 million, respectively. The impairment was specific to Puritan’s Pride, in connection with a change in its management and the establishment of a new strategy whereby we revised its short-term forecast for expected future cash flows. These assets were written down to fair value as of the measurement date. There were no goodwill or indefinite-lived trademark impairment charges recorded during fiscal 2018. See Note 6, Goodwill and Other Intangible Assets, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

Interest Expense

Interest expense of $139.2 million during fiscal 2019 increased $9.3 million, or 7.1%, as compared to $129.9 million in fiscal 2018. This increase is primarily due to an increase in the average effective interest rate on the Company’s First Lien Term Loan Facility and Second Lien Term Loan Facility during fiscal 2019.

Provision (benefit) for Income Taxes

Our effective income tax rate was a (25.1)% benefit in fiscal 2019, compared to a (243.5)% benefit in fiscal 2018. The effective tax rate for fiscal 2019, was in a benefit position driven by a loss from operations before income taxes and a $23.5 million benefit related to the reversal of a previously recorded income tax reserve related to a favorable IRS ruling. The effective tax rate for fiscal 2018, was in a benefit position due to the enactment of the Tax Cuts and Jobs Act of 2017, or Federal Tax Reform, which resulted in a net provisional benefit of $239.7 million.

Net income (loss) including non-controlling interests

Net income (loss) including non-controlling interests decreased $272.0 million during fiscal 2019 as compared to fiscal 2018, driven by the $230.0 million decrease in income tax benefits, a total of $133.7 million of impairment charges incurred in fiscal 2019, the $18.7 million decrease in Net Sales, and the $9.3 million increase in Interest Expense. This was partly offset by the $89.2 million decrease in Cost of Sales and the $28.5 million decrease in Selling, General, and Administrative expenses.

Adjusted EBITDA

Adjusted EBITDA was $250.4 million and increased $23.3 million, or 10.3%, during fiscal 2019, as compared to fiscal 2018. Our Adjusted EBITDA as a percentage of Net Sales was 13.3% in fiscal 2019 compared to 11.9% in fiscal 2018, an increase of 1.4%, driven primarily by the aforementioned growth in Strategic Brands Sales of 2.3%, increased Gross Profit of $70.5 million, and reduction in Selling, General, and Administrative expenses of $28.5 million. See “—Reconciliation of Non-GAAP Financial Measures to GAAP Measures” following the discussion of our results of operations for definitions and a reconciliation of our Net income (loss) including non-controlling interests to Adjusted EBITDA.

Adjusted Net Income

Adjusted Net Income was $41.1 million and increased $7.7 million, or 22.9%, during fiscal 2019, as compared to fiscal 2018. See “—Reconciliation of Non- GAAP Financial Measures to GAAP Measures” following the discussion of our results of operations for definitions and a reconciliation of our Net income (loss) including non-controlling interests to Adjusted Net Income.

Results of Operations—Segment Results

Q1 Fiscal 2021 Compared to Q1 Fiscal 2020

Our segment results, including a reconciliation to our consolidated results for the three months ended December 31, 2020 (first quarter of fiscal 2021) and 2019 (first quarter of fiscal 2020), were as follows:

	Three Months Ended December 31,		Change in
(in millions, except percentages)	2020	2019	Dollars	Percentage
Net Sales
North America	$538.9	$429.9	$109.0	25.4%
Strategic Brands	355.8	280.3	75.5	26.9%
Niche/Private Brands	183.1	149.6	33.6	22.4%
International	$90.4	$62.9	$27.5	43.7%
Strategic Brands	73.4	48.5	24.9	51.4%
Niche/Private Brands	17.0	14.4	2.6	18.0%

Total	$629.4	$492.8	$136.5	27.7%

Segment Income
North America	$122.2	$79.8	$42.4	53.1%
International	36.5	17.8	18.7	105.4%
Corporate and Other Unallocated	(31.8)	(31.5)	(0.3)	(0.9)%
Depreciation and Amortization	(19.4)	(20.4)	0.9	4.5%
Other	(7.4)	(7.6)	0.1	1.7%

Income from continuing operations before income taxes	$100.1	$38.2	$61.9	162.0%

Interest expense	29.6	33.9	(4.2)	(12.5)%
Gain on asset disposals	—	3.3	(3.3)	*
Miscellaneous gain, net	1.4	0.3	1.1	*

Income from operations before income taxes	$71.9	$8.0	$63.9	801.0%

Segment Income as a Percentage of Segment Net Sales
North America	22.7%	18.6%		4.1%
International	40.4%	28.2%		12.1%

*	Percentage is not meaningful

North America

Our Net Sales in the North America reportable segment for the first quarter of fiscal 2021 were $538.9 million, an increase of $109.0 million, or 25.4%, from Net Sales of $429.9 million in the first quarter of fiscal 2020, primarily due to growth in the Club channel of $41.7 million and in the U.S. eCommerce channel of $24.1 million. Strength in Club and eCommerce was driven by the Company’s continued investments in core capabilities and across the Strategic Brand portfolio. Net Sales growth in Strategic Brands of $75.5 million was broad-based with particular strength across the beauty, immunity, sleep, and better-for-you snacking end benefit areas. Segment Income for North America in the first quarter of fiscal 2021 was $122.2 million, an increase of $42.4 million, or 53.1%, from $79.8 million in the first quarter of fiscal 2020. Segment Income as a percentage of Net Sales was 22.7% in the first quarter of fiscal 2021, compared to 18.6% in first quarter of fiscal 2020, primarily as a result of a favorable product mix shift toward Strategic Brands, partly offset by investments in advertising of $12.1 million and increased outbound freight costs of $3.5 million.

International

Our Net Sales in the International reportable segment for the first quarter of fiscal 2021 were $90.4 million, an increase of $27.5 million, or 43.7%, from Net Sales of $62.9 million in the first quarter of fiscal 2020. The increase in Net Sales was driven by growth in Strategic Brands, especially in Eastern Europe and Western

Europe. Segment Income in our International reportable segment for the first quarter of fiscal 2021 was $36.5 million, an increase of $18.7 million, or 105.4%, from $17.8 million in the first quarter of fiscal 2020. The increase in Segment Income was primarily the result of Net Sales growth.

Corporate and Other Unallocated

Our Corporate and Other category, which was $31.8 million in the first quarter of fiscal 2021, consists of expenses related to the Company’s centralized administrative functions, which do not specifically relate to an operating segment. Corporate and Other expenses are comprised mainly of the compensation and related expenses of certain of the Company’s senior executive officers and other employees who perform duties related to our entire enterprise, as well as expenses for certain professional fees, facilities and other items which benefit the Company as a whole.

Fiscal 2020 Compared to Fiscal 2019

The summary that follows provides a discussion of the results of operations of our two reportable segments: North America and International. The segments reflect our operations on a geographic basis. For segment reporting purposes, we use “segment income” to evaluate segment performance and allocate resources. Segment income excludes unallocated general corporate administrative expenses, depreciation and amortization, impairment charges, acquisition-related costs and other gains or losses that are not part of our measurement of segment performance.

Our segment results, including a reconciliation to our consolidated results for fiscal years ended September 30, 2020 and 2019, were as follows:

	Fiscal Year Ended September 30,		Change in
(in millions, except percentages)	2020	2019	Dollars	Percentage
Net Sales
North America	$1,793.8	$1,622.3	$171.4	10.6%
Strategic Brands	1,159.5	1,004.0	155.5	15.5%
Niche/Private Brands	634.3	618.4	15.9	2.6%
International	$275.3	$259.3	$16.0	6.2%
Strategic Brands	214.7	192.2	22.6	11.8%
Niche/Private Brands	60.6	67.1	(6.6)	(9.8)%

Total	$2,069.1	$1,881.6	$187.4	10.0%

Segment Income
North America	$355.1	$288.5	$66.6	23.1%
International	92.3	89.5	2.8	3.1%
Corporate and Other Unallocated	(136.4)	(122.8)	(13.6)	(11.1)%
Depreciation and Amortization	(83.3)	(99.1)	15.8	15.9%
Impairment charges	—	(133.7)	133.7	100.0%
Other	(30.3)	(34.7)	4.4	12.8%

Income (loss) from continuing operations before income taxes	$197.4	$(12.3)	$209.7	*
Interest expense	127.3	139.2	(11.9)	(8.6)%
Gain (loss) on asset disposals	12.0	(1.5)	13.5	*
Miscellaneous gain (loss), net	(0.4)	0.9	(1.3)	*

Income (loss) from operations before income taxes	$81.6	$(152.2)	$233.8	*

Segment Income as a Percentage of Segment Net Sales
North America	19.8%	17.8%		2.0%
International	33.5%	34.5%		(1.0)%

*	Percentage is not meaningful

North America

Our Net Sales in the North America reportable segment for fiscal 2020 were $1,793.8 million, an increase of $171.4 million, or 10.6%, from Net Sales of $1,622.3 million in fiscal 2019 due to strong performance in the U.S. eCommerce channel, in which our Net Sales grew $118.5 million. Strength in eCommerce was driven primarily by the Company’s continued investments in digital capabilities and across the Strategic Brand portfolio. Net Sales of Strategic Brands increased $155.5 million driven primarily by broad-based growth with particular strength across the beauty, immunity, sleep, and better-for-you snacking end benefit areas. Segment Income in North America in fiscal 2020 was $355.1 million, an increase of $66.6 million, or 23.1%, from $288.5 million in fiscal 2019. Segment Income as a percentage of Net Sales was 19.8% in fiscal 2020, compared to 17.8% in fiscal 2019 primarily as a result of a favorable product mix shift toward Strategic Brands, partly offset by investments in advertising of $16.3 million.

International

Our Net Sales in the International reportable segment for fiscal 2020 were $275.3 million, an increase of $16.0 million, or 6.2%, from Net Sales of $259.3 million in fiscal 2019. The increase in Net Sales was driven by growth of $22.6 million in Strategic Brands, especially in China, Western Europe, and Turkey. This was partly offset by declines in Niche/Private Brands of $6.6 million, particularly personal care products of $5.5 million. Segment Income in our International reportable segment for fiscal 2020 was $92.3 million, an increase of $2.8 million, or 3.1%, from $89.5 million in fiscal 2019. The increase in Segment Income was the result of Net Sales growth partly offset by investments in advertising of $3.2 million.

Corporate and Other Unallocated

Our Corporate and Other category, which was $136.4 million in fiscal 2020, consists of expenses related to the Company’s centralized administrative functions, which do not specifically relate to an operating segment. Corporate and Other expenses are comprised mainly of the compensation and related expenses of certain of the Company’s senior executive officers and other employees who perform duties related to our entire enterprise, as well as expenses for certain professional fees, facilities and other items which benefit the Company as a whole.

Fiscal 2019 Compared to Fiscal 2018

Our segment results, including a reconciliation to our consolidated results for fiscal years ended September 30, 2019 and 2018, were as follows:

	Fiscal Year Ended September 30,		Change in
(in millions, except percentages)	2019	2018	Dollars	Percentage
Net Sales
North America	$1,622.3	$1,612.4	$9.9	0.6%
Strategic Brands	1,004.0	972.6	31.3	3.2%
Niche/Private Brands	618.4	639.8	(21.4)	(3.4)%
International	$259.3	$287.9	$(28.6)	(9.9)%
Strategic Brands	192.2	197.1	(5.0)	(2.5)%
Niche/Private Brands	67.1	90.8	(23.6)	(26.0)%

Total	$1,881.6	$1,900.4	$(18.7)	(1.0)%

Segment Income
North America	$288.5	$254.8	$33.7	13.2%
International	89.5	99.8	(10.4)	(10.4)%
Corporate and Other Unallocated	(122.8)	(123.3)	0.5	0.4%
Depreciation and Amortization	(99.1)	(95.7)	(3.4)	(3.5)%
Impairment charges	(133.7)	—	(133.7)	*
Inventory fair value adjustment	—	(78.6)	78.6	*

	Fiscal Year Ended September 30,		Change in
(in millions, except percentages)	2019	2018	Dollars	Percentage
Other	(34.7)	(34.6)	(0.1)	(0.3)%

Income (loss) from continuing operations before income taxes	$(12.3)	$22.4	$(34.7)	*
Interest expense	139.2	129.9	9.3	7.1%
Gain (loss) on asset disposals	(1.5)	(4.5)	3.0	*
Miscellaneous gain (loss), net	0.9	1.9	(1.0)	*

Income (loss) from operations before income taxes	$(152.2)	$(110.1)	$(42.1)	*

Segment Income as a Percentage of Segment Net Sales
North America	17.8%	15.8%		2.0%
International	34.5%	34.7%		(0.2)%

*	Percentage is not meaningful

North America

Our Net Sales in the North America reportable segment for fiscal 2019 were $1,622.3 million, an increase of $9.9 million, or 0.6%, from Net Sales of $1,612.4 million in fiscal 2018. The increase in Net Sales was driven by strong growth in Strategic Brands, partly offset by planned declines in Niche/Private Brands. Sales of Strategic Brands were up $31.3 million, or 3.2%, primarily due to growth in the beauty, immunity, sleep, and better-for-you snacking end benefit areas and a focus on driving topline growth through more effective marketing programs. Sales of Niche/Private Brands were down $21.4 million, or (3.4)%, driven primarily by a $15.4 million reduction in distribution footprint for one niche brand in a food channel account and by $10.8 million related to the deliberate decision to streamline our private label portfolio in order to drive improvements in profitability. Segment Income in North America in fiscal 2019 was $288.5 million, an increase of $33.7 million, or 13.2%, from $254.8 million in fiscal 2018. The increase in Segment Income was the result of growth in Net Sales and efficiencies in Selling, General, and Administrative Expense.

International

Our Net Sales in the International reportable segment for fiscal 2019 were $259.3 million, a decrease of $28.6 million, or (9.9)%, from Net Sales of $287.9 million in fiscal 2018. The decrease in Net Sales was driven primarily by declines in Niche/Private Brands of $23.6 million, particularly personal care products of $18.6 million. In addition, Strategic Brands declined by 2.5% primarily due to isolated macroeconomic and geopolitical events such as the weakened exchange rate for the Turkish Lira. Excluding our sales in the Turkey market, our Strategic Brands grew by 1.8% in fiscal 2019 compared to prior year. Segment Income in our International reportable segment for fiscal 2019 was $89.5 million, a decrease of $10.4 million, or (10.4)%, from $99.8 million in fiscal 2018. The decrease in Segment Income was the result of the decline in Net Sales.

Corporate and Other Unallocated

Our Corporate and Other category, which was $122.8 million for fiscal 2019, consists of expenses related to the Company’s centralized administrative functions, which do not specifically relate to an operating segment. Corporate and Other expenses are comprised mainly of the compensation and related expenses of certain of the Company’s senior executive officers and other employees who perform duties related to our entire enterprise, as well as expenses for certain professional fees, facilities and other items which benefit the Company as a whole.

Reconciliation of Non- GAAP Financial Measures to GAAP Measures

We define Adjusted EBITDA as Net income (loss) including non-controlling interests before income tax provision (benefit), interest expense, and depreciation and amortization, further adjusted to exclude supply chain optimization costs, Merger related costs, certain severance, legal and closure costs, impairment charges, inventory fair value adjustment, (gain) loss on asset disposals, stock-based compensation expense, non-cash charges and COVID-19 pandemic related costs. We describe these adjustments reconciling Net income (loss) including non-controlling interests to Adjusted EBITDA in the applicable table below.

We define Adjusted Net Income as Net income (loss) including non-controlling interests, plus supply chain optimization costs, Merger related costs, certain severance, legal and closure costs, impairment charges, inventory fair value adjustment, (gain) loss on asset disposals, stock-based compensation expense, non-cash charges, acquisition related intangible amortization, acquisition related accelerated depreciation expense and COVID-19 pandemic related costs, less the tax effect of these adjustments, as well as adjustments to income taxes for one-time related items.

Adjusted EBITDA and Adjusted Net Income have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these measures are useful to investors in highlighting trends in our core operating performance. We also use Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of peer companies using similar measures.

Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Net Income, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in our presentation of Adjusted EBITDA and Adjusted Net Income. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted Net Income following this offering, and any such modification may be material. Our presentations of Adjusted EBITDA and Adjusted Net Income should not be construed to imply that our future results will be unaffected by any such adjustments. Management relies on our GAAP results in addition to using Adjusted EBITDA and Adjusted Net Income in a supplemental manner. Our measures of Adjusted EBITDA and Adjusted Net Income are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Adjusted EBITDA and Adjusted Net Income are not GAAP measures of our financial performance and should not be considered as an alternative to net income (loss) as measures of financial performance or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be measures of free cash for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, total capital expenditures and certain other cash costs that may recur in the future.

The following table reconciles our Net income (loss) including non-controlling interests to Adjusted EBITDA:

	Fiscal Year Ended
(in millions)	September 30, 2020	September 30, 2019	September 30, 2018
Net income (loss) including non-controlling interests	$69.9	$(113.9)	$158.1
Income tax provision (benefit)	11.7	(38.2)	(268.2)
Interest expense	127.3	139.2	129.9
Depreciation and Amortization	83.3	99.1	95.7

	292.2	86.1	115.5
Adjustments
Supply chain optimization(a)	3.0	13.2	5.4
Merger related costs(b)	—	0.3	2.0
Severance, legal and closure costs(c)	6.3	13.2	20.3

Cash adjustments	9.3	26.8	27.7
Impairment charges(d)	—	133.7	—
Inventory fair value adjustment(e)	—	—	78.6
(Gain) loss on asset disposals(f)	(12.0)	1.5	4.5
Stock-based compensation expense(g)	1.8	2.2	2.0
Other non-cash charges(h)	0.4	—	(1.3)

Non-cash adjustments	(9.8)	137.4	83.8
COVID-19 pandemic response(k)	10.6	—	—

Adjusted EBITDA	$302.3	$250.4	$227.1

The following table reconciles our Net income (loss) including non-controlling interests to Adjusted Net Income:

	Fiscal Year Ended
(in millions)	September 30, 2020	September 30, 2019	September 30, 2018
Net income (loss) including non-controlling interests	$69.9	$(113.9)	$158.1
Adjustments
Supply chain optimization(a)	3.0	13.2	5.4
Merger related costs(b)	—	0.3	2.0
Severance, legal and closure costs(c)	6.3	13.2	20.3

Cash adjustments	9.3	26.8	27.7
Impairment charges(d)	—	133.7	—
Inventory fair value adjustment(e)	—	—	78.6
(Gain) loss on asset disposals(f)	(12.0)	1.5	4.5
Stock-based compensation expense(g)	1.8	2.2	2.0
Other non-cash charges(h)	0.4	—	(1.3)
Acquisition related intangible amortization(i)	33.5	33.6	33.7
Acquisition related accelerated depreciation expense(j)	2.2	13.8	12.8

Non-cash adjustments	25.9	184.8	130.3
COVID-19 pandemic response(k)	10.6	—	—
Tax related adjustments(l)	(17.2)	(56.5)	(282.7)

Adjusted Net Income	$98.7	$41.1	$33.5

(a)

In fiscal 2018, we assessed our existing supply chain footprint and in fiscal 2019, we began implementing a supply chain rationalization initiative that included the consolidation and closure of certain facilities. Incremental costs were incurred during this rationalization initiative, including severance and training expense and professional fees for all phases of the initiative. Also included are certain costs relating to our Canadian business for inventory write-offs associated with the discontinuation of certain over-the-counter products, as well as one-time costs related to labeling legislation changes.

(b)	Represents professional and consulting fees, directly related to the Merger, including accounting, tax and valuation services.
(c)

Consists of certain severance costs associated with leadership changes and enterprise-wide organizational changes and legal settlements and associated legal fees incurred to support claims outside of our normal course of business, as well as costs related to dissolution of a joint venture partnership which existed prior to the Merger.

(d)

In fiscal 2019, we recorded impairment charges for an indefinite-lived trademark and goodwill to write the assets down to fair value. See Note 6, Goodwill and Other Intangible Assets, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(e)	Includes amortization of incremental fair value step-up of inventory resulting from our inventories being recorded at fair value at the time of the Merger.
(f)

Represents the net (gain)/loss on the disposal of assets. In fiscal 2020, this primarily comprises a gain of $14.5 million related to proceeds received from the closure and sale of two facilities. See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(g)

Stock-based compensation expense related to the 2018 Equity Plan. See Note 12, Stock-Based Compensation and Employee Benefit Plans, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(h)	Consists of non-cash expenses, primarily related to unrealized foreign exchange transaction (gains) and losses.
(i)

Includes amortization related to intangible assets such as customer relationships and trademarks resulting from the Merger. See Note 6, Goodwill and Other Intangible Assets, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

(j)	Includes depreciation relating to incremental fair value step-up for manufacturing-related fixed assets resulting from the fair value assessment at the time of the Merger.
(k)

Represents costs incurred as a result of the COVID-19 pandemic, including temporary bonuses, additional sick time, costs of additional cleaning supplies and third-party cleaning services for our facilities, and personal protection equipment and temperature checks for our employees.

(l)

Includes the tax effect of the aforementioned adjustments, calculated using the statutory tax rates in the respective jurisdictions, as well as impact of certain non-recurring tax related items including a $7.4 million benefit related to the CARES Act in fiscal 2020, a $23.5 million benefit related to a decrease in a reserve for uncertain tax positions attributable to a favorable IRS ruling in fiscal 2019, and a $239.7 million benefit related to the enactment of Federal Tax Reform in fiscal 2018. See Note 11, Income Taxes, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

Quarterly Results of Operations

The following tables set forth our historical quarterly results of operations. This unaudited quarterly information (other than Adjusted EBITDA and Adjusted Net Income) has been prepared on the same basis as our annual audited financial statements appearing elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary to be presented fairly the financial information for the fiscal quarters presented. This information should be read in conjunction with the audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Fiscal Year 2021	Fiscal Year 2020				Fiscal Year 2019
(in millions)	First Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$629.4	$492.8	$491.7	$542.2	$542.3	$490.3	$444.7	$479.0	$467.7
Gross profit	262.6	179.2	185.3	217.6	210.5	178.0	166.5	178.7	159.0
Operating income	100.1	38.2	44.4	63.6	51.1	42.0	26.5	(97.7)	16.8
Income (loss) from operations before income taxes	71.9	8.0	20.3	31.6	21.7	5.3	(6.3)	(133.0)	(18.1)
Net income (loss) including non-controlling interest	54.3	6.9	22.3	24.3	16.4	26.6	(4.8)	(118.4)	(17.4)
Adjusted EBITDA	125.6	62.6	68.3	95.1	76.4	69.1	56.6	64.9	59.8
Adjusted Net Income	64.8	14.1	17.8	40.6	26.1	15.6	6.7	12.4	6.4

The following table provides a reconciliation of Net Income (Loss) to Adjusted EBITDA for the periods presented:

	Fiscal Year 2021	Fiscal Year 2020				Fiscal Year 2019
(in millions)	First Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net income (loss) including non-controlling interests	$54.3	$6.9	$22.3	$24.3	$16.4	$26.6	$(4.8)	$(118.4)	$(17.4)
Income tax provision (benefit)	17.6	1.1	(2.0)	7.4	5.2	(21.3)	(1.5)	(14.6)	(0.8)
Interest expense	29.6	33.9	33.1	30.2	30.1	34.5	35.0	35.0	34.8
Depreciation and Amortization	19.4	20.4	20.5	21.2	21.2	24.2	24.9	25.2	24.8

	$120.9	$62.3	$73.9	$83.1	$72.9	$64.0	$53.6	($72.8)	$41.4
Adjustments
Supply chain optimization	—	1.9	0.4	0.5	0.2	0.5	2.7	4.3	5.7
Merger related costs	—	—	—	—	—	—	0.3	—	—
Severance, legal and closure costs	3.3	1.2	2.4	2.2	0.5	2.4	0.2	(1.4)	12.1

Cash adjustments	3.3	3.1	2.8	2.7	0.7	2.9	3.3	2.9	17.7
Impairment charges	—	—	—	—	—	—	—	133.7	—
(Gain) loss on asset disposals	—	(3.3)	(11.2)	2.7	(0.2)	0.3	0.7	0.5	0.0
Stock-based compensation expense	0.5	0.6	0.5	0.1	0.5	0.5	0.6	0.6	0.5
Other non-cash charges	(1.1)	—	1.9	(0.9)	(0.5)	1.4	(1.4)	—	—

Non-cash adjustments	(0.6)	(2.7)	(8.8)	1.9	(0.2)	2.2	(0.1)	134.8	0.5
COVID-19 pandemic response	2.0	—	0.3	7.4	2.9	—	—	—	—

Adjusted EBITDA	$125.6	$62.6	$68.3	$95.1	$76.4	$69.1	$56.6	$64.9	$59.8

The following table provides a reconciliation of Net Income (Loss) to Adjusted Net income for the periods presented:

	Fiscal Year 2021	Fiscal Year 2020				Fiscal Year 2019
(in millions)	First Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net income (loss) including non-controlling interests	$54.3	$6.9	$22.3	$24.3	$16.4	$26.6	$(4.8)	$(118.4)	$(17.4)

Adjustments
Supply chain optimization	—	1.9	0.4	0.5	0.2	0.5	2.7	4.3	5.7
Merger related costs	—	`—	—	—	—	—	0.3	—	—
Severance, legal and closure costs	3.3	1.2	2.4	2.2	0.5	2.4	0.2	(1.4)	12.1

Cash adjustments	3.3	3.1	2.8	2.7	0.7	2.9	3.3	2.9	17.7
Impairment charges	—	—	—	—	—	—	—	133.7	—
(Gain) loss on asset disposals	—	(3.3)	(11.2)	2.7	(0.2)	0.3	0.7	0.5	0.0
Stock-based compensation expense	0.5	0.6	0.5	0.1	0.5	0.5	0.6	0.6	0.5
Other non-cash charges	(1.1)	—	1.9	(0.9)	(0.5)	1.4	(1.4)	—	—
Acquisition related intangible amortization	8.4	8.4	8.4	8.4	8.4	8.4	8.4	8.4	8.4
Acquisition related accelerated depreciation expense	0.4	0.6	0.6	0.6	0.6	3.0	3.5	3.8	3.5

Non-cash adjustments	8.3	6.3	0.2	10.9	8.8	13.6	11.8	147.0	12.4
COVID-19 pandemic response	2.0	—	0.3	7.4	2.9	—	—	—	—
Tax related adjustments	(3.1)	(2.0)	(7.9)	(4.7)	(2.6)	(27.5)	(3.6)	(19.1)	(6.5)

Adjusted Net Income	$64.8	$14.1	$17.8	$40.6	$26.1	$15.6	$6.7	$12.4	$6.4

Liquidity and Capital Resources

Sources and uses of liquidity

We have historically funded our operations primarily with cash flow from operations and, when needed, with borrowings under our up to $350.0 million ABL Facility. Our uses of cash have been primarily for the purchase of inventory, payroll, funding sales and marketing activities, rent, capital expenditures, and payment of our debt obligations and related interest expense. Our most significant contractual obligations and commitments for future uses of cash consist of our Credit Facilities described below. As of December 31, 2020, $110.0 million was outstanding under our ABL Facility, which matures in 2022, $1,451.3 million was outstanding under the First Lien Term Loan Facility, which matures in 2024, and $400.0 million was outstanding under the Second Lien Term Loan Facility, which matures in 2025. We believe that cash expected to be generated from operations and the availability of borrowings under the ABL Facility will be sufficient for our working capital requirements, liquidity obligations, anticipated capital expenditures, and payments due under our Credit Facilities for at least the next 12 months. For additional information on the Company’s future obligations and commitments see Note 8, Long-Term Debt, Note 14, Leases, and Note 16, Commitments, to our audited consolidated financial statements and Note 5, Long-Term Debt, and Note 11, Leases, to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

As of December 31, 2020, we had $44.4 million in cash and cash equivalents and $232.8 million of additional availability under our ABL Facility, which represents the net amount available under the ABL Facility after giving effect to outstanding borrowings and $7.2 million in outstanding letters of credit. Availability under the ABL Facility is subject to customary asset-backed loan borrowing base and availability provisions.

In the fourth quarter of 2020, we paid a $205.0 million Distribution to our stockholders of record as of August 19, 2020 and holders of options that vested on or prior to September 30, 2020, of which $202.1 million was paid to Parent and the remaining $2.9 million was paid to other stockholders and optionholders, including certain of our officers and directors. We funded the Distribution with cash on hand. In addition, holders of unvested options received a strike price reduction of $45.20 per option.

We plan to spend approximately $50 to $55 million in capital expenditures during fiscal 2021, including approximately $25 to $30 million of capital expenditures relating to maintenance.

Cash Flows for the Three months ended December 31, 2020 and 2019

The following table summarizes the net cash provided by (used in) operating activities, investing activities and financing activities for the three months indicated:

	Three Months Ended December 31,
(in millions, except percentages)	2020	2019
Cash Flows Provided By (Used In):
Operating activities	$16.6	$(11.3)
Investing activities	(15.5)	0.0
Financing activities	(3.8)	(3.8)
Net decrease in cash, cash equivalents and restricted cash	(1.2)	(13.3)

Net cash provided by (used in) operating activities

Net cash provided by (used in) operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, asset impairments, gains and losses on disposals of assets, amortization of deferred loan and other costs, deferred income taxes, stock-based compensation and changes in assets and liabilities.

Net cash provided by operating activities increased $27.9 million in the first quarter of fiscal 2021 compared to the first quarter of fiscal 2020. The increase in cash provided by operating activities in fiscal 2021 resulted primarily from an improvement of $49.6 million in net income adjusted for non-cash items, offset in part by an increase of $21.7 million of cash used in working capital accounts driven by an increase in inventory.

Net cash used in investing activities

Net cash used in investing activities increased $15.5 million, during the first quarter of fiscal 2021 compared to the first quarter of fiscal 2020. The change in cash used for investing activities relates to an increase in purchases of property, plant and equipment of $7.5 million and a decrease in proceeds from the sale of assets of $8.0 million. Included in purchase of property, plant and equipment is $5.7 million of maintenance capital expenditures in both the first quarter of fiscal 2021 and 2020.

Net cash used in financing activities

Net cash used in financing activities was $3.8 million during the first quarter of fiscal 2021 relating to payments on our First Lien Term Loan Facility, in line with the net used in financing activities during the first quarter of fiscal 2020.

Cash Flows for the fiscal years 2020, 2019 and 2018

The following table summarizes the net cash provided by (used in) operating activities, investing activities and financing activities for the periods indicated:

(in millions)	2020	2019	2018
Cash Flows Provided By (Used In):
Operating activities	$195.4	$86.7	$(563.8)
Investing activities	(7.9)	(31.4)	(37.7)
Financing activities	(220.4)	(29.1)	(113.2)
Net increase (decrease) in cash, cash equivalents and restricted cash	(31.3)	22.9	(715.7)

Net cash provided by (used in) operating activities

Net cash provided by (used in) operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, asset impairments, gains and losses on disposals of assets, amortization of deferred loan and other costs, deferred income taxes, stock-based compensation and changes in assets and liabilities.

Net cash provided by operating activities increased $108.7 million, or 125.3%, in fiscal 2020 compared to fiscal 2019. The increase in cash provided by operating activities in fiscal 2020 resulted primarily from an improvement of $53.0 million in net income adjusted for non-cash items and a decrease of $55.7 million of cash used in working capital accounts. The decrease in working capital relates to an increase in accounts payable offset in part by increases in accounts receivable and inventory driven by timing of sales and inventory purchases.

Net cash provided by operating activities increased $650.5 million in fiscal 2019 compared to fiscal 2018. The increase in cash provided by operating activities in fiscal 2019 resulted primarily from an improvement of $41.9 million in net income adjusted for non-cash items and a decrease of $608.7 million of cash used in working capital accounts. The decrease in working capital is mainly due to a tax payment made in fiscal 2018 relating to transactions prior to the Merger.

Net cash used in investing activities

Net cash used in investing activities decreased $23.5 million, to $7.9 million, during fiscal 2020 from $31.4 million during fiscal 2019. The change in cash used for investing activities relates to proceeds from the sale of assets of $29.6 million, partially offset by an increase in purchases of property, plant and equipment of $6.0 million. Included in purchase of property, plant and equipment is $21.4 million and $30.5 million of maintenance capital expenditures in fiscal 2020 and 2019, respectively.

Net cash used in investing activities decreased $6.3 million, to $31.4 million, during fiscal 2019 from $37.7 million during fiscal 2018. The change in cash used for investing activities relates to a decrease in purchases of property, plant and equipment of $3.9 million driven by timing and net cash paid for acquisitions of $4.0 million partially offset by proceeds from the sale of assets of $1.6 million. Included in purchase of property, plant and equipment is $30.5 million and $29.6 million of maintenance capital expenditures in fiscal 2019 and 2018, respectively.

Net cash used in financing activities

Net cash used in financing activities increased $191.3 million, to $220.4 million, during fiscal 2020 from $29.1 million during fiscal 2019. The primary driver of the increase in cash used for financing activities was the Distribution paid to stockholders and optionholders of $205.0 million in the fourth quarter of fiscal 2020.

Net cash used in financing activities decreased $84.1 million, to $29.1 million, during fiscal 2019 from $113.2 million during fiscal 2018. The primary drivers of the decrease in cash used for financing activities relates to Merger and shareholder liability settlements in fiscal 2018 of $82.8 million and net ABL facility repayments of $15.0 million. This was partially offset by borrowings on the ABL facility in fiscal 2019 of $80.0 million offset by cash paid for acquisition of a non-controlling interest of $85.8 million and settlements of shareholder liabilities of $8.0 million.

Outstanding Indebtedness

In connection with the Merger, on September 26, 2017, or the Closing Date, we entered into a new credit agreement and repaid all existing credit arrangements. We entered into a First Lien Term Loan Facility ($1,500.0 million principal); Second Lien Term Loan Facility ($400.0 million principal); and an ABL Facility of up to $350.0 million with $45.0 million drawn on the Closing Date. A portion of the ABL Facility is available for letters of credit.

The following table sets forth the amounts owed under the First Lien Term Loan Facility, the Second Lien Term Loan Facility and the ABL Facility, the effective interest rates on such outstanding amounts, and the amount available for additional borrowing thereunder, as of December 31, 2020:

($ in thousands)	Effective Interest Rate	Amount Outstanding	Amount Available for Additional Borrowing
First Lien Term Loan	3.65%	1,451,250	—
Second Lien Term Loan	7.90%	400,000	—
ABL Revolving Credit Facility	1.75%	110,000	232,800

Total		1,961,250	232,800

Each loan bears interest, at our election, at either the LIBOR plus margin noted below or “ABR”. ABR is defined as the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) prime rate quoted by the respective administrative agents, and (iii) 30-day LIBOR plus 1.00%.

Borrowings under the First Lien Term Loan Facility bear interest at a floating rate of the sum of (A) LIBOR for such interest period (with a floor of 0.0%), plus (B) the applicable margin of 3.50% as defined in the credit agreement governing the First Lien Term Loan Facility. Principal payments are due on the last business day of each fiscal quarter commencing in December of 2017 and equate to 0.25% of the aggregate principal of the loan amount on the Closing Date, with a balloon payment due in September 2024.

Borrowings under the Second Lien Term Loan Facility are subordinated to the First Lien Term Loan Facility and bear interest at a floating rate of the sum of (A) LIBOR for such interest period (with a floor of 0.0%), plus (B) the applicable margin of 7.75% as defined in the credit agreement governing the Second Lien Term Loan Facility . The aggregate principal is due with a balloon payment in September 2025.

Borrowings under the ABL Facility are due in September of 2022 and bear interest at the applicable margin as defined by the credit agreement plus LIBOR as follows:

Category	Average Excess Availability (% of Maximum Borrowing Amount)	Adjusted LIBOR Rate Revolving Credit Loans
I	< 33%	1.75%
II	≥ 33% but < 66%	1.50%
III	≥ 66%	1.25%

The applicable margin shall be adjusted quarterly on a prospective basis on each adjustment date based upon the average excess availability in accordance with the table above. The initial applicable margin was set at 1.50%. The following fees are applicable under the ABL Facility: (i) an unused line fee of 0.375% per annum if average usage is less than fifty percent of the available line (or 0.25% if average usage is equal to or greater than fifty percent), based on the average daily unused portion of the ABL Facility; (ii) a letter of credit fronting fee equal to 0.125% per annum on the daily amount of each letter of credit available to be drawn; and (iii) certain other customary fees and expenses of our letter of credit issuers, lenders and agents.

LIBOR Transition

In July 2017, the Financial Conduct Authority, the U.K. regulator responsible for the oversight of the LIBOR, announced that it would no longer require banks to participate in the LIBOR submission process and would cease oversight over the rate after the end of 2021. Various industry groups continue to discuss replacement benchmark rate alternatives, the process for amending existing LIBOR-based contracts, and the potential economic impacts of different alternatives. For example, in the United States, a proposed replacement benchmark rate is the Secured Overnight Funding Rate, or SOFR, which is an overnight rate based on secured financing, although uncertainty exists as to the transition process and broad acceptance of SOFR as the primary alternative to LIBOR.

Our primary interest rate exposure is interest rate fluctuations, specifically with respect to LIBOR, due to its impact on our variable rate borrowings under our First Lien Credit Agreement, Second Lien Credit Agreement, and ABL Facility.

At this time, it is not possible to predict the effect of any changes to LIBOR, any phase out of LIBOR or any establishment of alternative benchmark rates. LIBOR may disappear entirely or perform differently than in the past. Any new benchmark rate will likely not replicate LIBOR exactly and if future rates based upon a successor rate (or a new method of calculating LIBOR) are higher than LIBOR rates as currently determined, it could result in an increase in the cost of our variable rate indebtedness and may have a material adverse effect on our financial condition and results of operations.

Interest rate derivatives

We were a party to a fixed rate interest swap agreement to offset the variability of cash flows in LIBOR-indexed debt interest payments attributable to changes in the benchmark interest rates on a portion of our Credit Facilities. The contract had a fixed interest rate of 2.04% and expired in December 2020.

These interest rate swap contracts were designated as a cash flow hedge of the variable interest payments on a portion of our term loan. Our swap contracts are measured at fair value based on a market approach valuation technique. With the market approach, fair value is derived using prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Although nonperformance risk between us and the counterparty is present in all swap contracts and is a component of the estimated fair values, we do not view nonperformance risk to be a significant input to the fair value for the interest rate swap contracts. Hedge effectiveness is assessed based on the overall changes in the fair value of the interest rate swap contracts. We are required to net settle monthly resulting in the reclassification into earnings of losses and earnings that are reported into accumulated other comprehensive income (loss).

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results may differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management evaluated the development and selection of our critical accounting policies and estimates and believes that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position, and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our consolidated financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. Our most significant estimates and assumptions that materially affect the financial statements involve difficult, subjective or complex judgments by management. Given the global economic climate and additional unforeseen effects from the COVID-19 pandemic, these estimates are becoming more challenging, and actual results could differ materially from our estimates. More information on all of our significant accounting policies can be found in Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

We recognize revenue from product sales when control of the goods passes to the customer. Substantially all of our revenue contracts represent a single performance obligation related to the fulfillment of customer orders for the purchase of our products. For performance obligations related to sales of goods to customers, control transfers to the customer at a point in time. Our principal terms of sale are Freight on Board, or FOB Destination and FOB Shipping Point and we transfer control and record revenue for product sales either upon delivery to the customer or shipment, respectively. Unearned revenue at the end of a reporting period is estimated based on delivery schedules and estimates and can vary from actual delivery dates.

In addition to fixed contract consideration, many of our contracts include some form of variable consideration, including rebates, sales incentives, trade promotions, coupons and product returns. The expense associated with these programs are accounted for as reductions to the transaction price of our products and are therefore deducted from our sales to determine reported Net Sales. Provisions for these items are subject to significant management estimates and are based on historic trends, specific outstanding programs, including expected levels of performance and redemption rates, or known losses. We regularly review and revise, when deemed necessary, estimates of costs for these based on what has been incurred by the customers. The terms for most variable consideration does not exceed a year and therefore do not require highly uncertain long-term estimates. Settlement of these liabilities typically occurs in subsequent periods primarily through an authorization process for deductions taken by a customer from amounts otherwise due to us. Differences between estimated expense and actual promotion and incentive costs are recognized in earnings in the period such differences are determined. Actual expenses may differ if the level of redemption rates and performance were to vary from estimates.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment annually or more frequently if impairment indicators are present. Our annual impairment testing date is as of July 1, the first day of our fiscal fourth quarter.

Goodwill is tested for impairment by comparing the fair value of the reporting unit to its carrying value. If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to a reporting unit, goodwill is not considered impaired. If the carrying value of the reporting unit exceeds the fair value, an impairment loss is recognized in an amount equal to the excess. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. We use a combination of the income and market approaches to estimate the fair value of our reporting units. The income approach uses a discounted cash flow analysis of our projected future income, and the market approach is based on earnings multiples for comparable set of public companies. These approaches use key input assumptions such as our projected future operating results, the discount rate, the weighting for each valuation approach and the comparable set of companies.

The fair value of our indefinite-lived trademarks is determined based on the relief from royalty method under the income approach, which requires the Company to estimate a reasonable royalty rate, identify relevant projected revenues, and select an appropriate discount rate. The evaluation of indefinite-lived intangible assets for impairment requires management to use significant judgments and estimates including, but not limited to, projected future Net Sales, discount rates and estimated royalty rates.

There is significant judgement used in determining these assumptions. Fair value estimates are based on assumptions believed to be reasonable, but such assumptions are subject to inherent uncertainties. Accordingly, if actual results fall short of such estimates, significant future impairments could result.

In fiscal 2019, the Company recorded impairment charges for an indefinite-lived trademark and goodwill of $62.0 million and $71.7 million, respectively. The impairment was specific to Puritan’s Pride, in connection with a change in its management and the establishment of a new strategy whereby we revised its short-term forecast for expected future cash flows. These assets were written down to fair value as of the measurement date. There were no goodwill or indefinite-lived trademark impairment charges recorded during the fiscal years ended September 30, 2018 and September 30, 2020. As of the Company’s most recent impairment, all of the fair values of the reporting units exceeded their carrying values by more than 30%. See Note 6, Goodwill and Other Intangible Assets, to our audited consolidated financial statements included elsewhere in this prospectus for further details.

Impairment of Long-Lived Assets

Long-lived assets, including definite lived intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset group to its expected future net cash flows generated by the asset group. If the carrying amount of an asset group exceeds its estimated undiscounted future cash flows, the carrying amount is compared to its fair value and an impairment charge is recognized to the extent of the difference. The cash flows utilized in the discounted cash flow analysis are based on financial forecasts developed internally by management and require significant judgement. Accordingly, if actual results fall short of such estimates, significant future impairments could result.

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences attributable to the difference between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax liabilities and assets are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. We estimate the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined that such assets will, more likely than not, go unused. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reversed. Management makes significant judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, we operate within multiple tax jurisdictions and are subject to audit in these jurisdictions. We believe adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Recently Issued Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of September 30, 2020.

Quantitative and Qualitative Disclosure of Market Risk

The principal market risks (i.e., the risk of loss arising from adverse changes in market rates and prices) to which the Company is exposed are:

•	interest rates on debt and cash equivalents;

•	foreign exchange rates, generating translation and transaction gains and losses; and

•	inflation risk

Interest Rate Risk

We centrally manage our debt and cash equivalents, considering investment opportunities and risks, tax consequences and overall financing strategies. Our cash equivalents consist primarily of money market funds or their equivalent. As of September 30, 2020, we had $1,965.0 million of variable rate debt outstanding under our ABL Facility and Term Loan Facility. We were a party to a fixed rate interest swap agreement to offset the variability of cash flows in LIBOR-indexed debt interest payments attributable to changes in the benchmark interest rates on a portion of our Credit Facilities. The contract had a notional amount of $1,000.0 million with a fixed interest rate of 2.04% and expired in December 2020. Assuming current cash equivalents, variable rate borrowings and the effects of the interest rate swaps, a hypothetical change in average interest rates of one percentage point would impact interest expense by approximately $19.7 million for 2020.

Foreign Currency Risk

Operating in international markets involves exposure to movements in currency exchange rates, which are volatile at times, and the impact of such movements, if material, could cause adjustments to our financing and operating strategies.

Approximately 15% of our consolidated Net Sales were generated from sales outside the United States in fiscal 2020, 2019 and 2018. These revenues, along with related expenses and capital purchases, were conducted primarily in British Pounds Sterling, Euros, Canadian Dollars and Chinese Renminbi. Sales and operating income would have decreased by approximately $15.6 million and $1.8 million, respectively, if average foreign exchange rates had been lower by 5% against the U.S. dollar in fiscal 2020. These amounts were determined by considering the impact of a hypothetical foreign exchange rate on the sales and operating income of the Company’s international operations.

Fluctuations in currency exchange rates may also impact the Stockholders’ Equity of the Company. Amounts invested in our non-United States subsidiaries are translated into United States Dollars at the exchange rates as of the last day of each reporting period. Any resulting cumulative translation adjustments are recorded in Stockholders’ Equity as Accumulated Other Comprehensive Income. The cumulative translation adjustments component of Accumulated Other Comprehensive Loss increased by $6.0 million during the fiscal year ended September 30, 2020.

Impact of Inflation

Inflationary factors such as increases in the costs of our products and overhead costs may adversely affect our operating results. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial.

BUSINESS

Our Company

The Bountiful Company is a pure play branded leader in the highly attractive and growing global nutrition category. With Net Sales over $2.0 billion in fiscal 2020, our scaled platform is the largest in North America and one of the three largest globally. As reflected in our mission statement, we live at the intersection of nature and science, where essential ingredients meet, mix and mingle with ingenuity, inspiration and expertise to create an impressive portfolio of benefits and brands designed to add real value, health and wellness to people’s lives.

Our portfolio is anchored by our Strategic Brands, which consist of our largest, fastest-growing and higher-margin category leaders. These brands include Nature’s Bounty, Solgar, Osteo Bi-Flex, Pure Protein and Puritan’s Pride. Within our market leading brand portfolio, we offer a broad range of vitamins, minerals, herbal and other specialty supplements, and active nutrition products providing consumers with solutions relating to a number of key benefit areas including, but not limited to, beauty, digestion, energy, heart health, immunity, joint health, sleep, better-for-you snacking and more.

We also offer a complementary portfolio of smaller Niche/Private Brands, which play an important role in targeting niche consumer segments and supporting the placement of our branded products at some of our largest and most strategic retail partners. Our diverse portfolio of brands has deep brand equity and credibility and enables us to serve a wide range of consumer demographics across various need states in multiple geographies and along the entire value spectrum.

Providing efficacious and science-backed nutrition products to consumers has been a critical element of our success. Our products are built on an over 50 year history of quality and rigorous scientific research with a proven R&D and commercialization process. Our R&D team, consisting of over 115 professionals, primarily in the areas of product development, nutritional science, regulatory, and project management, work in tandem with our insights and marketing teams who continually monitor and evaluate emerging trends and consumer needs to ensure we maintain a robust pipeline of science-led innovation.

Our R&D capabilities are supported by a vertically-integrated supply chain that provides us with substantial flexibility and scale. Our world-class manufacturing expertise is supported by state-of-the-art facilities that are equipped to develop innovative products, using the latest trending ingredients, allowing us to get our new innovations to market quickly, efficiently and in a cost-effective manner.

We leverage our large commercial marketing and sales organizations to drive consumer engagement with our brands and partner with retailers to support our go-to-market strategies. Our diverse customer base includes the leading mass merchants, club stores, eCommerce retailers, drug stores, grocery stores, discount chains, dollar stores, and military outlets. Additionally, we have a broad network of international distribution partners that enhance our global reach. Our customer mix is highly diversified and oriented towards the fastest growing channels in the nutrition market, with which we have long standing relationships. We leverage our robust brand portfolio and industry-leading digital marketing capabilities to grow our sales in the important eCommerce channel. Net Sales for our eCommerce business, which includes sales of Puritan’s Pride, as well as sales to retailers selling exclusively on eCommerce sites such as Amazon, grew at a CAGR of 28.2% from fiscal 2018 to fiscal 2020, and in fiscal 2020, our global eCommerce sales represented approximately 20% of our consolidated Net Sales.

While North America is our largest geographic market, accounting for 86.7% of fiscal 2020 Net Sales, we have a growing international business led by Solgar, which is distributed in more than 50 countries and serves as the anchor for our global presence. As we focus on growing our International business, our priority markets are China, Western Europe, South Korea and the United Kingdom where we seek to continue to grow our brands and increase distribution through key channels, including eCommerce.

We have organically grown our Net Sales from $1,900 million in fiscal 2018 to $2,069 million in fiscal 2020, representing a CAGR of 4.3%. Over the same period, Operating Income grew from $22 million to $197 million and Net income (loss) including controlling interests declined from $158 million to $70 million. From fiscal 2018 to fiscal 2020, Adjusted EBITDA grew from $227 million to $302 million, representing a CAGR of 15.4%, and Adjusted Net Income increased from $33 million to $99 million, representing a CAGR of 71.8%. See “Summary—Summary Historical Consolidated Financial and Other Data” for reconciliations of Adjusted EBITDA and Adjusted Net Income to Net Income. As of December 31, 2020, we had approximately $1.97 billion of indebtedness outstanding. Our attractive financial profile includes a diversified revenue mix with robust margins and modest capital expenditures, enabling us to generate significant free cash flow. These attributes provide us with the financial flexibility to continue reinvesting in our Strategic Brands.

Our History

The Bountiful Company has a long and rich history in the nutrition sector. Originally founded as Nature’s Bounty, Inc. in 1971 as a subsidiary of Arco Pharmaceuticals, the company developed a reputation for delivering high quality nutritional supplements to consumers around the world. From 1995 to 2017, mainly under the name, NBTY, Inc., the company operated across multiple segments that ultimately spanned branded products, contract manufacturing, private brand, and retail.

In September 2017, the KKR Investor, in partnership with our President and Chief Executive Officer, Paul Sturman, acquired and carved out the Company’s branded product portfolio and eventually rebranded it The Bountiful Company with a singular focus on building a pure play branded consumer nutrition platform. The Bountiful Company has made significant investments to develop industry-leading capabilities around innovation, brand building, eCommerce, digital, and supply chain. In the fourth quarter of fiscal 2020, we paid a $205.0 million cash dividend and cash dividend equivalent to our stockholders and optionholders.

Our Industry

Nutrition is one of the largest, most resilient, and fastest-growing categories in health and wellness and broader consumer staples. We identify the broad nutrition category as a combination of the Vitamins and Dietary Supplements and Sports Nutrition categories as defined by Euromonitor. Based on Euromonitor, global retail sales in the nutrition category were in excess of $137 billion in 2020, have been growing at a CAGR of 6% since 2006 and are expected to grow at a CAGR of approximately 5% through 2024. Since 2015, the nutrition category has also outpaced other consumer staples categories, such as packaged foods, beauty, OTC, and personal care.

Source: Euromonitor (Nutrition category defined as Vitamins and Dietary Supplements + Sports Nutrition)

Source: Euromonitor

[1] Nutrition category defined as Vitamins and Dietary Supplements + Sports Nutrition per Euromonitor

[2] Consists of color cosmetics and skin care subcategories per Euromonitor

[3] Excludes color cosmetics and skin care subcategories per Euromonitor

Since 2006, the nutrition sector has achieved consistent positive growth in each year driven in large part by health and wellness megatrends in the global consumer sector and an aging population, who, on average, spend more on vitamins and supplements than younger adults. Consumers have high confidence in both the safety and efficacy of nutrition products. In a recent survey released by the Council for Responsible Nutrition, 94% of supplement users expressed confidence in the safety and quality in supplements, while 91% agreed that supplements were effective. Based on these trends, we believe the importance of the nutrition category will continue to increase as consumers take a more hands-on approach to their health and continue to build trust in the efficacy of nutrition products.

In addition, the nutrition category has been resilient through recessionary periods and is one of the few consumer sectors that experienced growth through the global economic downturns, both in the Great Recession (2008 to 2009) and through the COVID-19 pandemic. This is because consumption of nutrition products tends to stay elevated during recessionary periods as consumers focus on maintaining their health. Additionally, new consumers who enter the category during these times are often converted to long-term users, who then help to establish a higher base from which the category continues to grow.

Source: Euromonitor (Nutrition category defined as Vitamins and Dietary Supplements + Sports Nutrition). APAC includes Asia Pacific and Australasia, Americas includes North America and Latin America, and EMEA includes Western Europe, Eastern Europe, and Middle East and Africa.

A majority of our products are sold in North America, which is a large and attractive geographic market with $48 billion in retail sales in 2020, representing approximately 35% of the global market, according to Euromonitor. Since 2006, the North American market has grown at a CAGR of 6% and is expected to continue a similar trend in the coming years. U.S. consumers also have among the highest per capita spend on nutrition products globally.

Asia and Western Europe also represent large geographic markets with attractive growth rates and similar consumer dynamics as North America. In particular, China, with a nutrition industry market size of $25 billion in 2020 and historical retail sales CAGR of 7% between 2016 and 2020, presents an exciting opportunity for growth. Additionally, Western Europe possesses similar market dynamics to North America, with large populations that are much attuned to the importance of health and wellness. We operate in these markets today and believe they represent a compelling opportunity for substantial future growth.

Source: Nutrition Business Journal; MLM defined as Multi-level Marketing.

In the United States, nutrition products are broadly distributed across many channels. Our products are widely available across key channels, including FDM, Club, and Natural/Independent stores, and eCommerce retailers. As a company, we have the leading market share in the important FDM and Club channels and believe our wide presence across key channels is unmatched in the industry.

The fastest growing channel in the United States is eCommerce, which includes online marketplaces such as Amazon and other direct-to-consumer websites. According to the Nutrition Business Journal, the eCommerce channel of the nutrition industry is expected to grow from the beginning of 2020 to 2023 at an average annual growth rate of 25.3%. In fiscal 2020, we achieved 50.7% year-over-year growth in our overall North America eCommerce sales, which includes sales of Puritan’s Pride as well as sales to retailers selling exclusively on eCommerce sites. With robust capabilities in place across these digital and eCommerce channels, The Bountiful Company is poised to continue taking share and outpacing the market. Over the last three fiscal years, our Amazon business has increased by five times, and in fiscal 2020 we outpaced Amazon’s nutrition category growth by approximately two times, according to Profitero.

The global nutrition industry is highly fragmented and is subject to ongoing consolidation. According to Euromonitor, the top 10 nutrition companies globally represent 19% of the market while the remaining 81% consists of a number of smaller individual competitors. These dynamics are similar in the United States, with the top 10 nutrition companies representing 26% of the market and a number of smaller competitors accounting for the remaining 74%. With Net Sales over $2.0 billion, The Bountiful Company is the largest pure play nutrition company in North America and one of the three largest globally.

The COVID-19 pandemic has accelerated the existing health and wellness trends that have been present across the world. According to IRI, the average U.S. household penetration of VMHS products, as measured by consumption on a quarterly basis, increased by 5% during the pandemic, from 53% (March to December 2019) to 58% (March to December 2020). Furthermore, the number of VMHS consumers in the 18-34 age demographic also increased year-over-year by 18% in 2020, reflecting the broadened demographic reach of nutrition products. In a recent internal attitude and usage study, we also saw a 27% year-over-year increase in consumer attitudes who believe VMHS products are an important part of an overall healthy lifestyle. Each of these factors are indicative of the acceleration in nutrition trial and adoption during the COVID-19 pandemic and consumers’ increased commitment to healthy lifestyle habits.

While consumers have increasingly turned to supplements for immune support and maintaining overall health, self-care has broadened to holistic wellness. According to IRI data, 2020 sales growth of non-immunity VMHS categories addressing need states, such as beauty, stress and mood and sleep exceeded 2019 growth rates. This contributed to overall VMHS growth of 21% in 2020, compared to 5% in 2019. According to the Council for Responsible Nutrition, of those U.S. consumers that altered their supplement regimens due to the pandemic, 91% reported increasing their supplement intake. In the same survey, 98% of supplement users indicated that they plan to at least maintain supplement usage moving forward.

Source: IRI

1. Calendar year period based on IRI + MULO

As the environment created by the COVID-19 pandemic continues to draw new users into the category, and elevate the consumer’s focus on health and wellness, we believe the long-term impact will be sustained levels of strong demand for nutrition products, even after the pandemic subsides. The Nutrition Business Journal estimates post-COVID supplement category growth at a rate in the mid-single digits on top of the category growth resulting from the pandemic. Additionally, we believe that consumers in the nutrition category increasingly turn to the trusted brands, such as ours, seeking recognized labels known for quality and innovation. This is evidenced by the decline in private brand market share in recent years.

Our Segments

We manage our business through our operating segments that are based primarily on geographic location: North America and International.

North America

Our North America segment includes our operations in the United States and Canada and primarily includes sales of our branded and private brand nutrition products. The North America segment accounted for $1,794 million of Net Sales and $355 million of segment income in fiscal 2020.

International

Our International segment includes our commercial operations in over 50 countries where our brands have an established presence and primarily includes the sales of our branded nutrition products. The International segment accounted for $275 million of Net Sales and $92 million of segment income in fiscal 2020.

Our Leading Brand and Product Portfolio

We organize our brand portfolio into Strategic Brands and Niche/Private Brands.

Strategic Brands

Strategic Brands consist of our largest, fastest-growing and higher-margin category leaders, and are the focus of our new product development, brand building and digital efforts. We seek to grow the Net Sales and profitability of our Strategic Brands portfolio by bringing to market leading, innovative nutrition products that are science-led and solve clear consumer needs while rapidly expanding across high-growth channels and high-growth international markets.

Our five Strategic Brands include Nature’s Bounty, Solgar, Pure Protein, Osteo Bi-Flex, and Puritan’s Pride, which together represented 66% of our Net Sales and 81% of our gross profit in fiscal 2020. These brands grew at a CAGR of 5.5% between fiscal 2011 and fiscal 2020, 8.4% between fiscal 2018 and fiscal 2020 and have grown 14.9% from fiscal 2019 to fiscal 2020.

Nature’s Bounty is our leading nutrition brand that has been trusted by health-conscious consumers for nearly 50 years. Nature’s Bounty is a widely recognized brand and is the second largest VMHS brand in North America, based on IRI data. Nature’s Bounty’s brand positioning centers around the delivery of innovative nutrition supplements for today, rooted in a proven track record of health and wellness, so that you can live not just a healthy life but one filled with energy, joy, and passion. We believe there is significant opportunity to expand into new end-benefits and lifestyle-oriented products across a broad range of categories and demographics.

Solgar is a leading premium natural VMHS brand distributed globally to consumers in more than 50 countries. For over 70 years, Solgar has aimed to be the “Gold Standard in Vitamins” by creating premium nutrition supplements using only the finest ingredients. Solgar’s brand positioning centers around its mission of going above and beyond to meet discerning consumers’ high standards for health and wellness by providing premium, high quality vitamins. This brand positioning is reinforced through Solgar’s iconic glass bottle with gold cap. Solgar’s global brand equity and strength has been built over time through independent, premium channels with decades of high-touch advocacy that has driven strong growth and momentum with premium price positioning and differentiated packaging, resulting in best-in-class consumer advocacy. We believe there is a significant opportunity to grow awareness and distribution of Solgar by expanding further into eCommerce and the Natural/Independent channels in the United States and by increasing brand investment, product assortment and distribution in key international markets.

Pure Protein is a leading active nutrition brand in North America. Pure Protein seeks to help consumers maintain a healthier lifestyle through an offering of great tasting bars, powders, snacks and ready-to-drink beverages with high protein and low sugar. Pure Protein’s active lifestyle consumers believe fitness is core to living their fullest lives – and protein matters. The versatility of the Pure Protein brand makes it relevant for a wide range of purposeful consumption and snacking occasions from fueling intense workouts to providing high protein energy throughout the day.

Osteo Bi-Flex is the largest joint-care supplement brand in North America and has been the leading pharmacist recommended joint health brand in the United States for the past 14 years, according to U.S. News and World Report. With a focus on providing high-quality nutrition supplements that fulfill a variety of needs, Osteo Bi-Flex is committed to providing products to support joint comfort, mobility and flexibility for active lifestyle consumers. Osteo Bi-Flex is a specialist brand with leading awareness in its segment.

Puritan’s Pride is a leading VMHS online brand and eCommerce platform that offers consumers one of the deepest and most comprehensive range of high quality nutrition supplements across all existing and emerging benefit areas. The brand’s high standards for quality, combined with value pricing, has attracted and engaged highly loyal and long-tenured customers, with our most valuable customers spending over $500 per year. Puritan’s Pride reaches consumers globally across multiple channels, including through its own website and catalog, online marketplaces such as Amazon, military and certain retailers.

We track our performance, in part, by benchmarking the consumption of our products against the broader category using third-party sources, such as IRI, SPINS and Profitero. See “Industry and Market Data.” We view this consumption data as a leading indicator of growth that enables us to use comparable data across channels and competitors to assess our progress. As described in the below graph, over the last five calendar quarters, we have seen steady growth in the consumption of our products, propelled by the strong performance of our Strategic Brands. We have outperformed the broader category by a wide margin in 2020. We believe the performance of our business is a continuation and acceleration of the growth trends we achieved prior to 2020, and our outperformance against the market is a reflection of the successful strategies put in place by management and the team’s execution of these strategies.

Source: IRI, Profitero (first-party + third-party selling relationships), SPINS.

1 See “Industry and Market Data” for how consumption is determined. Such industry data are compiled by third parties and are not independently verified by the Company. They are not meant to be a substitute for, or indicator of, the Company’s financial measures or financial performance.

2 Reflects calendar year periods. Growth is calculated as the percentage change over consumption for the same quarter in the prior calendar year.

3 Puritan’s Pride not included in tracked channels.

4 Excludes Puritan’s Pride and Private Brands.

5 Nutrition market represents VMHS + Sports Nutrition

Niche/Private Brands

Our Niche/Private Brands include smaller owned brands targeting niche consumer segments, as well as private brand products that we develop and manufacture for a limited group of strategic retail partners. Our Niche Brands have deep brand equity and credibility within their respective consumer segments and play an important role with many of our retail partners. These Niche Brands include Ester-C, Body Fortress, Met-Rx, Sundown, Dr. Organic, and a number of other smaller brands. Private Brands, which are broadly distributed at certain key retailers, help to further strengthen our relationships with key retail partners, elevate the on-shelf positioning of our branded products and provide operating leverage with low capital requirements. We have spent the last few years streamlining the Niche/Private Brand portfolio, primarily focusing on driving profitability and stability, often at the expense of revenue growth. Going forward, we seek to deliver stable contribution margins and cash flow from our Niche/Private Brands with limited reinvestment. Niche/Private Brands represented 34% of our Net Sales and 19% of our gross profit in fiscal 2020.

Our Strengths

We believe our business is differentiated by the following strengths, which have allowed us to develop a competitive advantage and remain critical to our continued success.

Leading, global pure play nutrition platform

We are the largest pure play nutrition company in North America. Approximately 95% of our Net Sales are attributable to nutrition products while our competitors in the United States are either smaller in size or have only a portion of their Net Sales attributable to nutrition. In addition to our leading position in the United States, we have a well-established international footprint with a growing presence across more than 50 countries and are one of the three largest pure play nutrition companies globally.

Our scale, leadership, and exclusive focus in the nutrition category, underpinned by our trusted and recognized brands, give us significant relevance within the nutrition industry, enabling us to maintain long-term, strategic partnerships with blue-chip retailers. Our extensive distribution footprint, large sales organization and deep retailer relationships across multiple channels and geographies enables us to launch new products and innovations at a greater scale than our competitors and across multiple brands and categories. In addition, we are able to utilize our scale by leveraging our eCommerce, digital and brand building investments across our portfolio. Our breadth, combined with our sophisticated supply chain capabilities, enables us to remain highly nimble and responsive to shifting market dynamics while maintaining our strong competitive position.

The size of our platform also allows us to benefit from economies of scale in raw material procurement, manufacturing, logistics, advertising and marketing, which, combined with our extensive quality, regulatory and scientific expertise allows us to make high quality and trusted products while maintaining low-cost production. In part by leveraging our scale, we have been able to realize Adjusted EBITDA margin improvement of approximately 270 basis points and Adjusted Net Income margin improvement of approximately 300 basis points between fiscal 2018 and 2020.

Market leadership across categories

We offer a wide range of products with leadership across the largest, most attractive, and fastest growing subcategories in nutrition. Our diverse brand portfolio and capabilities allow us to capitalize on key category trends and reach a growing demographic of nutrition consumers across the value spectrum and in various need states, without having too much exposure or dependence on one particular brand, end-benefit, or channel.

For example, we are a leader in the growing beauty supplement category having pioneered it with our Hair, Skin, and Nails line of products and remain the market share leader in the category today. We also hold top positions in the large and growing categories of immunity, herbal supplements, sleep and active nutrition, among others. The below chart details our leadership across many of these large and important nutrition subcategories:

Source: IRI

1 FYE’20 U.S. IRI – MULO category sizes and rankings; excludes Private Brands

2 Represents the total addressable market according to the U.S. MULO market size

Best-in-class CPG capabilities power innovation at scale

We have invested heavily in developing our R&D and consumer insights capabilities and have created an innovation engine that we believe gives us a competitive advantage in bringing new ideas to market quickly and effectively. Our approach is end-to-end, combining the science of nutrition, consumer insights, scaled supply chain capabilities, and integrated sales and marketing to ensure commercial success. We have a proven history of building and expanding the market by bringing new products or technologies to the category, thereby driving category growth.

Our dedicated in-house R&D team, which includes professionals in product development, nutritional science, regulatory and project management, has helped The Bountiful Company stay at the leading edge of nutrition innovation. Our R&D process is supported by our insights and analytics specialists who identify consumer trends early, allowing us to develop new products quickly, and adapt to consumer preferences. By leveraging our innovations across the broader business, we are able to maximize impact and value creation across the portfolio. Analytics are deeply embedded within our organization, helping to guide and refine our R&D activities. We collect valuable shopper insights and data across the various retail and eCommerce channels we serve to fuel a consumer-centric approach to launching innovation and growing our brands. We leverage these insights to drive value via product innovation, marketing optimization, improved demand planning, and in-store merchandising optimization.

Our internal manufacturing capabilities give us the flexibility to scale innovations quickly while our quality organization ensures that we maintain the highest level of quality and consistency in our products. We also maintain relationships with a broad network of contract manufacturers to enhance our internal manufacturing with specialized capabilities and assets that we do not possess in-house. As new innovations are ready for commercialization, our in-house brand management and marketing teams develop and launch comprehensive brand campaigns, including digital activations. And importantly, our more than 100 person sales force helps to ensure our products are well distributed across all channels and retail outlets.

Diversified omni-channel strategy with superior digital activation and conversion

Our products have leading distribution across all major retail channels in North America, including FDM, Club, eCommerce, Convenience, Natural/Independent. We have a particularly strong presence in the attractive and growing FDM channel with the leading market share according to IRI, and have been an over 70 year mainstay in the Natural/Independent channel. As a scaled pure play nutrition company, we are able to offer a broad assortment across categories with important brands, proven quality, and regulatory and innovation leadership that is highly valued by retailers.

We believe our retail customers consider us a thought-leader in the category and often turn to us for our insights and category management capabilities, made possible by the unique insights we gain by leveraging our scale, omni-channel presence, global distribution, analytics, and digital capabilities. In addition, our omni-channel footprint and leadership position allow us to drive innovation at scale. We have the unique ability to launch new products quickly, simultaneously and broadly across geographies, channels, and retailers, as well as across multiple brands. Many of our largest customers partner with us to co-create new products or innovations which help receive full merchandising support across the entirety of our brand portfolio.

Notes: Drug includes Independent Pharmacy and Other includes Convenience, Military, distributors and non-chain retail outlets and Puritan’s Pride outside of eCommerce. International includes eCommerce outside of North America.

In eCommerce, we have made significant investments in recent years, scaling our marketing investments, enhancing digital content, launching a rapidly expanding customer loyalty program for Puritan’s Pride, and orienting our manufacturing operations towards the channel. We have a leading share position on rapidly-growing eCommerce sites, such as Amazon where we are the second largest nutrition company and the largest growing nutrition company by sales dollars, according to Profitero. Rapidly growing positions at other large eCommerce platforms also position us to continue growing market share over time. These leadership positions are in addition to operating our own direct-to-consumer platform, which primarily sells Puritan’s Pride and our other branded products. The capabilities we have developed and investments we have made to orient our operations towards eCommerce and direct-to-consumer channels has driven strong growth with North America Net Sales in the channel increasing at a 28.4% CAGR from fiscal 2018 to 2020. With Net Sales in North America eCommerce and direct-to-consumer channels of approximately $350 million, we are one of the largest eCommerce businesses in the U.S. nutrition market.

Highly experienced management team with proven track record

We have a talented management team with broad-based, deep industry experience and a proven track record. Paul Sturman, our President and Chief Executive Officer, has over 35 years of experience in the consumer health and nutrition space, including as President of Pfizer Consumer Health and President of Johnson & Johnson Consumer Healthcare North America. Since Paul’s arrival in 2017, we have rebuilt our global leadership team by recruiting executives with extensive experience in consumer health, nutrition, and across core CPG capabilities, bringing together Fortune 100 backgrounds and agile entrepreneurial mindsets from companies such as Bayer, Colgate-Palmolive, Johnson & Johnson, Target, Pfizer, Procter & Gamble, and Unilever. Six out of the seven members of our senior global leadership team joined following the carve-out in September 2017, creating new leaders across key functions. Our global leadership team has an average of over 20 years’ experience in the CPG space with expertise in brand building and innovation.

In addition, we have further invested in our team by adding domain expertise in key functional areas. For example, we have added leadership with previous experience at Amazon to our eCommerce and digital functions and we have added leadership with many years of in-market experience in consumer health and related companies to key international markets, such as China.

Attractive financial profile

We have an attractive financial profile with sustainable topline growth, continual margin expansion and consistency through economic cycles. Consolidated Net Sales grew from $1,900 million in fiscal 2018 to $2,069 million in fiscal 2020, representing a CAGR of 4.3%. Strategic Brands grew from $1,170 million to $1,374 million over the same period, representing a CAGR of 8.4%. Gross margin increased from 32.2% in fiscal 2018 to 38.3% in fiscal 2020. Excluding the impact of acquisition related inventory fair value adjustments, gross margin improved by 200 basis points over the same period, driven by our strategy to accelerate investment in, and the growth of, our high margin Strategic Brands, along with productivity and efficiency initiatives primarily related to our supply chain.

Adjusted EBITDA has grown from $227 million in fiscal 2018 to $302 million in fiscal 2020, representing a CAGR of 15.4%. Adjusted EBITDA margins have expanded by approximately 270 basis points from 11.9% in fiscal 2018 to 14.6% in fiscal 2020, with potential for further upside as we continue to drive a favorable portfolio mix and employ further efficiencies. Since the carve-out in September 2017, we have generated approximately $95 million in savings from productivity and efficiency improvements. We achieve consistently high cash flow generation, which allows us the financial flexibility to reinvest in our business.

Our Growth Strategies

We believe our investments in our Strategic Brands, our organizational capabilities and our team position us to continue delivering industry-leading growth.

Brand building activities to increase awareness and penetration

Consumers trust and value our brands, as evidenced by the category-leading market positions of our Strategic Brands portfolio. In the last three years, we have invested approximately $400 million in building our brands, including introducing new products, enhancing our marketing strategy and engaging with consumers where they search and where they shop. Our investments in brand building have produced clear results across each of our Strategic Brands. For instance, we grew Nature’s Bounty brand awareness from 55% in the first quarter of fiscal 2018 to 62% in the fourth quarter of fiscal 2020, which corresponded to a Net Sales increase for this brand of 28% from fiscal 2018 to fiscal 2020.

Based on our successes to date, we believe that there is significant potential to further unlock the value of our Strategic Brands, by leveraging our expertise in content development and digital activation, to engage new consumers and expand our presence with existing consumers. We will continue to invest in brand building initiatives, such as engaging customers with innovation and marketing, and capitalizing on our scaled distribution to drive share gains and new customer growth across our entire Strategic Brands portfolio.

Launch innovations across existing and new need states

Driving innovation is a key component in expanding market share, attracting new customers and generating growth in the overall nutrition category. In fiscal 2018, we implemented a focused strategy to further strengthen our R&D organization and leverage our reach across categories and channels to construct a new product development process driven by scientific research and consumer insights. Our global innovation strategy focuses on the holistic consumer experience by introducing new science-driven formulations and claims, as well as differentiated sensory consumer experiences through new aesthetics and on trend product forms, such as gummies. Our product pipeline consists of both novel, first-to-market innovations, as well as differentiated product renovations that further establish our company as an innovation leader. Recent examples of our successful product launches include Nature’s Bounty Sleep3, a novel tri-layer extended release melatonin product, Immune 24 Hour +, the only Vitamin C with 24 hour immune support, and Pure Protein’s ready-to-drink products that capitalize on the broader consumption shift towards everyday nutrition.

The commercial success of our innovation strategy is reflected in our financial performance: in fiscal 2020, we delivered more than $100 million of gross sales from new product innovations introduced over the last three fiscal years, and reduced our average time to launch by six months. We believe there is a significant opportunity to expand our portfolio in the fastest-growing areas of the nutrition category, including subcategories such as beauty, immunity, sleep and stress, as well as through product form and packaging innovations.

Expand our presence and penetration in the largest and fastest-growing channels

We are well-positioned to further build on our momentum in eCommerce, continue increasing our on-shelf presence and velocity with our existing channel partners and expand distribution in underpenetrated channels.

We are rapidly expanding our presence across the eCommerce landscape. We have invested heavily in eCommerce, including approximately $120 million in our North America eCommerce channels over the last three fiscal years. We have implemented customized price pack architecture with nearly four times more products listed on leading eCommerce marketplace platforms today, compared to fiscal 2018. On our Puritan’s Pride platform, we launched a loyalty program in February 2020, which has led to a 30% increase in year-over-year new-to-file customer growth and more than 700,000 enrolled loyalty customers since the inception of the program. We have already seen significant growth in each of our eCommerce channels, including an approximate five times increase of our Amazon business over the last three fiscal years, outpacing Amazon’s nutrition category growth by approximately two times in fiscal 2020, and becoming the second largest nutrition company on the platform, according to Profitero. We believe that we are still in the early stages of reaching our eCommerce growth potential.

As eCommerce continues to be the fastest-growing channel in nutrition, we have a significant opportunity to leverage our scale as the largest U.S. pure play nutrition platform to increase our customer reach by optimizing digital marketing investments, expanding our portfolio on Amazon and scaling our online presence with retail partners to their eCommerce sites.

We have longstanding strategic relationships with retailers across the FDM, Club and Natural/Independent channels. We continue to deepen these relationships in order to expand our product assortment and share-of-shelf. Our strategy to further penetrate the FDM and Club channels is to expand our branded portfolio and via exclusive offerings. Our innovative offerings are the driving force in expanding our on-shelf presence at premium price points. As consumers continue to seek trusted brands for their nutrition needs, we believe there is continued opportunity to expand our share, distribution and velocity with our largest retail partners.

We believe we have significant whitespace across many important channels, including, Natural, Independent, Convenience, Dollar Stores, among others. Each of these channels represent opportunities for The Bountiful Company, and we will continue to take a measured and strategic approach to our profitable expansion into new channels.

Grow in the largest international nutrition markets

The global nutrition market represents a total market opportunity of $137 billion. Today, The Bountiful Company sells products in over 50 countries around the world, with significant opportunity to grow. Our brands resonate with consumers globally due to our strong heritage and reputation for high quality, science-based and innovative products. For instance, Solgar has been an established international brand with over 30 years of commercial success outside of the United States, particularly in Western Europe and Asia.

We are focused on high growth priority nutrition markets – China ($25 billion market), Western Europe ($15 billion market), South Korea ($5 billion market) and the United Kingdom ($3 billion market), according to Euromonitor. In fiscal 2019, we re-launched our Nature’s Bounty business with an eCommerce-first strategy in China and established an on-the-ground leadership team. As a result, our Net Sales in the country increased threefold in fiscal 2020 as compared to fiscal 2019. We are seeing similar momentum in other international markets and, on an aggregate basis, increased international Net Sales of our Strategic Brands by 11.8% in fiscal 2020, as compared to fiscal 2019.

By leveraging our consumer insights, established distribution infrastructure, regulatory expertise and owned supply chain, we develop market-specific formulations with the potential to become local champions. We will continue to leverage this global innovation strategy to expand our international scale in focus geographies outside North America.

Drive profitability through operational excellence

The growth of our Strategic Brands, the continued success of our premium product innovations, and expansion across fast growing channels and markets have all organically contributed to the acceleration of our growth and margin profile. Even though we have made meaningful progress to improve the profitability of our business in recent years, we believe significant upside remains. Our management team is focused on growth and the continuous improvement in the profitability of our business. We also intend to increase our margins by pursuing additional productivity and efficiency opportunities across our procurement, manufacturing, supply chain and SG&A functions. For example, since fiscal 2018, we have generated approximately $95 million in savings from our supply chain productivity and efficiency initiatives, redirecting a significant portion of those savings in support of Strategic Brands growth and margin accretive new product innovation. We see continued opportunities for efficiencies across the business that will drive margins and allow us to reinvest in strategies that drive value for our stockholders.

Leverage our platform for value-accretive M&A

The nutrition category is highly fragmented and presents ample opportunity for consolidation. As a scaled platform with a vertically-integrated business model and extensive multi-channel global reach, we are well-positioned for a broad range of value-accretive acquisitions. We continuously evaluate targets with complementary capabilities, end benefit areas, and form types to enhance our portfolio. By leveraging our scaled and owned supply chain infrastructure, our best-in-class innovation and brand building engines and by consolidating shared operational functions, we believe we would be able to drive significant commercial and cost synergies. Our global leadership team, which has been involved in over 20 acquisitions and integrations in the consumer products industry during their careers, will continue to review potential value-accretive acquisition opportunities that will further fuel The Bountiful Company’s growth.

Brand Marketing and Advertising

The focus of our consumer-driven marketing strategy has been on brand building in order to grow consumer awareness of our brands and increase household penetration. Each of our Strategic Brands has a dedicated marketing strategy which is purposely built to reach each brand’s target audience and attract new consumers. Our scale and global distribution footprint allows us to efficiently invest in advertising through digital, social media, national television and radio campaigns, and print.

We have built a 130-person brand, marketing and consumer insights team with strong digital capabilities. For 2020, 2019 and 2018, we spent approximately $140.9 million, $121.4 million and $125.0 million, respectively, on advertising and promotions, including media and cooperative advertising. We use a blend of both internal resources and strategic partnerships with key marketing agencies to help us develop our advertising materials. This enables us to transition quickly and ensure that our communication is relevant in the moment. We evaluate the impact of our media investments and consumer communications through a variety of research studies to ascertain the impact of our campaigns and tactics. Through such efforts, we have substantially increased consumer awareness and topline performance of our Strategic Brands over the last three fiscal years.

Innovation

Our global R&D team works closely with our commercial marketing and sales organization to deliver a consistent innovation and new product pipeline. We have built a leading innovation platform, leveraging our scientific and data-driven insights, which feeds our vertically-integrated business model enabling speed to market at significant scale. We operate as a global R&D team, with locations in the United States and Western Europe, helping us leverage localized market knowledge and incorporate the best insights and innovations from across our brand portfolio and the globe. Our R&D team consists of over 115 professionals, primarily in the areas of product development, nutritional science, regulatory, and project management. We supplement our in-house R&D expertise with a long-standing network of third-party specialists, laboratories and innovation consultants. We have developed a differentiated innovation process across the entire value chain. Beginning with insights and analytics, we continually monitor and evaluate emerging trends and consumer needs to develop and evaluate our innovation pipeline. Our robust global R&D team, supported by our Scientific Advisory Board, has a track record of developing and commercializing products with unique claims, end benefits, and form types. Our strategy is to maintain a robust three year innovation pipeline which is managed through a detailed stage gate process. The commercial success of our innovation strategy is reflected in our financial performance: in fiscal 2020, we delivered more than $100 million of gross sales from new product innovations introduced over the last three fiscal years, and reduced our average time to launch by six months.

Supply Chain

We operate 10 facilities primarily dedicated to manufacturing and packaging, and 12 warehouses / distribution centers across the United States and Canada, in addition to five international facilities. This vertically-integrated model provides substantial flexibility and scale. We have significant manufacturing expertise and we believe we are market-leaders in key nutrition product forms. Moreover, we are equipped to manufacture innovative products using the latest trending ingredients, including organic, gluten free, non-GMO and sustainably sourced ingredients.

Our supply chain is resilient, has a strong quality and customer service orientation and has significant capacity to support future growth. We have selectively increased capacity in recent years through capital investments and operational improvements to provide our manufacturing network with the flexibility and capacity to support future potential growth opportunities. For example, we have recently invested to double our gummy capacity in order to support future growth of this category.

Raw Materials

Raw materials used in our business consist of ingredients and packaging materials sourced globally. Given the breadth of our portfolio, we have a diverse raw materials base, sourcing over 1,000 raw material ingredients in 2020. We actively manage the costs of our raw materials and packaging materials, and operate a quality and testing program to ensure all materials adhere to strict quality standards. The principal raw materials required in our operations are vitamins, coenzymes, minerals, herbs, gelatin, whey and other supplement ingredients. Certain of our contract manufacturers purchase raw materials directly, such as whey and other protein for our active nutrition products. Our primary raw materials are generally available from multiple sources. Certain unique raw materials might be sourced by a single supplier or we may use a single supplier for a specific raw material to obtain favorable pricing. From time to time, weather or unpredictable fluctuations in the supply and demand may affect price, quantity, availability or selection of raw materials. We believe that our strong, long term relationships with our suppliers yield high quality, competitive pricing and overall good service to our customers. Although we cannot be sure that our sources of supply for our principal raw materials will be adequate in all circumstances, we believe that we can generally develop alternate sources in a timely and cost effective manner if our current sources become inadequate. During 2020, no one raw material supplier accounted for more than 10% of our raw material purchases.

Manufacturing, Packaging and Quality Control

As of September 30, 2020, we operated 10 facilities primarily dedicated to manufacturing and packaging located in the United States and Canada. Our manufacturing facilities have a total annual production capacity of approximately 50 billion tablets, capsules, gummies and softgels. Our manufacturing operations are designed to allow low-cost production of a wide variety of products of different quantities, physical sizes and packaging formats, while maintaining a high level of customer service and quality. We operate with flexible line changeover capabilities, reduced cycle times, cross-site training and specialized in-house packing capabilities, all of which enable high responsiveness to changes in manufacturing schedules and demand, superior customer service and a highly competitive cost structure.

While we produce the majority of our products in-house, we maintain a diversified network of co-manufacturers to provide additional scale, flexibility, and specialized capabilities. We have entered into long-term agreements to purchase a vast majority of our protein bars and powder products from a contract manufacturer, who accounted for approximately 23% of our inventory purchases in 2020.

Our reputation for quality is maintained by strict adherence to stringent standards of quality control through a large team of quality control professionals who manage product quality through every step of the production process. A rigorous qualification process is adopted for ingredient supplier selection and every batch of ingredients is subject to testing throughout the manufacturing and packaging process.

All our domestic and foreign operations manufacturing products for sale to the United States are designed to manufacture such products in accordance with GMPs enforced by the FDA and other applicable regulatory agencies. In the United States, our factories participate in the U.S. Pharmacopeia, or USP, audit program and certain of our products have received USP GMP Certification (as part of their Dietary Supplement Verification Program).

Warehousing and Distribution

As of September 30, 2020, we owned or leased 17 facilities totaling approximately 1.7 million square feet primarily dedicated to warehousing and distribution in six countries: the United States (including facilities in New York, New Jersey, Florida, Nevada, Pennsylvania and Arizona), Canada, the United Kingdom, Spain, South Africa and New Zealand. Our products are distributed primarily from our own warehouses to our wholesale partners and distributors, as well as directly to our consumers. We currently distribute our products to our customers from distribution centers through contract and common carriers globally.

Competition

The global nutrition industry is highly fragmented and is subject to ongoing consolidation. According to Euromonitor, the top 10 nutrition companies globally represent 19% of the market while the remaining 81% consists of a number of smaller individual competitors. These dynamics are similar in the United States, with the top 10 nutrition companies representing 26% of the market and a number of smaller competitors accounting for the remaining 74%. In many of our categories, we compete with both branded products and private brand products. Competition is based primarily on quality and assortment of products, customer service (including timely deliveries), marketing support, availability of new products and price. We also compete in the marketplace based on brand reputation and innovation. Given our significant scale and broad scope relative to our competition, strong innovation capabilities, high-quality manufacturing and vertical integration, we believe that we are well-positioned to capitalize on the industry’s favorable long-term secular trends and gain share.

Customers

During 2020, two of our customers each individually accounted for more than 10% of our Net Sales, comprising 17% and 15% of our Net Sales, respectively. We sell products to these two customers by individual purchase orders placed under their respective standard terms and conditions of sale, which include insurance requirements; representations by us with respect to the quality of our products and our manufacturing process; our obligations to comply with law; and indemnifications by us if we breach our representations or obligations. We do not have a long-term contract with these two and other major customers, and the loss of any major customer could have a material adverse effect on our results of operations. See “Risk Factors—Risks Relating to Our Business—We are dependent on domestic and international wholesale partners for a significant portion of our sales.”

International Operations

We market nutrition products through subsidiaries, distributors, retailers and eCommerce in more than 50 countries around the world.

We conduct our international operations to conform to local variations, economic realities, market customs, consumer habits and regulatory environments. We modify our products (including labeling of such products) and our distribution and marketing programs in response to local and foreign legal requirements and customer preferences.

Our international operations are subject to many of the same risks our domestic operations face. These include competition and the strength of the relevant economy. In addition, international operations are subject to certain risks inherent in conducting business abroad, including foreign regulatory restrictions, fluctuations in monetary exchange rates, import-export controls and the economic and political policies of foreign governments. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors in those countries. These distributors are independent contractors whom we do not control. The importance of these risks increases as our international operations grow and expand. Foreign currency fluctuations, and, more particularly, changes in the value of the British pound sterling, the euro, the Canadian dollar and the Chinese renminbi as compared to the U.S. dollar, affect virtually all our international operations.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for additional information regarding the geographic areas in which we conduct our business and the effect of foreign currency exchange rates on our operations.

Intellectual Property

We have a large intellectual property portfolio, including trademarks, patents and domain names, that we believe contributes substantial value for our company. We own trademark registrations and applications related to our brands and product names in the United States and certain foreign jurisdictions, with primary focus in Canada, EU, the United Kingdom, Spain and China. Our primary brand trademarks are Nature’s Bounty®, Solgar®, Pure Protein®, Osteo Bi-Flex®, Puritan’s Pride®, Sundown®, Body Fortress®, MET-Rx® Ester-C®, American Health®, Balance®, SISU®, Dr. Organic® and Home Health®. Our policy is to pursue registrations for all material trademarks associated with our key products where available. Trademarks registered in the United States have a perpetual life, as do trademarks registered in many other jurisdictions, as long as they are renewed on a timely basis and other registration formalities are complied with, subject to the rights of third parties to seek cancellation of certain trademarks. We regard our trademarks and other proprietary rights as valuable assets and believe they have significant value in marketing our products. For more information regarding the risks related to our intellectual property, see “Risk Factors—Risks Related to Our Business.”

Information Technology

Our information technology systems are critical to our day-to-day operations as well as to our long-term growth strategies. Technology is integrated across multiple functions throughout the organization, delivering end-to-end logistics services, inventory and supply chain management, distribution and fulfillment, financial reporting and accounting functions. Our technology is the foundation of our merchandising and marketing functions, including order entry and customer billing, maintaining customer records, providing customer service and technical support and operating our eCommerce platform. We have agreements with third parties to provide hosting services and administrative support for portions of our infrastructure, and utilize cloud-based systems in addition to those hosted on premises. We continue to invest in technology to both upgrade our information systems and introduce new technologies to facilitate growth and support our operations. For more information regarding the risks related to our information technology, see “Risk Factors—Risks Related to Our Business.”

Employees and Human Capital

As of September 30, 2020, we had approximately 4,150 employees. Of those employees, approximately 3,200 are based in the United States, 650 in Canada, 185 in the United Kingdom and the remaining 115 are located in other countries. As of September 30, 2020, Unifor Local 468 represented approximately 365 of our employees in Canada under a collective bargaining agreement. We believe we have strong employee and labor relations both domestically and internationally, and historically have not experienced work stoppages that materially adversely affected our operations.

We strive to foster an inclusive and diverse culture of high performance and accountability, characterized by colleague engagement and open communication, and we view our human capital-related initiatives as an ongoing priority. Such initiatives include (i) implementing a robust talent acquisition approach, including through competitive pay and benefits, (ii) implementing initiatives to promote diversity and foster a sense of connection and community through our company, including our various affinity groups, (iii) offering an array of learning and development opportunities, including live programs and online courses and (iv) conducting employee engagement surveys and developing action plans based on the survey outcomes.

Properties

As of September 30, 2020, we owned or leased a total of approximately 3 million square feet of administrative, manufacturing, warehouse and distribution space. We own 15 facilities totaling approximately 1.9 million square feet in the United States, Canada and the United Kingdom, and lease 23 facilities totaling approximately 1.1 million square feet in the United States, Canada, the United Kingdom, New Zealand, South Africa, China, and Spain. We are required to pay real estate taxes and maintenance costs relating to most of our leased properties.

All our properties are covered by all-risk and liability insurance, in amounts and on terms that we believe are customary for our industry. We believe that these properties, taken as a whole, are generally well-maintained, and are adequate for current and reasonably foreseeable business needs.

Governmental Regulations

United States

The processing, formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by federal agencies, including the FDA, the FTC, CPSC, the USDA, OSHA and the EPA. These activities also are subject to regulation by various agencies of the states, localities and foreign countries in which we sell our products. In particular, the FDA, under the Federal Food, Drug, and Cosmetic Act, or the FDCA, regulates the biennial registration, formulation, manufacturing, packaging, labeling, distribution and sale of foods, including dietary supplements. The FTC regulates the advertising of these products, and the United States Postal Service, or USPS, regulates advertising claims with respect to such products sold by mail order. The Council of Better Business Bureaus’ Advertising Self-Regulatory Council, or ASRC, which includes the National Advertising Division, or NAD, oversees an industry-sponsored self-

regulatory system that permits competitors to resolve disputes over advertising claims, applying FTC guides and rules and prior self-regulatory decisions including NAD decisions. The NAD, as well as other components of the ASRC, may refer matters to the FTC and/or other agencies for further action, if the advertiser does not participate in the self-regulatory system or implement the system’s recommendations.

The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994, or DSHEA. DSHEA establishes a framework governing the composition and labeling of dietary supplements. With respect to composition, DSHEA defines “dietary supplement” as a product intended to supplement the diet that bears or contains a vitamin, mineral, herb or other botanical, an amino acid, a dietary substance for human use to supplement the diet, or a concentrate, metabolite, constituent, extract, or combination of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were marketed in the United States before October 15, 1994 may be used in dietary supplements without notifying the FDA. However, a “new dietary ingredient” (a dietary ingredient that was not marketed in the United States before October 15, 1994 and that does not include any dietary ingredient which was marketed in the United States before that date) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food in a form in which the food has not been chemically altered.” A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “when used under the conditions recommended or suggested in the labeling of the dietary supplement will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may want to market, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. The FDA has published guidance for the industry to attempt to clarify the FDA’s interpretation of the new dietary ingredient notification requirements, and this guidance raises new challenges to the development of new dietary ingredients. In addition, increased FDA enforcement could lead the FDA to challenge dietary ingredients already on the market as “illegal” under the FDCA because of the failure to submit a new dietary ingredient notification. Additionally, as authorized by DSHEA, the FDA has adopted GMPs, specifically for dietary supplements, which require, among other things, dietary supplements to be prepared, packaged and held in compliance with specific rules, and include quality control, recordkeeping, equipment, testing, and other requirements. We believe our manufacturing and distribution practices comply with these rules.

The FDA generally prohibits the use in labeling for a dietary supplement of any “disease claim,” correlating use of the product with a decreased risk of disease, unless the claim constitutes a “health claim” that is authorized by the FDA. DSHEA permits structure/function claims and claims of general well-being to be included in labeling for dietary supplements without FDA pre-approval. Such statements may describe the role of a nutrient or dietary ingredient intended to affect the structure or function of the body, characterize the documented mechanism by which a nutrient or dietary ingredient acts to maintain the structure or function of the body, or describe general well-being from consuming a nutrient or dietary ingredient, but may not state that a dietary supplement will diagnose, mitigate, treat, cure, or prevent a disease. When such a claim is made on labels, we must disclose on the label that the FDA has not “evaluated” the statement, disclose that the product is not intended for use for a disease, and notify the FDA about our use of the statement within 30 days of marketing the product. However, there can be no assurance that the FDA will not determine that a particular claim that we want to use is an unauthorized disease claim. Such a determination might prevent us from using the claim. FDA deems internet materials as labeling in most cases, so our internet materials must comply with FDA requirements and could be subject of regulatory action if the FDA, or the FTC, which exercises jurisdiction over advertising of food and dietary supplements, reviews the materials as advertising and considers the materials false or misleading. A company that uses such claims in labeling must possess evidence substantiating that the statement is truthful and not misleading. FTC has imposed stringent, claim-specific substantiation standards on certain dietary supplement manufacturers, to settle charges that they deceptively advertised their supplements’ efficacy.

In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to adequately substantiate claims made in advertising, or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees requiring higher levels of substantiation for certain health claims and the payment of civil penalties, restitution, or both, by the companies involved. From time to time, the FTC also issues general guidance on various advertising practices that are also applicable to our industry, such as the guidance concerning the use of endorsements and testimonials in advertising and the guidance for mobile and other online advertisers. Failure to comply with such guidance may result in FTC enforcement actions. We currently are subject to FTC consent decrees resulting from past advertising claims for certain of our products. As a result, we are required to maintain compliance with these decrees and are subject to an injunction and substantial civil monetary penalties if we should fail to comply. We are also subject to consent judgments under California’s Proposition 65. Further, the USPS has issued cease and desist orders against certain mail order advertising claims made by dietary supplement manufacturers, including us, and we are required to maintain compliance with the orders applicable to us, subject to civil monetary penalties for any noncompliance. Violations of these orders could result in substantial monetary penalties. These civil penalty actions could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

We also must comply with FDA’s general food labeling requirements, including food allergen labeling under Food Allergen Labeling and Consumer Protection Act, and the Dietary Supplement and Nonprescription Drug Consumer Protection Act, or the AER Act, which became effective in December 2007. The AER Act amended the FDCA to require that manufacturers, packers, and distributors of dietary supplements report serious adverse events (as defined in the AER Act) to the FDA within specific time periods. We believe we are in compliance with the AER Act.

The FDCA and implementing regulations also impose requirements regarding the safety of food substances. With respect to food (or components of dietary supplements that are not dietary ingredients), under sections 201(s) and 409 of the FDCA, any substance that is reasonably expected to become a component of food or added to food is a food additive, with a few exceptions, and is therefore subject to FDA premarket review and approval, unless the substance is generally recognized among experts qualified by scientific training and experience to evaluate its safety, as having been adequately shown through scientific procedures or, in the case of a substance used prior to January 1, 1958, through experience based on common use in food, to be safe under the conditions of its intended use, a standard referred to as “generally recognized as safe,” or GRAS. A food additive must either already be included within one of the number of FDA regulations authorizing the use of certain food additives under certain conditions of use or be approved for use by the FDA. To obtain approval for use of a food additive, a manufacturer must submit a petition to the FDA with sufficient data to demonstrate reasonable certainty of no harm at the intended levels of use. In 2016, FDA finalized regulations that provided for a GRAS notification procedure through which interested persons may notify the agency of their determination that a particular use of a substance is GRAS. Any food that contains an unsafe food additive is considered adulterated under section 402(a)(2)(C) of the FDCA.

The FDA Food Safety Modernization Act strengthened the U.S. food safety system and provided the FDA with new enforcement authorities designed to achieve higher rates of compliance with prevention- and risk-based food safety standards and to better respond to and contain problems when they do occur. The law directed the FDA to build an integrated national food safety system in partnership with state and local authorities and its implementing regulations imposed requirements that importers verify that imported foods meet the same standards as domestic foods. The law has led to increased FDA food inspections.

The FDA has broad authority to enforce the provisions of the FDCA applicable to foods and dietary supplements, including powers to issue a public “warning letter” to a company, to publicize information about illegal products or dietary supplements that pose safety risks or that the agency believes do not meet the definition of a dietary supplement, to request a voluntary, or in limited circumstances mandatory, recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. courts. We also are subject to regulation and enforcement actions under various state and local laws that include provisions governing, among other things, the registration, formulation, manufacturing, packaging, labeling, advertising and distribution of foods and dietary supplements. In addition, from time to time in the future, we may become subject to additional laws or regulations administered by the FDA or by other federal, state, local or foreign regulatory authorities, to the repeal of laws or regulations that we consider favorable, such as DSHEA, or to more stringent interpretations of current laws or regulations. We cannot predict the nature of future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments, however, could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel, or other new requirements. Any such development could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

Foreign

In the foreign markets that we operate, either directly or through distributors, nutrition products are generally regulated by similar government agencies, such as Health Canada, in Canada and the FSA in the United Kingdom. In the EU, the EU Commission is responsible for developing legislation to regulate foodstuffs and medicines. Although the government of each EU member state may implement legislation governing these products, national legislation must be compatible with, and cannot be more restrictive than, European requirements. Each member state is responsible for its enforcement of the provisions of European and national legislation.

Foreign laws and regulations that we are subject to govern, among other things, the formulation, manufacturing, labeling, packaging, advertising and distribution of dietary supplements, foods, cosmetics and over-the-counter drugs. In certain foreign markets, like Canada, prior to introducing a new product in the market, we may be required to obtain an approval, license or certification from the relevant local regulator. Certain foreign regulators require us to submit detailed information regarding the formulation, manufacturing, testing and labelling of each product.

In addition, our manufacturing, distribution and warehousing facilities that are located abroad are generally subject to applicable laws and regulations governing their operations. For example, our Canadian facility that manufacture dietary supplements and over-the-counter medications, is subject to GMPs and other regulations related to its operations. Health Canada performs routine and unannounced inspections and audits of such facilities and the facilities are required to apply for a license to operate. Health Canada can suspend or revoke such licenses for lack of compliance of the applicable laws and regulations.

Environmental Laws and Regulations

Our operations and properties are subject to extensive and frequently changing foreign, federal, state and local environmental protection and health and safety laws and regulations. Some of these relevant laws and regulations provide that a current or previous owner or operator of real property may be liable regarding environmental contamination on, under, or in that property or other impacted properties. In addition, some of these laws and regulations provide that persons who arrange for the disposal of hazardous substances may also be liable for the costs of removal or remediation of environmental contamination at the disposal site. Other relevant environmental requirements impose permitting obligations on our operations. Failure to obtain and maintain required permits or otherwise comply with environmental laws or regulations could result in fines or penalties or interruptions of operations. We are not aware of any environmental liabilities that are expected to have a material adverse effect on our business, financial condition or results of operations.

Legal Proceedings

False Advertising Claims

Over the past several years, the Company has been served with various false advertising putative class action cases in various U.S. jurisdictions, as have various other companies in the industry. These cases challenge the marketing of the subject dietary supplements under various states’ consumer protection statutes and generally seek unspecified compensatory damages based on theories of restitution and disgorgement, plus punitive damages and injunctive relief. Until these cases are resolved, no determination can be made as to the ultimate outcome of the litigation or the amount of liability on our part. Included in these matters are the following:

Ginkgo Biloba Supplement

On December 19, 2014, plaintiff Tatiana Korolshteyn filed a putative class action against our customer Costco Wholesale Corporation in the U.S. District Court for the Southern District of California, alleging false advertising in connection with certain private brand ginkgo biloba supplements and seeking damages in an amount to be determined at trial. Plaintiff alleges that the product claims related to memory and mental clarity are false and unlawful. On March 3, 2016, plaintiff amended the complaint to add The Nature’s Bounty Co. directly as a party. On March 16, 2017, the district court certified the class with respect to California consumers, permitting the case to proceed as a class action. On August 23, 2017, the district court granted defendants’ summary judgment motion, dismissing the complaint; however, on appeal, the U.S. Court of Appeals for the Ninth Circuit ultimately reversed and remanded the case back to the district court for further proceedings. On June 25, 2019, the district court granted defendants’ summary judgment motion in response to its motion for reconsideration and dismissed the case. On the same day, plaintiff filed an appeal of the district court’s decision in the U.S. Court of Appeals for the Ninth Circuit. The appeal was argued on January 11, 2021 and the panel’s decision is currently pending.

At this time, no determination can be made as to the ultimate outcome of the litigation or the amount of liability on our part.

Puritan’s Pride Sales Promotions

On October 14, 2016, plaintiffs Darcey L. Sharpe, Mary Ludolph-Aliaga, Jay D. Werner and Eva Krueger filed a putative nationwide class action against Puritan’s Pride, Inc. and NBTY, Inc. in the U.S. District Court for the Northern District of California, alleging false advertising in connection with the use of certain sales promotions to market Puritan’s Pride’s products and seeking damages in an amount to be determined at trial. Plaintiffs allege that Puritan’s Pride’s use of Buy One Get One Free and similar types of promotions are false and unlawful. On May 3, 2017, plaintiffs Meg Larsen and Diane Cabrera filed another putative nationwide class action against Puritan’s Pride, Inc. and The Nature’s Bounty Co. in the U.S. District Court for the Northern District of California, asserting the same allegations. On September 25, 2017 a consolidated amended complaint was filed in the U.S. District Court for the Northern District of California adding three additional plaintiffs.

On November 14, 2019, plaintiffs moved for class certification of California consumers and, on November 12, 2019, the Company moved for partial summary judgment. On June 12, 2020, the court issued an order denying the summary judgment motion. On September 22, 2020, the court terminated the motion for certification and related expert witness motions without prejudice. The parties were directed to file new motions that reflect the summary judgment order. On January 29, 2021, plaintiffs refiled a motion for class certification, which is scheduled to be heard on July 8, 2021.

At this time, no determination can be made as to the ultimate outcome of the litigation or the amount of liability on the part of the Company.

Other Legal Proceedings

In addition to the foregoing, the Company is subject to, and may be subject from time to time, claims, suits and complaints (including product liability, escheat laws, business practices, intellectual property and required Proposition 65 claims) that arise in the ordinary course of our business and inquiries, audits, or investigations from federal and state regulators. The Company currently believes that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial statements.

MANAGEMENT

Executive Officers and Directors

Below is a list of our executive officers and directors, their respective ages as of April 12, 2021 and a brief account of the business experience of each of them.

Name	Age	Position
Paul L. Sturman	59	Director, President and Chief Executive Officer
Edward W. McCormick	53	Chief Financial Officer
Donald Kerrigan	54	President, North America
Stratis Philippis	39	General Counsel and Chief Compliance Officer
Mark Gelbert	63	Chief Scientific Officer
Jay J. Jones	62	Chief Supply Chain Officer
Amy von Walter	47	Chief Administrative Officer
Anita Balaji	43	Director
Nancy Ford	45	Director
Felix Gernburd	34	Director
John Hendrickson	58	Director
Brian T. Marley	63	Director
Jay W. Sammons	45	Director
Nathaniel H. Taylor	44	Director

Executive Officers

Paul L. Sturman has served as our President and Chief Executive Officer and as a member of our board of directors since September 2017. Prior to joining The Bountiful Company, Mr. Sturman managed the Consumer Healthcare business at Pfizer as its Global President following its acquisition of Wyeth (January 2009 to September 2014). Previously, he served as President, North America for Johnson & Johnson Consumer Health Care (January 2007 to December 2008) and held numerous leadership roles in marketing, brand, and sales management with Warner Lambert. Mr. Sturman also briefly served as President and Chief Executive Officer of NJOY, Inc. from January 2015 to July 2016. As the result of significant losses sustained from the 2013 release of a new product, NJOY filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware on September 16, 2016. Mr. Sturman has served on the board of directors for Tyme Technologies, Inc. since March 2017. He also served as a trustee of the Foundation for Morristown Medical Center from December 2012 to December 2017. He serves as a member of the Advisory Board for Bucknell University’s Freeman College of Management, his alma mater, and on the Advisory Board for Johns Hopkins’ Department of Chemical and Biomolecular Engineering. Mr. Sturman earned his Bachelor’s degree in Biology and his Masters of Business Administration from Bucknell University. We believe Mr. Sturman’s qualifications to serve on our board of directors include his extensive experience in the pharmaceutical and consumer healthcare businesses, including his extensive experience in senior management, marketing, operations and strategy.

Edward (Ted) W. McCormick has served as our Chief Financial Officer since 2018. In this role, he leads all aspects of the company’s global finance organization. Prior to joining The Bountiful Company, Mr. McCormick served as Chief Financial Officer at Roland Foods LLC from 2014 to 2018. Previously, he worked at Unilever from 1998 to 2014. During that time, he held a number of senior finance roles, including Chief Financial Officer at Ben & Jerry’s (2004 to 2005), Chief Financial Officer at The Pepsi Lipton Partnership (2008 to 2011) and Controller of the Unilever Americas Supply Chain Company (2011 to 2012). His last role at Unilever was Finance Director, Global Supply Chain Information Management (2013 to 2014). Mr. McCormick received his Masters of Business Administration from Columbia University and his Bachelor of Arts from the University of Vermont.

Donald Kerrigan has served as our President, North America since July 2018. In this role, he leads the Company’s marketing, sales, and eCommerce strategies across key markets and channels. Prior to joining The

Bountiful Company, Mr. Kerrigan served as Senior Vice President, Chief Customer Officer for U.S. Sales at Bayer Consumer Health (2016 to 2018) where he was responsible for the effective transformation of the U.S. Sales organization and identified and executed strategies to accelerate the organization’s Amazon business. Prior to Bayer, Mr. Kerrigan held multiple leadership roles at Pfizer Consumer Health (formerly Wyeth) including Vice President, Global Commercial Excellence & Activation (2015 to 2016), Vice President, Global Strategy & Growth Acceleration (2015), Vice President, Global Nexium Commercialization (2012-2015), Vice President, Global Therapeutics Franchise (2009 to 2012) and Assistant Vice President, Nutritional Marketing—Wyeth Consumer Healthcare (2007 to 2009). While at Wyeth, he also held several sales management positions, including Sales Director—U.K. Affiliate (2005 to 2007) and Sales Director/National Account Manager (2004 to 2005). Mr. Kerrigan began his career at Hallmark Cards where he held several roles across Sales and Commercial. He currently serves on the Board of Director’s for the Consumer Healthcare Products Association (CHPA) and sits on the organization’s executive committee. Mr. Kerrigan earned his Masters of Business Administration from the University of Missouri and his Bachelor of Science in Marketing from Bentley University.

Stratis Philippis has served as our General Counsel and Chief Compliance Officer since May 2016. In this role, he is responsible for overseeing all legal, compliance, and risk management matters across the Company. Mr. Philippis is also responsible for leading the Company’s information technology department since April 2020. He served as Deputy General Counsel from April 2015 to May 2016 and held various other positions within the Company’s legal department since joining in July 2012. Prior to joining The Bountiful Company, Mr. Philippis was an attorney at the law firm of Debevoise & Plimpton LLP from January 2008 to July 2012. Prior to joining Debevoise, he was an attorney at Cadwalader, Wickersham & Taft LLP from September 2006 to January 2008. Mr. Philippis has served on the board of directors for the Long Island Association since January 2019 and has also served as Vice Chair of the organization’s LI-Bio committee since September 2019. Mr. Philippis received his Bachelor of Arts in Economics from Fordham University, Juris Doctor from St. John’s University School of Law, and a Masters of Business Administration from The Peter J. Tobin College of Business at St. John’s University.

Mark Gelbert has served as our Chief Scientific Officer since October 2017. In this role, he leads the Company’s research, development and innovation efforts across all of its global brands. Before joining The Bountiful Company, Dr. Gelbert served as Senior Vice President of Global R&D for Pfizer’s Consumer Healthcare division and as a member of its Global Leadership Team from October 2009 to October 2015. Previously, he held R&D leadership roles including Vice President of Global R&D at Johnson & Johnson (2006 to 2009), Vice President of Global R&D at Pfizer Consumer Healthcare (2002 to 2006), Vice President Scientific Affairs at Schering-Plough Healthcare (1999 to 2002), and Vice President R&D North America at Novartis Consumer Healthcare (1993 to 1999). Dr. Gelbert began his career in Product Development as a Staff Scientist at Procter & Gamble (1985 to 1993). He has held leadership positions in a number of professional organizations, including the Consumer Healthcare Products Association, where he was Chair of the Scientific Affairs Committee and a member of the board of directors (1998 to 2002). Dr. Gelbert currently serves on the Rutgers University Chemistry and Chemical Biology Advisory Board since 2015. He is admitted to the Ohio State Bar. Dr. Gelbert has his Bachelor of Arts in Chemistry from Rutgers College, and a Masters of Science and PhD in Chemistry from the University of Massachusetts, Amherst. He also has his Juris Doctor from Salmon Chase College of Law.

Jay J. Jones has served as our Chief Supply Chain Officer since January 2020. In this role, he is responsible for all aspects of the Company’s global supply chain network. Prior to joining The Bountiful Company, Mr. Jones served as Chief Operating Officer of Country Life LLC from July 2019 to January 2020. Previously, he served as the Chief Manufacturing Officer for International Vitamin Company from June 2017 to April 2019, as well as the General Manager of Delavau LLC from October 2012 to June 2017. He began his 30-year operations career with Johnson & Johnson (1982 to 1995) and went on to hold a variety of senior supply chain roles at Warner Lambert (1995 to 1998), Accupac Inc. (1998 to 2011), and Elizabeth Arden, Inc. (2011 to 2012).

Mr. Jones holds a Masters of Business Administration and Bachelor of Science in Mechanical Engineering from Villanova University.

Amy von Walter has served as our Chief Administrative Officer since October 2019. In this role, she oversees Human Resources as well as Internal and External Communications, Government Affairs and Corporate Social Responsibility. Ms. von Walter previously served as our Global Chief Communications Officer from August 2018 to October 2019. Before joining The Bountiful Company, Ms. von Walter served as Executive Vice President, Global Communications and Customer Satisfaction at Toys“R”Us, Inc. from 2016 to 2018. She has held a number of senior level communications leadership roles at a variety of organizations, including Best Buy Co., Inc. (2012 to 2016), Medtronic PLC (2011 to 2012), HealthPartners & Regions Hospital (2008 to 2011), Target Corporation (2006 to 2008) and the Department of Homeland Security (2003 to 2006). Ms. von Walter has served on the board of directors and as chair of the compensation committee for Mohawk Group Holdings, Inc. since June 2019. She is a former advisory board member for the USC Annenberg Center for Public Relations and was previously on several nonprofit boards, including Oakland-based Techbridge Girls and Minnesota-based ACES. Ms. von Walter holds a Bachelor of Arts in Broadcast Journalism and Public Relations from the University of Minnesota, and later served as an adjunct professor at its School of Journalism in 2016.

Directors

Anita Balaji has served as a member of our board of directors and audit committee since February 2020 and previously from September 2017 to March 2019. Ms. Balaji has served as a Managing Director in the U.S. Buyout group of The Carlyle Group, where she has focused on investments in the consumer and retail sectors, since 2006. Previously, Ms. Balaji served as an Associate at Behrman Capital LP (2002 to 2004) and as an Analyst with the M&A group at Goldman Sachs & Co. (2000 to 2002), focusing on consumer and retail transactions. Ms. Balaji has served as a member of the board of directors and compensation committee for PurposeBuilt Brands, Inc. since November 2020. Ms. Balaji received her Masters of Business Administration from Harvard Business School and graduated Phi Beta Kappa from Wellesley College with a Bachelor of Arts in Mathematics and Chemistry. We believe Ms. Balaji’s qualifications to serve on our board of directors include her extensive experience dealing with strategic, financial and operating issues in various companies in the consumer and retail sectors and her experience serving on other public and private company boards.

Nancy Ford has served as a member of our board of directors since January 2018. Ms. Ford has served as a Managing Director in the Consumer team at KKR & Co. since July 2017. Prior to joining KKR & Co., she spent fourteen years at FFL Partners where she most recently served as a Managing Director. Ms. Ford also previously served as an analyst at Thomas H. Lee Partners after having worked as an analyst in the investment banking division at Goldman Sachs & Co. She has served on the board of directors of Coty, Inc. since July 2020. Ms. Ford also currently serves as a board member of The Fit Kids Foundation. Ms. Ford graduated with a Bachelor of Science in Economics, summa cum laude, from Duke University. She also holds a Masters of Business Administration from Stanford University’s Graduate School of Business. We believe Ms. Ford’s qualifications to serve on our board of directors include her significant business, financial and investment experience related to the consumer industry and prior involvement with KKR Investor’s investment in the Company.

Felix Gernburd has served as a member of our board of directors since September 2017. Mr. Gernburd is a Managing Director and has served as a member of the Consumer team within KKR & Co.’s Private Equity business since July 2010. Previously, Mr. Gernburd served as a director and audit committee member of National Vision Holdings, Inc. from September 2015 to July 2019. Before joining KKR, Mr. Gernburd was with Goldman Sachs Group, Inc. (2008 to 2010), where he was involved in a variety of merger, acquisition and financing transactions in the consumer, retail and industrials sectors. Mr. Gernburd holds an Honors Bachelor of Arts with distinction from the Richard Ivey School of Business, University of Western Ontario. We believe Mr. Gernburd’s qualifications to serve on our board of directors include his significant business, financial and investment experience related to the consumer industry, experience serving on public company boards, and prior involvement with KKR Investor’s investment in the Company.

John Hendrickson has served as a member of our board of directors since March 2019. Mr. Hendrickson has served as Chief Executive Officer of C&H Solutions LLC since April 2018. Previously, he served as Chief Executive Officer of Perrigo Company from April 2016 to March 2018, and as a member of the Perrigo board of directors from June 2016 to March 2018. He has held multiple senior leadership positions at Perrigo, including as President (October 2015 to April 2016), Executive Vice President, Global Operations and Supply Chain (2007 to 2015), and Executive Vice President and General Manger, Perrigo Consumer Healthcare (2003 to 2007). Mr. Hendrickson joined Perrigo in 1989 after beginning his career at Procter & Gamble in 1985. He received his Masters of Business Administration from the University of Notre Dame and graduated magna cum laude with a Bachelor of Science in Chemical Engineering from the University of Michigan. He also graduated magna cum laude with a Bachelor of Science in Chemistry from Hope College. We believe Mr. Hendrickson’s qualifications to serve on our board of directors include his extensive experience as a leader and executive in the consumer and retail industries, as well as his broad knowledge of operations and both the U.S. and global markets.

Brian T. Marley has served as a member of our board of directors since March 2021. Mr. Marley is the founder and Managing Partner of Marley Associates LLC, an advisory services firm. Mr. Marley previously served as Executive Vice President and Chief Financial Officer of Belk, Inc. from 2000 to 2013. Prior to joining Belk, Mr. Marley was at KPMG LLP for 20 years, during which he was a partner for 7 years. He has served on the board of directors of Academy Sports and Outdoors, Inc. and predecessor companies since 2018, where he currently serves as chair of the audit committee. He is a graduate of the University of North Carolina at Chapel Hill. We believe Mr. Marley’s qualifications to serve on our board of directors include his executive leadership and management experience and extensive financial experience.

Jay W. Sammons has served as a member of our board of directors since September 2017. Mr. Sammons has served as a Managing Director, Head of Global Consumer, Media & Retail since July 2016, and Co-Head of US Growth for The Carlyle Group since 2020. He serves as a member of the University of North Carolina Honors Advisory Board, where he also serves on the Executive Committee. Mr. Sammons previously served as a Senior Associate at Carlyle from 2006 to 2007, Vice President from 2007 through 2011, Principal from 2011 to 2015 and Managing Director from January 2015 to January 2016. Before joining Carlyle, Mr. Sammons served as Vice President at Avista Capital Partners (2005 to 2006), an Associate at DLJ Merchant Banking Partners (2004 to 2005), and an Associate at Cypress Group LLC (2000 to 2002). Mr. Sammons received a Masters of Business Administration from Harvard Business School and a Bachelor of Science with distinction from the University of North Carolina at Chapel Hill. We believe Mr. Sammon’s qualifications to serve on our board of directors include his significant business, financial and investment experience related to the retail and consumer industry and prior involvement with Carlyle Investors’ investment in the Company.

Nathaniel H. Taylor has served as a member of our board of directors since July 2017. Mr. Taylor is Co-Head of Americas Private Equity at KKR & Co. and serves on the Investment Committee within the KKR Americas Private Equity platform. Mr. Taylor has also served on the board of directors of Academy Sports and Outdoors, Inc. since June 2020, US Foods Holding Corp. since May 2020, and National Vision Holdings, Inc. from February 2014 to September 2020. He also serves on the compensation committee for Academy Sports and Outdoors, Inc. Prior to joining KKR, Mr. Taylor worked at Bain Capital where he was involved with investments in the consumer, healthcare and technology sectors. He holds a Bachelor of Arts from Dartmouth College and a Masters of Business Administration from Stanford University Graduate School of Business. We believe Mr. Taylor’s qualifications to serve on our board of directors include his significant business, financial and investment experience related to the consumer industry and prior involvement with KKR Investor’s investment in the Company.

There are no family relationships among our directors and executive officers.

Composition of Our Board of Directors after this Offering

Our business and affairs are managed under the direction of our board of directors. Our amended and restated certificate of incorporation will provide for a classified board of directors, with              directors in

Class I (expected to be              ,              and             ),              directors in Class II (expected to be             ,              and             ) and      directors in Class III (expected to be             ,              and             ). See “Description of Capital Stock.”

In addition, pursuant to the stockholders agreement we expect to enter into in connection with this offering, or the stockholders agreement, each of KKR Investor and Carlyle Investors will have the right to designate nominees to our board of directors subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Controlled Company Exemption

After the completion of this offering, Parent will continue to beneficially own shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our board of directors have a nominating and governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following this offering, we may utilize one or more of these exemptions since our board of directors has not yet made a determination with respect to the independence of any directors.

In the future, we expect that our board of directors will make a determination as to whether other directors, including directors associated with KKR Investor or Carlyle Investors, are independent for purposes of the corporate governance standards described above. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these standards and, depending on our board of directors’ independence determination with respect to our then-current directors, we may be required to add additional directors to our board of directors in order to achieve such compliance within the applicable transition periods.

Board Leadership Structure and Our Board of Director’s Role in Risk Oversight

Committees of Our Board of Directors

After the completion of this offering, the standing committees of our board of directors will consist of an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable.

Our chief executive officer and other executive officers will regularly report to the non-executive directors and the Audit Committee, the Compensation Committee and the Nominating and Governance Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by Parent.

Audit Committee

Upon the completion of this offering, we expect to have an Audit Committee, consisting of             , who will be serving as the Chair,              and             . We believe that              will qualify as an independent director

under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. We also believe that each of             ,              and              will qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing:

•	accounting, financial reporting and disclosure processes;

•	adequacy and soundness of systems of disclosure and internal control established by management;

•	the quality and integrity of our financial statements and the annual independent audit of our consolidated financial statements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	compliance with our Code of Conduct; and

•	overall risk management profile.

Our board of directors will adopt a written charter for the Audit Committee, which will be available on our website upon the completion of this offering.

Compensation Committee

Upon the completion of this offering, we expect to have a Compensation Committee, consisting of             ,                  and             , who will serve as the Chair.

The purpose of the Compensation Committee is to assist our board of directors in discharging its responsibilities relating to:

•

the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to our long term success;

•	setting our compensation program and compensation of our executive officers, directors and key personnel;

•	monitoring our incentive compensation and equity-based compensation plans;

•	succession planning for our executive officers, directors and key personnel;

•	our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other law, as applicable; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our board of directors will adopt a written charter for the Compensation Committee, which will be available on our website upon the completion of this offering.

Nominating and Governance Committee

Upon the completion of this offering, we expect to have a Nominating and Governance Committee, consisting of                     ,              and             , who will serve as the Chair.

The purpose of the Nominating and Governance Committee is to:

•	advise our board of directors concerning the appropriate composition of our board of directors and its committees;

•	identify individuals qualified to become members of our board of directors;

•	recommend to our board of directors the persons to be nominated by our board of directors for election as directors at any meeting of stockholders;

•	recommend to our board of directors the members of our board of directors to serve on the various committees of our board of directors;

•	develop and recommend to our board of directors a set of corporate governance guidelines and assist our board of directors in complying with them; and

•	oversee the evaluation of our board of directors, our board of directors’ committees, and management.

Our board of directors will adopt a written charter for the Nominating and Governance Committee, which will be available on our website upon the completion of this offering.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be a person who is or has been at any time one of our executive officers or team members. None of our executive officers will serve, or has served, during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

We are parties to certain transactions with KKR Investor, Carlyle Investors and their respective affiliates described in the section of this prospectus entitled “Certain Relationships and Related Party Transactions.”

Code of Ethics and Business Conduct

We will adopt a new Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officer. Our Code of Ethics and Business Conduct will be available on our website upon the completion of this offering. Our Code of Ethics and Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation for the fiscal year ended September 30, 2020 (also referred to as 2020). We have provided this information for each person who served as our principal executive officer, our principal financial officer and our three most highly compensated executive officers employed at the end of 2020 (other than our principal executive officer and our principal financial officer), all of whom we refer to collectively as our Named Executive Officers.

Our Named Executive Officers for 2020 were:

•	Paul L. Sturman, President and Chief Executive Officer;

•	Edward W. McCormick, Chief Financial Officer;

•	Donald Kerrigan, President, North America;

•	Mark Gelbert, Chief Scientific Officer; and

•	Jay J. Jones, Chief Supply Chain Officer.

Executive Compensation Philosophy and Objectives

The goal of our executive compensation program is to create long-term value for our stockholders while at the same time rewarding our executives for superior financial and operating performance and encouraging them to remain with the Company for successful and productive careers. We believe the most effective way to achieve this objective is to design an executive compensation program that rewards the achievement of specific annual objectives as well as long-term and strategic goals that create stockholder value and align executives’ interests with those of our stockholders by further rewarding performance above established targets. This philosophy is the foundation for evaluating and improving the effectiveness of our executive pay program. The following are the core elements of our executive compensation philosophy:

•

Performance-Based: A significant portion of executive compensation should be “at risk,” performance-based pay linked to specific, measurable short-term and long-term goals that reward both organizational and individual performance;

•	Stockholder Aligned: Incentives should be structured to create a strong alignment between executives and stockholders on both a short-term and long-term basis; and

•

Market Competitive: Compensation levels and programs for executives, including the Named Executive Officers, should be competitive relative to the markets in which we operate and compete for talent. It is important to leverage an understanding of what constitutes competitive pay in our markets and build strategies to attract, incentivize, reward and retain top talent.

By incorporating these core design elements, we believe our executive compensation program is in line with and supportive of our stockholders’ objectives and effective in attracting, motivating and retaining the level of talent we need to successfully manage and grow our business.

Compensation Determination Process

Role of Compensation Committee

The Compensation Committee of our board of directors is responsible for overseeing our employee compensation and benefit programs. The Compensation Committee operates under a written charter adopted and approved by our board of directors. Pursuant to the terms of the charter, the Compensation Committee has delegated the authority to make certain decisions regarding compensation to the Chief Executive Officer.

The Compensation Committee periodically reviews and approves compensation decisions as they relate to our Named Executive Officers and other senior executive officers, including our Chief Executive Officer. Based on recommendations provided by our Chief Executive Officer, the Compensation Committee approves initial compensation arrangements (except as is specifically described below with respect to certain employment agreements), individual compensation adjustments and annual cash incentive awards for our executive officers, and the Compensation Committee also approves equity awards for our eligible employees and directors. The Compensation Committee also manages the periodic review process of our Chief Executive Officer, in which members of the board of directors are asked to participate and provide perspective, resulting in a Compensation Committee recommendation to the full board of directors regarding individual compensation adjustments for our Chief Executive Officer.

The Compensation Committee also periodically reviews and amends our cash-based incentive compensation plans for all employees, including our executive officers, and our long-term incentive compensation plans, including our equity incentive plan, for all employees.

As part of the Compensation Committee’s review of compensation decisions as they relate to our Named Executive Officers and other senior executive officers, the Compensation Committee considers several factors, including:

•	our corporate growth and other elements of financial performance;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executive officers at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executive officers at the companies in our compensation peer group;

•	our performance relative to our compensation peer group;

•	the compensation practices of our compensation peer group and how each executive officer’s target compensation compares to a ranking of similar positions in our compensation peer group;

•	individual performance and contributions to our business objectives;

•	the executive officer’s experience and scope of duties;

•	the recommendations of our Chief Executive Officer and other members of our management team;

•	retention risk; and

•	internal pay equity.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.

Our Compensation Committee members rely on third party market data to establish an annual target cash compensation opportunity (base salary plus target bonus) for each Named Executive Officer that they believe will best achieve the goals of our executive compensation program and our business objectives. The Compensation Committee retains flexibility to review our compensation structure periodically as needed to focus on different business objectives. The Compensation Committee’s objective is to ensure that the total compensation paid to the Named Executive Officers as well as our other senior executive officers is fair, reasonable, competitive and performance-based. Generally, the types of compensation and benefits provided to our Named Executive Officers are similar to those provided to other senior members of our management team.

Role of Management

Our Chief Executive Officer works closely with the Compensation Committee in determining the compensation of our Named Executive Officers (other than his own) and other executive officers. Our Chief Executive Officer (with input from Meridian Compensation Partners, or Meridian, the Compensation Committee’s independent compensation consultant prior to the engagement of Pearl Meyer by the Compensation Committee in connection with this offering) has generally been responsible for determining and making recommendations regarding the ongoing compensation arrangements with our Named Executive Officers (other than his own) and other executive officers, with such recommendations then being submitted to the Compensation Committee for approval. At the request of the Compensation Committee, our Chief Executive Officer may attend deliberations held by the Compensation Committee. Our Chief Executive Officer and other Named Executive Officers may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding their own compensation or individual performance objectives.

Our Compensation Committee has delegated to our Chief Executive Officer the authority to make employment offers to members of our global leadership team in consultation with our Chief Administrative Officer, as long as within median market reference guidelines, without seeking the prior approval of the Compensation Committee. The new hire compensation arrangements with our executive officers, including the Named Executive Officers, were negotiated with each individual executive officer by our Chief Executive Officer and ratified by the Compensation Committee or the board, except with respect to his own compensation. Our Chief Executive Officer’s initial compensation arrangement was determined by our board of directors in connection with his hiring. Generally, the focus of these arrangements has been to recruit skilled individuals to help us meet our product development and customer success objectives, while achieving our financial growth goals and obtaining the level of talent and experience needed to further the growth of our Company.

With regard to any adjustments to base salary following initial employment offers, our Chief Administrative Officer submits periodic requests to our Chief Executive Officer (other than with respect to her own compensation). Following such a request, our Chief Executive Officer then reviews the performance and responsibilities of our Named Executive Officers and other executive officers and makes recommendations to the Compensation Committee for approval regarding promotions, individual compensation adjustments and changes to base salary.

With regard to annual cash incentive compensation, our Chief Administrative Officer submits periodic requests to our Chief Executive Officer (other than with respect to herself), after which recommendations are submitted to the Compensation Committee regarding target levels for cash incentive awards, bonus pool funding, and level of achievement of corporate goals and annual incentive plan payouts. Our Chief Executive Officer also identifies and recommends corporate and individual performance objectives for our annual incentive plan for approval by the Compensation Committee based on our business plan and strategic objectives for the relevant fiscal year. These recommendations from our Chief Executive Officer are often developed in consultation with our Chief Administrative Officer.

Finally, our Chief Administrative Officer submits requests to our Chief Executive Officer regarding equity compensation grants (other than with respect to herself or the Chief Executive Officer). Following such a request, our Chief Executive Officer makes recommendations for approval to our Compensation Committee on the size, frequency, and terms of any equity compensation to be awarded to our executive officers (other than the Chief Executive Officer). Authority to make equity award grants to our executive officers currently rests with our Compensation Committee.

The recommendations described above reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as the performance of our business and market guidelines. Our Compensation Committee considers our Chief Executive Officer’s recommendations, but may adjust components of compensation up or down as it determines in its discretion, and approves the specific compensation for all the executive officers.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, to assist in the performance of its responsibilities.

The Company retained Meridian, a national executive compensation consulting firm, in late 2019 to serve as an independent compensation advisor to the Compensation Committee. The Compensation Committee has utilized Meridian for general input and guidance on components of our executive officer compensation program. Meridian advised the Compensation Committee with respect to developing a compensation benchmarking peer group and market data for base salary, annual bonus, long-term and equity compensation for similarly situated executive officers in the Company’s compensation peer group. In 2020, Meridian provided the following services to the Compensation Committee:

•	Developed a compensation benchmarking peer group and approach that is used to develop competitive market data references.

•	Provided competitive market data based on the compensation peer group for our executive officers.

•	Reviewed the base salary levels, annual cash bonus opportunities, long-term incentive compensation opportunities, and perquisites of our executive officers.

•	Provided an assessment of executive compensation trends within our industry.

Prior to this offering, the Compensation Committee engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, a national executive compensation consulting firm, as its new independent compensation consultant in connection with this offering. In connection with this appointment, the Compensation Committee assessed Pearl Meyer’s independence and determined that Pearl Meyer is independent and that there are no conflicts of interest raised by the work performed by Pearl Meyer. Pearl Meyer was engaged to perform a variety of work in connection with this offering, including but not limited to: assisting in the development of a market-based director compensation program and stock ownership guidelines, conducting a review of the competitiveness of our executive compensation program, reevaluating our annual cash incentive plan design, and evaluating a post-IPO long-term equity incentive award program and strategy. In addition, Pearl Meyer is assisting the Compensation Committee in developing a 2021 compensation benchmarking peer group.

Role of Peer Group and Market Data

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable companies from certain industries.

In February 2020, the Compensation Committee, with the input of data and analysis from Meridian and our Chief Executive Officer and Chief Administrative Officer, developed and approved the following 15-company compensation peer group for purposes of understanding the competitive market:

Coty Inc.

TreeHouse Foods, Inc.

Church & Dwight Co., Inc.

Flowers Foods, Inc.

Nu Skin Enterprises, Inc.

Central Garden & Pet Co.

The Hain Celestial Group, Inc.

Edgewell Personal Care Company

WW International Inc.

USANA Health Sciences, Inc.

Prestige Consumer Healthcare Inc.

BellRing Brands, Inc.

Medifast, Inc.

Simply Good Foods Co.

Jamieson Wellness Inc.

The companies in this compensation peer group were selected using the following process:

•	The initial pool of peer candidates was based on size-appropriate North American public companies.

•	Revenue scope between $500 million and $8 billion (1/4th to 4x of our revenue).

•

The candidate pool was then narrowed based on the following industries: household products, packaged foods and meats, personal products (in addition to a selective view of healthcare and pharmaceutical companies).

•	Companies were removed from the pool based on dissimilar business or consumers and/or weaker financial viability.

The list was finalized based on input from management regarding competition for business and executive talent.

To analyze the compensation practices of the companies in our compensation peer group, Meridian gathered data for the peer group companies from public filings (primarily proxy statements). This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts. Our revenue and EBITDA approximate the median of the peer group. The Compensation Committee intends to review our compensation peer group at least annually and make adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the compensation peer group.

The compensation peer group above was used by the Compensation Committee during 2020 as a reference for understanding the compensation practices of companies in our industry sector and compensation peer group. The compensation peer group was also taken into account by our Chief Executive Officer and our Chief Administrative Officer in the preparation of compensation recommendations to the Compensation Committee, as described above in “Role of Management.” Our intention has been that the target level of annual incentives, together with base salary, will result in total annual target cash compensation at about the 50th percentile of the peer group.

In addition, for each Named Executive Officer, we have generally used market data from third party surveys reviewed by our human resources personnel as a consideration in setting annual base salary and the target level of annual incentives, with the intention that such target amounts, together with base salary, will result in total annual target cash compensation at about the 50th percentile of the market survey group. These comparisons are part of the total mix of information used to evaluate base salary, short-term incentive compensation and total cash compensation. We have also generally used survey data of this type when determining the size of equity award grants.

Executive Compensation Policies and Practices

During 2020 or in connection with or following this offering where noted, we either adopted or maintained the following policies and practices, which include policies and practices that we have implemented to drive performance as well as policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests.

•	Composition of Compensation Committee. The Compensation Committee is comprised solely of nonemployee directors.

•

Compensation Committee Advisor. The Compensation Committee engaged Pearl Meyer as its own independent compensation consultant in connection with this offering in 2021. Prior to Pearl Meyer’s engagement, the Compensation Committee retained Meridian as an independent advisor on executive pay related items.

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Periodic Executive Compensation Review. In determining the base salary, bonus, long-term incentives, and perquisites for each of our Named Executive Officers, the Compensation Committee (based on recommendations from the Chief Executive Officer, other than with respect to his own compensation) has reviewed and approved each executive officer’s compensation. The Compensation Committee considered the peer group data provided by Meridian and the recommendations provided by the Company’s executive management team for compensation and, in that context, approved the compensation for each Named Executive Officer. Following the offering, all executive officer employment agreements will be approved by the Compensation Committee.

•

Executive Compensation Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•

Compensation At Risk/Encouraging an Ownership Mentality. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on the Company’s performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders. All of our Named Executive Officers maintain a significant equity stake in the Company, either through stock options and/or investments in our common stock.

•	Limited perquisites. We provide limited, reasonable perquisites that we believe are consistent with our overall compensation philosophy.

•

No Pension or Nonqualified Deferred Compensation Plans. We do not currently offer defined benefit pension arrangements or nonqualified deferred compensation plans or arrangements to our executive officers.

•

No Special Health or Welfare Benefits. Our executive officers currently participate in broad-based company-sponsored health and welfare benefits programs generally on the same basis as our other full-time, salaried employees.

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•

Multi-Year or Performance Based Vesting Requirements for Options. The options granted to our executive officers prior to this offering are subject to either time or performance-based vesting requirements and vest over multi-year periods in the case of time options or upon the achievement of specified stockholder return metrics (i.e., MOIC) in the case of performance-based options, consistent with our retention objectives.

•	Hedging and Pledging Prohibited. We prohibit our executive officers from hedging our securities, pledging our securities as collateral for loans, or holding our securities in margin accounts.

Considerations in Setting 2020 Compensation

The 2020 compensation of our Named Executive Officers was based on the Company’s performance against enterprise priorities and specific performance metrics, each Named Executive Officer’s individual performance against their annual objectives and adjustments to cash compensation for selected Named Executive Officers intended to ensure their compensation is both competitive and internally fair. The Compensation Committee believes the total 2020 compensation of our Named Executive Officers was competitive while at the same time being responsible to our stockholders because a significant percentage of total compensation in 2020 was allocated to variable compensation which, subject to the exercise of discretion by our Chief Executive Officer with respect to the annual bonus paid to Mr. Jones under the Management Incentive Plan for 2020, as described below, is paid only upon achievement of Company and, as applicable, business unit performance objectives and individual Named Executive Officer goals that contribute to the creation of stockholder value.

The following is a summary of key considerations that affected the development of 2020 compensation targets and 2020 compensation decisions for our Named Executive Officers (and which the Compensation Committee believes will continue to affect its compensation decisions in future years):

Emphasis on Performance. Our compensation program provides increased pay opportunity correlated with superior performance on an annual basis and over the long term. When evaluating base salary, the Compensation Committee reviews, among other factors, our overall financial and operating performance in the prior year, the outlook for the current year, our targets for base salary increases for all employees, inflation, changes in the scope of an individual’s job, individual performance and the performance of the divisions, business units or departments for which a Named Executive Officer is responsible. Under our Management Incentive Plan, which provides for an annual cash bonus for all eligible employees of the Company, Company and, as applicable, business unit performance against specific performance measures and individual performance against annual goals are the drivers in determining the Named Executive Officer’s non-equity incentive award. For the options granted under our equity incentive plan to our Named Executive Officers prior to this offering, the vesting of a significant portion of these options is based on performance against specified stockholder return metrics (i.e., MOIC).

The Importance of Performance-Based Compensation. The Management Incentive Plan uses the achievement of specific Company and, as applicable, business unit performance metrics and individual performance objectives in determining the Named Executive Officers’ annual cash incentive award. These metrics and objectives are intended to incentivize the Named Executive Officers to achieve these specified targets and to hold them accountable when we fail to do so. In 2020, the maximum possible payout under the Management Incentive Plan was 200% of each Named Executive Officer’s target bonus. Under the 2020 Management Incentive Plan, bonuses are paid out on an escalating scale up to the 200% maximum, based on the level at which corporate and individual goals are achieved. In addition, 50% of our long-term equity incentive awards to the Named Executive Officers vest based upon the attainment of certain pre-established MOIC performance conditions.

Use of Market Data. The Compensation Committee establishes target compensation levels that are consistent with external competitive market practices and internal equity considerations (including position, responsibility and contribution) relative to base salaries, annual cash bonuses and long-term equity compensation, as well as the appropriate pay mix for a particular position. Historically, in order to gauge the competitiveness of its compensation programs, the Compensation Committee has reviewed compensation practices and pay opportunities from relevant industry surveys as well as market data for vitamin, mineral, and health supplement, active nutrition, and consumer health and other relevant companies. In order to gauge the competitiveness of our compensation programs, we review compensation practices and pay opportunities from our compensation peer group. We strive to position ourselves to attract and retain qualified senior executives in the face of competitive pressures in our relevant labor markets.

Following the completion of this offering, we anticipate that the Compensation Committee will generally continue adhere to the compensation philosophy described above. In addition, we anticipate that the Compensation Committee will continue to retain Pearl Meyer as its independent compensation consultant to provide input and guidance on all components of our executive compensation program and advise the

Compensation Committee with respect to market data for base salary, annual bonus and long-term equity compensation for similarly situated executives in our Peer Group.

Elements of 2020 Compensation Program

We have entered into employment agreements with each of our Named Executive Officers and certain other members of senior management, the key terms of which are described below in “—Employment Agreements with Named Executive Officers.” We believe that having employment arrangements with our executives can be beneficial to us because it provides retentive value, requires them to comply with key restrictive covenants, and may give us some competitive advantage in the recruiting process over a company that does not offer employment arrangements.

Our employment arrangements, together with each Named Executive Officer’s option award agreements, set forth the terms and conditions of employment and establish the components of an executive’s compensation, which generally include the following:

•	base salary;

•	annual cash incentive bonus;

•	long-term equity incentive compensation; and

•	employee health, welfare and retirement benefits.

In addition to these key compensation elements, certain of our Named Executive Officers are provided certain other compensation including perquisites and other benefits, as described in “—Other Compensation.”

We believe that offering each of the components of our executive compensation program is necessary to remain competitive in attracting and retaining talented executives. Base salaries and annual cash bonuses are designed to reward executives for their performance and our performance. Furthermore, the annual cash incentive bonuses and long-term equity incentive compensation align the executive’s goals with our goals and those of our stockholders. The components of incentive compensation (the cash bonus and equity awards) are significantly “at risk,” as the annual cash bonuses and the intrinsic value, and, for 50% thereof, the vesting, of the option awards may depend on the extent to which certain of our operating and financial goals are achieved. Employee health, welfare and retirement benefits aid in retention of key executives in a highly competitive market for talent by providing an overall competitive benefits package. Collectively, these components are designed to reward and influence the executive’s individual performance and our short-term and long-term performance.

Base Salary

We pay our Named Executive Officers base salaries to compensate them for services rendered each year. Generally, our Named Executive Officers’ initial base salaries were established through arm’s-length negotiation at the time the individual was hired, taking into account level of responsibility, qualifications, experience, prior salary level and competitive market data. Thereafter, the base salaries of our executive officers, including the Named Executive Officers, are reviewed periodically by our Compensation Committee (following input from our Chief Executive Officer), and adjustments are made as deemed appropriate. In approving recommendations regarding annual base salaries for our Named Executive Officers, the Compensation Committee takes into consideration our overall financial and operating performance in the prior year, the outlook for the current year, our targets for base salary increases for all employees, inflation, changes in the scope of a Named Executive Officer’s job, individual performance, performance of the segments, business units or functions for which a Named Executive Officer is responsible, internal review of the executive officer’s compensation, relative to both U.S. national market targets and other compensation peer group executive officers’ salaries and other relevant factors. No formulaic base salary increases are provided to the Named Executive Officers.

The following table summarizes the base salaries of the Named Executive Officers for fiscal years 2019 and 2020. The actual salary amounts earned by the Named Executive Officers for 2020 are reported in the Summary Compensation Table. The base salary for each Named Executive Officer remained unchanged in fiscal year 2021.

Name	Fiscal 2019 Base Salary ($)	Fiscal 2020 Base Salary ($)	Percentage Increase (%)
Paul L. Sturman	825,000	900,000	9.09
Edward W. McCormick	425,000	437,750	3.00
Donald Kerrigan	465,000	500,000	7.53
Mark Gelbert	425,000	425,000	—
Jay J. Jones(1)	—	350,000	—

(1)	Mr. Jones commenced employment with us on January 21, 2020.

The Compensation Committee approved the increase in base salary from 2019 to 2020 for each of Messrs. Sturman, McCormick and Kerrigan, consistent with our compensation philosophy, based on a review of our peer group and third party benchmark review of total compensation and, with respect to Mr. Kerrigan, as a result of his assumption of responsibility for additional business units.

Management Incentive Plan (Annual Bonus)

We believe it is important to motivate our key leaders to achieve short-term performance goals by linking a portion of their annual cash compensation to the achievement of our approved operating plan by providing the opportunity to earn an annual cash bonus. We provide an annual cash bonus award opportunity to key members of management, including our Named Executive Officers, under the terms and conditions of our Management Incentive Plan, or MIP. While the key terms of the MIP generally remain unchanged each fiscal year, the Compensation Committee establishes on an annual basis the target bonus opportunity and performance goals for the MIP, which are communicated to participants. At the conclusion of each fiscal year, the Compensation Committee reviews our actual financial results relative to the established MIP performance goals and determines the earned bonus opportunity for all MIP participants. Based on this determination, the Compensation Committee then approves actual cash bonus awards for our Named Executive Officers.

Except for those employees who participate in our other incentive plans including, but not limited to, our sales incentive plans and commission plans, all of our employees, including our Named Executive Officers, are eligible to participate in the MIP.

A plan year under the MIP is our fiscal year. Incentive awards under the MIP are paid in a single lump sum typically no later than mid-December immediately following the preceding plan year (generally within 90 days of the end of the prior plan year). Incentive awards may be pro-rated (or not paid at all) dependent upon the participant’s active participation in the plan year.

Under the MIP, no payment will be made to a participant who voluntarily terminates employment with the Company at any time during the plan year, or prior to the payment date. No payment will be made to a participant who is terminated, with or without cause, at any time during the plan year. However, if the participant is terminated by the Company without cause after the completion of the plan year but before the award is paid, then such participant remains eligible to receive a bonus payment under the MIP for that plan year. No payment, under any circumstances, will be made if the participant is terminated for cause, as determined by the Company.

In the event that a participant’s employment is terminated during the plan year due to death or permanent disability, awards under the MIP will be pro-rated based on the number of active months preceding death or permanent disability, and will be paid to the participant (or his or her beneficiaries) on the same date as all other award payments.

Each Named Executive Officer’s incentive payout under the MIP is based on the following components, each described in greater detail below:

•	Financial performance component;

•	Assessment of the Company’s performance by the Compensation Committee;

•	Participant’s base salary and incentive target percentage; and

•	Participant’s individual performance.

The financial performance component of the incentive payout for each of Messrs. Kerrigan and Jones is based on both the Company’s performance (weighted at 70% of the financial performance component) and the level of achievement of certain metrics applicable to the revenue generating business unit for Mr. Kerrigan (weighted at 30% of the financial performance component) and the Supply Chain business unit for Mr. Jones (weighted at 30% of the financial performance component).

Financial Performance Component

Under the MIP, the amount of funding that is available to distribute to the business units and/or divisions, and subsequently to participants, is based on the Company’s financial performance. The MIP may be funded for a given plan year if the Company meets its adjusted EBITDA objectives established by the Compensation Committee. The MIP is funded at 50% when the Company achieves threshold performance, at 100% when the Company achieves target performance, and at 200% when the Company achieves maximum performance (in each case, after accruing for the bonus payout). Achievement between threshold and target performance levels, and between target and maximum performance levels, in each case, is determined using straight-line interpolation.

The table below summarizes our adjusted EBITDA target levels for 2020.

Levels	Adjusted EBITDA	Performance %	Funding %
Threshold	$292.8	95.00%	50.00%
Target	$308.2	100.00%	100.00%
Flex-point	$311.2	101.00%	112.50%
Maximum	$354.4	115.00%	200.00%

For those employees with responsibility for a revenue generating business unit, the financial performance component of the MIP is different. Each revenue generating unit is allocated a portion of the Company’s overall funding based on how the business unit performs against its own performance metrics. As further discussed below, in the case of Messrs. Kerrigan and Jones, this resulted in 30% of the financial performance metric being tied to the achievement of performance metrics specific to the revenue generating business unit (for Mr. Kerrigan) and the Supply Chain business unit (for Mr. Jones) and 70% being tied to the level of achievement of the Company’s adjusted EBITDA objectives, whereas for the rest of our Named Executive Officers, 100% of the financial performance metric was based on the level at which the Company’s adjusted EBITDA objectives were achieved.

The table below summarizes our divisional performance matrix for 2020.

Corporate Group (all Named Executive Officers except Messrs. Kerrigan and Jones)	Global EBITDA 100%

Revenue Generating / Supply Chain Business Units (Messrs. Kerrigan and Jones)	Global EBITDA 70%	Business Unit Metrics (Specific to Revenue Generating or Supply Chain) 30%

Assessment of the Company’s Performance by the Compensation Committee

The actual amount of funding available based on the level of adjusted EBITDA achieved may be adjusted up or down based on the discretion of the Compensation Committee, based on its assessment of the overall performance of the Company. For fiscal 2020, the Compensation Committee did not use it discretion to adjust the level of funding.

Incentive Opportunity (Base Salary and Incentive Target Percentage)

The amount of the incentive award a participant is eligible to receive under the MIP (the incentive opportunity) is based on the participant’s base salary as of September 30th and an incentive target percentage.

A participant’s incentive opportunity is calculated as follows:

•

For All Employees (including Named Executive Officers): Incentive Opportunity = base salary x incentive target percentage (both elements as of September 30th, unless an incentive target percentage change occurs during the applicable fiscal year, in which case the bonus is determined on a prorated basis based on the period of time during the fiscal year during which each bonus target was in effect).

Participant’s Individual Performance

The amount of the incentive award that each participant receives depends on the participant’s personal performance. Performance is assessed by the participant’s manager (or the Compensation Committee in the case of our Chief Executive Officer) and is based on the achievement of assigned performance goals and objectives. Based on this performance assessment, the manager (or the Compensation Committee in the case of our Chief Executive Officer) will determine an applicable payout percentage and, in conjunction with a participant’s funded incentive opportunity, an incentive award will be determined using the following formula:

•	Potential Incentive Award = Funded Incentive Opportunity (based on the level of achievement of Company and, as applicable, business unit metrics) x Individual Performance Modifier

The 2020 individual performance objectives for the Chief Executive Officer were established to support the Company’s overall strategic and financial objectives, and the performance objectives for each of the other Named Executive Officers were established to support the Company’s strategic objectives as well as to support the leadership and specific goals of their respective segments, business units or functional areas. The 2020 individual performance factor for each of our Named Executive Officers was assigned based on their performance against his pre-established individual performance goals as set forth below:

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Mr. Sturman: The individual performance goals set for Mr. Sturman focused on his impact and leadership in driving the Company to meet its financial guidance and corporate and strategic objectives established for the year.

•	Mr. McCormick: The individual performance goals set for Mr. McCormick focused on driving the Company’s financial and strategic performance and delivering on the annual financial plan.

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Mr. Kerrigan: The individual performance goals set for Mr. Kerrigan focused on driving the financial, strategic and operational performance for North America, including the Sales, Marketing and eCommerce teams.

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Mr. Gelbert: The individual performance goals set for Mr. Gelbert focused on driving the Company’s strategic performance as well as the operational performance of the Research & Development, nutritional science and regulatory teams.

•	Mr. Jones: The individual performance goals set for Mr. Jones focused on driving the performance for the Company’s Supply Chain operations.

Bonuses Earned Under the MIP for 2020

In November 2020, our Compensation Committee assessed the MIP payout based on Company and, for Messrs. Kerrigan and Jones, business unit achievement. For 2020, the Company’s adjusted EBITDA (defined as “Consolidated EBITDA” in the credit agreements governing the Credit Facilities, excluding any pro forma cost savings) achievement was $334.7 million (compared to the target of $308.2 million (100%)) and the funding of the bonus pool was at 160%. For each of Messrs. Kerrigan and Jones, the divisional performance matrix was used to modify the final business unit payout, which payout, in the case of Mr. Jones only, was further modified though the exercise of the Chief Executive’s officer’s discretion. Given the significant available bonus pool (160%) compared to the target amount (100%), the Compensation Committee determined that no bonuses would be paid above 160% of target.

As described above, for 2020, for all of our executive officers other than Messrs. Kerrigan and Jones and those other executive officers with responsibility for revenue generating business units, the financial performance component of the MIP was based solely on the achievement of adjusted EBITDA goals, whereas the financial performance component for Messrs. Kerrigan and Jones and those other executives was based 70% on adjusted EBITDA and 30% on the level of achievement of performance objectives specific to such executive’s business unit. The achievement level for the Supply Chain performance metric for Mr. Jones was 10.5% out of 30%, but the Chief Executive Officer exercised his discretion to increase the funding to 160% given that these performance metrics were set prior to the onset of the COVID-19 pandemic and the Chief Executive Officer recognized the efforts undertaken by the executive’s business unit to continue to operate without interruption during the pandemic. This discretionary component of Mr. Jones’ MIP bonus is reported separately from the rest of the executive’s MIP payment in the Summary Compensation Table under the Bonus column (the rest of the MIP bonus is reported under the Non-Equity Incentive Plan column of the Summary Compensation Table). The revenue generating business unit performance metrics for 2020 were all achieved at or above target. The application of the individual performance goal modifier caused no changes in the amount of bonus payable to the Named Executive Officers, other than Mr. Gelbert, where it resulted in a slight reduction to his bonus to 152% based on the Chief Executive Officer’s assessment at the level which his individual performance objectives were achieved.

The following table summarizes the fiscal 2020 bonus earned by each Named Executive Officer under the MIP in 2020 based on actual performance, as compared to the target opportunity, for each of our Named Executive Officers.

Name	2020 Base Salary ($)	Target Bonus (%)	Target Bonus Amount ($)	Overall Achievement Factor (%)	Actual Bonus Achieved ($)(1)
Paul L. Sturman	900,000	100	900,000	160	1,440,900
Edward W. McCormick	437,750	75	328,313	160	525,628
Donald Kerrigan	500,000	75	375,000	160	600,375
Mark Gelbert	425,000	75	318,750	152	484,803
Jay J. Jones(2)	350,000	50	175,000	160	210,131

(1)

Bonus payments under the MIP in 2020 were calculated by multiplying each Named Executive Officer’s base salary on September 30 by the target bonus opportunity, which was then adjusted by an overall achievement factor based on the combined weighted achievement of the Company and individual performance metrics.

(2)	The actual bonus achieved for Mr. Jones is the amount of bonus he earned pursuant to the MIP in 2020 as prorated based on his employment start date of January 21, 2020.

2021 Management Incentive Plan

In February of 2021, the Compensation Committee approved the terms of the MIP in 2021. Similar to the MIP in 2020, participants are eligible to earn annual bonuses based on our actual financial results under our operating plan. The Compensation Committee retained the same performance goals and weightings for each goal for 2021. Target annual cash bonus opportunities for our Named Executive Officers range from 50% to 100% of base salary, and are the same as the targets under the MIP in 2020. The 2021 target performance levels for our Named Executive Officers are as follows:

Name	2021 Target (expressed as a percentage of Base Salary) (%)	2021 Target Amount ($)
Paul L. Sturman	100	900,000
Edward W. McCormick	75	328,313
Donald Kerrigan	75	375,000
Mark Gelbert	75	318,750
Jay J. Jones	50	175,000

2020 Discretionary Bonuses

Mr. Jones received a one-time signing bonus of $90,000 in connection with the commencement of his employment on January 21, 2020. In the event that Mr. Jones voluntarily terminated his employment for any reason or his employment was terminated by the Company without “Cause” before January 2, 2021, he was required to repay the sign-on bonus within 90 days of his termination date.

Long-Term Equity Incentive Compensation

In addition to base salary and cash bonus compensation, each of our Named Executive Officers is provided long-term equity incentive compensation. The use of long-term equity incentives creates a link between executive compensation and our long-term performance, thereby creating alignment between executive and investor interests. The Compensation Committee believes that long-term incentive compensation is an effective means for incentivizing our executive officers, including the Named Executive Officers, to increase stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Our equity award grant practices are designed to reflect a balance between: our desire to motivate, retain, and reward executive talent; our need to remain competitive in recruiting; and effectively managing the dilution of stockholders’ interests.

The Compensation Committee has not established a formal policy for equity award grants to our Named Executive Officers or other employees. Historically, equity awards have been granted in connection with an executive’s initial employment or promotion, and thereafter if there is a promotion or significant increase in responsibility. However, we have also granted options to executives who invest in our shares as an incentive for them to make such an investment. Other than in connection with investment grants, where a formula applies to determine the size of the option grant based on the number of shares purchased the Compensation Committee determines the amount of long-term incentive compensation for our executive officers after taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, criticality of position and individual performance (both historical and expected future performance), and the other factors described above in “Compensation Determination Process.”

Our 2018 Stock Incentive Plan, or the 2018 Equity Plan, became effective on March 26, 2018. Under the 2018 Equity Plan, we granted each Named Executive Officer options to purchase common stock of the Company, or Options, as described below in “Option Awards under the 2018 Equity Plan.” We use equity awards in the form of Options to deliver long-term incentive compensation opportunities to our executive officers, including the Named Executive Officers, and to address special situations as they may arise from time to time. The Compensation Committee believes that Options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since the Options reward them only to the extent that our stock price increases and stockholders realize value following their grant date.

Prior to the completion of this offering, the Compensation Committee will adopt, and we expect our stockholders to approve, The Bountiful Company 2021 Omnibus Incentive Plan, or the 2021 Equity Plan. Following the effectiveness of the 2021 Equity Plan, no further awards will be granted under the 2018 Equity Plan. However, all outstanding awards granted under the 2018 Equity Plan will continue to be governed by the existing terms of the 2018 Equity Plan and the applicable award agreements. In determining equity awards for our Named Executive Officers, we anticipate that our Compensation Committee will take into account the Company’s overall financial performance as well as its performance versus competitor firms.

In addition, prior to the completion of this offering, the Compensation Committee will adopt, and we expect our stockholders to approve, The Bountiful Company 2021 Employee Stock Purchase Plan, or the ESPP.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our existing 2018 Equity Plan and our 2021 Equity Plan and the ESPP, to be adopted in connection with this offering. For a detailed description of the 2018 Equity Plan, 2021 Equity Plan, and ESPP, see “—Equity Compensation Plans.”

Option Awards under the 2018 Equity Plan

The Company has granted Options pursuant to a standard form of Option award agreement, or the Option Agreement, under the 2018 Equity Plan. Under the Option Agreement, 50% of the Options are subject to time vesting (the Time Options) and 50% of the Options are subject to performance vesting (the Performance Options).

Time Options

The Option Agreement provides that 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date, subject to continued service on each applicable vesting date; provided, that if a change in control occurs and the participant continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

Performance Options

The Option Agreement provides that 33 1/3 % of the Performance Options vest upon the attainment of a MOIC by the limited partners of Clover Parent Holdings L.P. as of March 26, 2018, taken as a whole (such limited partners, the Ownership Group) of at least two (2.0) times; 66 2/3% of the Performance Options shall vest upon the Ownership Group’s attainment of a MOIC of at least two and one-half (2.5) times; and 100% of the Performance Options shall vest upon the Ownership Group’s attainment of a MOIC of at least three (3.0) times (in each case, less the number of Performance Options that have previously vested); however if the Ownership Group’s attainment of a MOIC falls between any two performance levels, the number of Performance Options that vest will be determined by linear interpolation between such levels. If a change in control occurs, all Performance Options that have not vested prior to such change in control and that will not vest in connection with such change in control shall be automatically forfeited in connection with such change in control.

In September 2020, the Compensation Committee amended all the Performance Options granted under the 2018 Equity Plan. The amendment of the Performance Options provided that, upon the occurrence of a change in control due to an event which results in the KKR Investor and its affiliates ceasing to hold the ability to elect a majority of the members of the board of directors of Clover Parent Holdings GP LLC or members of the board of directors of The Bountiful Company, as applicable, all of the Performance Options that have not vested prior to such change in control and that would not vest in connection with such change in control will remain outstanding and will not be forfeited. If any other type of change in control occurs, all Performance Options that have not vested prior to such change in control and that will not vest in connection with such change in control shall be automatically forfeited in connection with such change in control. The Compensation Committee made this change as it did not believe it was fair for unvested Performance Options to be forfeited in connection with this prong of the change in control definition.

Also in September 2020, each of the Performance Options was further amended by the Compensation Committee to calculate MOIC on a gross (rather than net) basis as the quotient obtained by dividing (i) the aggregate amount received by the Ownership Group (without reduction for any related fees, expenses and commissions) in cash in respect of its investment in Clover Parent Holdings L.P. (including in the form of dividends or other distributions to unitholders (including Class A Units or Class B Warrant Units of Clover Parent Holdings L.P.) or sale proceeds received in connection with any third party sale of all or any portion of its investment in Clover Parent Holdings L.P., but excluding any proceeds received in connection with the sale of any limited partnership interests of Clover Parent Holdings L.P. to the KKR Investor or any affiliate thereof) by (ii) the aggregate amount of any capital contributed in any form (other than from third party debt) by the Ownership Group to Clover Parent Holdings L.P., the Company, and any subsidiaries or affiliates. The purpose of this amendment was to create a clearer definition of MOIC that the board believes is fairer to management and reduces complexity regarding the MOIC targets.

Termination and Expiration

The Option Agreement provides that in the event of the participant’s termination of services for any reason, all unvested Options shall be cancelled by the Company without consideration and all vested Options shall remain exercisable for the period of time following such termination, if any, specified by the Option Agreement.

The Option Agreement further provides that the participant may not exercise any vested and exercisable Options to any extent after the first to occur of the following events: (i) the tenth anniversary of the Date of grant date; (ii) 180 days after the date of a participant’s termination of service by the Company without Cause or by the participant for Good Reason (as such terms are defined in the 2018 Equity Plan); (iii) immediately upon either the date of participant’s termination of service by the Company for Cause or the date of a restrictive covenant violation; (iv) 30 days after a resignation without Good Reason; or (v) the date the Options are terminated pursuant to provisions of the Management Stockholders Agreement, dated as of March 26, 2018, by and among The Bountiful Company, the KKR Investor or its affiliates that at any time holds our common stock, and other parties set forth therein.

Definitions

Under the 2018 Equity Plan and Option Agreement, “Cause” means, as to any participant, (i) “Cause,” as defined in any employment or consulting agreement between the participant and the Company in effect at the time of participant’s termination, or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the participant’s: (A) misconduct, gross negligence, violation of any written policies of the Company or its affiliates that are applicable to the participant, or substantial non-performance of duty by the participant in connection with the business affairs of the Company or its affiliates, including the refusal or failure by the participant to follow the lawful directives of our board of directors; (B) commission of or entering of a plea of guilty or nolo contendere to any felony or for any misdemeanor involving moral turpitude; (C) engagement in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which would or can reasonably be expected to, (x) adversely affect the business or the reputation of the Company or its affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business or (y) expose the Company or its affiliates to a risk of civil or criminal legal damages, liabilities or penalties; (D) breach of an award agreement or any breach of any employment or consulting agreement between the participant and the Company or any other agreement including restrictive covenants between the Company and the participant; or (E) unlawful use (including being under the influence) or possession of illegal drugs that has the effect of injuring, or could reasonably be expected to result in injury to, the interest, business or reputation of the Company or its affiliates.

Under the 2018 Equity Plan and Option Agreement, “Good Reason” means, as to any participant, (i) “Good Reason,” as defined in any employment or consulting agreement between the participant and the Company in effect at the time of the participant’s termination, or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Good Reason” contained therein), the occurrence, without the participant’s consent, of any of the following events: (A) a material diminution in the annual base salary or annual target bonus opportunity; (B) the relocation of the participant’s principal place of employment to a location more than 50 miles from the participant’s immediately preceding principal place of employment, unless such relocation reduces the participant’s commute; or (C) the material breach by the Company or its affiliates of any material provision of any award agreement or any employment or consulting agreement between the participant and the Company; provided, that participant provides written notice to the company of the existence of any such condition within the 60-day notice period and the Company fails to remedy the condition within the 30-day cure period following the notice period; provided, further, that the participant must actually terminate employment no later than 30 days following the end of the cure period, if the Good Reason condition remains uncured.

2020 Option Grants to Named Executive Officers under the 2018 Equity Plan

In 2020, we made two different types of Option grants to our Named Executive Officers, as described below.

We made a new hire grant of 3,375 Time Options and 3,375 Performance Options to Mr. Jones on March 30, 2020, in connection with the commencement of his employment on January 21, 2020.

We have historically made grants of options on a 1.5 for 1 basis for each share purchased to members of our leadership team to the extent they invest in shares of our common stock. These option grants have the same terms as our standard option grants. We made grants to the following Named Executive Officers in connection with each such executive’s investment in shares of our common stock in 2020: (i) 1,119 Time Options and 1,119 Performance Options to Mr. Sturman on May 1, 2020; and (ii) 783 Time Options and 783 Performance Options to Mr. Gelbert on April 29, 2020.

Other Compensation

Retirement Benefits

We maintain The Nature’s Bounty Co. Retirement Plan, or the Retirement Plan, which is intended to operate as a qualified plan under sections 401(a) and (k) of the Code. The Retirement Plan provides eligible employees, including the Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. The Retirement Plan formerly had two primary components: (i) a savings plan component and (ii) a profit sharing component. However, a payout has not occurred under the profit sharing component since the fiscal year 2018 contribution, and in November 2020, the Company determined that the profit sharing component would be discontinued and that no contributions would be made for 2020. The savings plan component allows eligible participants to contribute a portion of their compensation on a pre- or post-tax basis and receive matching contributions from the Company. We make matching contributions equal to 100% of the first 3% of compensation a participant contributes to the Retirement Plan and 50% of the next 2% of compensation a participant contributes to the Retirement Plan. To receive the maximum company matching contributions, a participant’s pre-tax contributions must equal at least 5% of the participant’s compensation. In no event will the company matching contribution exceed 4% of a participant’s compensation. Each participant is always 100% vested in the balances in the participant’s contribution account, rollover contribution account and company matching contribution account.

Health and Welfare Benefits

We provide various employee benefit programs to our Named Executive Officers, including medical, dental, vision, employee assistance program, health advocacy disability insurance, life insurance and accidental death and dismemberment, health savings account (includes employer funding), critical illness/accident insurance, group legal, and flexible spending plan. These benefit programs are available to all of our full-time employees. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Benefits

In addition to employer matching contributions under the Retirement Plan provided to all our Named Executive Officers, in 2020, we also provided each of Messrs. Sturman and Gelbert with reimbursement for lodging expenses, which covers the cost of the hotel in which the Named Executive Officers live during business days when they are working in our headquarters office (rather than commuting back and forth to their respective homes).

These benefits were provided to the Named Executive Officers to eliminate potential distractions from performing their regular job duties and to promote productivity. We believe the cost of these programs was counterbalanced by an increase in productivity by the executives receiving access to them. Following this offering, we no longer expect to provide the executive officers with reimbursement for lodging expenses. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Severance and Change in Control Arrangements

Each Named Executive Officer is entitled to receive severance benefits under the terms of his employment agreement upon either termination by us without cause or a resignation by the Named Executive Officer for good reason. We provide these severance benefits in order to provide an overall compensation package that is competitive with that offered by the companies with whom we compete for executive talent. Severance benefits allow our executives to focus on our objectives without concern for their employment security in the event of a termination. In addition, all time vesting Options granted to our employees, including the Named Executive Officers, provide for automatic accelerated vesting in connection with a change in control. We believe these accelerated vesting provisions reflect current market practices, based on the collective knowledge and experiences of our Compensation Committee members and executive team for compensation, and allow us to attract and retain the highest level of talented and experienced employees. We also believe that these accelerated vesting provisions will encourage our employees, including our executive officers, to focus on continuing normal business operations, remain dedicated to innovating and exploring potential business combinations that may not be in their personal best interests, and maintain a balanced perspective in making overall business decisions during potentially uncertain periods. See “—Potential Payments Upon Termination or Change in Control” for additional information regarding accelerated vesting in connection with a change in control.

Tax and Accounting Implications

The Compensation Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by our Named Executive Officers in the fiscal year ended September 30, 2020. We have omitted from this table the columns for Change in Pension Value and Nonqualified Deferred Compensation Earnings, because no Named Executive Officer received such types of compensation during 2020.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul L. Sturman President and Chief Executive Officer	2020	897,981	0	161,572	1,440,900	37,859	2,538,312
Edward W. McCormick Chief Financial Officer	2020	442,736	0	0	525,628	11,200	979,564
Donald Kerrigan President, North America	2020	500,596	0	0	600,375	0	1,100,971
Mark Gelbert Chief Scientific Officer	2020	433,173	0	113,057	484,803	21,323	1,052,356
Jay J. Jones Chief Supply Chain Officer	2020	247,692	148,997	483,840	151,134	2,154	1,033,817

(1)

The amounts reported in this column represent the Named Executive Officer’s base salary earned during 2020. The amount for Mr. Jones is the salary paid to him in 2020 based on his employment start date of January 21, 2020 and his annual base salary of $350,000, pursuant to the Jones Employment Agreement.

(2)	The amounts reported in this column represent bonuses awarded at the discretion of the Compensation Committee, including the discretionary component of the MIP in 2020 for Mr. Jones.

The amount for Mr. Jones includes the one-time signing bonus of $90,000 paid to him pursuant to the Jones Employment Agreement. In the event that Mr. Jones voluntarily terminated his employment for any reason or his employment was terminated by the Company without “Cause” before January 2, 2021, he was required to repay the sign-on bonus within 90 days of his termination date.

(3)

The amounts reported in this column reflect the aggregate grant date fair value of the Time Options granted to our Named Executive Officers under the 2018 Equity Plan in 2020, calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating the fair value of the Time Options is set forth in Note 12 to the consolidated financial statements. These amounts do not reflect the actual economic value that may be realized by the Named Executive Officer. We have only reported a grant date value of the Time Options and not the Performance Options (which vest based on the attainment of certain MOIC targets by the Ownership Group) because the vesting of the Performance Options is deemed to be improbable under FASB ASC Topic 718 and, accordingly, no compensation expense was recognized at the time of grant. A compensation expense will be recognized for the Performance Options when vesting becomes probable (such as upon a liquidity event and/or change in control).

We made a new hire grant of 3,375 Time Options and 3,375 Performance Options to Mr. Jones on March 30, 2020, in connection with the commencement of his employment on January 21, 2020. In addition, we have historically made grants of options on a 1.5 for 1 basis for each share purchased to members of our leadership team to the extent they invest in shares of our common stock. These option grants have the same terms as our standard option grants. We made grants to the following Named Executive Officers in connection with each such executive’s investment in shares of our common stock in 2020: (i) 1,119 Time Options and 1,119 Performance Options to Mr. Sturman on May 1, 2020; and (ii) 783 Time Options and 783 Performance Options to Mr. Gelbert on April 29, 2020.

(4)

The amounts reported in this column represent the annual incentive bonus amounts earned by each Named Executive Officer pursuant to the MIP in 2020, less the discretionary component for Mr. Jones reported under the Bonus column. The amount reported for Mr. Jones is the bonus he earned pursuant to the MIP, which was prorated based on his employment start date of January 21, 2020.

(5)	“All Other Compensation” for Mr. Sturman includes: (i) an employer matching contribution by the Company under the Retirement Plan of $11,200; and (ii) business-related lodging expenses of $26,659.

“All Other Compensation” for Mr. McCormick includes an employer matching contribution by the Company under the Retirement Plan of $11,200.

“All Other Compensation” for Mr. Gelbert includes: (i) an employer matching contribution by the Company under the Retirement Plan of $11,200; (ii) business-related lodging expenses of $9,334; and (iii) a service recognition award of $789, paid in kind.

“All Other Compensation” for Mr. Jones includes an employer matching contribution by the Company under the Retirement Plan of $2,154.

We calculate the incremental cost of business-related lodging expenses for Messrs. Sturman and Gelbert as the actual cost incurred to provide this benefit.

Mr. Kerrigan was not a participant in the Retirement Plan in 2020.

For a description of our perquisites, see “Other Compensation—Perquisites and Other Personal Benefits” in the Compensation Discussion and Analysis.

GRANTS OF PLAN BASED AWARDS IN 2020

The following table provides information with regard to each grant of plan-based awards made to a Named Executive Officer under any plan during the fiscal year ended September 30, 2020. For additional information regarding non-equity incentive plan awards, see “—Management Incentive Plan.” For additional information regarding equity incentive plan awards, see “Long-Term Equity Incentive Compensation—Option Awards under the 2018 Equity Plan.”

Grants of Plan Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Award Type	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Paul L. Sturman	Annual Bonus		450,000	900,000	1,800,000
	Time Options	5/1/2020								1,119	289.80	161,572
	Performance Options	5/1/2020					1,119				289.80
Edward W. McCormick	Annual Bonus		164,156	328,313	656,625
Donald Kerrigan	Annual Bonus		187,500	375,000	750,000
Mark Gelbert	Annual Bonus		159,375	318,750	637,500
	Time Options	4/29/2020								783	289.80	113,057
	Performance Options	4/29/2020					783				289.80
Jay J. Jones	Annual Bonus		87,500	175,000	350,000
	Time Options	3/30/2020								3,375	289.80	483,840
	Performance Options	3/30/2020					3,375				289.80

(1)

Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable to each Named Executive Officer in 2020 under our MIP at threshold, target and maximum levels of performance, in each case calculated by multiplying each Named Executive Officer’s base salary in effect on September 30 by the applicable percentage at which the bonus would pay out based on the combined weighted achievement of the Company and individual performance metrics at each such level. The actual amounts paid to our Named Executive Officers are set forth in the “Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in “—Management Incentive Plan.”

(2)	The vesting schedule applicable to each Time Option and Performance Option is set forth in the “—Outstanding Equity Awards at Fiscal Year End Table.”
(3)	The target level of achievement is the highest level of achievement possible under the equity incentive plan awards listed in this table.
(4)

The amounts reported in this column do not reflect the actual economic value realized by the Named Executive Officer. The amounts reported in this column represent the grant date fair value of the Time Options granted to each of the Named Executive Officers in 2020 pursuant to the Option Agreement under the 2018 Equity Plan, calculated in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in this prospectus. We have only reported a grant date fair value of the Time Options and not the Performance Options (which vest based on the attainment of certain MOIC targets by the Ownership Group) because the vesting of the Performance Options is deemed to be improbable under FASB ASC Topic 718 and, accordingly, no compensation expense was recognized at the time of grant. A compensation expense will be recognized for the Performance Options when vesting becomes probable (such as upon a liquidity event and/or change in control).

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

The following table provides information with regard to each outstanding equity award held by the Named Executive Officers on September 30, 2020.

Outstanding Equity Awards at Fiscal Year End Table

			Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)
Paul L. Sturman	3/26/2018	(6)	15,697			238.90	3/26/2028
	3/26/2018	(6)		10,465		193.70	3/26/2028
	3/26/2018	(7)			26,162	193.70	3/26/2028
	6/4/2018	(8)	1,413			238.90	6/4/2028
	6/4/2018	(8)		942		193.70	6/4/2028
	6/4/2018	(7)			2,355	193.70	6/4/2028
	5/1/2020	(9)		1,119		289.80	5/1/2030
	5/1/2020	(7)			1,119	289.80	5/1/2030
Edward W. McCormick	12/10/2018	(10)	1,300			238.90	12/10/2028
	12/10/2018	(10)		5,200		193.70	12/10/2028
	12/10/2018	(7)			6,500	193.70	12/10/2028
Donald Kerrigan	8/1/2018	(11)	1,570			238.90	8/1/2028
	8/1/2018	(11)		2,355		193.70	8/1/2028
	8/1/2018	(7)			3,925	193.70	8/1/2028
	11/8/2018	(12)	188			238.90	11/8/2028
	11/8/2018	(12)		283		193.70	11/8/2028
	11/8/2018	(7)			471	193.70	11/8/2028
	7/15/2019	(13)	415			238.90	7/15/2029
	7/15/2019	(13)		1,660		193.70	7/15/2029
	7/15/2019	(7)			2,075	193.70	7/15/2029
Mark Gelbert	3/26/2018	(14)	3,139			238.90	3/26/2028
	3/26/2018	(14)		4,709		193.70	3/26/2028
	3/26/2018	(7)			7,848	193.70	3/26/2028
	6/1/2018	(15)	314			238.90	6/1/2028
	6/1/2018	(15)		472		193.70	6/1/2028
	6/1/2018	(7)			786	193.70	6/1/2028
	4/29/2020	(16)		783		289.80	4/29/2030
	4/29/2020	(7)			783	289.80	4/29/2030
Jay J. Jones	3/30/2020	(17)		3,375		289.80	3/30/2030
	3/30/2020	(7)			3,375	289.80	3/30/2030

(1)	The numbers in this column represent vested Time Options as of September 30, 2020.
(2)	The numbers in this column represent unvested Time Options granted under the 2018 Equity Plan as of September 30, 2020.
(3)	The numbers in this column represent all of the Performance Options granted under the 2018 Equity Plan as of September 30, 2020, all of which are unvested.
(4)

The numbers in this column represent the exercise price for each Option. In September 2020, with respect to all Performance Options and all Time Options that were unvested as of September 30, 2020, the exercise price was reduced as an equitable adjustment for the payment of an extraordinary dividend on August 20, 2020. With respect to Time Options that were vested as of September 30, 2020, the exercise price remained unchanged and the holders were paid the dividend as their adjustment.

(5)	The expiration date for each of the Options is the date that is ten years after the initial grant date.
(6)

The Time Options granted to Mr. Sturman on March 26, 2018 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (September 27, 2017), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

(7)

The Performance Options granted to each Named Executive Officer on the above-specified grant date under the 2018 Equity Plan vest as follows: 33 1/3% of the Performance Options vest upon the attainment of a MOIC by the Ownership Group of at least two (2.0) times; 66 2/3% of the Performance Options vest upon the Ownership Group’s attainment of a MOIC of at least two and one-half (2.5) times; and 100% of the Performance Options vest upon the Ownership Group’s attainment of a MOIC of at least three (3.0) times (in each case, less the number of Performance Options that have previously vested); however if the Ownership Group’s attainment of a MOIC falls between any two performance levels, the number of Performance Options that vest is be determined by linear interpolation between such levels. As of September 30, 2020, none of the Performance Options have vested. Upon the occurrence of a change in control due to an event which results in the KKR Investor and its affiliates ceasing to hold the ability to elect a majority of the members of the board of directors of Clover Parent Holdings GP LLC or members of the board of directors of The Bountiful Company, as applicable, all of the Performance Options that have not vested prior to such change in control and that would not vest in connection with such change in control will remain outstanding and will not be forfeited. If any other type of change in control occurs, all Performance Options that have not vested prior to such change in control and that will not vest in connection with such change in control shall be automatically forfeited in connection with such change in control.

(8)

The Time Options granted to Mr. Sturman on June 4, 2018 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (September 27, 2017), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

(9)

The Time Options granted to Mr. Sturman on May 1, 2020 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (May 1, 2020), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

(10)

The Time Options granted to Mr. McCormick on December 10, 2018 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (December 10, 2018), subject to continued service on each applicable vesting date; provided, that if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options shall become fully vested and exercisable immediately prior to the effective time of such change in control.

(11)

The Time Options granted to Mr. Kerrigan on August 1, 2018 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (July 9, 2018), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

(12)

The Time Options granted to Mr. Kerrigan on November 8, 2018 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (July 9, 2018), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

(13)

The Time Options granted to Mr. Kerrigan on July 15, 2019 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (July 15, 2019), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

(14)

The Time Options granted to Mr. Gelbert on March 26, 2018 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (October 16, 2017), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

(15)

The Time Options granted to Mr. Gelbert on June 1, 2018 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (October 16, 2017), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

(16)

The Time Options granted to Mr. Gelbert on April 29, 2020 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (April 29, 2020), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.
(17)

The Time Options granted to Mr. Jones on March 30, 2020 under the 2018 Equity Plan vest as follows: 20% of the Time Options vest on each of the first five anniversaries of the vesting commencement date (January 21, 2020), subject to continued service on each applicable vesting date; however if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options will become fully vested and exercisable immediately prior to the effective time of such change in control.

OPTION EXERCISES AND STOCK VESTED

None of our Named Executive Officers exercised Options during 2020.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

The Company entered into an employment agreement with each of our Named Executive Officers and certain other members of senior management to help ensure the retention of those executive officers critical to the future success of the Company. Each employment agreement sets forth standard terms summarizing annual base salary, bonus and benefits.

The employment agreement for each of Messrs. Sturman, McCormick, and Jones provides that if any payments to such executive would constitute “parachute payments” within the meaning of Section 280G of the Code, and would cause him to become subject to the excise tax imposed under section 4999 of the Code, then such payments will be reduced to the amount that would not cause him to be subject to the excise tax if such a reduction would put him in a better after tax position than if he were to pay the tax.

In addition to the below, each of the employment agreements also provides for certain severance payments that may be due following termination of employment under certain circumstances, subject to execution of a release of claims and compliance with certain restrictive covenants, as described in “Potential Payments upon Termination or Change in Control.”

Sturman Employment Agreement

Pursuant to Mr. Sturman’s employment agreement, dated September 19, 2017, or the Sturman Employment Agreement, Mr. Sturman serves as our President and Chief Executive Officer and as a member of the board of directors of The Bountiful Company and the board of directors of Clover Parent Holdings GP LLC. The following terms and events are provided by the Sturman Employment Agreement.

Employment Term

The Sturman Employment Agreement has no specified employment term and may be terminated by either the Company or Mr. Sturman with a written notice of termination.

Compensation and Benefits

Mr. Sturman is entitled to an initial base salary of $750,000 ($900,000 starting in January 2020), which may be increased at the discretion of the board of directors. In addition, he is eligible to participate in the MIP, pursuant to which he has a target bonus opportunity equal to 100% (unchanged in 2020) of his annual base salary, subject to the achievement of the applicable performance goals.

Restrictive Covenants

Mr. Sturman is subject to the following restrictive covenants: (i) confidentiality during employment and perpetually upon termination, (ii) irrevocable assignment of all rights of any intellectual property created during employment to the Company, (iii) mutual non-disparagement perpetually upon termination, (iv) non-competition during employment and for 18 months following termination, and (v) non-solicitation of employees and independent contractors, no hire, and non-solicitation of customers, suppliers, and other business relations for 18 months following termination. Mr. Sturman has also agreed to reasonably cooperate with the Company or any government authorities, as applicable, on matters pertaining to any proceeding relating to the executive’s employment period and not adverse to him.

McCormick Employment Agreement

Pursuant to Mr. McCormick’s employment agreement, dated November 2018, or the McCormick Employment Agreement, Mr. McCormick serves as our Chief Financial Officer. The following terms and events are provided by the McCormick Employment Agreement.

Employment Term

The initial term of employment under the McCormick Employment Agreement began on December 10, 2018 and will end on the fifth anniversary thereof. The employment term is automatically renewed for additional one year periods unless no later than 60 days prior to the end of the otherwise applicable term, either party gives written notice of non-renewal to the other in which case Mr. McCormick’s employment will terminate at the end of the then-applicable term (or any earlier date set by the Company and subject to earlier termination pursuant to the McCormick Employment Agreement). The McCormick Employment Agreement may be terminated by either party thereto with 30 days’ written notice upon termination due to disability, with or without Cause, or resignation with or without Good Reason (as such terms are defined in the McCormick Employment Agreement).

Compensation and Benefits

Mr. McCormick is entitled to an initial base salary of $425,000 ($437,750 starting in in January 2020), which may be increased at the discretion of the board of directors. In addition, he is eligible to participate in the MIP, pursuant to which he has a target bonus opportunity equal to 75% (unchanged in 2020) of his annual base salary, subject to the achievement of the applicable performance goals.

Restrictive Covenants

Mr. McCormick is subject to the following restrictive covenants: (i) confidentiality during employment and perpetually upon termination, (ii) assignment of all rights of any intellectual property created during employment to the Company, (iii) non-disparagement during employment and perpetually upon termination, (iv) non-competition for 12 months following termination, and (v) non-solicitation of employees, no hire, and non-solicitation of customers, suppliers, and other business relations for 12 months following termination.

Kerrigan Offer Letter

Pursuant to Mr. Kerrigan’s offer letter, dated March 1, 2018, or the Kerrigan Offer Letter, Mr. Kerrigan serves as our President, North America. The following terms and events are provided by the Kerrigan Offer Letter.

Employment Term

The Kerrigan Offer Letter has no specified employment term and may be terminated at any time by either the Company or Mr. Kerrigan.

Compensation and Benefits

Under the Kerrigan Offer Letter, Mr. Kerrigan was entitled to an initial base salary of $465,000 ($500,000 starting in in January 2020). In addition, he is eligible to participate in the MIP, pursuant to which he has a target bonus opportunity equal to 75% (unchanged in 2020) of his annual base salary, subject to the achievement of the applicable performance goals.

Gelbert Employment Agreement

Pursuant to Mr. Gelbert’s employment agreement, dated October 9, 2017, or the Gelbert Employment Agreement, Mr. Gelbert serves as our Chief Scientific Officer. The following terms and events are provided by the Gelbert Employment Agreement.

Employment Term

The Gelbert Employment Agreement has no specified employment term and may be terminated by either the Company or Mr. Gelbert with a written notice of termination.

Compensation and Benefits

Mr. Gelbert is entitled to an initial base salary of $425,000 (unchanged in 2020), which may be increased at the discretion of the board of directors. In addition, he is eligible to participate in the MIP, pursuant to which he has a target bonus opportunity equal to 75% (unchanged in 2020) of his annual base salary, subject to the achievement of the applicable performance goals.

Restrictive Covenants

Mr. Gelbert is subject to the following restrictive covenants: (i) confidentiality during employment and perpetually upon termination, (ii) irrevocable assignment of all rights of any intellectual property created during employment to the Company, (iii) non-disparagement perpetually upon termination, (iv) non-competition during employment and for 12 months following termination, and (v) non-solicitation of employees and independent contractors, no hire, and non-solicitation of customers, suppliers, and other business relations for 12 months following termination. Mr. Gelbert has also agreed to reasonably cooperate with the Company or any government authorities, as applicable, on matters pertaining to any proceeding relating to the executive’s employment period and not adverse to him.

Jones Employment Agreement

Pursuant to Mr. Jones’s employment agreement, dated January 2, 2020, or the Jones Employment Agreement, Mr. Jones serves as our Chief Supply Chain Officer. The following terms and events are provided by the Jones Employment Agreement.

Employment Term

The initial term of employment under the Jones Employment Agreement began on January 21, 2020 and will end on the fifth anniversary thereof. The employment term is automatically renewed for additional one year periods unless no later than 60 days prior to the end of the otherwise applicable term, either party gives written notice of non-renewal to the other in which case Mr. Jones’s employment will terminate at the end of the then-applicable term (or any earlier date set by the Company and subject to earlier termination pursuant to the Jones Employment Agreement). The Jones Employment Agreement may be terminated by either party thereto with 30 days’ written notice upon termination due to disability, with or without Cause, or resignation with or without Good Reason (as such terms are defined in the Jones Employment Agreement).

Compensation and Benefits

Mr. Jones is entitled to an initial base salary of $350,000, which may be increased at the discretion of the board of directors. In addition, he is eligible to participate in the MIP, pursuant to which he has a target bonus opportunity equal to 50% of his annual base salary, subject to the achievement of the applicable performance goals.

In addition, Mr. Jones received a one-time sign-on bonus of $90,000, with the first installment of $45,000 payable within the first 30 days of service and the second installment of $45,000 payable after six months of service. In the event that Mr. Jones voluntarily terminated his employment for any reason or his employment was terminated by the Company without “Cause” before January 2, 2021, he was required to repay the sign-on bonus within 90 days of his termination date.

Restrictive Covenants

Mr. Jones is subject to the following restrictive covenants: (i) confidentiality during employment and perpetually upon termination, (ii) assignment of all rights of any intellectual property created during employment to the Company, (iii) non-disparagement during employment and perpetually upon termination, (iv) non-competition for 12 months following termination, and (v) non-solicitation of employees, no hire, and non-solicitation of customers, suppliers, and other business relations for 12 months following termination.

EQUITY COMPENSATION PLANS

2018 Equity Plan

Purpose

The 2018 Equity Plan was designed to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.

Administration

The 2018 Equity Plan has been administered by the Compensation Committee. The Compensation Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2018 Equity Plan and any instrument or agreement relating to, or any award granted under, the 2018 Equity Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee deems appropriate for the proper administration of the 2018 Equity Plan; adopt sub-plans; and to make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2018 Equity Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Compensation Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2018 Equity Plan. Unless otherwise expressly provided in the 2018 Equity Plan, all designations, determinations, interpretations, and other decisions under or with respect to the 2018 Equity Plan or any award or any documents evidencing awards granted pursuant to the 2018 Equity Plan are within the sole discretion of the Compensation Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders. The Compensation Committee may make grants of awards to eligible persons pursuant to terms and conditions set forth in the applicable award agreement.

Share Reserve

The total number of shares of common stock reserved for issuance under the 2018 Equity Plan is 299,497.

Options

The Compensation Committee may grant non-qualified stock options under the 2018 Equity Plan, with terms and conditions determined by the Compensation Committee that are not inconsistent with the 2018 Equity

Plan. The grant, issuance, retention, vesting and/or exercise of each Option may be subject to such performance criteria and level of achievement as compared to such performance criteria as the Compensation Committee shall determine in its sole discretion, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant.

All Options granted under the 2018 Equity Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such Options on the date such Options are granted (other than in the case of Options that are substitute awards). The maximum term for Options granted under the 2018 Equity Plan is 10 years from the initial date of grant. However, if an Option would expire at a time when trading of shares of our common stock is prohibited by our insider trading policy, or blackout period imposed by us, the term will automatically be extended to the 30th day following the end of such period.

The exercise price for the shares as to which an Option is exercised may be paid to us, to the extent permitted by law, (i) in cash, check, wire transfer and/or cash equivalent (denominated in U.S. dollars) at the time the Option is exercised; or (ii) by such other method as the Compensation Committee may permit in its sole discretion, including without limitation: (A) if specifically permitted in an award agreement or otherwise, in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Compensation Committee (so long as such shares have been held by the participant for at least six months or such other period established by the Compensation Committee to avoid adverse accounting treatment), or in other property having a fair market value on the date of exercise equal to the exercise price, (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the Option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price, or (D) any combination of the foregoing methods of payment. Any fractional shares of common stock will be settled in cash.

Unless otherwise provided by the Compensation Committee, whether in an award agreement or otherwise, in the event of: (i) a participant’s termination of services by the Company for Cause (as defined in the 2018 Equity Plan), all outstanding Options granted to such participant shall immediately terminate and expire; (ii) a participant’s termination due to death or disability, each outstanding unvested Option granted to such participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the ten year period following the grant date of the Option); and (iii) a participant’s termination for any other reason, each outstanding unvested Option granted to such participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 30 days thereafter (but in no event beyond the expiration of the ten year period following the grant date of the Option).

Effect of Certain Events on 2018 Equity Plan and Awards

In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, issuance of warrants or other rights to acquire shares of common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock (including a change in control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Compensation Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), being referred to as an Adjustment Event), the Compensation Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the 2018 Equity Plan with respect to the number of awards which may be granted thereunder, (B) the number of awards which may be granted under the 2018 Equity Plan or any sub-plan and (C) the terms of any outstanding award, including, without limitation, (1) the number of shares of common stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (2) the exercise price with respect to any award, or (3) any applicable performance measures; it being understood that, in the case of any “equity restructuring,” the Compensation Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.

In connection with any Adjustment Event, the Compensation Committee may, in its sole discretion, provide for any one or more of the following: (i) providing for a substitution or assumption of awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of, awards, or providing for a period of time (which shall not be required to be more than 10 days) for participants to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised shall terminate upon the occurrence of such event); and (ii) cancelling any one or more outstanding awards and causing to be paid to the holders of such awards (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Compensation Committee (which value, if applicable, may be based upon the price per share of common stock received or to be received by other holders of our common stock in such event), including, in the case of Options, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the Option over the aggregate exercise price thereof, or, in the case of restricted stock, restricted stock units or other stock-based awards, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such restricted stock, restricted stock units or other stock-based awards, or the underlying shares in respect thereof.

Nontransferability of Awards

Each award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Compensation Committee may, in its sole discretion, permit awards to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination

Our board of directors may amend, alter, suspend, discontinue, or terminate the 2018 Equity Plan or any portion thereof at any time; but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if such approval is necessary to comply with any regulatory requirement applicable to the 2018 Equity Plan; and any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination). However, except as otherwise permitted in the 2018 Equity Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent.

Dividends and Dividend Equivalents

Subject to the terms of the 2018 Equity Plan, the Compensation Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion.

Clawback/Repayment

All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Compensation Committee and as in effect from time to time and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.

In addition, if a participant has engaged in any Detrimental Activity (as defined in the 2018 Equity Plan) as determined by the Compensation Committee, the Compensation Committee may, in its sole discretion, provide for one or more of the following: (i) cancel any or all of such participant’s outstanding awards; or (ii) require such participant to forfeit any gain realized on the vesting or exercise of awards, and to repay any such gain promptly to the Company. “Detrimental Activity” is defined as any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company or its affiliates, (ii) any activity that would be grounds to terminate participant’s employment or services for Cause, or (iii) the breach of any noncompetition, non-solicitation, or other agreement containing restrictive covenants, with the Company or its affiliates, including, without limitation, any award agreement and the Management Stockholders’ Agreement.

2021 Equity Plan

Prior to the completion of this offering, the Compensation Committee will adopt, and we expect our stockholders to approve, the 2021 Equity Plan.

2021 Equity Plan

Equity awards under the 2021 Equity Plan will be designed to reward our Named Executive Officers and other employees for long-term stockholder value creation. The following summary is qualified in its entirety by reference to the 2021 Equity Plan adopted by our board of directors.

Purpose

The purpose of the 2021 Equity Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.

Administration

The 2021 Equity Plan will be administered by the compensation committee. The compensation committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2021 Equity Plan and any instrument or agreement relating to, or any award granted under, the 2021 Equity Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the compensation committee deems appropriate for the proper administration of the 2021 Equity Plan; adopt sub-plans; and to make any other determination and take any other action that the compensation committee deems necessary or desirable for the administration of the 2021 Equity Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the compensation committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2021 Equity Plan. Unless otherwise expressly provided in the 2021 Equity Plan, all designations, determinations, interpretations, and other decisions under or with respect to the 2021 Equity Plan or any award or any documents evidencing awards granted pursuant to the 2021 Equity Plan are within the sole discretion of the compensation committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders. The compensation committee may make grants of awards to eligible persons pursuant to terms and conditions set forth in the applicable award agreement, including subjecting such awards to performance criteria listed in the 2021 Equity Plan.

Awards Subject to 2021 Equity Plan

The 2021 Equity Plan provides that the total number of shares of common stock that may be issued under the 2021 Equity Plan is              (the Absolute Share Limit). No more than the number of shares of common stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of incentive stock options. The maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $             in total value. Except for substitute awards (as described below), in the event any award expires or is cancelled, forfeited, or terminated without issuance to the participant of the full number of shares to which the award related, the unissued shares of common stock may be granted again under the 2021 Equity Plan. Awards may, in the sole discretion of the compensation committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine, referred to as substitute awards, and such substitute awards will not be counted against the Absolute Share Limit, except that substitute awards intended to qualify as incentive stock options will count against the limit on incentive stock options described above. No award may be granted under the 2021 Equity Plan after the 10th anniversary of its effective date, but awards granted before then may extend beyond that date.

Options

The compensation committee may grant non-qualified stock options and incentive stock options, under the 2021 Equity Plan, with terms and conditions determined by the compensation committee that are not inconsistent with the 2021 Equity Plan. All options granted under the 2021 Equity Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such options on the date such options are granted (other than in the case of options that are substitute awards). All options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for options granted under the 2021 Equity Plan will be 10 years from the initial date of grant, or with respect to any options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of our common stock is prohibited by our insider trading policy, or blackout period imposed by us, the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares as to which an option is exercised may be paid to us, to the extent permitted by law, (i) in cash or its equivalent at the time the option is exercised; (ii) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the compensation committee (so long as such shares have been held by the participant for at least six months or such other period established by the compensation committee to avoid adverse accounting treatment); or (iii) by such other method as the compensation committee may permit in its sole discretion, including, without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased or (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price. Any fractional shares of common stock will be settled in cash.

Stock Appreciation Rights

The compensation committee may grant stock appreciation rights under the 2021 Equity Plan, with terms and conditions determined by the compensation committee that are not inconsistent with the 2021 Equity Plan. The compensation committee may award stock appreciation rights in tandem with options or independent of any option. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the compensation committee) equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the strike price per share, times (ii) the number of shares of common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the compensation committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards).

Restricted Shares and Restricted Stock Units

The compensation committee may grant restricted shares of our common stock or restricted stock units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of common stock for each restricted stock unit, or, in the sole discretion of the compensation committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of the 2021 Equity Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares of common stock. Participants have no rights or privileges as a stockholder with respect to restricted stock units.

Other Equity-Based Awards and Cash-Based Awards

The compensation committee may grant other equity-based or cash-based awards under the 2021 Equity Plan, with terms and conditions determined by the compensation committee that are not inconsistent with the 2021 Equity Plan.

Effect of Certain Events on 2021 Equity Plan and Awards

In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, issuance of warrants or other rights to acquire shares of common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock (including a change in control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the compensation committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), being referred to as an Adjustment Event), the compensation committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the 2021 Equity Plan with respect to the number of awards which may be granted thereunder, (B) the number and class of shares of common stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the 2021 Equity Plan or any sub-plan and (C) the terms of any outstanding award, including, without limitation, (1) the number and class of shares of common stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award, or (3) any applicable performance measures; it being understood that, in the case of any “equity restructuring,” the compensation committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.

In connection with any change in control, the compensation committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of awards, or to the extent the surviving entity does not substitute or assume the awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any awards, provided that (unless the applicable award agreement provides for different treatment upon a change in control) with respect to any performance-vested awards, any such acceleration will be based on (A) the target level of performance if the applicable performance period has not ended prior to the date of such change in control and (B) the actual level of performance attained during the performance period of the applicable performance period has ended prior to the date of such change in control; and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the compensation committee (which value, if applicable, may be based upon the price per share of common stock received or to be received by other holders of our common stock in such event), including, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof.

Nontransferability of Awards

Each award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the compensation committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination

The compensation committee may amend, alter, suspend, discontinue, or terminate the 2021 Equity Plan or any portion thereof at any time; but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the 2021 Equity Plan or for changes in U.S. GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the 2021 Equity Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the 2021 Equity Plan; and any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The compensation committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination). However, except as otherwise permitted in the 2021 Equity Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent. In addition, without stockholder approval, except as otherwise permitted in the 2021 Equity Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right; (ii) the compensation committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right; and (3) the compensation committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents

The compensation committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the compensation committee in its sole discretion. Unless otherwise provided in the award agreement, any dividend payable in respect of any share of restricted stock that remains subject to vesting conditions at the time of payment of such dividend will be retained by the Company and remain subject to the same vesting conditions as the share of restricted stock to which the dividend relates.

Clawback/Repayment

All awards are subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (i) any clawback, forfeiture, or other similar policy adopted by the compensation committee and as in effect from time to time and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.

ESPP

The following summary is qualified in its entirety by reference to the ESPP adopted by our board of directors.

Purpose

The ESPP is intended to give eligible employees an opportunity to acquire shares of our common stock and promote our best interests and enhance our long-term performance. We believe that allowing our employees to participate in the ESPP provides them with a further incentive towards ensuring our success and accomplishing our corporate goals. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. We may authorize offerings under the ESPP that are not intended to comply with Section 423 of the Code, which offerings will be made pursuant to any rules, procedures or sub-plans adopted by the committee for such purpose.

Authorized Shares

The aggregate number of shares of our common stock that may be issued under the ESPP may not exceed              shares, which number will be automatically increased on the first day of each fiscal year beginning in 2022 in an amount equal to the least of (i)              shares of our common stock, (ii)             % of the total number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year, and (iii) a lower number of shares as determined by our board of directors, subject to adjustment in accordance with the terms of the ESPP. If a purchase right expires or is terminated, surrendered or canceled without being exercised, in whole or in part, the number of shares subject to the purchase right will again be available for issuance and will not reduce the aggregate number of shares available under the ESPP.

Administration

The ESPP will be administered by the compensation committee, or such other committee as may be designated by our board of directors (such administering body, the Administrator). The Administrator will have full authority to make, administer and interpret such terms, rules and regulations regarding administration of the ESPP as it may deem advisable, and such decisions are final and binding.

Term

The ESPP will have a term of ten years unless earlier terminated (i) on the date on which all the shares of common stock available for issuance under the ESPP have been issued or (ii) by the Administrator in accordance with the terms of the ESPP.

Eligible Employees

Subject to the Administrator’s ability to exclude certain groups of employees on a uniform and nondiscriminatory basis, including Section 16 officers and/or non-U.S. employees, generally, all of our employees will be eligible to participate if they are employed by us or any participating subsidiary or affiliate for more than 12 consecutive months, or any lesser number of hours per week and/or number of days established by the Administrator. In no event will an employee who is deemed to own 5% or more of the total combined voting power or value of all classes of our capital stock or the capital stock of any parent or subsidiary be eligible to participate in the ESPP, and no participant in the ESPP may purchase shares of our common stock under any employee stock purchase plans of our Company to the extent the option to purchase shares accrue at a rate that exceeds $25,000 of the fair market value of such shares of our common stock, determined as of the first day of the offering period, for each calendar year in which such option is outstanding.

Offering Periods and Purchase Periods

Offering periods under the ESPP will be six months long. The first offering period under the ESPP will commence on the date determined by the Administrator and will end on the last trading day on or immediately preceding the earlier to occur of              of the year in which the first offering period commences. Unless the Administrator determines otherwise, following the completion of the first offering period, a new offering period will commence on the first trading day on or following              of each calendar year and end on or following the last trading day on or immediately preceding             , respectively, approximately six months later. The Administrator may choose to start a new offering period as it may determine from time to time as appropriate and offering periods may overlap or be consecutive. During each offering period, there will be one six-month purchase period, which will have the same duration and coincide with the length of the offering period.

Purchase Price

Eligible employees who participate will receive an option to purchase shares of our common stock at a purchase price equal to the lower of     % of (i) the closing price per share of our common stock on the date of purchase or (ii) the closing price per share of our common stock on the first day of the applicable offering period (or, in the case of the first offering period, the price per share at which shares of our common stock are first sold to the public in connection with this offering). Eligible employees participate by authorizing payroll deductions before the beginning of an offering period, which deduction may not exceed     % of such employee’s cash compensation.

Contributions and Grants

Eligible employees participate by authorizing payroll deductions before the beginning of an offering period, which deduction may not exceed 15% of such employee’s cash compensation. In addition, the maximum number of shares of our common stock that may be purchased by any participant in any particular purchase period is limited to              shares (subject to adjustment as provided in the ESPP), and the maximum number of shares of our common stock that may be purchased by any participant during any one year period is limited to              shares. The Administrator may modify this limit from time to time by resolution or otherwise.

Cancellation of Election to Purchase

A participant may cancel his or her participation entirely at any time prior to the last 30 days of the applicable offering period by withdrawing all, but not less than all, of his or her contributions credited to his or her account and not yet used to exercise his or her option under the ESPP. Participation will end automatically upon termination of employment with us.

Effect of a Change in Control

In the event of a change in control, the Administrator may in its discretion provide, without limitation, that each outstanding option be assumed, or an equivalent option be substituted by the successor corporation or a parent or subsidiary of the successor corporation and, if not so assumed or substituted, the offering period for that option be shortened by setting a new exercise date on which the offering period will end; terminate outstanding options and refund accumulated contributions to participants; or continue outstanding options unchanged.

Rights as Stockholder

A participant will have no rights as a stockholder with respect to the shares of our common stock that the participant has an option to purchase in any offering until those shares have been issued to the participant.

Options not Transferable

A participant’s option under the ESPP will be exercisable only by the participant and may not be sold, transferred, pledged or assigned in any manner other than by will or the laws of descent and distribution.

Amendment or Termination

The Administrator, in its sole discretion, may amend, alter, suspend or terminate the ESPP, or any option subject thereto, at any time and for any reason as long as such amendment or termination of an option does not materially adversely affect the rights of a participant with respect to the option without the written consent of such participant.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our existing 2018 Equity Plan and our 2021 Equity Plan and ESPP to be adopted in connection with this offering. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each Named Executive Officer is entitled to potential payments and benefits, including acceleration of Time Options, in connection with a termination of employment or a change in control. The information below describes and estimates potential payments and benefits to which the Named Executive Officers would be entitled under existing arrangements if a qualifying termination of employment or change in control occurred on September 30, 2020, the last business day of our 2020 fiscal year. These benefits are in addition to benefits available generally to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those estimated below. Factors that could affect these amounts include the timing during the year of any such event and our valuation at that time. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if any assumption used to prepare this information is not correct in fact. We have calculated the acceleration value of Options in the tables below using the market value of shares of our common stock as of September 30, 2020, as approved by our board of directors, which is based on the most recently completed independent third party valuation of shares of our common stock and is equal to $558.33 per share (referred to as the Market Value Per Share).

Mr. Sturman

Employment Agreement

Severance

Mr. Sturman is not entitled to any severance payments or benefits upon termination due to death, disability, for Cause, or resignation without Good Reason.

Pursuant to the Sturman Employment Agreement, if the Company terminates Mr. Sturman’s employment without Cause or Mr. Sturman resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants and cooperation provisions in the Sturman Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, he is entitled to the following:

(i) A cash severance payment equal to two times the sum of his base salary plus his target bonus, payable in accordance with usual payroll practices in equal installments over the 24 period following the termination date, with the first such installment to be paid on the first payroll date after the release becomes effective; and

(ii) If he and any of his eligible dependents who participate in the Company’s medical, dental, vision and prescription drug plans as of the termination date, timely elect COBRA coverage under such plans, the Company shall pay directly, or reimburse the executive for, a portion of COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of 24 months following the termination date, provided that such reimbursement shall cease to be effective as of the date the executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer.

Definitions

Under the Sturman Employment Agreement, the Company may terminate Mr. Sturman’s employment for “Cause,” which is defined as his: (i) material misconduct, gross negligence, or a material violation of any written policies of the Company or its affiliates that are applicable to the executive and have been provided or made available to the executive in advance of such violation, or willful and deliberate non-performance of duty by the executive in connection with the business affairs of the Company or its affiliates, including the refusal or willful failure by the executive to follow the reasonable and lawful directives of our board of directors; (ii) conviction of or entering of a plea of guilty or nolo contendere to any felony; (iii) engagement in any other act of fraud, intentional misrepresentation or intentional dishonesty, moral turpitude, illegality or harassment which (X) materially adversely affects the business or the reputation of the Company or its affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom the Company or its affiliates does or is attempting to do business or (Y) exposes the Company or its affiliates to an imminent risk of civil or criminal legal damages, liabilities or penalties; (iv) material breach of the Sturman Employment Agreement or any other agreement to which the executive is a party with the Company or its affiliates (including any breach of any restrictive covenants between the Company or its affiliates and the executive); or (v) unlawful use (including being under the influence) or possession of illegal drugs that has the effect of injuring the interest, business or reputation of the Company or its affiliates; provided, that, with respect to clauses (i), (iii), (iv) or (v) of this definition, to the extent curable (as determined in the reasonable good faith judgment of the board of directors), the executive fails to cure the circumstances alleged to constitute Cause to the reasonable satisfaction of the board of directors within 20 days after written notice from the board of directors.

Under the Sturman Employment Agreement, Mr. Sturman may terminate his employment for “Good Reason” if, without his prior written consent any if any of the following occur: (i) a material diminution in the base salary or target bonus; (ii) a material diminution in the executive’s authority, duties, titles, responsibilities or reporting requirements, which would cause the executive’s position to become one of lesser responsibility, importance, or scope; provided, that a reduction in the executive’s authority, duties, titles, responsibilities or reporting requirements solely by virtue of the Company or its affiliates being acquired by, and made part of, a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the executive remains the Chief Executive Officer of the Company (or the head of the business unit containing the Company) following a change in control where the Company becomes a wholly owned subsidiary or business unit of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (iii) the relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’s immediately preceding principal place of employment; (iv) the material breach by the Company or its affiliates of any provision of the Sturman Employment Agreement or any other agreement to which the executive is a party with the Company or its affiliates; (v) a material diminution in the executive’s budget authority; (vi) the Company’s material breach of the Sturman Employment Agreement or any other agreement with the executive; or (vii) the failure of the Company to nominate the executive to the board of directors; provided, that the executive provides written notice to the Company of the existence of any such condition within 60 days of the initial existence of such condition and the Company fails to remedy the condition within 20 days of receipt of such notice (the cure period); provided, further, that the executive must actually terminate employment no later than 30 days following the end of such cure period, if the Good Reason condition remains uncured.

Option Agreement

Mr. Sturman was granted Time Options pursuant to the Option Agreement, described in “Long-Term Equity Incentive Compensation—Option Awards under the 2018 Equity Plan.” The Option Agreement provides that if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options shall become fully vested and exercisable immediately prior to the effective time of such change in control.

Potential Payments to Mr. Sturman upon Termination or Change in Control

Benefit	Termination Without Cause or Resignation for Good Reason ($)		Change in Control ($)
Cash Severance Payment (Salary and Bonus)	3,600,000	(1)	—
COBRA Payment	29,093	(2)	—
Accelerated Vesting of Time Options	—		4,459,819	(3)

Total:	$3,629,093		$4,459,819

(1)

Pursuant to the Sturman Employment Agreement, if the Company terminates Mr. Sturman’s employment without Cause or Mr. Sturman resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants and cooperation provisions in the Sturman Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, he is entitled to a cash severance payment equal to two times the sum of his base salary plus his target bonus, payable in accordance with usual payroll practices in equal installments over the 24 period following the termination date, with the first such installment to be paid on the first payroll date after the release becomes effective.
(2)

Pursuant to the Sturman Employment Agreement, if the Company terminates Mr. Sturman’s employment without Cause or Mr. Sturman resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants and cooperation provisions in the Sturman Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, the Company shall pay directly, or reimburse the executive for, a portion of COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of 24 months following the termination date, provided that such reimbursement shall cease to be effective as of the date the executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer.

(3)

The amount above represents the value associated with the accelerated vesting of the Time Options upon a change in control, calculated as the sum of (i) $3,815,853, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($193.70), and (B) 10,465 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on March 26, 2018; (ii) $343,481, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($193.70), and (B) 942 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on June 4, 2018; and (iii) $300,485, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($289.80), and (B) 1,119 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on May 1, 2020.

Mr. McCormick

Employment Agreement

Severance

Mr. McCormick is not entitled to any severance payments or benefits upon termination due to death, disability, for Cause, resignation without Good Reason, or non-extension of the employment term by Mr. McCormick.

Pursuant to the McCormick Employment Agreement, if the Company terminates Mr. McCormick’s employment without Cause or due to non-extension of the employment term, or Mr. McCormick resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants in the McCormick Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, he is entitled to the following:

(i) A cash severance payment equal to one times his base salary as of the termination date, payable in the form of salary continuation payments in regular installments over the 12 month period following the termination date in accordance with the Company’s normal payroll practices; and

(ii) If he and any of his eligible dependents who participate in the Company’s medical, dental, vision and prescription drug plans as of the termination date, timely elect COBRA coverage under such plans, the Company shall pay directly, or reimburse the executive for, a portion of COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of 12 months following the termination date, provided that such reimbursement shall cease to be effective as of the date the executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer.

Definitions

Under the McCormick Employment Agreement, the Company may terminate Mr. McCormick’s employment for “Cause,” which is defined as his: (i) willful misconduct with regard to the Company that results in a significant adverse impact on the Company; provided that no act or failure to act on his part will be considered “willful” unless done, or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interests of the Company; (ii) commission of, or plea of nolo contendere to, a felony or intentional crime involving material dishonesty other than, in any case, vicarious liability or traffic violations; (iii) conduct involving the use of illegal drugs; (iv) failure to attempt in good faith

(other than when absent because of physical or mental incapacity) to follow a lawful directive of the board of directors within 10 days after written notice of such failure; and/or (v) breach of any restrictive covenants in the McCormick Employment Agreement, which continues beyond 10 days after written demand for substantial performance is delivered to him by the Company (to the extent that, in the reasonable judgment of the board of directors, such breach can be cured by him), so long as the breach (which shall be deemed to refer to all breaches in this paragraph) is (A) material and (B) results in a significant adverse impact on the Company.

Under the McCormick Employment Agreement, Mr. McCormick shall have “Good Reason” to resign his employment within 90 days after the occurrence of any of the following without his prior written consent: (i) a material diminution in the nature or scope of his responsibilities, duties or authority; (ii) the Company’s material breach of the McCormick Employment Agreement or other agreements with him which results in a significant adverse impact upon him; (iii) the relocation by the Company of his primary place of employment with the Company to a location more than 50 miles from his immediately preceding primary place of employment; (iv) the failure of the Company to obtain the assumption in writing delivered to him of its obligation to perform the McCormick Employment Agreement by any successor to all or substantially all of the assets of the Company; or (v) the failure of the Company to timely pay to him any significant amounts due under the terms of the McCormick Employment Agreement; in any case of the foregoing, that remains uncured after 30 business days after he has provided the Company written notice that he believes in good faith that such event giving rise to such claim of Good Reason has occurred.

Option Agreement

Mr. McCormick was granted Time Options pursuant to the Option Agreement, described in “Long-Term Equity Incentive Compensation—Option Awards under the 2018 Equity Plan.” The Option Agreement provides that if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options shall become fully vested and exercisable immediately prior to the effective time of such change in control.

Potential Payments to Mr. McCormick upon Termination or Change in Control

Benefit	Termination Without Cause or Resignation for Good Reason ($)		Change in Control ($)
Cash Severance Payment (Salary)	437,750	(1)	—
COBRA Payment	29,090	(2)	—
Accelerated Vesting of Time Options	—		1,896,076	(3)

Total:	$466,840		$1,896,076

(1)

Pursuant to the McCormick Employment Agreement, if the Company terminates Mr. McCormick’s employment without Cause or due to non-extension of the employment term, or Mr. McCormick resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants in the McCormick Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, he is entitled to a cash severance payment equal to one times his base salary as of the termination date, payable in the form of salary continuation payments in regular installments over the 12 month period following the termination date in accordance with the Company’s normal payroll practices.

(2)

Pursuant to the McCormick Employment Agreement, if the Company terminates Mr. McCormick’s employment without Cause or due to non-extension of the employment term, or Mr. McCormick resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants in the McCormick Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, the Company shall pay directly, or reimburse the executive for, a portion of COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of 12 months following the termination date, provided that such reimbursement shall cease to be effective as of the date the executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer.

(3)

The amount above represents the value associated with the accelerated vesting of the Time Options upon a change in control, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($193.70), and (B) 5,200 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on December 10, 2018.

Mr. Kerrigan

Offer Letter

Pursuant to the Kerrigan Offer Letter, Mr. Kerrigan is not entitled to any severance payments or benefits upon termination due to death, disability, for Cause, or resignation with or without Good Reason. If Mr. Kerrigan’s employment is involuntarily terminated on any “Not-For-Cause” basis, unrelated to any misconduct or poor performance on his part, the Company will offer to enter into a written release of claims agreement which, once properly executed by Mr. Kerrigan and the Company, will provide payment of his base salary for a 12-month period, payable in accordance with usual payroll practices. The severance benefit provided under the Kerrigan Offer Letter is quantified in the severance table below.

Option Agreement

Mr. Kerrigan was granted Time Options pursuant to the Option Agreement, described in “Long-Term Equity Incentive Compensation—Option Awards under the 2018 Equity Plan.” The Option Agreement provides that if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options shall become fully vested and exercisable immediately prior to the effective time of such change in control.

Potential Payments to Mr. Kerrigan upon Termination or Change in Control

Benefit	Termination Without Cause ($)		Change in Control ($)
Cash Severance Payment (Salary)	500,000	(1)	—
Accelerated Vesting of Time Options	—		1,567,180	(2)

Total:	$500,000		$1,567,180

(1)

Pursuant to the Kerrigan Offer Letter, if Mr. Kerrigan’s employment is involuntarily terminated on any “Not-For-Cause” basis, unrelated to any misconduct or poor performance on his part, the Company will offer to enter into a written release of claims agreement which, once properly executed by Mr. Kerrigan and the Company, will provide payment of his base salary for a 12-month period, payable in accordance with usual payroll practices.

(2)

The amount above represents the value associated with the accelerated vesting of the Time Options upon a change in control, calculated as the sum of (i) $858,704, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($193.70), and (B) 2,355 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on August 1, 2018; (ii) $103,190, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($193.70), and (B) 283 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on November 8, 2018; and (iii) $605,286, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($193.70), and (B) 1,660 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on July 15, 2019.

Mr. Gelbert

Employment Agreement

Severance

Mr. Gelbert is not entitled to any severance payments or benefits upon termination due to death, disability, for Cause, or resignation without Good Reason.

Pursuant to the Gelbert Employment Agreement, if the Company terminates Mr. Gelbert’s employment without Cause or Mr. Gelbert resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants and cooperation provisions in the Gelbert Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, he is entitled to the following:

(i) A cash severance payment equal to one times his base salary, payable in accordance with usual payroll practices in equal installments over the 12 period following the termination date, with the first such installment to be paid on the first payroll date after the release becomes effective; and

(ii) If he and any of his eligible dependents who participate in the Company’s medical, dental, vision and prescription drug plans as of the termination date, timely elect COBRA coverage under such plans, the Company shall pay directly, or reimburse the executive for, a portion of COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of 12 months following the termination date, provided that such reimbursement shall cease to be effective as of the date the executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer.

Definitions

Under the Gelbert Employment Agreement, the Company may terminate Mr. Gelbert’s employment for “Cause,” which is defined as his: (i) material misconduct, gross negligence, material violation of any written policies of the Company or its affiliates that are applicable to the executive, or willful and deliberate non-performance of duty by the executive in connection with the business affairs of the Company or its affiliates, including the refusal or willful failure by the executive to follow the reasonable and lawful directives of the board of directors; (ii) commission of or entering of a plea of guilty or nolo contendere to any felony or for any misdemeanor involving moral turpitude; (iii) engagement in any other act of fraud, intentional misrepresentation or intentional dishonesty, moral turpitude, illegality or harassment which (X) materially adversely affects the business or the reputation of the Company or its affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom the Company or its affiliates does or is attempting to do business or (Y) exposes the Company or its affiliates to an imminent risk of civil or criminal legal damages, liabilities or penalties; (iv) material breach of the Gelbert Employment Agreement or any other agreement to which the executive is a party with the Company or its affiliates (including any breach of any restrictive covenants between the Company or its affiliates and the executive); or (v) unlawful use (including being under the influence) or possession of illegal drugs that has the effect of injuring the interest, business or reputation of the Company or its affiliates.

Under the Gelbert Employment Agreement, Mr. Gelbert may terminate his employment for “Good Reason” if, without his prior written consent any if any of the following occur: (i) a material diminution in the base salary or target bonus; (ii) a material diminution in the executive’s authority, duties, titles, responsibilities or reporting requirements, which would cause the executive’s position to become one of lesser responsibility, importance, or scope; provided, that a reduction in the executive’s authority, duties, titles, responsibilities or reporting requirements solely by virtue of the Company or its affiliates being acquired by, and made part of, a larger entity, whether as a subsidiary, business unit or otherwise will not constitute “Good Reason”; (iii) the relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’s immediately preceding principal place of employment; or (iv) the material breach by the Company or its affiliates of any provision of the Gelbert Employment Agreement or any other agreement to which the executive is a party with the Company or its affiliates; provided, that the executive provides written notice to the Company of the existence of any such condition within 60 days of the initial existence of such condition and the Company fails to remedy the condition within 30 days of receipt of such notice (the cure period); provided, further, that the executive must actually terminate employment no later than 30 days following the end of such cure period, if the Good Reason condition remains uncured.

Option Agreement

Mr. Gelbert was granted Time Options pursuant to the Option Agreement, described in “Long-Term Equity Incentive Compensation—Option Awards under the 2018 Equity Plan.” The Option Agreement provides that if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options shall become fully vested and exercisable immediately prior to the effective time of such change in control.

Potential Payments to Mr. Gelbert upon Termination or Change in Control

Benefit	Termination Without Cause or Resignation for Good Reason ($)		Change in Control ($)
Cash Severance Payment (Salary)	425,000	(1)	—
COBRA Payment	21,223	(2)	—
Accelerated Vesting of Time Options	—		2,099,406	(3)

Total:	$446,223		$2,099,406

(1)

Pursuant to the Gelbert Employment Agreement, if the Company terminates Mr. Gelbert’s employment without Cause or Mr. Gelbert resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants and cooperation provisions in the Gelbert Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, he is entitled to a cash severance payment equal to one times his base salary, payable in accordance with usual payroll practices in equal installments over the 12 period following the termination date, with the first such installment to be paid on the first payroll date after the release becomes effective.

(2)

Pursuant to the Gelbert Employment Agreement, if the Company terminates Mr. Gelbert’s employment without Cause or Mr. Gelbert resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants and cooperation provisions in the Gelbert Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, the Company shall pay directly, or reimburse the executive for, a portion of COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of 12 months following the termination date, provided that such reimbursement shall cease to be effective as of the date the executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer.

(3)

The amount above represents the value associated with the accelerated vesting of the Time Options upon a change in control, calculated as the sum of (i) $1,717,043, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($193.70), and (B) 4,709 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on March 26, 2018; (ii) $172,105, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($193.70), and (B) 472 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on June 1, 2018; and (iii) $210,259, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($289.80), and (B) 783 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on April 29, 2020.

Mr. Jones

Employment Agreement

Severance

Mr. Jones is not entitled to any severance payments or benefits upon termination due to death, disability, for Cause, resignation without Good Reason, or non-extension of the employment term by Mr. Jones.

Pursuant to the Jones Employment Agreement, if the Company terminates Mr. Jones’s employment without Cause or due to non-extension of the employment term, or Mr. Jones resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants in the Jones Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, he is entitled to the following:

(i) A cash severance payment equal to one times his base salary as of the termination date, payable in the form of salary continuation payments in regular installments over the 12 month period following the termination date in accordance with the Company’s normal payroll practices; and

(ii) If he and any of his eligible dependents who participate in the Company’s medical, dental, vision and prescription drug plans as of the termination date, timely elect COBRA coverage under such plans, the Company shall pay directly, or reimburse the executive for, a portion of COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of 12 months following the termination date, provided that such reimbursement shall cease to be effective as of the date the executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer.

Definitions

The Jones Employment Agreement contains the same definitions of “Cause” and “Good Reason” as the McCormick Employment Agreement.

Option Agreement

Mr. Jones was granted Time Options pursuant to the Option Agreement, described in “Long-Term Equity Incentive Compensation—Option Awards under the 2018 Equity Plan.” The Option Agreement provides that if a change in control occurs and he continues to provide services to the Company until at least immediately prior to such change in control, all unvested Time Options shall become fully vested and exercisable immediately prior to the effective time of such change in control.

Potential Payments to Mr. Jones upon Termination or Change in Control

Benefit	Termination Without Cause or Resignation for Good Reason ($)		Change in Control ($)
Cash Severance Payment (Salary)	350,000	(1)	—
COBRA Payment	8,925	(2)	—
Accelerated Vesting of Time Options	—		906,289	(3)

Total:	$358,925		$906,288

(1)

Pursuant to the Jones Employment Agreement, if the Company terminates Mr. Jones’s employment without Cause or due to non-extension of the employment term, or Mr. Jones resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants in the Jones Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, he is entitled to a cash severance payment equal to one times his base salary as of the termination date, payable in the form of salary continuation payments in regular installments over the 12 month period following the termination date in accordance with the Company’s normal payroll practices.

(2)

Pursuant to the Jones Employment Agreement, if the Company terminates Mr. Jones’s employment without Cause or due to non-extension of the employment term, or Mr. Jones resigns for Good Reason, then subject to his continued material compliance with the restrictive covenants in the Jones Employment Agreement and his timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates, the Company shall pay directly, or reimburse the executive for, a portion of COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of 12 months following the termination date, provided that such reimbursement shall cease to be effective as of the date the executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer.

(3)

The amount above represents the value associated with the accelerated vesting of the Time Options upon a change in control, which is the product of (A) the difference between the Market Value Per Share and the exercise price ($289.80), and (B) 3,375 Time Options (the unvested portion held by the executive immediately prior to September 30, 2020) granted on March 30, 2020.

DIRECTOR COMPENSATION

John Hendrickson was our only non-employee director who was not employed by the KKR Investor or the Carlyle Investors in 2020. Under the 2020 board of directors compensation program, Mr. Hendrickson was paid an annual retainer of $100,000, which retainer was paid in equal ratable installments each fiscal quarter. In addition, Mr. Hendrickson received (i) an initial grant of 210 Options on July 15, 2019, with a grant date fair value of $20,509, and (ii) in 2020, an additional grant of 300 Options on March 30, 2020. The Options granted to Mr. Hendrickson have the following vesting schedule: subject to his continued service, 100% of the Options will vest and thereby become exercisable on the first anniversary of the vesting commencement date; however, if a change in control occurs prior to such first anniversary and he continues to provide services until at least immediately prior to such change in control, all unvested Options shall become fully vested and exercisable immediately prior to such change in control.

Mr. Sturman did not receive any additional compensation for his service as a member of our board of directors in 2020 and none of the directors who are employed by the KKR Investor or the Carlyle Investors are compensated by the Company for their service on the board of directors.

The following table contains information concerning the compensation of Mr. Hendrickson in 2020:

Director Compensation Table for 2020

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
John Hendrickson	100,000	40,359	140,359

(1)	Amount reflects the aggregate amount of cash retainer paid during 2020.
(2)

Amount reflects the full grant-date fair value of the 300 Options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by Mr. Hendrickson. See Note 12 to our consolidated financial statements included in this prospectus for the assumptions used in calculating these values.

(3)

Mr. Hendrickson has been granted 210 Options on July 15, 2019 and 300 Options on March 30, 2020. The Options granted to Mr. Hendrickson have the following vesting schedule: subject to his continued service, 100% of the Options will vest and thereby become exercisable on the first anniversary of the vesting commencement date; however, if a change in control occurs prior to such first anniversary and he continues to provide services until at least immediately prior to such change in control, all unvested Options shall become fully vested and exercisable immediately prior to such change in control. As of September 30, 2020, Mr. Hendrickson had not exercised any of these Options.

The Compensation Committee reviews and assesses non-employee director pay levels every year. This process involves a review of competitive market data, including an assessment of our director compensation policy against the director compensation programs of companies in our executive compensation peer group and an update on recent trends in director compensation.

Effective upon the consummation of this offering, we expect to adopt an annual compensation policy covering each non-employee director who is not employed by the KKR Investor or the Carlyle Investors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with this offering, we intend to enter into a stockholders agreement with Parent, KKR Investor and Carlyle Investors. We intend to describe the material terms of this agreement in a subsequent pre-effective amendment to the registration statement of which this prospectus forms a part.

Registration Rights Agreement

In connection with the Merger, we entered into a registration rights agreement with Parent, the general partner of Parent, KKR Investor and Carlyle Investors. Subject to certain conditions, the registration rights agreement provides KKR Investor with an unlimited number of “demand” registrations, and provides Carlyle Investors with two “demand” registrations following an initial public offering, with Carlyle Investors being entitled to more demands once KKR Investor has effected six or more demand registrations. Under the registration rights agreement, all holders of registrable securities party thereto are provided with customary “piggyback” registration rights, with certain exceptions. The registration rights agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Services Agreement

On September 26, 2017, or the Effective Date, in connection with the Merger, our subsidiary, Alphabet Holding Company, Inc., entered into a services agreement, or the Services Agreement, with Kohlberg Kravis Roberts & Co. L.P. and Carlyle Investment Management, L.L.C., or collectively, the Managers, pursuant to which the Managers provide advisory, consulting and financial services to us. In accordance with the terms of the Services Agreement, we pay an aggregate annual advisory fee which increases by 3.0% annually on each anniversary of the Effective Date, which fee is split between the Managers on a pro rata basis based on KKR Investor’s and Carlyle Investors’ respective ownership of equity interests of Parent. The Managers may also charge us a customary fee for services rendered in connection with acquisitions, divestitures or other transaction, including securing, structuring and negotiating equity and debt financings by us. Additionally, we are required to reimburse the Managers for any out-of-pocket expenses in connection with these services. The Services Agreement continues in effect from year-to-year, unless amended or terminated by the Managers and us. We recognized advisory fees related to the Services Agreement of approximately $3.2 million, $3.1 million and $3.0 million for the years ended September 30, 2020, 2019 and 2018, respectively, and approximately $0.8 million in each of the three months ended December 31, 2020 and December 31, 2019. These expenses are included in SG&A expenses in the consolidated statements of income.

The Services Agreement terminates automatically upon the consummation of an initial public offering, including this offering, unless we elect otherwise. In the event of such a termination, if a Manager or its affiliates continue to collectively own at least 10% or more of the common stock or other equity interests of us and a designee of such Manager or its affiliates serves or is expected to serve as, or has a right to nominate, a member or observer on our board of directors, in addition to all unpaid monitoring fees and expenses, such Manager is entitled to the net present value of the advisory fees that would have been paid from the termination date through the earlier of (x) the date three years and 182 days from the termination date and (y) December 31, 2028. In connection with this offering, the Services Agreement will terminate automatically in accordance with its terms and we expect to pay termination fees of approximately $         to the Managers.

Second Lien Term Loan Facility

During the fiscal year ended September 30, 2020, affiliates of KKR & Co. acquired approximately $11.5 million of our second lien term loans in open market transactions. As of December 31, 2020, affiliates of KKR & Co. owned approximately $11.5 million of our second lien term loans.

Relationship with KKR Capstone

We have utilized and may continue to utilize KKR Capstone Americas LLC and/or its affiliates, or KKR Capstone, a team of operating professionals who work exclusively with KKR & Co.’s investments professionals and portfolio company management teams. We have paid to KKR Capstone fees and expenses of $3.1 million, $2.8 million and $3.9 million, respectively, for the years ended September 30, 2020, 2019 and 2018, and approximately $0.3 million and $0.9 million in the three months ended December 31, 2020 and December 31, 2019, respectively.

Distribution

In the fourth quarter of fiscal 2020, we paid a $205.0 million Distribution to our stockholders of record as of August 19, 2020 and holders of options that vested on or prior to September 30, 2020, of which $202.1 million was paid to Parent and the remaining $2.9 million was paid to other stockholders and optionholders, including certain of our officers and directors. We funded the Distribution with cash on hand. In addition, holders of unvested options received a strike price reduction of $45.20 per option.

Management Stockholders’ Agreement

We and the KKR Investor have entered into a management stockholders’ agreement, or Management Stockholders’ Agreement, with certain of our directors, senior executive officers and other employees who made an equity investment in us or were granted equity based awards.

The Management Stockholders’ Agreement imposes significant restrictions on transfers of shares of our common stock and equity awards held by management stockholders. Generally, shares will be nontransferable by any means at any time prior to the earlier of (x) a “Change of Control” (as defined in the Management Stockholders’ Agreement) or (y) the 18-month anniversary of the consummation of the “Initial Public Offering” (as defined in the Management Stockholders’ Agreement), or the Lapse Date, except (i) transfers under the terms of the 2018 Equity Plan pursuant to a domestic relations order, a will or the laws of descent and distribution, or applicable law; (ii) after the Initial Public Offering and prior to the Lapse Date, transfers by management stockholders who are not subject to the reporting requirements of Section 16 of the Exchange Act, or Section 16, in amounts to be determined based on the amount of our common stock, or any warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, our common stock sold in public, registered offering(s) by the KKR Investor and its affiliates, (iii) transfers to a “Permitted Transferee” (as defined in the Management Stockholders’ Agreement); (iv) following the Initial Public Offering, transfers by management stockholders who are subject to the reporting requirements of Section 16 pursuant to the proper exercise of “piggyback” registration rights under the Management Stockholders’ Agreement; (v) transfers approved by our board of directors in its sole discretion; or (vi) transfers to us, or the KKR Investor or its affiliates.

The Management Stockholders’ Agreement also provides for management stockholders’ ability to cause us to repurchase their outstanding stock and vested options in the event of their death or disability, and for our ability to cause a management stockholder to sell his or her stock or vested options back to the Company upon certain termination events.

Additionally, following this offering, management stockholders who are subject to the reporting requirements of Section 16 will have limited ‘‘piggyback’’ registration rights with respect to registered offering(s) to the extent the KKR Investor and its affiliates participate.

Transactions with Directors and Officers

We have certain agreements with our directors and officers which are described in the section entitled “Executive Compensation.”

We intend to enter into indemnification agreements with our directors and executive officers. These agreements and our amended and restated bylaws will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors or executive officers for which indemnification is sought.

Statement of Policy Regarding Transactions with Related Persons

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the completion of this offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy,” that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE.

Our related person policy will require that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel, or such other person designated by the board of directors, any “related person transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel, or such other person, will then promptly communicate that information to our board of directors. No related person transaction entered into following this offering will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock by (1) each person known to us to beneficially own more than 5% of our voting securities, including a selling stockholder in this offering, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

The number of shares of common stock outstanding and percentage of beneficial ownership before this offering are based on the number of shares to be issued and outstanding immediately prior to the consummation of this offering. The number of shares of common stock and percentage of beneficial ownership after the consummation of this offering set forth below are based on the number of shares to be issued and outstanding immediately after the consummation of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights that are exercisable within 60 days of the date of this prospectus.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Common Stock Beneficially Owned After the Offering
	Common Stock Beneficially Owned Prior to the Offering		Shares Being Sold in this Offering	Assuming Underwriters’ Option is Not Exercised		Assuming Underwriters’ Option is Exercised in Full
Name of Beneficial Owner(1)	Number	%	Number	Number	%	Number	%
Greater than 5% Stockholders
Clover Parent Holdings LP(2)
Named Executive Officers(3):
Paul L. Sturman
Edward W. McCormick
Donald Kerrigan
Mark Gelbert
Jay J. Jones
Directors(3):
Anita Balaji
Nancy Ford
Felix Gernburd
John Hendrickson
Brian T. Marley
Jay W. Sammons
Nathaniel H. Taylor
Directors and executive officers as a group(3) (fourteen persons)

*	Less than 1 percent of common stock outstanding.
(1)	Unless otherwise indicated in the below, the address of each of the individuals named above is: c/o The Bountiful Company, Attention: General Counsel, 2100 Smithtown Ave., Ronkonkoma, NY 11779.
(2)
(3)	The number of shares reported includes shares covered by options that are or will become exercisable within 60 days as follows:

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon consummation of this offering, our authorized capital stock will consist of              shares of common stock, par value $0.01 per share, and              shares of preferred stock. Immediately following the completion of this offering, there are expected to be outstanding                  shares of common stock (or              shares if the underwriters exercise in full their over-allotment option).

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock vote to elect our directors by a plurality of the votes cast. On all other matters other than those specified in our amended and restated certificate of incorporation and amended and restated by-laws, where a 66 2⁄3% vote of the then outstanding shares of our common stock is required, the affirmative vote of a majority in voting power of shares present at a meeting of the holders of our common stock is required.

Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive our remaining assets available for distribution.

Holders of shares of our common stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

We do not currently have any preferred stock outstanding. However, our amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors will be able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

1)	the designation of the series;

2)

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

3)	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

4)	the dates at which dividends, if any, will be payable;

5)	the redemption rights and price or prices, if any, for shares of the series;

6)	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

7)	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

8)

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

9)	restrictions on the issuance of shares of the same series or of any other class or series; and

10)	the voting rights, if any, of the holders of the series.

We will be able to issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock may have an adverse impact on the market price of our common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our board of directors may consider relevant.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.

Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions or employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation will provide that any of KKR Investor, Carlyle Investors and their respective affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when KKR Investor, Carlyle Investors and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted to KKR Investor and Carlyle Investors under the stockholders agreement to be entered into in connection with this offering, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when KKR Investor, Carlyle Investors and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation will not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation will provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, that KKR Investor, Carlyle Investors and their respective affiliates are permitted to call special meetings of our stockholders for so long as they hold, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors. Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws will also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These notice requirements will not apply to KKR Investor, Carlyle Investors or their respective affiliates for as long as the stockholders agreement to be entered into in connection with this offering remains in effect. These provisions may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will preclude stockholder action by written consent once KKR Investor, Carlyle Investors and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. For as long as KKR Investor, Carlyle Investors and their respective affiliates beneficially own, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of stockholders and entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when KKR Investor, Carlyle Investors and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation will provide that once KKR Investor, Carlyle Investors and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These supermajority provisions may have the effect of deterring hostile takeovers, delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These supermajority provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These supermajority provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The supermajority provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such supermajority provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such supermajority provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or our stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, which already provides that such claims must be brought exclusively in the federal courts. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, any of KKR Investor, Carlyle Investors or any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any of KKR Investor, Carlyle Investors or any of their respective affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws will provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We also intend to enter into indemnification agreements with our directors, which agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

We have applied to list our common stock on the NYSE under the symbol “BTFL.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

First Lien Term Loan Facility

On September 26, 2017, Alphabet Holding Company, Inc., or Borrower, entered into a seven-year $1.5 billion senior secured first lien credit facility, with Credit Suisse AG, as administrative agent, and other lenders. The First Lien Term Loan Facility matures on September 26, 2024. Borrowings under the First Lien Term Loan Facility bear interest as defined by the credit agreement at a floating rate of the sum of (i) (A) London Interbank Offered Rate, or LIBOR, for such interest period (with a floor of 0.0%), plus (B) the applicable margin of 3.50% per annum or (ii) (A) ABR for such interest period, plus (b) the applicable margin of 2.50% per annum. Principal payments are due on the last business day of each fiscal quarter and equate to 0.25% of the aggregate principal of the loan amount on the closing date of the First Lien Term Loan Facility, with a balloon payment due at maturity. Borrower may voluntarily prepay the first lien term loans in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

Borrower must make prepayments of the First Lien Term Loan Facility with the net cash proceeds of certain asset sales, casualty and condemnation events and the incurrence or issuance of indebtedness (other than certain permitted indebtedness), and an annual payment of up to 50% of excess cash flow, as defined in the credit agreement governing the First Lien Term Loan Facility, may be required, subject to certain step-downs.

Obligations under the First Lien Term Loan Facility are guaranteed by Clover Intermediate Holdings, Inc., or Holdings, and each of its current and future direct and indirect subsidiaries other than (among others) (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries, and (vi) certain holding companies of foreign subsidiaries.

As of December 31, 2020, there was $1,451.3 million of principal outstanding under the First Lien Term Loan Facility.

Second Lien Term Loan Facility

On September 26, 2017, the Borrower entered into an eight-year $400 million senior secured second lien credit facility, with Credit Suisse AG, as administrative agent, and other lenders. The Second Lien Term Loan Facility matures on September 26, 2025. Borrowings under the Second Lien Term Loan Facility bear interest as defined by the credit agreement at a floating rate of the sum of (i) (A) LIBOR for such interest period (with a floor of 0.0%), plus (B) the applicable margin of 7.75% per annum or (ii) (A) ABR for such interest period, plus (b) the applicable margin of 6.75% per annum. The aggregate principal is due with a balloon payment at maturity. Borrower may voluntarily prepay term loans in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

Borrower must make prepayments of the Second Lien Term Loan Facility with the net cash proceeds of certain asset sales, casualty and condemnation events and the incurrence or issuance of indebtedness (other than certain permitted indebtedness) and an annual payment of up to 50% of excess cash flow, as defined in the credit agreement governing the Second Lien Term Loan Facility, may be required, subject to certain step-downs. Such prepayments must first be applied to prepayment of the First Lien Term Loan Facility and then the Second Lien Term Loan Facility.

Obligations under the Second Lien Term Loan Facility are guaranteed by Holdings and each of its current and future direct and indirect subsidiaries other than (among others) (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries, and (vi) certain holding companies of foreign subsidiaries.

As of December 31, 2020, there was $400.0 million of principal outstanding under the Second Lien Term Loan Facility.

ABL Facility

On September 26, 2017, Borrower, as the lead borrower, and the subsidiaries listed as borrowers therein, entered into a five-year $350 million secured asset-based revolving credit facility, with Bank of America, N.A., as administrative agent, and other lenders. Borrowings under the ABL Facility mature on September 26, 2022 and bear interest at either LIBOR or ABR, as selected by Borrower, plus the applicable margin as follows:

Category	Average Excess Availability (% of Revolving Category Maximum Borrowing Amount) Credit Loans	Adjusted LIBOR Revolving Credit Loans	ABR Rate Revolving Credit Loans
I	< 33%	1.75%	0.75%
II	≥ 33%	1.50%	0.50%
III	≥ 66%	1.25%	0.25%

The applicable margin is adjusted quarterly on a prospective basis on each adjustment date based upon the average excess availability in accordance with the table above. The initial applicable margin was set at 1.50% for a LIBOR Loan. As of December 31, 2020, the applicable margin was 1.5%. The following fees are applicable under the ABL Facility: (i) an unused line fee of 0.375% per annum if average usage is less than 50% of the available line (or 0.25% if average usage is equal to or greater than 50%), based on the average daily unused portion of the ABL Facility; (ii) a letter of credit fronting fee equal to 0.125% per annum on the daily amount of each letter of credit available to be drawn; and (iii) certain other customary fees and expenses of our letter of credit issuers, lenders, and agents.

Borrower is required to make prepayments under the ABL Facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the ABL Facility exceeds the lesser of the aggregate amount of commitments in respect of the ABL Facility and the borrowing base at such time. Borrower and/or the other borrowers under the ABL Facility may voluntarily prepay loans or reduce commitments under the ABL Facility, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

The obligations of the ABL Facility are guaranteed by Holdings and all of the direct and indirect wholly owned subsidiaries (subject to certain exceptions).

As of December 31, 2020, we had outstanding letters of credit of approximately $7.2 million and $110.0 million of borrowings outstanding under the ABL Facility, leaving the available borrowing capacity under the ABL Facility of $232.8 million (which is subject to customary borrowing conditions, including a borrowing base).

Collateral

The ABL Facility has a first priority lien on Borrower’s and the guarantors’ cash, accounts receivable, inventory, deposit, commodities and securities accounts (subject to certain exceptions) and proceeds therefrom, or the ABL Collateral and a junior priority lien on the Term Loan Collateral (as described in the following sentence). All obligations under the First Lien Term Loan Facility are secured by a second-lien priority security interest in the ABL Collateral and a first-priority security interest in substantially all other assets of Borrower and the guarantors, including capital stock of subsidiaries (subject to certain exceptions), or the Term Loan Collateral. Subject to the intercreditor agreement which provides that liens securing the Second Lien Term Loan Facility are junior to the liens securing the First Lien Term Loan Facility, all obligations under the Second Lien Term Loan Facility are secured by a second-priority security interest in the Term Loan Collateral and a junior priority lien on the ABL Collateral.

Covenants

The Credit Facilities contain customary negative covenants, including, but not limited to, restrictions on Borrower’s and its restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change our line of business or fiscal year. In addition, the ABL Facility requires the maintenance of a fixed charge coverage ratio of 1.00 to 1.00, which is tested as of the end of the most recent fiscal quarter for which financial statements have been delivered at any time the excess availability is less than the greater of (a) 10% of the maximum borrowing amount and (b) $35,000,000 until the date that excess availability has been at least the greater of (i) 10% of the maximum borrowing amount and (ii) $35,000,000 for twenty (20) consecutive calendar days.

Events of Default

In addition, the Credit Facilities provide that, upon the occurrence of certain events of default, and subject to any applicable cure periods, the obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include: payment defaults on amounts due to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings of a significant subsidiary (as defined in the credit agreements), material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default. The Company was in compliance with all provisions and financial covenants under the Credit Facilities as of December 31, 2020.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the effect, if any, future sales of shares of common stock, or the availability for future sale of shares of common stock, will have on the market price of shares of our common stock prevailing from time to time. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur may adversely affect market prices of our common stock prevailing from time to time and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. Furthermore, there may be sales of substantial amounts of our common stock in the public market after the existing legal and contractual restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. See “Risk Factors—General Risk Factors—Future sales, or the perception of future sales, by us or our existing owners in the public market following this offering could cause the market price of our common stock to decline.”

Upon completion of this offering we will have a total of              shares of our common stock outstanding (or              shares if the underwriters exercise in full their over-allotment option). Of the outstanding shares, the              shares sold in this offering (or              shares if the underwriters exercise in full their over-allotment option) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144, including our directors, executive officers and other affiliates (including our existing stockholders), may be sold only in compliance with the limitations described below.

Lock-up Agreements

In connection with this offering, we, our directors and executive officers, and substantially all of our stockholders, including the selling stockholders, will agree, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without, in each case, the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, for a period of 180 days after the date of this prospectus. See “Underwriting (Conflicts of Interest).”

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates, who have met the six month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell upon the expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately              shares immediately after this offering (or              shares if the underwriters exercise in full their over-allotment option); or

•	the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who received shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock subject to issuance under the existing 2018 Equity Plan and the 2021 Equity Plan to be adopted in connection with this offering. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly shares of our common stock registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover              shares of our common stock.

Registration Rights

For a description of rights some holders of common stock will have to require us to register the shares of common stock they own, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable immediately upon effectiveness of such registration.

Following completion of this offering, the shares of our common stock covered by registration rights would represent approximately     % of our outstanding common stock (or approximately     %, if the underwriters exercise in full their option to purchase additional shares). These shares of common stock also may be sold under Rule 144, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and the Treasury Regulations promulgated thereunder, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that such a change in law will not alter significantly the tax considerations we describe in this summary. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws, the laws of any other taxing jurisdiction or any applicable income tax treaty.

Distributions

As discussed above under “Dividend Policy,” we do not currently anticipate paying cash dividends on shares of our common stock in the foreseeable future. If we make distributions of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, but not below zero. To the extent the amount of a distribution exceeds a non-U.S. holder’s adjusted basis in our common stock, the excess will be treated as described below under “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation”, or USRPHC for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale under regular U.S. federal income tax rates on a net income basis. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code, or such Sections commonly referred to as FATCA, a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and KKR Capital Markets LLC are acting as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
KKR Capital Markets LLC
Evercore Group L.L.C.
Jefferies LLC
Credit Suisse Securities (USA) LLC
BofA Securities, Inc
RBC Capital Markets, LLC
BMO Capital Markets Corp.
Mizuho Securities USA LLC
Natixis Securities Americas LLC

Total

The underwriters are committed to purchase all the common shares offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $                 per share from the initial public offering price. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to                  additional shares of common stock from us and the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares shown in the table above are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $                 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Company

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $                . We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $                .

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC for a period of 180 days after the date of this prospectus.

Our directors and executive officers, and substantially all of our stockholders, including the selling stockholders, or such persons, hereinafter the lock-up parties, have entered into lock-up agreements with the underwriters pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus, or such period, the restricted period, may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant, or collectively with the common stock, the lock-up securities), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, or (3) publicly disclose the intention to do any of the foregoing. Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to list our common stock on the NYSE under the symbol “BTFL.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us, the selling stockholders and the representatives of the underwriters. In determining the initial public offering price, we, the selling stockholders and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

None of we, the selling stockholders nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Conflicts of Interest

Affiliates of KKR & Co. beneficially own in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR & Co., is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding common stock, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus.                  has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof.                  will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify                  against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. KKR Capital Markets LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no Shares have been offered or will be offered pursuant to the Offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the Shares may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Shares shall require the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

No Shares have been offered or will be offered pursuant to the Offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares that either (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that the Shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in our shares of common stock. The shares of common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares of common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai International Financial Centre

This prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common stock to which this prospectus relates may be illiquid or subject to restrictions on its resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Hong Kong

Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation, or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification - In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of our common stock, we have determined, and hereby notify, all relevant persons (as defined in Section 309A(1) of the SFA), that shares of our common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement”

or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document that complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins, LLP, New York, New York.

EXPERTS

The financial statements as of September 30, 2020 and 2019, and for each of the three years in the period ended September 30, 2020, included in this prospectus and the related financial statement schedule have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus with the SEC. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

Following the completion of this offering, we will be subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our website (www.bountifulcompany.com) under the heading “            .” The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

The Bountiful Company

Condensed Consolidated Balance Sheets

As of December 31, 2020 and September 30, 2020

(Unaudited)

(in thousands, except per share amounts)

	December 31, 2020	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$44,449	$45,682
Accounts receivable, net	266,627	222,136
Inventories	639,917	596,575
Restricted cash	303	303
Other current assets	33,502	54,455

Total current assets	984,798	919,151

Property, plant and equipment, net	308,848	304,499
Goodwill	900,767	895,583
Intangible assets, net	1,679,858	1,683,322
Operating lease right-of-use asset	39,644	40,294
Other assets	2,276	2,563

Total assets	$3,916,191	$3,845,412

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$15,374	$15,353
Accounts payable	267,598	254,505
Accrued expenses and other current liabilities	109,607	130,429
Income taxes payable	12,762	10,143

Total current liabilities	405,341	410,430
Long-term debt, net of current portion	1,912,121	1,913,700
Deferred income taxes	425,770	421,200
Operating lease liabilities, noncurrent portion	32,776	33,436
Other liabilities	19,986	16,122

Total liabilities	2,795,994	2,794,888

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 6,000,000 shares authorized, 4,849,875 shares issued; 4,845,817 outstanding at December 31, 2020 and September 30, 2020	48	48
Capital in excess of par	1,070,360	1,069,860
Retained earnings	56,181	4,229
Less: Treasury stock (4,058 shares at cost)	(1,359)	(1,359)
Accumulated other comprehensive loss	(5,033)	(22,254)

Total stockholders’ equity	1,120,197	1,050,524

Total liabilities and stockholders’ equity	$3,916,191	$3,845,412

The Bountiful Company

Condensed Consolidated Statements of Income

For the Three Months Ended December 31, 2020 and December 31, 2019

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months ended December 31,
	2020	2019
Net sales	$629,356	$492,835
Cost of sales	366,748	313,659

Gross Profit	262,608	179,176
Selling, general and administrative	162,533	140,978

Operating income	100,075	38,198
Interest expense	(29,607)	(33,852)
Gain on asset disposals	—	3,316
Miscellaneous, net	1,422	318

Income from operations before income taxes	71,890	7,980
Income tax provision	17,574	1,098

Net income	$54,316	$6,882

Per Share Information
Weighted average shares used in computing income per share:
Basic	4,846	4,843

Diluted	4,909	4,879

Income per share:
Earnings per common share, basic	$11.21	$1.42

Earnings per common share, diluted	$11.06	$1.41

See notes to these condensed consolidated financial statements.

The Bountiful Company

Condensed Consolidated Statements of Comprehensive Income

For the Three Months Ended December 31, 2020 and December 31, 2019

(Unaudited)

(in thousands)

	For the Three Months ended December 31,
	2020	2019
Net income	$54,316	$6,882
Other comprehensive income, net of tax:
Foreign currency translation adjustment, net of taxes of ($2,123) and ($2,375), respectively	13,613	11,633
Change in fair value of interest rate swaps, net of taxes of ($1,139) and ($265), respectively	3,608	839

Total other comprehensive income, net of tax:	17,221	12,472

Total comprehensive income	$71,537	$19,354

See notes to these condensed consolidated financial statements.

The Bountiful Company

Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the Three Months Ended December 31, 2020 and December 31, 2019

(Unaudited)

(in thousands)

	Common Stock		Capital in Excess of Par	Retained earnings (Accumulated Deficit)	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Amount			Number of Shares	Amount
Balance at September 30, 2019	4,844	$48	$1,209,375	$(2,503)	—	$—	$(28,711)	$1,178,209
Net income	—	—	—	6,882	—	—	—	6,882
Other comprehensive income, net of tax	—	—	—	—	—	—	12,472	12,472
Stock-based compensation	—	—	617	—	—	—	—	617

Balance at December 31, 2019	4,844	$48	$1,209,992	$4,379	—	$—	$(16,239)	$1,198,180

	Common Stock		Capital in Excess of Par	Retained earnings (Accumulated Deficit)	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Amount			Number of Shares	Amount
Balance at September 30, 2020	4,846	$48	$1,069,860	$4,229	4	$(1,359)	$(22,254)	$1,050,524
Cumulative effect of the adoption of ASC 326	—	—	—	(83)	—	—	—	(83)
Net income	—	—	—	54,316	—	—	—	54,316
Other comprehensive income, net of tax	—	—	—	—	—	—	17,221	17,221
Fair value adjustment to employee stock purchases	—	—	—	(2,281)	—	—	—	(2,281)
Stock-based compensation	—	—	500	—	—	—	—	500

Balance at December 31, 2020	4,846	$48	$1,070,360	$56,181	4	$(1,359)	$(5,033)	$1,120,197

See notes to these condensed consolidated financial statements.

The Bountiful Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended December 31, 2020 and December 31, 2019

(Unaudited)

(in thousands)

	Three Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$54,316	$6,882
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on disposals of assets	—	(3,316)
Depreciation of property, plant and equipment	11,024	11,974
Amortization of intangible assets	8,421	8,387
Foreign currency transaction (gain) loss	(98)	272
Amortization of deferred financing fees	2,330	2,225
Stock-based compensation expense	500	617
Bad debt expense	693	536
Deferred income taxes	9	(29)
Changes in operating assets and liabilities:
Accounts receivable	(43,543)	(50,451)
Inventories	(38,877)	21,805
Other assets	23,565	7,296
Accounts payable	13,072	7,831
Accrued expenses and other liabilities	(14,818)	(25,338)

Net cash provided by (used in) operating activities	16,594	(11,309)

Cash flows from investing activities:
Purchase of property, plant and equipment	(15,683)	(8,151)
Proceeds from sale of assets	198	8,187

Net cash (used in) provided by investing activities	(15,485)	36

Cash flows from financing activities:
Principal payments on Term Loan	(3,750)	(3,750)
Principal payments on other long term debt	(91)	(88)

Net cash used in financing activities	(3,841)	(3,838)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,499	1,813

Net decrease in cash, cash equivalents and restricted cash	(1,233)	(13,298)
Cash, cash equivalents and restricted cash at beginning of period	45,985	77,245

Cash, cash equivalents and restricted cash at end of period	$44,752	$63,947

Non-cash investing information:
Property, plant and equipment additions included in total liabilities	$2,095	$1,297

Supplemental disclosure of cash flow information:
Cash paid for interest	$27,305	$31,517
Cash paid for income taxes	$14,046	$2,228

See notes to these condensed consolidated financial statements.

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

1. Nature of Business

In September 2017, we completed a merger pursuant to which The Bountiful Company (formerly known as Clover Acquisition Holdings Inc.) (the “Parent”) acquired all of the equity interests of Alphabet Holding Company, Inc. (“AHC”) through the merger of Clover Merger Sub Inc., a wholly owned subsidiary of Parent, with and into AHC, with AHC continuing as the surviving corporation in such merger (the “Merger”).

AHC, and together with its subsidiaries and Parent, (collectively, the “Company,” “we,” or “us”) is a pure play brand leader in the global nutrition category headquartered in Ronkonkoma, New York. The Company’s brand portfolio is anchored by our strategic brands, which consist of Nature’s Bounty®, Solgar®, Osteo Bi-Flex®, Pure Protein®, and Puritan’s Pride® brands offering a broad range of vitamins, minerals, herbal, supplements, and better-for-you-snacks. The Company also offers a complementary portfolio of niche and private brands, which play an important role in targeting niche consumer segments and supporting the placement of the branded products at some of the Company’s largest and most strategic retail partners.

2. Basis of Presentation

We have prepared these condensed consolidated financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) applicable to interim financial information, and on a basis that is consistent with the accounting principles applied in our audited financial statements for the fiscal year ended September 30, 2020, including the notes thereto (our “2020 Financial Statements”). In our opinion, these financial statements reflect all adjustments, including normal recurring items, necessary for a fair presentation of our results for the interim period presented. All inter-company balances and transactions are eliminated. These financial statements should be read in conjunction with the 2020 Financial Statements. Results for interim periods are not necessarily indicative of results which may be achieved for a full year.

Estimates

The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. These judgments can be subjective and complex, and consequently, actual results may differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our most significant estimates include: promotional programs and product returns; inventory valuation and obsolescence; valuation and recoverability of long-lived assets, including goodwill and intangible assets; income taxes; stock-based compensation and accruals for the outcome of current litigation.

The extent to which COVID-19 impacts the Company’s business and financial results will depend on numerous evolving factors including, but not limited to: the magnitude and duration of COVID-19, the extent to which it will impact worldwide macroeconomic conditions including interest rates, employment rates and health insurance coverage, the speed of the anticipated recovery, and governmental and business reactions to the pandemic. The Company assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to the Company and the unknown future impacts of COVID-19 as of December 31, 2020 and through the date of this report. The accounting matters assessed included, but were not limited to, the Company’s allowance for doubtful accounts and credit

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

losses, inventory and related reserves and the carrying value of the goodwill and other long-lived assets. While there was not a material impact to estimates in the Company’s condensed consolidated financial statements as of and for the three months ended December 31, 2020, the Company’s future assessment of the magnitude and duration of COVID-19, as well as other factors, could result in material impacts to the Company’s condensed consolidated financial statements in future reporting periods.

Goodwill

The Company’s reportable segments were recast for a change effective October 1, 2020. The Company realigned its reportable segments and reporting units following changes to the Company’s internal management and reporting structure. Effective October 1, 2020, the Company’s reporting units are North America and International. The allocation of goodwill has been recast based on the relative fair value of the reporting units as of October 1, 2020. As a result of these changes, the Company performed impairment testing immediately before and after the reorganization of its reporting unit structure. No impairments were identified as a result of these impairment reviews.

Recent Accounting Developments

Recently adopted accounting standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, companies will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, companies will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. Companies will have to disclose significantly more information, including information they use to track credit quality by year of origination for most financing receivables. As of October 1, 2020, the Company adopted the new guidance by applying the modified-retrospective transition approach permitted by the new standard resulting in the adoption date of the requirements being the application date. Under this transition approach, the Company recognized an adjustment to the opening balance of retained earnings at October 1, 2020 in the amount of $83, net of tax, and the comparative period has not been adjusted.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement: Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurement by removing, modifying or adding certain disclosures. The Company adopted this standard as of October 1, 2020. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company adopted this standard as of October 1, 2020. The adoption of this standard did not have a material impact on the condensed consolidated financial statements.

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

Accounting standards issued but not yet adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies various aspects related to accounting for income taxes and eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. The new guidance is effective beginning with the fiscal year ending September 30, 2022, and interim periods beginning on October 1, 2021. The Company is currently evaluating the impact of adopting this guidance on the condensed consolidated financial statements.

3. Inventories

The components of inventories are as follows:

	December 31, 2020	September 30, 2020
Raw materials	$175,232	$167,417
Work-in-process	15,161	17,264
Finished goods	449,524	411,894

Total	$639,917	$596,575

4. Goodwill and Intangible Assets

As a result of the changes to the reportable segments and reporting units discussed in Notes 2 and 12, effective October 1, 2020, the Company performed impairment testing immediately before and after the reorganization of its reporting unit structure. No impairments were identified as a result of these impairment reviews.

The change in the carrying amount of goodwill is as follows:

	North America	International	Total
Balance at September 30, 2020 (1)	$691,477	$204,106	$895,583
Foreign currency translation	1,894	3,290	5,184

Balance at December 31, 2020 (1)	$693,371	$207,396	$900,767

(1)	The North America goodwill carrying amount as of December 31, 2020 and September 30, 2020 is reflected net of $71,688 of accumulated impairment charges.

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

The carrying amounts of acquired other intangible assets, which are subject to the impact of changes in foreign currency for the periods indicated are as follows:

	December 31, 2020			September 30, 2020
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount	Amortization period (years)
Non-amortizable intangible assets
Trade names (1)	$993,000	$—	$993,000	$993,000	$—	$993,000	N/A
Amortizable intangible assets
Customer relationships	635,074	(92,122)	542,952	632,665	(84,773)	547,892	15-25
Trademarks & other intangible assets	161,998	(18,092)	143,906	158,810	(16,380)	142,430	15-30

Total intangible assets	$1,790,072	$(110,214)	$1,679,858	$1,784,475	$(101,153)	$1,683,322

(1)	The gross carrying amount of trade names as of December 31, 2020 and September 30, 2020 are reflected net of $62,000 of accumulated impairment charges.

Aggregate amortization expense of other definite-lived intangible assets included in the Condensed Consolidated Statements of Income in selling, general and administrative expenses were $8,421 and $8,387 for the three months ended December 31, 2020 and 2019, respectively.

5. Long-Term Debt

The components of long-term debt are as follows:

	December 31, 2020	September 30, 2020
Term Loan—First Lien	$1,451,250	$1,455,000
Term Loan—Second Lien	400,000	400,000
Asset-based lending facility	110,000	110,000
Other	3,759	3,633

Total principal balance	1,965,009	1,968,633
Less unamortized debt issuance costs	(37,514)	(39,580)

	1,927,495	1,929,053
Less current portion	(15,374)	(15,353)

Long-term debt, net of current portion	$1,912,121	$1,913,700

On September 26, 2017, we entered into a First Lien Term Loan ($1,500,000 principal); Second Lien Term Loan ($400,000 principal); and an Asset Based Loan (“ABL”) of up to $350,000 (collectively the “Credit Facilities”). As of December 31, 2020, borrowings of $110,000, which is included in Long-term debt, were drawn from our ABL facility. There was also a letter of credit totaling $7,200, reducing the net availability under this facility to up to $232,800.

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

6. Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset in an orderly transaction which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s swap contract noted below terminated on December 31, 2020. As a result, the fair value of the interest rate swaps was $-0- at December 31, 2020. The following table summarizes the assets measured at fair value on a recurring basis at September 30, 2020:

	Level 1	Level 2	Level 3
Current (included in other current liabilities):
Interest rate swaps	$—	$4,747	$—

During December 2017, AHC entered into an interest rate swap contract with a notional amount of $1,000,000 to fix the LIBOR indexed interest rates on a portion of our Credit Facilities. The contract had a fixed interest rate of 2.04% for a three-year term. This interest rate swap contract was designated as a cash flow hedge of the variable interest payments on a portion of our term loan debt. Hedge effectiveness was assessed based on the overall changes in the fair value of the interest rate swap contract. For the three months ended December 31, 2020 and 2019, there was no hedge ineffectiveness.

The following table shows the Level 2 activity:

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Beginning balance:	$(4,747)	$(5,385)
Unrealized gain on interest rate swaps	4,747	1,104

Ending balance:	$—	$(4,281)

The following table shows the amount of gain recognized in accumulated other comprehensive loss, net of tax impact, of the Company’s derivative instruments designated as cash flow hedges:

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Cash Flow Hedge:
Interest rate swap	$3,608	$839

Total	$3,608	$839

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

Fair value measurements are also used in nonrecurring valuations of goodwill and indefinite-lived intangible assets. These valuations use significant unobservable inputs and, therefore, fall under Level 3 of the fair value hierarchy. Please see Note 4 for additional information on goodwill and indefinite-lived intangible assets.

Credit Facilities

The face amounts of the Credit Facilities approximate fair value based on Level 2 inputs, as these facilities accrue interest at a variable interest rate.

7. Litigation Summary

False Advertising Claims

Over the past several years, the Company has been served with various false advertising putative class action cases in various U.S. jurisdictions, as have various other companies in the industry. These cases challenge the marketing of the subject dietary supplements under various states’ consumer protection statutes and generally seek unspecified compensatory damages based on theories of restitution and disgorgement, plus punitive damages and injunctive relief. Until these cases are resolved, no determination can be made as to the ultimate outcome of the litigation or the amount of liability on our part. Included in these matters are the following:

Ginkgo Biloba Supplement

On December 19, 2014, plaintiff Tatiana Korolshteyn filed a putative class action against our customer Costco Wholesale Corporation in the U.S. District Court for the Southern District of California, alleging false advertising in connection with certain private label ginkgo biloba supplements and seeking damages in an amount to be determined at trial. Plaintiff alleges that the product claims related to memory and mental clarity are false and unlawful. On March 3, 2016, plaintiff amended the complaint to add The Nature’s Bounty Co. directly as a party. On March 16, 2017, the district court certified the class with respect to California consumers, permitting the case to proceed as a class action. On August 23, 2017, the district court granted defendants’ summary judgment motion, dismissing the complaint; however, on appeal, the U.S. Court of Appeals for the Ninth Circuit ultimately reversed and remanded the case back to the district court for further proceedings. On June 25, 2019, the district court granted defendants’ summary judgment motion in response to its motion for reconsideration and dismissed the case. On the same day, plaintiff filed an appeal of the district court’s decision in the U.S. Court of Appeals for the Ninth Circuit. The appeal was argued on January 11, 2021 and the panel’s decision is currently pending.

At this time, no determination can be made as to the ultimate outcome of the litigation or the amount of liability on our part.

Puritan’s Pride Sales Promotions

On October 14, 2016, plaintiffs Darcey L. Sharpe, Mary Ludolph-Aliaga, Jay D. Werner and Eva Krueger filed a putative nationwide class action against Puritan’s Pride, Inc. and NBTY, Inc. in the U.S. District Court for the Northern District of California, alleging false advertising in connection with the use of certain sales promotions to market Puritan’s Pride’s products and seeking damages in an amount to be determined at trial. Plaintiffs allege that Puritan’s Pride’s use of Buy One Get One Free and similar types of promotions are false and unlawful. On May 3, 2017, plaintiffs Meg Larsen and Diane Cabrera filed another putative nationwide class

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

action against Puritan’s Pride, Inc. and The Nature’s Bounty Co. in the U.S. District Court for the Northern District of California, asserting the same allegations. On September 25, 2017 a consolidated amended complaint was filed in the U.S. District Court for the Northern District of California adding three additional plaintiffs.

On November 14, 2019, plaintiffs moved for class certification of California consumers and, on November 12, 2019, the Company moved for partial summary judgment. On June 12, 2020, the court issued an order denying the summary judgment motion. On September 22, 2020, the court terminated the motion for certification and related expert witness motions without prejudice. The parties were directed to file new motions that reflect the summary judgment order. The case has been administratively closed pending further order of the court. On January 29, 2021, plaintiffs refiled a motion for classification, which is scheduled to be heard on July 8, 2021.

At this time, no determination can be made as to the ultimate outcome of the litigation or the amount of liability on the part of the Company.

Other Legal Proceedings

In addition to the foregoing, the Company is subject to, and may be subject from time to time, claims, suits and complaints (including product liability, escheat laws, business practices, intellectual property and required proposition 65 claims) that arise in the ordinary course of our business and inquiries, audits, or investigations from federal and state regulators. The Company currently believes that such other inquiries, claims, suits and complaints would not have a material adverse effect on our condensed consolidated financial statements.

8. Income Taxes

Our income tax provision is impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that expire between 2026 and 2034. Therefore, our overall effective income tax rate could vary.

The effective income tax rates for the three months ended December 31, 2020 and 2019 were 24.4% and 13.8%, respectively. Our effective tax rate for the three month period ended December 31, 2020 was different than the federal statutory rate primarily due to the impact of state income taxes. Our effective tax rate for the three month period ended December 31, 2019 was different than the federal statutory rate primarily due to the finalization of a New Jersey audit and the release of the related income tax reserve.

We accrue interest and penalties related to unrecognized tax benefits in income tax provision. This methodology is consistent with previous periods. At December 31, 2020, we had accrued $1,227 and $733 for the potential payment of interest and penalties, respectively. As of December 31, 2020, we were subject to U.S. Federal Income Tax examinations for the tax years 2016 through 2019, and to non-US examinations for the tax years of 2014 through 2019. In addition, we are generally subject to state and local examinations for fiscal years 2015 through 2019.

9. Stock-Based Compensation and Employee Benefit Plans

In March 2018, Parent adopted the Clover Acquisition Holding Inc. 2018 Stock Incentive Plan (the “Plan”), pursuant to which Parent may grant options to employees and directors of the Company. The aggregate number of shares which may be issued under the Plan is 299 shares of common stock. Options granted under the Plan expire no later than 10 years from the date of grant and the exercise price may not be less than the fair market value of the common stock on the date of grant.

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

As of December 31, 2020, 238 options were outstanding with certain Company employees under the Plan. Vesting of time-based awards is based on the passage of time, in equal installments over five years or upon a change in control. The fair value of each of the time-based stock option awards is expensed on a straight-line basis over the requisite service period, which is generally the five-year vesting period of the options. Vesting of the performance-based awards are based on the achievement of a performance condition (such as upon a liquidity event and/or change in control) and market conditions (the achievement of a minimum investor rate of return). Once the performance condition has been satisfied, the performance-based awards begin to vest upon attainment by Clover of 2.0x a gross multiple on invested capital, becoming fully vested upon attainment by Clover of 3.0x a gross multiple on invested capital. For options granted with a performance condition, compensation expense is recognized when it is probable that the performance condition will be met. As the Company has determined it is not probable the performance condition will be achieved, no compensation cost has been recognized relating to the performance-based awards.

For the three months ended December 31, 2020 and 2019, the Company recognized stock compensation expense of $500 and $617, respectively, in selling, general and administrative expense.

As of December 31, 2020, $5,417 of total unrecognized compensation cost related to the non-vested time-based vesting options is expected to be recognized over the weighted average period of 1.5 years.

As of December 31, 2020, the total potential unrecognized compensation cost related to the performance-based vesting options is $5,177 and no compensation cost will be recognized until the related performance condition is deemed probable of occurring. If the performance objectives of the performance awards had been met as the result of the Company completing an Initial Public Offering on December 31, 2020, the Company would have expensed approximately $2,845 of stock compensation expense associated with the performance awards as of such date.

Members of the Company’s leadership team have invested in shares of the Company’s common stock which may be required to be repurchased by the Company under certain circumstances. As of December 31, 2020 and September 30, 2020, the Company has $5,702 and $3,421, respectively, included in accrued expenses and other current liabilities relating to management purchased stock.

10. Earnings per Share

Basic income per common share is computed by dividing net income attributable to the Company by the weighted average number of common shares outstanding during the period. Diluted income per common share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options.

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

The following chart provides a reconciliation of information used in calculating the per-share amounts for the three months ended December 31, 2020 and 2019, respectively.

	December 31, 2020	December 31, 2019
Net income allocated to common stock	$54,316	$6,882
Weighted average shares outstanding for basic earnings per common share	4,846	4,843
Dilutive effect of employee stock options	63	36

Weighted average shares outstanding for diluted earnings per common share	4,909	4,879

Basic income per common share	$11.21	$1.42

Diluted income per common share	$11.06	$1.41

Basic net income per share excludes the dilutive effect of stock options.

No time-based awards were excluded from our calculation of diluted net income per share for the three months ended December 31, 2020 and 2019. There were 121 and 107 stock-based awards excluded for the three months ended December 31, 2020 and 2019, respectively, as it was not probable that the performance condition would be achieved during the respective periods.

11. Leases

The following table provides additional details of the leases presented in the Condensed Consolidated Balance Sheets:

	December 31, 2020	September 30, 2020
Right of use assets	$39,644	$40,294
Current portion of lease liabilities	$8,785	$8,524
Lease liabilities, net of current portion	32,776	33,436

Total liabilities	$41,561	$41,960

The current portion of lease liabilities are included in accrued expenses and other current liabilities.

Other operating lease information includes the following:

	For the three months ended December 31, 2020	For the three months ended December 31, 2019
Cash paid for operating leases	$2,537	$2,651
ROU assets obtained in exchange for new operating lease liabilities	$1,352	$6,623
Weighted-average remaining lease term	5.69 years	6.27 years
Weighted-average discount rate	5.52%	5.41%

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

The following table summarizes the maturity analysis of the Company’s operating lease liabilities as of December 31, 2020:

Fiscal year:
2021 (remainder of fiscal year)	$8,174
2022	10,404
2023	7,798
2024	6,196
2025	5,055
Thereafter	11,296

Total lease payments	$48,923
Imputed interest	(7,362)

Total lease liabilities	$41,561
Less: current lease liabilities	(8,785)

Total noncurrent lease liabilities	$32,776

Rent expense (including real estate taxes and maintenance costs) and leases on a month to month basis were approximately $6,418 and $6,485 during three months ended December 31, 2020 and 2019, respectively.

12. Segment Information

As defined in ASC 280, Segment Reporting, one of the three characteristics of an operating segment is that the component’s operating results are regularly reviewed by the public entity’s chief operating decision maker (“CODM”) to make decisions about resources to be allocated to the segment and assess its performance. The CODM has been identified as the Company’s Chief Executive Officer (“CEO”).

Effective October 1, 2020, changes to the Company’s internal management and reporting structure necessitated a change in the Company’s reportable operating segments. As this change became effective in the first quarter of the fiscal year ending 2021, segment information in the condensed consolidated financial statements has been presented on the new basis.

Reportable segments are components of an enterprise about which separate financial information is available for evaluation by the CODM in making decisions about how to allocate resources and assess performance. The Company’s operations are managed in two segments which are generally based on geographic location. Our operating and reporting segments are North America and International.

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

The following tables set forth financial information about each of the Company’s reportable segments for the three months ended:

	December 31, 2020	December 31, 2019
Net Sales:
North America	$538,945	$429,922
International	90,411	62,913

Total Net Sales	629,356	492,835

Segment Income:
North America	122,210	79,816
International	36,499	17,768

Total Segment Income	158,709	97,584
Corporate and other unallocated (1)	(31,751)	(31,462)
Depreciation and amortization	(19,445)	(20,362)
Other (2)	(7,438)	(7,562)

Operating income	100,075	38,198
Interest expense	(29,607)	(33,852)
Gain on asset disposal	—	3,316
Miscellaneous, net	1,422	318

Income from continuing operations before income taxes	$71,890	$7,980

(1)

Corporate and other unallocated costs represent the costs associated with certain shared service functions (such as worldwide technology, finance, human resources, research and development, real estate operations, legal, public affairs, and supply chain costs not related to direct manufacturing) that are not assessed to a reportable segment, as segment management does not manage these costs.

(2)

Other includes expenses that have been excluded from the results that are reviewed by segment management as they are primarily strategic and other non-standard costs that are not managed by the segment manager.

The following table sets forth the total assets as of:

	December 31, 2020	September 30, 2020
North America	$3,449,161	$3,396,343
International	467,030	449,069

	$3,916,191	$3,845,412

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

The following table sets forth the net sales by geographic region for the three months ended:

	December 31, 2020	December 31, 2019
United States	$533,873	$419,541
Canada	39,040	34,813
United Kingdom	44,648	27,983
All Other	11,795	10,498

	$629,356	$492,835

Net sales are attributed to countries based on location in which the sale originated.

The following table sets forth the net sales by brand portfolio for the three months ended:

	December 31, 2020	December 31, 2019
Strategic brands	$429,244	$328,860
Private label & niche brands	200,112	163,975

	$629,356	$492,835

13. Related Party Transactions

Consulting Agreement—Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and The Carlyle Group (“Carlyle”)

The Company entered into a consulting agreement with KKR and Carlyle under which it pays them a fee for consulting services that KKR and Carlyle provide to it and its subsidiaries. Under this agreement, subject to certain conditions, the Company expects to pay an annual consulting fee and will reimburse them for out-of-pocket expenses, and may pay KKR and/or Carlyle additional fees associated with other future transactions. These fees totaled $820 and $796 for the three months ended December 31, 2020 and 2019, respectively, and were recorded in selling, general and administrative expenses. Our out of pocket expenditures paid to KKR and Carlyle for the three months ended December 31, 2020 and 2019 was $12 and $5, respectively.

We also receive consulting services from KKR Capstone in the amounts of $271 and $926 for the three months ended December 31, 2020 and 2019, respectively.

During the fiscal year ended September 30, 2020, affiliates of KKR acquired $11,512 of the Company’s second-lien term loan in open market transactions. As of December 31, 2020 and September 30, 2020 KKR owned $11,512 of the Company’s second-lien term loan.

Services from Portfolio Companies of Funds Affiliated with Carlyle and or KKR

From time to time, we receive services from other portfolio companies of funds that are affiliated with Carlyle and KKR. Acosta, Inc., an affiliate of Carlyle, has provided certain sales and marketing related consulting services to us in the past. For the three months ended December 31, 2020 and 2019, we have paid Acosta, Inc. $4 and $24, respectively.

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

14. Accumulated Other Comprehensive Loss

Additions to and reclassifications out of accumulated other comprehensive loss attributable to the Company were as follows:

Three months ended December 31, 2020
Foreign currency translation adjustments (1)
Balance at September 30, 2020	$(22,254)
Other comprehensive income	17,221

Balance at December 31, 2020	$(5,033)

(1)	All amounts are net of tax, amounts in parenthesis indicate debits

During the three months ended December 31, 2020, the Company recorded a decrease in our deferred tax asset relating to other comprehensive loss incurred during the year of $2,123.

15. Business and Credit Concentration

Financial Instruments

Financial instruments that potentially subject us to credit risk consist primarily of cash and cash equivalents (the amounts may, at times, exceed Federal Deposit Insurance Corporation limits on insurable amounts), investments and trade accounts receivable. We mitigate our risk by investing in or through major financial institutions.

Customers

We perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customers’ current creditworthiness, as determined by review of their current credit information. Customers’ account activity is continuously monitored. As a result of this review process, we record bad debt expense, which is based upon historical experience as well as specific customer collection issues that have been identified, to adjust the carrying amount of the related receivable to its estimated realizable value. While such bad debt expenses historically have been within expectations and the allowances established, if the financial condition of one or more of our customers were to deteriorate, additional bad debt provisions may be required.

The following customers accounted for the indicated percentages of consolidated net sales:

	Three months ended December 31, 2020	Three months ended December 31, 2019
Customer A	21%	21%
Customer B	14%	14%

The loss of either of these customers, or any of our other major customers, or a significant reduction in sales to any major customer, would have a material adverse effect on our condensed consolidated financial statements if we were unable to replace such customer(s).

The Bountiful Company

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except per share amounts)

The following customers accounted for the indicated percentages of our gross accounts receivable:

	December 31, 2020	September 30, 2020
Customer A	16%	11%
Customer B	10%	11%
Customer C	11%	6%

Suppliers

For the three months ended December 31, 2020 and 2019, one supplier accounted for approximately 19% and 29%, respectively, of our inventory purchases. The loss of this supplier, or any one of our other major suppliers, could have a material adverse effect on our condensed consolidated financial statements if we were unable to replace that supplier.

16. Subsequent Events

The Company has evaluated all events and transactions that occurred after December 31, 2020 through March 19, 2021, the date these condensed consolidated financial statements were available to be issued.    There were no subsequent events requiring adjustment to or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of The Bountiful Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Bountiful Company (formerly known as, “Clover Acquisition Holdings, Inc.”) and subsidiaries (the “Company”) as of September 30, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity, and cash flows, for each of the three years in the period ended September 30, 2020, and the related notes and the schedule listed in the Index to Financial Statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Jericho, New York

March 19, 2021

We have served as the Company’s auditor since 2017.

The Bountiful Company

Consolidated Balance Sheets

As of September 30, 2020 and 2019

(in thousands, except shares and per share amounts)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$45,682	$76,942
Accounts receivable, net	222,136	173,876
Inventories	596,575	558,561
Assets held for sale	—	15,115
Restricted cash	303	303
Other current assets	54,455	42,353

Total current assets	919,151	867,150

Property, plant and equipment, net	304,499	319,071
Goodwill	895,583	893,961
Intangible assets, net	1,683,322	1,714,408
Operating lease right-of-use asset	40,294	—
Other assets	2,563	9,470

Total assets	$3,845,412	$3,804,060

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$15,353	$15,335
Accounts payable	254,505	143,188
Accrued expenses and other current liabilities	130,429	124,445
Income taxes payable	10,143	1,897

Total current liabilities	410,430	284,865
Long-term debt, net of current portion	1,913,700	1,920,884
Deferred income taxes	421,200	410,399
Operating lease liabilities, noncurrent portion	33,436	—
Other liabilities	16,122	9,703

Total liabilities	2,794,888	2,625,851
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 6,000,000 shares authorized, 4,849,875 and 4,843,549 shares issued; 4,845,817 and 4,843,549 outstanding at September 30, 2020 and 2019, respectively	48	48
Capital in excess of par	1,069,860	1,209,375
Retained earnings (accumulated deficit)	4,229	(2,503)
Less: Treasury stock, at cost (4,058 and -0- shares as of September 30, 2020 and 2019, respectively)	(1,359)	—
Accumulated other comprehensive loss	(22,254)	(28,711)

Total stockholders’ equity	1,050,524	1,178,209

Total liabilities and stockholders’ equity	$3,845,412	$3,804,060

See notes to the consolidated financial statements.

The Bountiful Company

Consolidated Statements of Income (Loss)

For the years ended September 30, 2020, 2019 and 2018

(in thousands, except per share amounts)

	For the years ended September 30,
	2020	2019	2018
Net sales	$2,069,075	$1,881,645	$1,900,367
Cost of sales	1,276,417	1,199,400	1,288,625

Gross Profit	792,658	682,245	611,742

Selling, general and administrative	595,288	560,876	589,339
Impairment charges	—	133,688	—

Operating income (loss)	197,370	(12,319)	22,403
Interest expense	(127,291)	(139,208)	(129,925)
Gain (loss) on asset disposals	11,979	(1,531)	(4,491)
Miscellaneous, net	(433)	907	1,934

Income (loss) from operations before income taxes	81,625	(152,151)	(110,079)
Income tax provision (benefit)	11,695	(38,204)	(268,178)

Net income (loss) including non-controlling interests	69,930	(113,947)	158,099

Less: Net income attributable to non-controlling interest	—	—	2,499

Net income (loss) attributable to The Bountiful Company	$69,930	$(113,947)	$155,600

Per Share Information
Weighted average shares used in computing income per share:
Basic	4,844	4,843	4,837

Diluted	4,893	4,843	4,837

Income (loss) per share:
Earnings per common share, basic	$14.44	$(23.53)	$32.17

Earnings per common share, diluted	$14.29	$(23.53)	$32.17

See notes to the consolidated financial statements.

The Bountiful Company

Consolidated Statements of Comprehensive Income (Loss)

For the years ended September 30, 2020, 2019 and 2018

(in thousands)

	For the years ended September 30,
	2020	2019	2018
Net income (loss) including non-controlling interests	$69,930	$(113,947)	$158,099
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment, net of taxes of ($1,291), ($884) and $1,624	5,972	(12,989)	(9,885)
Change in fair value of interest rate swaps, net of taxes of ($153), $5,459 and ($4,166)	485	(17,286)	13,193

Total other comprehensive income (loss), net of tax:	6,457	(30,275)	3,308

Total Comprehensive income including non-controlling interests	76,387	(144,222)	161,407
Less: Net income attributable to non-controlling interests	—	—	2,499
Less: Cumulative translation adjustments attributable to non-controlling interests	—	—	(621)

Total Comprehensive income attributable to non-controlling interest	—	—	1,878

Total comprehensive income (loss) attributable to The Bountiful Company	$76,387	$(144,222)	$159,529

See notes to the consolidated financial statements.

The Bountiful Company

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended September 30, 2020, 2019 and 2018

(in thousands)

	Common Stock		Capital in Excess of Par	Retained earnings (Accumulated Deficit)	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Amount			Number of Shares	Amount
Balance at September 30, 2017	4,844	$48	$1,205,123	$(32,569)	—	$—	$(2,365)	1,170,237
Net income	—	—	—	155,600	—	—	—	155,600
NCI redemption value adjustment	—	—	—	(11,587)	—	—	—	(11,587)
Other comprehensive income, net of tax	—	—	—	—	—	—	3,929	3,929
Stock-based compensation	—	—	2,005	—	—	—	—	2,005

Balance at September 30, 2018	4,844	48	1,207,128	111,444	—	—	1,564	1,320,184
Net loss	—	—	—	(113,947)	—	—	—	(113,947)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(30,275)	(30,275)
Stock-based compensation	—	—	2,247	—	—	—	—	2,247

Balance at September 30, 2019	4,844	48	1,209,375	(2,503)	—	—	(28,711)	1,178,209
Net income	—	—	—	69,930	—	—	—	69,930
Other comprehensive income, net of tax	—	—	—	—	—	—	6,457	6,457
Cash dividends paid	—	—	(142,573)	(62,446)	—	—	—	(205,019)
Fair value adjustment to employee stock purchases	1	—	—	(752)	—	—	—	(752)
Exercises of common stock pursuant to stock based compensation plans	1	—	1,292	—	4	(1,199)	—	93
Shares withheld for payment of employee taxes due on shares exercised under stock based compensation plan	—	—	—	—	—	(160)	—	(160)
Stock-based compensation	—	—	1,766	—	—	—	—	1,766

Balance at September 30, 2020	4,846	$48	$1,069,860	$4,229	$4	$(1,359)	$(22,254)	$1,050,524

See notes to the consolidated financial statements.

The Bountiful Company

Consolidated Statements of Cash Flows

For the years ended September 30, 2020, 2019 and 2018

(in thousands)

	For the years ended September 30,
	2020	2019	2018
Cash flows from operating activities:
Net income (loss) including non-controlling interests	$69,930	$(113,947)	$158,099
Adjustments to reconcile net income (loss) including non-controlling interests to net cash provided by (used in) operating activities:
(Gain) loss on disposals of assets	(11,979)	1,531	4,491
Depreciation of property, plant and equipment	49,746	65,503	61,959
Amortization of intangible assets	33,545	33,553	33,718
Impairment charges	—	133,688	—
Foreign currency transaction loss	582	53	241
Amortization of deferred financing fees	9,055	8,650	8,278
Stock-based compensation expense	1,766	2,247	2,005
Bad debt expense	2,761	484	3,458
Amortization of incremental inventory fair value	—	—	78,614
Deferred income taxes	8,907	(20,458)	(281,426)
Changes in operating assets and liabilities:
Accounts receivable	(50,007)	42,730	(35,415)
Inventories	(37,022)	(7,109)	37,770
Other assets	7,346	(519)	5,746
Accounts payable	111,189	(22,356)	(32,502)
Accrued expenses and other liabilities	(435)	(37,347)	(608,864)

Net cash provided by (used in) operating activities	195,384	86,703	(563,828)

Cash flows from investing activities:
Purchase of property, plant and equipment	(37,474)	(31,392)	(35,271)
Proceeds from sale of assets	29,596	335	1,574
Customer list and trademark	(45)	(355)	—
Cash paid for acquisitions	—	—	(3,988)

Net cash used in investing activities	(7,923)	(31,412)	(37,685)

Cash flows from financing activities:
Principal payments on Term Loan	(15,000)	(15,000)	(15,000)
ABL repayments	—	—	(20,000)
Proceeds from ABL	—	80,000	5,000
Principal payments on other long term debt	(338)	(347)	(359)
Cash received from settlement of Merger obligations	—	—	18,646
Option payments related to the Merger	—	—	(26,419)
Cash received from shareholder		—	2,220
Settlement of shareholder liability	—	(7,995)	(77,330)
Settlement of redeemable NCI arrangement	—	(85,776)	—
Dividends to shareholders	(205,019)	—	—
Shares withheld for payment of employee payroll taxes	(160)	—	—
Exercise of stock options	93	—	—

Net cash used in financing activities	(220,424)	(29,118)	(113,242)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,703	(3,274)	(959)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(31,260)	22,899	(715,714)
Cash, cash equivalents, and restricted cash at beginning of year	77,245	54,346	770,060

Cash, cash equivalents, and restricted cash at end of year	$45,985	$77,245	$54,346

See notes to the consolidated financial statements.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

1.	Nature of Business

In September 2017, we completed a merger pursuant to which The Bountiful Company (formerly known as Clover Acquisition Holdings Inc.) (the “Parent”) acquired all of the equity interests of Alphabet Holding Company, Inc. (“AHC”) through the merger of Clover Merger Sub Inc., a wholly owned subsidiary of Parent, with and into AHC, with AHC continuing as the surviving corporation in such merger (the “Merger”).

AHC, and together with its subsidiaries and Parent, (collectively, the “Company,” “we,” or “us”) is a pure play brand leader in the global nutrition category headquartered in Ronkonkoma, New York. The Company’s brand portfolio is anchored by our strategic brands, which consist of Nature’s Bounty®, Solgar®, Osteo Bi-Flex®, Pure Protein®, and Puritan’s Pride® brands offering a broad range of vitamins, minerals, herbal, supplements, and better-for-you-snacks. The Company also offers a complementary portfolio of niche and private brands, which play an important role in targeting niche consumer segments and supporting the placement of the branded products at some of the Company’s largest and most strategic retail partners.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All inter-company balances and transactions are eliminated.

Estimates

The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results may differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates include: promotional programs and product returns; inventory valuation and obsolescence; valuation and recoverability of long-lived assets, including goodwill and intangible assets; income taxes; stock-based compensation; and accruals for the outcome of current litigation.

The extent to which COVID-19 impacts the Company’s business and financial results will depend on numerous evolving factors including, but not limited to: the magnitude and duration of COVID-19, the extent to which it will impact worldwide macroeconomic conditions including interest rates, employment rates and health insurance coverage, the speed of the anticipated recovery, and governmental and business reactions to the pandemic. The Company assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to the Company and the unknown future impacts of COVID-19 as of September 30, 2020 and through the date of this report. The accounting matters assessed included, but were not limited to, the Company’s allowance for doubtful accounts and credit losses, inventory and related reserves and the carrying value of the goodwill and other long-lived assets. While there was not a material impact to estimates in the Company’s consolidated financial statements as of and for the year ended September 30, 2020, the Company’s future assessment of the magnitude and duration of COVID-19, as well as other factors, could result in material impacts to the Company’s consolidated financial statements in future reporting periods.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue from product sales when control of the goods passes to the customer. The majority of our revenue contracts represent a single performance obligation related to the fulfillment of customer orders for the purchase of our products. Performance obligations related to sales of goods to customers, control transfers to the customer at a point in time. The Company’s principal terms of sale are Freight on Board (“FOB”) Destination and FOB Shipping Point and the Company transfers control and records revenue for product sales either upon delivery to the customer or shipment, respectively. The Company’s global payment terms are typically between 30 to 90 days; therefore, our contracts do not include a significant financing component. Provisions for promotional programs and sales returns are accounted for as variable consideration and recorded as a reduction of sales. In addition to fixed contract consideration, many of our contracts include some form of variable consideration.

Promotional programs include price discounts, rebates, slotting fees, in-store displays, coupons and other programs used to encourage sales of the Company’s products. The Company estimates the promotional program incentives based upon specific outstanding marketing programs and historical experience. The promotional program incentives offered to customers are based on various contractual terms or other arrangements agreed to in advance with certain customers. These incentives are accounted for as a reduction to the transaction price at the time of the sale and are therefore deducted from our sales to determine reported net sales.

Estimates for sales returns are based on a variety of factors, including actual returns experience of specific products or similar products and known expected returns. Estimates are reviewed for product returns based on expected return data communicated by customers. Additionally, inventory levels are monitored at some of the largest customers to avoid excessive customer stocking of merchandise. Returns are accounted for as a reduction to the transaction price at the time of the sale and are therefore deducted from our sales to determine reported net sales. The Company does not recognize an asset for product returns as the product is typically destroyed by the customer.

All revenues are recognized at a point in time and the Company’s segment revenues depict how economic factors affect the nature, amount, timing and uncertainty of cash flows. See Note 15, Segment Information, for revenues reported by geographic region as well as brand portfolio net sales information.

Allowance for Doubtful Accounts

The Company performs on-going credit evaluations of customers and adjusts credit limits based upon payment history and the customer’s credit worthiness, as determined by a review of credit information. Bad debt expense estimates are based upon historical experience as well as specifically identified customer collection issues to adjust the carrying amount of the related receivable to its estimated net realizable value.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Accounts receivable are presented net of allowances for doubtful accounts at September 30:

	2020	2019	2018
Beginning balance	$4,369	$15,145	$14,795
Charges to cost and expenses	2,761	484	1,708
Deductions (1)	(1,067)	(11,260)	(1,358)

Balance at end of period	$6,063	$4,369	$15,145

(1)	Includes changes in exchange rates

Inventories

Inventories are stated at the lower of cost or net realizable value, utilizing the first-in first-out method of accounting. The cost elements of inventories include materials, labor and overhead. In evaluating whether inventories are stated at the lower of cost or net realizable value, the Company considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and expected market conditions, including levels of competition.

Property, Plant and Equipment

Property, plant and equipment are carried at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets. The costs of normal maintenance and repairs are charged to expense when incurred. Expenditures which significantly improve or extend the life of an asset are capitalized and depreciated over the asset’s remaining useful life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the remaining lease term. Upon sale or disposition, the related cost and accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is reflected in gain (loss) on asset disposals in the Consolidated Statements of Income (Loss).

Assets held for sale

In July and September 2019, the Company closed two facilities. As of September 30, 2019, $15,115 has been included in “Assets held for sale” on the Consolidated Balance Sheet related to the carrying value of these facilities. During fiscal 2020, the Company sold the two facilities and received proceeds totaling $29,596, and recognized a gain of $14,481.

Capitalized Software Costs

The Company capitalizes certain costs related to the acquisition and development of software for internal use and amortizes these costs using the straight-line method over the estimated useful life of the software. These costs are included in property, plant and equipment in the accompanying Consolidated Balance Sheets.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment annually or more frequently if impairment indicators are present. Our annual impairment testing date is as of July 1, the first day of our fiscal fourth quarter.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Goodwill is tested for impairment by comparing the fair value of the reporting unit to its carrying value. If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to a reporting unit, goodwill is not considered impaired. If the carrying value of the reporting unit exceeds the fair value, an impairment loss is recognized in an amount equal to the excess. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The Company uses a combination of the income and market approaches to estimate the fair value of our reporting units.

The fair value of our indefinite-lived trademarks is determined based on the relief from royalty method under the income approach, which requires the Company to estimate a reasonable royalty rate, identify relevant projected revenues, and select an appropriate discount rate. The evaluation of indefinite-lived intangible assets for impairment requires management to use significant judgment and estimates including, but not limited to, projected future net sales, discount rates and estimated royalty rates.

Fair value estimates are based on assumptions believed to be reasonable, but such assumptions are subject to inherent uncertainties. Accordingly, if actual results fall short of such estimates, significant future impairments could result. An impairment charge would reduce income from operations in the period it was determined that the charge was needed.

In May 2019, prior to realignment of the reportable segments as discussed in Note 15, Segment Information, the Company determined that a triggering event had occurred in the Puritan’s Pride reporting unit resulting in an impairment of the goodwill and indefinite-lived trademark. Goodwill and intangible assets are further discussed in Note 6, Goodwill and Other Intangible Assets, to the Consolidated Financial Statements.

As discussed in Note 15, Segment Information, the Company’s reportable segments were recast for a change effective October 1, 2020. The Company realigned its reportable segments and reporting units following changes to the Company’s internal management and reporting structure. Effective October 1, 2020, the Company’s operating and reporting segments are North America and International. The allocation of goodwill has been recast based on the relative fair value of the reporting units as of October 1, 2020. As a result of these changes, the Company performed impairment testing immediately before and after the reorganization of its reporting unit structure. No impairments were identified as a result of these impairment reviews.

Impairment of Long-Lived Assets

Long-lived assets, including definite lived intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset group to its expected future net cash flows generated. If the carrying amount of an asset group exceeds its estimated undiscounted future cash flows, the carrying amount is compared to its fair value and an impairment charge is recognized to the extent of the difference. Considerable management judgment is necessary to estimate projected future operating cash flows. Accordingly, if actual results fall short of such estimates, significant future impairments could result.

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined that such assets will, more likely than not, go unused. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reversed. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple tax jurisdictions and is subject to audit in these jurisdictions. The Company believes adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Accruals for Litigation and Other Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the contingency can be reasonably estimated.

Redeemable non-controlling interest

In December 2015, the Company acquired a controlling interest in Dr. Organic Limited (“Dr. Organic”). The Company assessed the terms of the redemption features related to the non-controlling interest (“NCI”) and concluded that, based on the nature of those features, the NCI should be accounted for as a redeemable non-controlling interest. Accordingly, the NCI was classified outside of stockholders’ equity in the Consolidated Balance Sheets under the caption “Redeemable non-controlling interest”. The NCI was measured at its redemption value at the end of each period.

The net income (loss) attributable to NCI is classified in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) as part of consolidated net income (loss) and deducted from total consolidated net income (loss) to arrive at the net income (loss) attributable to the Company.

In January 2019, the Company acquired the remaining redeemable non-controlling interest in Dr. Organic for $85,776, which was partially funded by borrowing $80,000 from the Company’s Asset-Based Lending Facility (“ABL”) (see Note 8—Long-Term Debt).

The changes in the redeemable NCI were as follows:

Equity attributable to redeemable non- controlling interest
Balance at September 30, 2017	$74,830
Net income attributable to non-controlling interest	2,499
Other comprehensive income	(621)
Increase in redemption value	11,587

Balance at September 30, 2018	88,295
Other comprehensive income	(2,519)
Acquisition of remaining redeemable non-controlling interest	(85,776)

Balance at September 30, 2019	$—

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Shipping and Handling Costs

Shipping and handling costs are included in selling, general and administrative expenses in the Consolidated Statements of Income (Loss). For the fiscal years ended September 30, 2020, 2019 and 2018, shipping and handling costs were $44,322, $47,502 and $58,297, respectively.

Advertising and Promotion Costs

The production costs of advertising are expensed as incurred. Advertising and promotion costs are included in selling, general and administrative expenses in the Consolidated Statements of Income (Loss). For the fiscal years ended September 30, 2020, 2019 and 2018, advertising and promotion costs were $140,928, $121,365 and $125,033, respectively.

Foreign Currency

The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts and cash flows using average rates of exchange during the year. Adjustments resulting from the translation of foreign currency financial statements are included in other comprehensive income (loss) and included in accumulated other comprehensive loss in the Consolidated Balance Sheets.

Derivatives and Hedging Activities

All derivative financial instruments are recognized at fair value as either assets or liabilities in the Consolidated Balance Sheets. Changes in the fair values of these derivatives are reported in operations or accumulated other comprehensive income (loss) depending on the designation of the derivative and whether it qualifies for hedge accounting. For derivatives that had been formally designated as cash flow hedges (interest rate swap agreements), the effective portion of changes in the fair value of the derivative was recorded in accumulated other comprehensive loss and reclassified into operations when interest expense on the underlying borrowings was recognized. The Company does not use derivative financial instruments for trading purposes.

Stock-Based Compensation

Compensation expense is estimated based on the fair value of the stock-based compensation awards on the grant date and is recognized over the requisite service period using the straight-line method. The Company determines the grant date fair value of its time-vesting awards using the Black-Scholes option pricing model. For awards that contain a market condition, the fair value is determined using a Monte-Carlo simulation model. Determining the fair value of options under each model requires management to use judgement and make significant assumptions.

Fair Values of Financial Instruments

Our recorded amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value, due to the short-term nature of these instruments. We measure certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Recent Accounting Developments

Recently adopted accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09: Revenue from Contracts with Customers (Topic 606). The standard provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes FASB Accounting Standards Codification (“ASC”) 605 revenue recognition guidance. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services.

The Company adopted the new revenue standard on October 1, 2018 using the full retrospective transition method. The comparative information has been restated in accordance with the new revenue standard.

Based on the Company’s evaluation process and review of its contracts with customers, the timing and amount of revenue recognized under the new standard is consistent with revenue recognition policies established under ASC 605, with the exception of direct-to-consumer sales, which are now exclusively recognized at the time of shipment rather than at the time of delivery. In addition, the Company determined that several promotional expense items previously recorded as selling, general and administrative or advertising expenses under ASC 605 are now recognized as direct reductions to gross sales in the accompanying financial statements. For the fiscal years ended September 30, 2019 and 2018, the impact of the reclassification was $60,435 and $53,527, respectively. All other impacts of the adoption did not materially impact our results of operations, statement of cash flows or financial position.

The new guidance provided several practical expedients and policies that companies may elect during the transition. The Company adopted the practical expedient providing relief from the significant financing component of a contract whereby the Company need not adjust the transition price for the time value of money as the period of time between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

In February 2016, the FASB issued ASU No. 2016-02, Leases, (Topic 842), which requires a lessee to recognize a liability to make lease payments and a right-of-use (“ROU”) asset representing a right to use the underlying asset for the lease term on the balance sheet. Since the issuance of ASU No. 2016-02, the FASB issued several other ASUs that have subsequently amended ASC Topic 842. As of October 1, 2019, the Company adopted the new leasing standard by applying the modified retrospective transition approach permitted by the new standard resulting in the adoption date of the requirements being the application date. Under this transition approach, current periods beginning on or after October 1, 2019 are presented under Topic 842, while prior period amounts continue to be reported and disclosed in accordance with our historical accounting treatment under ASC 840, “Leases (ASC 840).” The Company elected to apply the package of practical expedients permitted under the ASC 842 transition guidance. Accordingly, we did not reassess whether any expired or expiring contracts contain leases, lease classification between finance and operating leases, and the recognition of initial direct costs of leases commencing before the effective date. The Company also elected, for all classes of assets, to apply the practical expedient to not-separate lease and non-lease components for existing leases, as well as new leases executed after the transition date. However, we did not elect the hindsight practical expedient to determine the lease term for existing leases. The Company has elected, for all classes of assets, the short-term lease recognition exemption as permitted by ASC 842, by which it will not recognize ROU assets and lease

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

liabilities for leases with a term of twelve months or less, with no purchase option that the Company is reasonably certain to exercise related to non-real estate leases. Adoption of the new lease standard resulted in the recognition of operating lease right-of-use assets and operating lease liabilities of approximately $41,500 and $41,899 (consisting of $8,148 in current portion of lease liabilities and $33,751 in lease liabilities, net of current portion which are included in Accrued expenses and other current liabilities on the balance sheet), respectively, as of October 1, 2019. The Company has a small portfolio of finance leases, which are not material to our Consolidated Financial Statements. The effects of our transition to ASC 842 resulted in no cumulative adjustment to retained earnings in the period of adoption. As a result of our adoption procedures, we have determined that the new guidance had a material impact on our Consolidated Balance Sheets and did not have a material effect on our Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), Consolidated Statements of Cash Flows or our debt covenants. Refer to Note 14, “Leases,” for additional information.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash flows: Classification of Certain Cash Receipts and Cash Payments, to address specific cash flow issues and is intended to reduce diversity in practice on how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The Company adopted this standard beginning the fiscal year ending September 30, 2019 using the required retrospective transition approach. The impact of adopting this guidance did not result in any reclassifications to the Consolidated Statements of Cash Flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash flows (Topic 230); Restricted Cash, to clarify the presentation of restricted cash in the statement of cash flows. The Company adopted this standard as of October 1, 2018. The adoption of this standard did not have a material impact on the Company’s Consolidated Statements of Cash Flows.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The ASU expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements and includes certain targeted improvements to ease the application of current guidance. The Company adopted this standard as of October 1, 2019. The impact of adopting this guidance was not material to the Consolidated Financial Statements.

Accounting standards issued but not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), which changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, companies will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, companies will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. Companies will have to disclose significantly more information, including information they use to track credit quality by year of origination for most financing receivables. This guidance is effective beginning with the fiscal year ending September 30, 2021, and interim periods therein. The Company has completed its impact assessment and does not expect this new guidance to have a significant impact on its financial reporting.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement: Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

requirements for fair value measurement by removing, modifying or adding certain disclosures. This guidance is effective beginning with the fiscal year ending September 30, 2021, and interim periods therein. The new guidance is not expected to have a significant impact on the Company’s Consolidated Financial Statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new guidance is effective beginning with the fiscal year ending September 30, 2021, and interim periods therein. The new guidance is not expected to have a significant impact on the Company’s Consolidated Financial Statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies various aspects related to accounting for income taxes and eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. The new guidance is effective beginning with the fiscal year ending September 30, 2022, and interim periods therein. The Company is currently evaluating the impact of adopting this guidance on the Consolidated Financial Statements.

3.	Merger

Immediately prior to the closing of the Merger, certain affiliates of The Carlyle Group (“Carlyle”) contributed a portion of their common shares of AHC to Clover Parent Holdings L.P. (“Clover”), the direct parent of Parent, in exchange for equity interests of Clover. As a result, immediately following the closing of the transaction, certain affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) own a majority stake in Clover while Carlyle owns a minority stake in Clover. In connection with the Merger, the Company holds in escrow $303 that will be disbursed in 2024.

4.	Inventories

The components of inventories, net are as follows at September 30:

	2020	2019
Raw materials	$167,417	$126,646
Work-in-process	17,264	13,907
Finished goods	411,894	418,008

Total	$596,575	$558,561

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

5.	Property, Plant and Equipment, net

Property, plant and equipment is as follows at September 30:

	2020	2019	Depreciation and amortization period (years)
Land	$40,557	$40,515
Buildings and leasehold improvements	128,094	126,058	3 - 43
Machinery and equipment	136,872	125,855	2 - 21
Furniture and fixtures	5,056	4,216	2 - 11
Computer software and equipment	135,721	127,705	2 - 10
Transportation equipment	1,529	1,530	2 - 5
Construction in progress	25,887	16,080

	473,716	441,959
Less accumulated depreciation and amortization	(169,217)	(122,888)

Total	$304,499	$319,071

Depreciation and amortization of property, plant and equipment was $49,746, $65,503 and $61,959 for the years ended September 30, 2020, 2019 and 2018, respectively.

6.	Goodwill and Other Intangible Assets

The Company reviews long-lived assets for impairment annually, or whenever events or changes in circumstances indicate a triggering event has occurred and the carrying amount of the assets may not be fully recoverable. The Company reviews internal management reports on a monthly basis as well as monitors current and potential future competition in the markets where it operates for indicators of triggering events or circumstances that indicate potential impairment of individual assets.

In May 2019, the Company determined that a triggering event had occurred in the Puritan’s Pride reporting unit. The impairment was in connection with a change in its management and the establishment of a new strategy whereby the business revised its short term forecast for expected future cash flows. The Company performed an impairment analysis on the reporting unit by estimating the fair value using a combination of an income approach and a market approach. The income approach was estimated using a discounted cash flow model. Under the discounted cash flow method, the valuation consists of determining the present value of estimated future cash flows for the expected life of the business, discounted at a rate of return that considers the relative risk of achieving those cash flows and the time value of money. The market approach is based on the premise that the fair value of the reporting unit can be determined through the investigation of arm’s-length transactions involving assets comparable to the asset being appraised. The prices at which these comparable assets change hands results from the negotiations between buyers and sellers in the market. The concluded fair value was the result of weighting both the income and market approach indications. The relief-from-royalty approach was utilized to value the indefinite-lived trademark for Puritan’s Pride. Based on the analysis performed, the Company recorded impairment charges for the indefinite-lived trademark and goodwill of $62,000 and $71,688, respectively, to write the asset down to fair value as of the measurement date.

The Company performed its annual impairment test on July 1, 2020 and there was no additional asset impairment. As a result of the changes to the reportable segments and reporting units discussed in Notes 2 and

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

15, effective October 1, 2020, the Company performed impairment testing immediately before and after the reorganization of its reporting unit structure. No impairments were identified as a result of these impairment reviews.

Goodwill

The changes in the carrying amount of Goodwill are as follows:

	North America	International	Total
Balance at September 30, 2018	$763,165	$206,419	$969,584
Impairment Charge	(71,688)	—	(71,688)
Foreign currency translation	—	(3,935)	(3,935)

Balance at September 30, 2019	691,477	202,484	893,961
Foreign currency translation	—	1,622	1,622

Balance at September 30, 2020	$691,477	$204,106	$895,583

The Company changed its segments during the first quarter ended December 31, 2020. As a result, the Company allocated goodwill to the new segments using a relative fair value approach. In addition, the Company completed an assessment of any potential goodwill impairment for all reporting units immediately prior to and after the reallocation and determined that no impairment existed. Further, the Company recast the goodwill tables for the new segments, which are also its reporting units. See discussion in Note 15.

Other Intangible Assets

The carrying amounts of acquired other intangible assets, which are subject to the impact of changes in foreign currency for the periods indicated are as follows as of September 30:

	2020			2019
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Impairment charge	Net carrying amount	Amortization period (years)
Non-amortizable intangible assets
Trade names (1)	$993,000	$—	$993,000	$1,055,000	$—	$(62,000)	$993,000	N/A
Amortizable intangible assets
Customer relationships	632,665	(84,773)	547,892	632,345	(56,635)	—	575,710	15-25
Trademarks & other intangible assets	158,810	(16,380)	142,430	156,463	(10,765)	—	145,698	15-30

Total intangible assets	$1,784,475	$(101,153)	$1,683,322	$1,843,808	$(67,400)	$(62,000)	$1,714,408

(1)	The gross carrying value of trade names as of September 30, 2020 is reflected net of $62,000 of accumulated impairment charges.

Aggregate amortization expense of other definite lived intangible assets included in the Consolidated Statements of Income (Loss) in selling, general and administrative expenses was $33,545, $33,553 and $33,718 for the fiscal years ended September 30, 2020, 2019 and 2018, respectively.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Estimated amortization expense to be recognized during the five years subsequent to September 30, 2020, and thereafter:

Years ending:
2021	$33,562
2022	33,562
2023	33,562
2024	33,562
2025	33,562
2026 and thereafter	522,512

Total	$690,322

7.	Accrued Expenses and Other Current Liabilities

The components of accrued expenses and other current liabilities are as follows at September 30:

	2020	2019
Accrued compensation and benefits	$52,969	$35,535
Tax reserves	11,860	13,973
Operating lease liabilities, current portion	8,524	—
Accrued advertising	6,518	4,040
Accrued workman’s compensation	6,381	6,801
Accrued professional fees	3,354	18,973
Accrued severance	2,177	8,293
Other	38,646	36,830

Total	$130,429	$124,445

8.	Long-Term Debt

Long-term debt consists of the following at September 30:

	2020	2019
Term Loan—First Lien	$1,455,000	$1,470,000
Term Loan—Second Lien	400,000	400,000
Asset-based lending facility	110,000	110,000
Other	3,633	3,795

Total principal balance	1,968,633	1,983,795
Less unamortized debt issuance costs	(39,580)	(47,576)

	1,929,053	1,936,219
Less current portion	(15,353)	(15,335)

Long-term debt, net of current portion	$1,913,700	$1,920,884

In connection with the Merger, on September 26, 2017 (the “Closing Date”), AHC entered into a First Lien Term Loan ($1,500,000 principal); Second Lien Term Loan ($400,000 principal); and the ABL of up to $350,000 (collectively the “Credit Facilities”). As of September 30, 2020, borrowings of $110,000, which is included in

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Long-term debt, were drawn under the ABL, which includes $80,000 borrowed in connection with the Dr. Organic acquisition during the year ended September 30, 2019. As of September 30, 2020, there was also a letter of credit outstanding in the amount of $7,200, reducing the net availability under the ABL to $232,800.

As of September 30, 2020, the aggregate amounts of long-term debt, excluding amortization of debt issuance costs, maturing in each of the next five years and thereafter are as follows:

2021	$15,353
2022	125,353
2023	15,353
2024	1,410,343
2025	400,343
2026 and thereafter	1,888

Total	$1,968,633

Credit Facilities

First Lien Term Loan

Borrowings under the First Lien Term Loan bear interest as defined by the credit agreement at a floating rate of the sum of (A) London Interbank Offered Rate (“LIBOR”) for such interest period (with a floor of 0.0%), plus (B) the applicable margin of 3.50%.

Principal payments are due on the last business day of each fiscal quarter and equate to 0.25% of the aggregate principal of the loan amount on the Closing Date, with a balloon payment due in September 2024. AHC may voluntarily prepay term loans in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

Subject to the First Lien Term Loans receiving all such prepayments first, AHC must make prepayments on the Second Lien Term Loan with the net cash proceeds of certain asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under its new credit facilities unless specifically incurred to refinance a portion of its new credit facilities) and an annual payment of up to 50% of excess cash flow, as defined in the credit agreement, may be required, subject to certain step-downs.

Obligations under the term loan credit agreement were incurred by AHC and are guaranteed by each of its current and future direct and indirect subsidiaries other than (among others) (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions).

Second Lien Term Loan

Borrowings under the Second Lien Term Loan are subordinated to the First Lien Term Loan and bear interest at a floating rate of the sum of (A) LIBOR for such interest period (with a floor of 0.0%), plus (B) the applicable margin of 7.75% as defined by the credit agreement.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

The aggregate principal is due with a balloon payment in September 2025. AHC may voluntarily prepay term loans in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

AHC must make prepayments on the term loans with the net cash proceeds of certain asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under its new credit facilities unless specifically incurred to refinance a portion of its new credit facilities) and a payment may be required based on a calculation of excess cash flow, as defined in the credit agreement.

Obligations under the term loan credit agreement were incurred by AHC and are guaranteed by each of its current and future direct and indirect subsidiaries other than (among others) (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions).

Asset-Based Lending Credit Facility

Borrowings under the ABL are due in September of 2022 and bear interest at the applicable margin as defined by the credit agreement plus LIBOR as follows:

Category	Average Excess Availability (% of Maximum Borrowing Amount)	Adjusted LIBOR Rate Revolving Credit Loans
I	< 33%	1.75%
II	≥ 33% but < 66%	1.50%
III	≥ 66%	1.25%

The applicable margin shall be adjusted quarterly on a prospective basis on each adjustment date based upon the average excess availability in accordance with the table above. The initial applicable margin was set at 1.50%. As of September 30, 2020, the applicable margin is 1.50%.

The following fees are applicable under the ABL: (i) an unused line fee of 0.375% per annum if average usage is less than fifty percent of the available line (or 0.25% if average usage is equal to or greater than fifty percent), based on the average daily unused portion of the ABL; (ii) a letter of credit fronting fee equal to 0.125% per annum on the daily amount of each letter of credit available to be drawn; and (iii) certain other customary fees and expenses of our letter of credit issuers, lenders and agents.

AHC is required to make prepayments under its ABL at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the ABL exceeds the lesser of the aggregate amount of commitments in respect of the ABL and the borrowing base at such time.

The obligations of the ABL were incurred by AHC and are guaranteed by all of the direct and indirect wholly owned subsidiaries (subject to certain exceptions). AHC and/or the other ABL borrowers may voluntarily prepay loans or reduce commitments under its ABL, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

The Credit Facilities described above contain customary negative covenants, including, but not limited to, restrictions on the Company and its restricted subsidiaries’ ability to merge and consolidate with other

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change our line of business or fiscal year. In addition, the ABL requires the maintenance of a fixed charge coverage ratio of 1.00 to 1.00, which shall be tested as of the end of the most recent fiscal quarter for which financial statements have been delivered at any time the excess availability is less than the greater of (a) 10% of the maximum borrowing amount and (b) $35,000, until the date that excess availability has been at least the greater of (i) 10% of the maximum borrowing amount and (ii) $35,000 for twenty (20) consecutive calendar days.

The Credit Facilities provide that, upon the occurrence of certain events of default, and subject to any applicable cure periods, the obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults on amounts due to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings of a significant subsidiary (as defined in the credit agreements), material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default. The Company was in compliance with all provisions and financial covenants under the Credit Facilities as of September 30, 2020.

9.	Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset in an orderly transaction which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table summarizes the (liabilities)/assets measured at fair value on a recurring basis at September 30, 2020:

	Level 1	Level 2	Level 3
Current (included in other current liabilities):
Interest rate swaps	$—	$(4,747)	$—

The following table summarizes the (liabilities)/assets measured at fair value on a recurring basis at September 30, 2019:

	Level 1	Level 2	Level 3
Current (included in other current liabilities):
Interest rate swaps	$—	$(3,849)	$—
Non-current (included in other liabilities):
Interest rate swaps	$—	$(1,536)	$—

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Interest Rate Swaps

During December 2017, AHC entered into an interest rate swap contract with a notional amount of $1,000,000 to fix the LIBOR indexed interest rates on a portion of our Credit Facilities. The contract has a fixed interest rate of 2.04% for a three-year term. This interest rate swap contract is designated as a cash flow hedge of the variable interest payments on a portion of our term loan debt.

The Company’s swap contracts are measured at fair value based on a market approach valuation technique. With the market approach, fair value is derived using prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Although nonperformance risk of the Company and the counterparty is present in all swap contracts and is a component of the estimated fair values, the Company does not view nonperformance risk to be a significant input to the fair value for the interest rate swap contracts. For the years ended September 30, 2020, 2019 and 2018, there was no hedge ineffectiveness.

The following table shows the Level 2 activity for the fiscal years ended September 30:

	2020	2019	2018
Beginning balance:	$(5,385)	$17,360	$—
Unrealized gain (loss) on interest rate swaps	638	(22,745)	17,360

Ending balance:	$(4,747)	$(5,385)	$17,360

The following table shows the amount of (loss) gain recognized in accumulated other comprehensive loss, net of tax impact, of the Company’s derivative instruments designated as cash flow hedges at September 30:

	2020	2019	2018
Cash Flow Hedge:
Interest rate swap	$(3,608)	$(4,093)	$13,193

Total	$(3,608)	$(4,093)	$13,193

Fair value measurements are also used in nonrecurring valuations of goodwill and indefinite-lived intangible assets. These valuations use significant unobservable inputs and, therefore, fall under Level 3 of the fair value hierarchy. Please see Note 6 for additional information on goodwill and indefinite-lived intangible assets.

Credit Facilities

The carrying amounts of the Credit Facilities approximate fair value based on Level 2 inputs, as these facilities accrue interest at a variable interest rate.

10.	Legal Proceedings

False Advertising Claims

Over the past several years, the Company has been served with various false advertising putative class action cases in various U.S. jurisdictions, as have various other companies in the industry. These cases challenge the marketing of the subject dietary supplements under various states’ consumer protection statutes and generally seek unspecified compensatory damages based on theories of restitution and disgorgement, plus punitive

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

damages and injunctive relief. Until these cases are resolved, no determination can be made as to the ultimate outcome of the litigation or the amount of liability on our part. Included in these matters are the following:

Ginkgo Biloba Supplement

On December 19, 2014, plaintiff Tatiana Korolshteyn filed a putative class action against our customer Costco Wholesale Corporation in the U.S. District Court for the Southern District of California, alleging false advertising in connection with certain private label ginkgo biloba supplements and seeking damages in an amount to be determined at trial. Plaintiff alleges that the product claims related to memory and mental clarity are false and unlawful. On March 3, 2016, plaintiff amended the complaint to add The Nature’s Bounty Co. directly as a party. On March 16, 2017, the district court certified the class with respect to California consumers, permitting the case to proceed as a class action. On August 23, 2017, the district court granted defendants’ summary judgment motion, dismissing the complaint; however, on appeal, the U.S. Court of Appeals for the Ninth Circuit ultimately reversed and remanded the case back to the district court for further proceedings. On June 25, 2019, the district court granted defendants’ summary judgment motion in response to its motion for reconsideration and dismissed the case. On the same day, plaintiff filed an appeal of the district court’s decision in the U.S. Court of Appeals for the Ninth Circuit. The appeal was argued on January 11, 2021 and the panel’s decision is currently pending.

At this time, no determination can be made as to the ultimate outcome of the litigation or the amount of liability on our part.

Puritan’s Pride Sales Promotions

On October 14, 2016, plaintiffs Darcey L. Sharpe, Mary Ludolph-Aliaga, Jay D. Werner and Eva Krueger filed a putative nationwide class action against Puritan’s Pride, Inc. and NBTY, Inc. in the U.S. District Court for the Northern District of California, alleging false advertising in connection with the use of certain sales promotions to market Puritan’s Pride’s products and seeking damages in an amount to be determined at trial. Plaintiffs allege that Puritan’s Pride’s use of Buy One Get One Free and similar types of promotions are false and unlawful. On May 3, 2017, plaintiffs Meg Larsen and Diane Cabrera filed another putative nationwide class action against Puritan’s Pride, Inc. and The Nature’s Bounty Co. in the U.S. District Court for the Northern District of California, asserting the same allegations. On September 25, 2017 a consolidated amended complaint was filed in the U.S. District Court for the Northern District of California adding three additional plaintiffs.

On November 14, 2019, plaintiffs moved for class certification of California consumers and, on November 12, 2019, the Company moved for partial summary judgment. On June 12, 2020, the court issued an order denying the summary judgment motion. On September 22, 2020, the court terminated the motion for certification and related expert witness motions without prejudice. The parties were directed to file new motions that reflect the summary judgment order. The case has been administratively closed pending further order of the court. On January 29, 2021, plaintiffs refiled a motion for classification, which is scheduled to be heard on July 8, 2021.

At this time, no determination can be made as to the ultimate outcome of the litigation or the amount of liability on the part of the Company.

Other Legal Proceedings

In addition to the foregoing, the Company is subject to, and may be subject from time to time, claims, suits and complaints (including product liability, escheat laws, business practices, intellectual property and required

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

proposition 65 claims) that arise in the ordinary course of our business and inquiries, audits, or investigations from federal and state regulators. The Company currently believes that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial statements.

11.	Income Taxes

Income (loss) from operations before income taxes consists of the following components:

	2020	2019	2018
United States	$88,644	$(164,978)	$(139,541)
Foreign	(7,019)	12,827	29,462

	$81,625	$(152,151)	$(110,079)

Income tax provision (benefit) consists of the following:

	2020	2019	2018
Federal
Current	$533	$(22,269)	$3,766
Deferred	8,521	(20,465)	(291,635)
State
Current	2,314	(1,059)	4,439
Deferred	40	1,291	8,806
Foreign
Current	(59)	5,804	6,975
Deferred	346	(1,506)	(529)

Total provision (benefit)	$11,695	$(38,204)	$(268,178)

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

The following is a reconciliation of the income tax provision (benefit) computed using the statutory Federal income tax rate to the actual income tax benefit and the effective income tax rate for the respective periods:

	September 30,
	2020		2019		2018
	Amount	Percent of pretax income	Amount	Percent of pretax income	Amount	Percent of pretax income
Income tax provision (benefit) at statutory rate	$17,141	21.0%	$(31,952)	21.0%	$(26,969)	24.5%
State income taxes, net of federal income tax benefit	1,676	2.1%	(1,827)	1.2%	(806)	0.7%
Change in valuation allowance	467	0.6%	2,552	(1.7%)	625	(0.6%)
Effect of international operations	970	1.2%	(69)	0.0%	(3,547)	3.2%
Goodwill impairment	—	—	15,054	(9.9%)	—	—
Change in reserve for uncertain tax position (benefit)	168	0.2%	(24,857)	16.3%	1,269	(1.2%)
Deferred remeasurement	—	—	3,849	(2.5%)	(1,205)	1.1%
Impact of Cares Act—NOL	(7,400)	(9.1%)	—	—	—	—
Impact of federal tax reform	—	—	—	—	(239,681)	217.7%
R & D Credit	(2,117)	(2.6%)	—	—	—	—
Other	790	1.0%	(954)	0.6%	2,136	(1.9%)

	$11,695	14.3%	$(38,204)	25.1%	$(268,178)	243.5%

The effective tax rate for the fiscal year ended September 30, 2020 was different than the federal statutory rate primarily due to the impact of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which enabled the company to carry back a net operating loss at rate of 35%.

The effective tax rate for the fiscal year ended September 30, 2019 was different than the federal statutory rate primarily due to a decrease in a reserve for uncertain tax positions (benefit) attributable to a favorable IRS ruling and non-deductible goodwill impairment.

The effective tax rate for the fiscal year ended September 30, 2018 was different than the federal statutory rate primarily due to the enactment of the Tax Cuts and Jobs Act of 2017 (“Federal Tax Reform”) that was signed in December of 2017. The Federal Tax Reform makes broad and complex changes to the U.S. tax code including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, effective January 1, 2018. The Securities and Exchange Commission staff issued guidance on accounting for the tax effects of the Federal Tax Reform. This guidance provides a measurement period that should not extend beyond one year from the tax legislation enactment date for companies to complete the accounting. In accordance with this guidance, a company must reflect the income tax effects of those aspects of the Federal Tax Reform for which the accounting is complete or a reasonable estimate if such accounting is incomplete. The Company’s analysis of the impact of the Federal Tax Reform resulted in a re-measurement of its deferred tax assets and liabilities to the lower enacted tax rate and recorded a net benefit of $239,681 and a reduction in its deferred tax liability. There was no expense recorded as it relates to other provisions, including the deemed repatriation of foreign earnings.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

The components of deferred tax assets and liabilities are as follows as of September 30:

	2020	2019
Deferred tax assets:
Inventory reserves and UNICAP	$15,866	$16,187
Accrued expenses and reserves not currently deductible	21,197	17,608
Other comprehensive loss	996	2,440
Foreign and state tax credits	5,197	5,197
Foreign and state net operating losses	10,331	10,173
Interest expense	8,286	15,808
Valuation allowance	(13,833)	(13,403)

Total deferred income tax assets, net of valuation allowance	48,040	54,010

Deferred tax liabilities:
Depreciation	$(53,274)	$(46,914)
Intangibles	(414,198)	(415,761)
Undistributed foreign earnings	(249)	(284)
Other	(1,519)	(1,450)

Total deferred income tax liabilities	(469,240)	(464,409)

Total net deferred income tax liabilities	$(421,200)	$(410,399)

At September 30, 2020 and 2019, the Company had the following foreign net operating losses, state net operating losses and New York State (“NYS”) investment tax credit carryforwards:

	2020	2019
Foreign and state net operating losses	$37,740	$35,987
NYS investment tax credit carryforwards	5,198	5,198

At September 30, 2020 and 2019, the Company maintained the following valuation allowances:

	2020	2019
NYS investment tax credit carryforwards	$5,198	$5,198
Foreign loss carryforwards	8,635	8,205

The NYS investment tax credits expire primarily between 2026 and 2034 and the foreign net operating loss carryforwards expire in accordance with applicable tax law. The Company provides a valuation allowance for these credit and loss carryforwards because the Company does not consider realization of such assets to be more likely than not. The Company continues to monitor the need for these valuation allowances on an on-going basis.

The following table summarizes the changes in the valuation allowance for the respective periods:

	September 30,
	2020	2019	2018
Beginning balance	$(13,403)	$(10,990)	$(7,009)
NYS investment tax credit carryforwards generated	—	—	(3,596)
Foreign net operating losses generated	(430)	(2,413)	(385)

Ending balance	$(13,833)	$(13,403)	$(10,990)

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

The following table summarizes the activity related to gross unrecognized tax benefits for the respective periods:

	September 30,
	2020	2019	2018
Beginning balance	$4,999	$27,308	$28,472
Increases related to prior year tax positions	162	682	1,082
Increases due to current year positions	2,278	—	—
Decreases related to lapsing statutes or settlements	(1,497)	(22,991)	(2,246)

Ending balance	$5,942	$4,999	$27,308

These liabilities are primarily included as a component of other liabilities in the Consolidated Balance Sheets because the Company generally does not anticipate that settlement of the liabilities will require payment of cash within the next twelve months.

The total unrecognized tax benefits that, if recognized, would affect the effective tax rate were $5,942, $4,999 and $27,308 as of September 30, 2020, 2019 and 2018, respectively.

The Company accrues interest and penalties related to unrecognized tax benefits in Income tax provision (benefit). This methodology is consistent with previous periods. At September 30, 2020, the Company had accrued $1,194 and $733 for the potential payment of interest and penalties, respectively. As of September 30, 2020, the Company was subject to U.S. Federal Income Tax examinations for the tax years 2016 through 2019, and to non-US examinations for the tax years of 2013 through 2019. In addition, the Company is generally subject to state and local examinations for fiscal years 2013 through 2019.

12.	Stock-Based Compensation and Employee Benefit Plans

In March 2018, Parent adopted the Clover Acquisition Holding Inc. 2018 Stock Incentive Plan (the “Plan”), pursuant to which Parent may grant options to employees and directors of the Company. The aggregate number of shares which may be issued under the Plan is 299 shares of common stock. Options granted under the Plan expire no later than 10 years from the date of grant and the exercise price may not be less than the fair market value of the common stock on the date of grant.

As of September 30, 2020, 248 options were outstanding with certain Company employees under the Plan. Vesting of time-based awards is based on the passage of time, in equal installments over five years or upon a change in control. The fair value of each of the time-based stock option awards is expensed on a straight-line basis over the requisite service period, which is generally the five-year vesting period of the options. Vesting of the performance-based awards are based on the achievement of a performance condition (such as upon a liquidity event and/or change in control) and market conditions (the achievement of a minimum investor rate of return). Once the performance condition has been satisfied, the performance-based awards begin to vest upon attainment by Clover of 2.0x a gross multiple on invested capital, becoming fully vested upon attainment by Clover of 3.0x a gross multiple on invested capital. For options granted with a performance condition, compensation expense is recognized when it is probable that the performance condition will be met. As the Company has determined it is not probable the performance condition will be achieved, no compensation cost has been recognized relating to the performance-based awards.

The fair value of each option award is estimated on the date of grant utilizing a Black-Scholes option pricing model or a Monte-Carlo simulation.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

The summary of the stock option activity is as follows:

(In thousands, except share and per share amounts)	Company Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding—October 1, 2017	299,497	—	$—	—	$—
Granted	(278,778)	278,778	206.61
Exercised	—	—	—
Forfeited	21,424	(21,424)	207.21

Outstanding—September 30, 2018	42,143	257,354	$206.55	9.52	$8,324
Granted	(69,820)	69,820	198.82
Exercised	—	—	—
Forfeited	50,915	(50,915)	205.51

Outstanding—September 30, 2019	23,238	276,259	$204.79	8.61	$35,973
Granted	(28,118)	28,118	289.86
Exercised	5,406	(5,406)	238.90
Forfeited	51,439	(51,439)	203.30

Outstanding—September 30, 2020	51,965	247,532	$214.02	7.91	$85,228

Options vested and exercisable—September 30, 2020		52,284	$238.96	7.38	$16,698

Included in the above table is 123, 137, and 129 of performance-based vesting options with an intrinsic value of $42,357, $17,816, and $4,159 for the years ended September 30, 2020, 2019, and 2018, respectively.

Members of the Company’s leadership team have invested in shares of our common stock which may be required to be repurchased by the Company under certain circumstances. As of September 30, 2020 and 2019, the Company has $3,421 and $1,870 included in accrued expenses and other current liabilities relating to management purchased stock.

Determination of Fair Value

The fair value of time-vesting stock options granted to employees is estimated on the grant date using the Black-Scholes option pricing model. For awards that contain a market condition, the fair value is determined using a Monte-Carlo simulation model. These valuation models for stock-based compensation expense requires the Company to make assumptions and judgements about the variables used in the calculation including: the fair value of the underlying common stock, expected term, expected volatility of common stock, the risk-free interest rate and expected dividend yield. The expected lives of both types of awards granted were based on a mid-point assumption. Expected volatility was determined based on the volatilities of comparable companies over a historical period that matches the expected life of the awards. The risk-free interest rate was based on the expected U.S. Treasury rate over the expected life. The dividend yield was based on the expectation that no dividends will be paid. The assumptions used to calculate the fair value of awards granted are evaluated and modified, as necessary, to reflect current market conditions and experiences.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

The assumptions used for the year ended September 30, 2020, 2019 and 2018 were as follows:

	Year ended September 30, 2020	Year ended September 30, 2019	Year ended September 30, 2018
Time based vesting
Risk-free interest rate	0.49% –0.53%	1.92% – 3.11%	2.57% – 2.81%
Weighted average expected term (in years)	6.50	6.50	4.47
Dividend yield	—	—	—
Expected volatility	43.18% – 43.62%	34.63% – 34.81%	33.82% – 35.34%
Weighted average volatility	43.3%	34.7%	35.2%
Weighted average fair value of grants	143.60	95.02	79.42

Performance based vesting
Risk-free interest rate	0.46% –0.50%	1.92% – 3.13%	2.57% – 2.81%
Weighted average expected term (in years)	6.24	6.80	4.47
Dividend yield	—	—	—
Expected volatility	43.40% – 43.78%	34.32% – 35.29%	33.82% – 35.34%
Weighted average volatility	43.5%	34.8%	35.2%
Weighted average fair value of grants	46.60	36.71	46.74

For the years ended September 30, 2020, 2019 and 2018, the Company recognized stock compensation expense of $1,766, $2,247, and $2,005, respectively, in selling, general and administrative expense.

As of September 30, 2020, $6,331 of total unrecognized compensation cost related to the non-vested time-based vesting options is expected to be recognized over the weighted average period of 2 years.

As of September 30, 2020, the total potential unrecognized compensation cost related to the performance-based vesting options is $5,368 and no compensation cost will be recognized until the related performance condition is deemed probable of occurring. If the performance objectives of the performance awards had been met as the result of the Company completing an Initial Public Offering on September 30, 2020, the Company would have expensed approximately $2,587 of stock compensation expense associated with the performance awards as of such date.

Dividend

On August 18, 2020, the Board approved the declaration of an extraordinary cash dividend and cash dividend equivalent of $45.20 per share, or $205,019, to all stockholders of record as of August 19, 2020 and holders of options that vested on or prior to September 30, 2020. Of this amount, $202,120 was paid to Clover. Additionally, since awards issued under the Plan include a nondiscretionary anti-dilution feature for all unvested units as of September 30, 2020, the holders of such awards received a strike price reduction of $45.20 per award, which did not affect the fair value of the award since the adjustment was anticipated and, therefore, contemplated in the initial value of the award.

Employee Benefit Plans

The Company sponsors a 401(k) plan covering substantially all employees with more than six months of service. The Company provides a Company match of 100% of employee contributions, up to three percent of the employee’s gross eligible earnings and 50% match of the next two percent of employee’s gross eligible earnings. Employees become fully vested in employer match contributions immediately. For the years ended

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

September 30, 2020, 2019 and 2018, the Company recognized employee benefit plan match expense of $6,750, $6,417 and $6,061, respectively.

The Company had an Associate Profit Sharing Plan (“PSP”), which was allocated among participants who have completed 1,000 hours of service in the plan year end who were employed on the last day of the plan year, based upon their relative compensation for the year. Contributions were discretionary and were based on performance targets set forth by management. For the year ended September 30, 2018, the amount expensed for the PSP was approximately $2,585. No such expenses were incurred during the years ended September 30, 2020 and 2019. Employees are fully vested in employer profit sharing contributions after three years of service. During the fiscal year ended September 30, 2020 the Company discontinued the PSP.

13.	Earnings per Share

Basic income (loss) per common share is computed by dividing net income (loss) attributable to the Company by the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options.

The following chart provides a reconciliation of information used in calculating the per-share amounts for the fiscal years ended September 30, 2020, 2019 and 2018, respectively.

	September 30, 2020	September 30, 2019	September 30, 2018

Net income (loss) allocated to common stock	$69,930	$(113,947)	$155,600
Weighted average shares outstanding for basic earnings per common share	4,844	4,843	4,837
Dilutive effect of employee stock options	49	—	—

Weighted average shares outstanding for diluted earnings per common share	4,893	4,843	4,837

Basic income (loss) per common share	$14.44	$(23.53)	$32.17

Diluted income (loss) per common share	$14.29	$(23.53)	$32.17

Basic net income (loss) per share excludes the dilutive effect of stock options.

Due to our net loss position in the year ended September 30, 2019, all common stock equivalents such as stock options have been excluded from the computation of diluted net loss per common share because the effect would have been anti-dilutive to the computation in the period.

There were 20 and 66 stock options excluded from our calculation of diluted net income (loss) per share for the years ended September 30, 2019, and 2018, respectively, as such awards were anti-dilutive. No awards were excluded from our calculation of diluted net income (loss) per share for the years ended September 30, 2020. Additionally, there were 125, 130, and 66 stock-based awards excluded for the years ended September 30, 2020, 2019, and 2018, respectively, as it was not probable that the performance condition would be achieved during the respective periods.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

14.	Leases

The Company evaluates whether a contract is or contains a lease as of the lease inception date and has leases for manufacturing facilities, warehouses, office facilities, equipment, and vehicles, which are primarily classified and accounted for as operating leases. The Company has a small portfolio of finance leases, which are not material to our Consolidated Financial Statements and have been excluded from this lease disclosure. At the lease commencement date, the Company recognizes ROU assets and lease liabilities on the basis of the present value of the remaining lease payments over the lease term. In addition, the ROU asset at the lease commencement date includes any initial direct costs, prepaid/accrued rent, and any lease incentives.

When classifying and measuring its leases, the Company uses our incremental borrowing rate as the discount rate as the rates implicit in these leases are not readily determinable. The incremental borrowing rate is the rate of interest that the Company would have to borrow on a collateralized basis over a similar term and amount in a similar economic environment. The Company determined the incremental borrowing rates for our leases by adjusting the local risk-free interest rate with a credit risk premium corresponding to our credit rating.

Some leases include one or more options to renew, generally at the Company’s sole discretion, with renewal terms that can extend the lease term from one to five years or more. In addition, certain leases contain termination options, where the rights to terminate are held by either the Company, the lessor, or both parties. The options to extend a lease are included in the lease term when it is reasonably certain that the Company will exercise the option and the options to terminate a lease are included in the lease term when it is deemed reasonably certain that the Company will not exercise the option.

Operating lease cost is recognized on a straight-line basis over the lease term. Finance lease cost is recognized as a combination of the amortization expense for the ROU assets and interest expense for the outstanding lease liabilities using the discount rate discussed above. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or there is a purchase option reasonably certain of exercise associated with the underlying asset.

Certain Company leases contain variable lease payments. Variable lease costs are comprised of costs, such as the Company’s proportionate share of actual costs for utilities, common area maintenance, property taxes and insurance that are not included in the lease liability and are recognized in the period in which they are incurred.

Certain vendors have the right to declare that we are in default of our agreements if any such vendor, including the lessors under its vehicle leases, determines that a change in our financial condition poses a substantially increased credit risk. Our lease agreements do not contain any significant residual value guarantees or material restrictive covenants. The Company has elected to account for each lease component and the related non-lease components as a single combined lease component for all classes of underlying assets. The Company had no income from subleases for any period presented. Related party leases and subleases were not significant during any period presented, and therefore are not disclosed. Further, there are no leases that have not yet commenced, which would create significant rights and obligations for the Company, including any involvement with the construction or design of the underlying asset.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

The following table provides additional details of the leases presented in the Consolidated Balance Sheets:

September 30, 2020
Right of use assets	$40,294

Current portion of lease liabilities	$8,524
Lease liabilities, net of current portion	33,436

Total liabilities	$41,960

Total lease costs are included in Income (loss) from operations and are included in Net cash provided by operating activities. Additional details are presented in the following table:

For the year ended September 30, 2020
Operating lease cost	$11,545
Variable lease cost	1,779
Short-term lease cost	102

Total	$13,426

Other operating lease information includes the following:

For the year ended September 30, 2020
Cash paid for operating leases	$10,286
ROU assets obtained in exchange for new operating lease liabilities	$7,836
Weighted-average remaining lease term	5.82 years
Weighted-average discount rate	5.48%

The following table summarizes the maturity analysis of the Company’s operating lease liabilities:

For the year ending September 30,
2021	$10,567
2022	10,011
2023	7,433
2024	5,851
2025	4,734
Thereafter	11,011

Total lease payments	$49,607
Imputed interest	(7,647)

Total lease liabilities	$41,960
Less: current lease liabilities	(8,524)

Total noncurrent lease liabilities	$33,436

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Future minimum rental payments (excluding real estate tax and maintenance costs) for operating leases that have initial or non-cancelable lease terms at September 30, 2019 were as follows:

Operating Leases
2020	$8,366
2021	6,447
2022	6,142
2023	4,558
2024	3,406
Thereafter	13,851

Total	$42,770

Rent expense (including real estate taxes and maintenance costs) and leases on a month to month basis were approximately $22,931 and $21,846 during fiscal year ended September 30, 2019 and 2018, respectively.

15.	Segment Information

As defined in ASC 280, Segment Reporting, one of the three characteristics of an operating segment is that the component’s operating results are regularly reviewed by the public entity’s chief operating decision maker (“CODM”) to make decisions about resources to be allocated to the segment and assess its performance. The CODM has been identified as the Company’s Chief Executive Officer (“CEO”).

Effective October 1, 2020, changes to the Company’s internal management and reporting structure necessitated a change in the Company’s reportable segments. As this change became effective in the first quarter of the fiscal year ending 2021, prior to the issuance of these financial statements, segment information in the consolidated financial statements has been presented on the new basis.

Reportable segments are components of an enterprise about which separate financial information is available for evaluation by the CODM in making decisions about how to allocate resources and assess performance. The Company’s operations are managed in two segments which are generally based on geographic location. Our operating and reporting segments are North America and International.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

The following tables set forth financial information about each of the Company’s reportable segments for the fiscal years ending:

	September 30, 2020	September 30, 2019	September 30, 2018
Net Sales:
North America	$1,793,751	$1,622,348	$1,612,447
International	275,324	259,297	287,920

Total Net Sales	2,069,075	1,881,645	1,900,367

Segment Income:
North America	355,065	288,482	254,776
International	92,257	89,456	99,822

Total Segment Income	447,322	377,938	354,598
Corporate and other unallocated (1)	(136,411)	(122,826)	(123,322)
Depreciation and amortization	(83,291)	(99,056)	(95,677)
Impairment charges	—	(133,688)	—
Inventory fair value adjustment	—	—	(78,614)
Other (2)	(30,250)	(34,687)	(34,582)

Operating income (loss)	197,370	(12,319)	22,403
Interest expense	(127,291)	(139,208)	(129,925)
Gain (loss) on asset disposal	11,979	(1,531)	(4,491)
Miscellaneous, net	(433)	907	1,934

Income (loss) from continuing operations before income taxes	$81,625	$(152,151)	$(110,079)

Total Assets:
North America	$3,396,343	$3,350,527
International	449,069	453,533

	$3,845,412	$3,804,060

(1)

Corporate and other unallocated costs represent the costs associated with certain shared service functions (such as worldwide technology, finance, human resources, research and development, real estate operations, legal, public affairs, and supply chain costs not related to direct manufacturing) that are not assessed to a reportable segment, as segment management does not manage these costs.

(2)

Other includes expenses that have been excluded from the results that are reviewed by segment management as they are primarily strategic and other non-standard costs that are not managed by the segment manager.

The following table sets forth the net sales by geographic region for the fiscal years ending:

	September 30, 2020	September 30, 2019	September 30, 2018
United States	$1,757,952	$1,590,005	$1,605,313
Canada	140,091	134,324	124,441
United Kingdom	131,754	131,412	146,781
All Other	39,278	25,904	23,832

	$2,069,075	$1,881,645	$1,900,367

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Net sales are attributed to countries based on location in which the sale originated.

The following table sets forth the net sales by brand portfolio for the fiscal years ending:

	September 30, 2020	September 30, 2019	September 30, 2018
Strategic Brands	$1,374,181	$1,196,175	$1,169,736
Niche/Private Brands	694,894	685,470	730,631

	$2,069,075	$1,881,645	$1,900,367

16.	Commitments

Purchase Commitments

The Company is committed to make future purchases primarily for inventory related items, such as raw materials and finished goods, under various purchase arrangements with fixed price provisions aggregating approximately $287,533 at September 30, 2020. Of this amount, $281,383, $3,075 and $3,075 is due in 2021, 2022, and 2023, respectively.

17.	Related Party Transactions

Consulting Agreement—KKR & Carlyle

In connection with the Merger, the Company entered into a consulting agreement with KKR and Carlyle under which it pays them a fee for monitoring services that KKR and Carlyle provide to it and its subsidiaries. Under this agreement, subject to certain conditions, the Company expects to pay an annual monitoring fee and will reimburse them for out-of-pocket expenses, and may pay KKR and/or Carlyle additional fees associated with other future transactions. These fees totaled $3,183, $3,090 and $3,000 for the years ended September 30, 2020, 2019 and 2018, respectively, and were recorded in selling, general and administrative expenses. Out of pocket expenditures paid to KKR and Carlyle for the years ended September 30, 2020, 2019 and 2018 were $86, $360 and $743, respectively.

The Company incurred expenses for consulting services from KKR Capstone in the amount of $3,061, $2,773 and $3,945 for the years ended September 30, 2020, 2019 and 2018, respectively.

During the fiscal year ended September 30, 2020, affiliates of KKR acquired $11,512 of the Company’s second-lien term loan in open market transactions. As of September 30, 2020, KKR owns $11,512 of the Company’s second-lien term loan.

The consulting agreement terminates automatically upon the consummation of an Initial Public Offering, unless the Company elects otherwise. In the event of such a termination, KKR is entitled to all unpaid consulting fees and expenses plus the net present value of the advisory fees that would have been paid from the termination date through the earlier of (x) the date three years and 182 days from the termination date and (y) December 31, 2028.

Services from Portfolio Companies of Funds Affiliated with Carlyle and or KKR

From time to time, the Company receives services from other portfolio companies of funds that are affiliated with Carlyle and KKR. Acosta, Inc., an affiliate of Carlyle, has provided certain sales and marketing related consulting services to us in the past. For the years ended September 30, 2020, 2019 and 2018, the Company paid Acosta, Inc. $486, $1,782 and $12,275 respectively.

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

18.	Accumulated Other Comprehensive Income (Loss)

Additions to and reclassifications out of accumulated other comprehensive loss attributable to the Company were as follows:

Foreign currency translation adjustments (1)
Balance at September 30, 2018	$1,564
Other comprehensive loss	(30,275)

Balance at September 30, 2019	$(28,711)
Other comprehensive gain	6,457

Balance at September 30, 2020	$(22,254)

(1)	All amounts are net of tax, amounts in parenthesis indicate debits.

During the fiscal years ended September 30, 2020 and 2019, the Company recorded a decrease in our deferred tax asset relating to other comprehensive loss incurred during the year of $1,291 and $884, respectively.

19.	Business and Credit Concentration

Financial instruments

Financial instruments which potentially subject us to credit risk consist primarily of cash and cash equivalents (the amounts of which may, at times, exceed Federal Deposit Insurance Corporation limits on insurable amounts), investments and trade accounts receivable. The Company mitigates credit risk by investing in or through major financial institutions.

Customers

The Company performs on-going credit evaluations of our customers and adjusts credit limits based upon payment history and creditworthiness, as determined by review of the credit information of customers. Customers’ account activity is continuously monitored. As a result of this review process, the Company records bad debt expense, which is based upon historical experience as well as specific customer collection issues that have been identified, to adjust the carrying amount of the related receivable to its estimated realizable value. While such bad debt expenses historically have been within expectations and the allowances established, if the financial condition of one or more of our customers were to deteriorate, additional bad debt provisions may be required.

The following customers accounted for the following percentages of consolidated net sales for the fiscal years ended September 30:

	2020	2019	2018
Customer A	17%	19%	17%
Customer B	15%	16%	14%

The loss of either of these customers, or any of our other major customers, or a significant reduction in sales to any major customer, would have a material adverse effect on our consolidated results of operations if we were unable to replace such customer(s).

The Bountiful Company

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Net sales to Customer A, for the fiscal years ended September 30, 2020, 2019 and 2018, occurred across both of the Company’s reportable segments. All net sales to Customer B, for the fiscal years ended September 30, 2020, 2019 and 2018, occurred in the Company’s North America reportable segment. No other individual customers accounted for 10% or more of the Company’s consolidated net sales in any of these fiscal years.

The following customers accounted for the following percentages of our gross accounts receivable at September 30:

	2020	2019
Customer A	11%	11%
Customer B	11%	10%

Suppliers

During our fiscal years ended September 30, 2020, 2019 and 2018, one supplier accounted for approximately 23%, 25% and 24%, respectively, of our inventory purchases. The loss any major supplier would have a material adverse effect on our consolidated financial statements if we were unable to replace such supplier(s).

20.	Supplemental Disclosure of Cash Flow Information

	2020	2019	2018
Cash interest paid	$117,554	$131,329	$121,067
Cash income taxes paid	11,302	17,377	583,810

Non-cash investing and financing information:
Acquisitions accounted for under the acquisition method:
Fair value of assets acquired	—	—	8,211
Liabilities assumed	—	—	(4,109)
Less: Cash acquired	—	—	(114)

Net cash paid	—	—	3,988

Property, plant and equipment additions included in accounts payable and accrued liabilities	3,294	3,431	5,058

21.	Subsequent Events

In preparing the consolidated financial statements in accordance with GAAP, the Company has reviewed events that have occurred after September 30, 2020, through the date of issuance of the financial statements on March 19, 2021.

The Bountiful Company

Schedule I – Condensed Financial Information of The Bountiful Company (Parent)

Condensed Balance Sheets

As of September 30, 2020 and 2019

(in thousands, except share and per share amounts)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1	$—

Total current assets	1	—
Intercompany receivable	2,601	1,870
Investment in subsidiary	1,051,343	1,178,209

Total assets	$1,053,945	$1,180,079

Liabilities and Stockholders’ Equity
Current liabilities:
Other current liabilities	3,421	1,870

Total current liabilities	3,421	1,870

Total liabilities	3,421	1,870
Stockholders’ equity:
Common stock, $0.01 par value; 6,000,000 shares authorized, 4,849,875 and 4,843,549 shares issued; 4,845,817 and 4,843,549 outstanding at September 30, 2020 and 2019, respectively	48	48
Capital in excess of par	1,069,860	1,209,375
Retained earnings (accumulated deficit)	4,229	(2,503)
Less: Treasury stock, at cost (4,058 and -0- shares as of September 30, 2020 and 2019, respectively)	(1,359)	—
Accumulated other comprehensive loss	(22,254)	(28,711)

Total stockholders’ equity	1,050,524	1,178,209

Total liabilities and stockholders’ equity	$1,053,945	$1,180,079

The Bountiful Company

Schedule I – Condensed Financial Information of The Bountiful Company (Parent)

Condensed Statements of Income (Loss)

For the years ended September 30, 2020, 2019 and 2018

(in thousands)

	For the years ended September 30,
	2020	2019	2018
Income (loss) of subsidiary	$69,930	$(113,947)	$155,600

Income (loss) from operations	69,930	(113,947)	155,600

Net income (loss) attributable to The Bountiful Company	$69,930	$(113,947)	$155,600

The Bountiful Company

Schedule I – Condensed Financial Information of The Bountiful Company (Parent)

Condensed Statements of Cash Flows

For the years ended September 30, 2020, 2019 and 2018

(in thousands)

	For the years ended September 30,
	2020	2019	2018
Cash flows from operating activities:
Net income (loss) attributable to The Bountiful Company	$69,930	$(113,947)	$155,600
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net (income) loss of subsidiary	(69,930)	113,947	(155,600)
Dividend received from subsidiary	62,446	—	—
Changes in operating assets and liabilities:
Intercompany receivables	(731)	(150)	(1,720)
Accrued expenses and other liabilities	799	150	1,720

Net cash provided by operating activities	62,514	—	—

Cash flows from investing activities:
Dividend received from subsidiary	142,573

Net cash provided by investing activities	142,573	—	—

Cash flows from financing activities:
Dividends to shareholders	(205,019)	—	—
Shares withheld for payment of employee payroll taxes	(160)	—	—
Exercise of stock options	93	—	—

Net cash used in financing activities	(205,086)	—	—

Net increase in cash, and cash equivalents	1	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$1	$—	$—

The Bountiful Company

Schedule I – Condensed Financial Information of The Bountiful Company (Parent)

Notes to Condensed Financial Statements

($ in thousands, except per share amounts)

Basis of Presentation and Consolidation

Clover Acquisition Holdings Inc. (now known as the Bountiful Company) (“Clover”, “Parent”, or the “Company”) is the sole stockholder of Clover Intermediate Holdings Inc (“CIH”), which is the sole stockholder of Alphabet Holdings Company (“AHC”) together with its subsidiaries.

Parent has no significant operations or assets other than its ownership of the equity of CIH. Accordingly, Parent is dependent upon distributions from CIH and its subsidiaries to fund its obligations. However, under the terms of the agreements governing AHC’s borrowings, AHC’s ability to pay dividends or lend to Parent or CIH, is restricted. These restrictions have resulted in the restricted net assets (as defined in Rule 4-08(e)(3) of Regulation S-X) of the Company’s subsidiaries exceeding 25% of the consolidated net assets of the Company and its subsidiaries. AHC has no obligations to pay dividends to Parent except to pay specified amounts to Parent in order to fund the payment of the Parent’s tax obligations. The accompanying condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X. This information should be read in conjunction with the accompanying consolidated financial statements.

The parent company financial statements should be read in conjunction with the Company’s consolidated financial statements and the accompanying notes thereto. For purposes of this condensed financial information, the Company’s wholly-owned and majority-owned subsidiaries are recorded using the equity method of accounting and this information does not present the financial statements of Parent and its subsidiaries on a consolidated basis.

Dividend

See Note 12, Stock-Based Compensation and Employee Benefit Plans, to our audited consolidated financial statements included elsewhere in this prospectus for a description of the events and circumstances surrounding the declaration and payment of the extraordinary dividend.

Supplemental Disclosure of Cash Flow Information

As of September 30, 2020, $752 is excluded from cash flows provided by operating activities relating to the fair value adjustment of management purchased stock. See Note 12, Stock-Based Compensation and Employee Benefit Plans, to our audited consolidated financial statements included elsewhere in this prospectus for additional detail.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than the underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority Inc., or FINRA, filing fee and the NYSE listing fee.

(dollars in thousands)
SEC registration fee	$10,910
FINRA filing fee	$14,850
NYSE Listing fee	*
Printing fees and expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses (including legal fees)	*
Transfer agent and registrar fees and expenses	*
Miscellaneous	*

Total	$ *

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Our amended and restated bylaws will provide that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL. We also intend to enter into indemnification agreements with our directors, which agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our board of directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Securities

Within the past three years, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act.

(a) Issuance of Capital Stock

Certain of our employees were given opportunities to purchase our common stock:

On June 1, 2018, we issued 2,384 shares of our common stock at a price per share of $238.90.

On June 4, 2018, we issued 6,908 shares of our common stock at a price per share of $238.90.

On November 8, 2018, we issued 628 shares of our common stock at a price per share of $238.90.

On April 27, 2020, we issued 684 shares of our common stock at a price per share of $335.00.

On April 29, 2020, we issued 1,044 shares of our common stock at a price per share of $335.00.

On May 1, 2020, we issued 1,492 shares of our common stock at a price per share of $335.00.

In addition, we repurchased 2,092 shares of our common stock at a price per share of $238.90 in fiscal 2019 and 836 shares of our common stock at a price per share of $335.00 in fiscal 2020.

No underwriters were involved in the foregoing issuance of securities. The issuances of shares of common stock described in this Item 15(a) were issued pursuant to written compensatory plans or arrangements with our employees in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

(b) Stock Option Grants

We granted stock options to certain employees in connection with services provided by such employees or the hiring/promotion of such employees as follows:

On March 26, 2018, we granted stock options to purchase an aggregate of 249,822 shares of our common stock.

On June 1, 2018, we granted stock options to purchase an aggregate of 3,576 shares of our common stock.

On June 4, 2018, we granted stock options to purchase an aggregate of 10,362 shares of our common stock.

On August 1, 2018, we granted stock options to purchase an aggregate of 15,018 shares of our common stock.

On November 8, 2018, we granted stock options to purchase an aggregate of 942 shares of our common stock.

On November 19, 2018, we granted stock options to purchase an aggregate of 16,376 shares of our common stock.

On December 10, 2018, we granted stock options to purchase an aggregate of 13,000 shares of our common stock.

On July 15, 2019, we granted stock options to purchase an aggregate of 25,404 shares of our common stock.

On September 23, 2019, we granted stock options to purchase an aggregate of 14,308 shares of our common stock.

On March 30, 2020, we granted stock options to purchase an aggregate of 15,626 shares of our common stock.

On April 27, 2020, we granted stock options to purchase an aggregate of 1,026 shares of our common stock.

On April 29, 2020, we granted stock options to purchase an aggregate of 1,566 shares of our common stock.

On May 1, 2020, we granted stock options to purchase an aggregate of 2,238 shares of our common stock.

On June 9, 2020, we granted stock options to purchase an aggregate of 7,944 shares of our common stock.

As of September 30, 2020, options to purchase 5,406 shares of common stock had been exercised, and options to purchase 123,778 shares of common stock had expired or been forfeited.

The issuances of stock options and the shares of common stock issuable upon the exercise of the options described in this Item 15(b) were issued pursuant to written compensatory plans or arrangements with our employees and directors, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules.

See Schedule 1—Condensed Financial Information of The Registrant.

Item 17. Undertakings.

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) The undersigned Registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBITS

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Form of Amended and Restated Bylaws of the Registrant.

4.1	Registration Rights Agreement, dated as of September 26, 2017, by and among Clover Parent Holdings L.P., Clover Parent Holdings GP LLC, the Registrant and each of the other persons listed on the signature pages thereto.

4.2	Management Stockholders’ Agreement, dated as of March 26, 2018, by and among the Registrant, the Sponsor Group (as defined therein) and the parties identified on the signature pages thereto as Management Stockholders.

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

10.1*	Form of Stockholders Agreement.

10.2	First Lien Credit Agreement, dated as of September 26, 2017, among Clover Intermediate Holdings Inc., as Holdings, Clover Merger Sub Inc., as Merger Sub and at any time prior to the consummation of the Acquisition, the Borrower, Alphabet Holding Company, Inc., as the Company and upon and at any time after the consummation of the Acquisition, the Borrower, the Several Lenders from time to time parties thereto and Credit Suisse AG, as the Administrative Agent and the Collateral Agent.

10.3	Second Lien Credit Agreement, dated as of September 26, 2017, among Clover Intermediate Holdings Inc., as Holdings, Clover Merger Sub Inc., as Merger Sub and at any time prior to the consummation of the Acquisition, the Borrower, Alphabet Holding Company, Inc., as the Company and upon and at any time after the consummation of the Acquisition, the Borrower, the Several Lenders from time to time parties thereto and Credit Suisse AG, as the Administrative Agent and the Collateral Agent.

10.4	ABL Credit Agreement, dated as of September 26, 2017, among Clover Intermediate Holdings Inc., as Holdings, Clover Merger Sub Inc., as Merger Sub and at any time prior to the consummation of the Acquisition, the Lead Borrower, Alphabet Holding Company, Inc., as the Company and upon and at any time after the consummation of the Acquisition, the Lead Borrower, the Subsidiaries listed as Borrowers on the signature pages thereto, the ABL Borrowers, the Several Lenders from time to time parties thereto and Bank of America, N.A., as the Administrative Agent and the Collateral Agent.

10.5*	Services Agreement, dated as of September 26, 2017, among Alphabet Holding Company, Inc., Kohlberg Kravis Roberts & Co. L.P. and Carlyle Investment Management, L.L.C.

10.6†	Clover Acquisition Holdings Inc. 2018 Stock Incentive Plan.

10.7†	Form of Option Award Agreement under Clover Acquisition Holdings Inc. 2018 Stock Incentive Plan.

10.8†	Form of Non-Employee Director Option Award Agreement under Clover Acquisition Holdings Inc. 2018 Stock Incentive Plan.

10.9†	Form of 2021 Omnibus Incentive Plan.

10.10†	Form of 2021 Employee Stock Purchase Plan.

10.11†	Paul L. Sturman Employment Agreement, dated September 19, 2017.

10.12†	Edward W. McCormick Employment Agreement, dated November 2018.

10.13†	Donald Kerrigan Offer Letter, dated March 1, 2018.

10.14†	Mark Gelbert Employment Agreement, dated October 9, 2017.

10.15†	Jay J. Jones Employment Agreement, dated January 2, 2020.

Exhibit Number	Description

21.1	Subsidiaries of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this Registration Statement).

*	To be filed by amendment.
†	Compensatory arrangements for director(s) and/or executive officer(s).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ronkonkoma, New York, on April 12, 2021.

The Bountiful Company

By:	/s/ Paul L. Sturman
Name: Paul L. Sturman
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul L. Sturman and Edward W. McCormick and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post-effective amendments) to the registration statement and any and all successor registration statements of the Registrant, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable the registrant to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 12, 2021.

Signatures	Title

/s/ Paul L. Sturman Paul L. Sturman	President and Chief Executive Officer (principal executive officer)

/s/ Edward W. McCormick Edward W. McCormick	Chief Financial Officer (principal financial officer)

/s/ Priscilla Kasenchak Priscilla Kasenchak	Chief Accounting Officer (principal accounting officer)

/s/ Anita Balaji Anita Balaji	Director

/s/ Nancy Ford Nancy Ford	Director

/s/ Felix Gernburd Felix Gernburd	Director

/s/ John Hendrickson John Hendrickson	Director

/s/ Brian T. Marley Brian T. Marley	Director

Signatures	Title

/s/ Jay W. Sammons Jay W. Sammons	Director

/s/ Nathaniel H. Taylor Nathaniel H. Taylor	Director